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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 24, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KE Holdings Inc.
(Exact name of Registrant as specified in its charter)
 Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Building Fudao, No.11 Kaituo Road, Haidian District,
Beijing 100085
People's Republic of China
+86 10 5810 4689
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Li He, Esq. Howard Zhang, Esq. Davis Polk & Wardwell LLP c/o 18th Floor The Hong Kong Club Building 3A Chater Road Central Hong Kong +852 2533-3300

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

              Emerging growth company ☐

              If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

              †            The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Class A ordinary shares, par value US$0.00002 per share(1)	US$1,000,000,000	US$129,800

(1)
American depositary shares issuable upon deposit of class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-                  ). Each American depositary share represents             class A ordinary shares.

(2)
Includes class A ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional ADSs. Also includes class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated                  , 2020

American Depositary Shares

KE Holdings Inc.

Representing             Class A Ordinary Shares

          This is an initial public offering of American depositary shares, or ADSs, of KE Holdings Inc.

          We are offering             ADSs. Each ADS represents             of our class A ordinary shares, par value $0.00002 per share. We anticipate the initial public offering price per ADS will be between US$             and US$             .

          Prior to this offering, there has been no public market for the ADSs or our ordinary shares. We have submitted an application for the listing of the ADSs on the New York Stock Exchange under the symbol "BEKE".

          Following the completion of this offering, our outstanding share capital will consist of class A ordinary shares and class B ordinary shares.             will beneficially own all of our issued class B ordinary shares and will be able to exercise         % of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. Holders of class A ordinary shares and class B ordinary shares have the same rights except for voting and conversion rights. Each class A ordinary share is entitled to one vote, and each class B ordinary share is entitled to ten votes and is convertible into one class A ordinary share. Class A ordinary shares are not convertible into class B ordinary shares under any circumstances.

          See "Risk Factors" beginning on page 20 for factors you should consider before buying the ADSs.

PRICE US$         PER ADS

          Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)
See "Underwriting" for additional information regarding compensation payable by us to the underwriters.

          We have granted the underwriters the right to purchase up to an additional                  ADSs.

          The underwriters expect to deliver the ADSs to purchasers on                          , 2020.

Goldman Sachs	Morgan Stanley	China Renaissance
J.P. Morgan

Prospectus dated                      , 2020.

贝壳

找房大平台

RMB 2.1 Trillion Total GTV in 2019

2.2 Million Transactions in 2019

NO.1 Market Share in China[1]

贝壳
找房大平台

COMMUNITY-CENTRIC TOUCH POINTS

456K+
Agents [1]

42K+
Stores [1]

103
Cities in China [1]

PURPOSE-BUILT DIGITAL SOLUTIONS

226 Million
Homes in Housing Dictionary [1]

39.0 Million
Mobile Monthly Active Users [2]

420 Million
Views of VR Property Showing in 2019

          We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

          We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

          Until                  , 2020 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

 LETTER FROM ZUO HUI

Dear Investors,

          Thank you for taking the time to learn about Beike's story. I would like to share with you our perspectives on the industry, our organization and our future.

  We profoundly transformed the industry through the power of internet and big data

          We are an organization that combines Lianjia, China's leading real estate brokerage brand with more than 18 years of history, and Beike, China's leading integrated online and offline platform for housing transactions and services with two years of history. With many years of industry experience, we knew deeply that the housing transactions and services industry in China was still "pre-industrial" with ample room and opportunities for transformation through the power of internet and big data. Over the past 18 years, we have transformed the industry by reinventing and building the industry infrastructure and standards, which paved the way for the rise of Beike, a new and innovative business model.

          Our industry transformation revolves around three key themes:

            1.      The "pre-industrial" phase of the housing transactions and services industry lacked industry standards, infrastructure and professional service providers with experience and tenure, resulting in unhappy housing customers. By building the industry standards of service protocols and digitalized infrastructure, we endeavored to tackle deeply rooted industry pain points and transform the industry with three reinventions: housing data standardization, service provider professionalization and transaction process standardization.

            2.      Digitalization. Leveraging our strong data capabilities, we took the lead to build up an authentic, live and immense house listing and information sharing system in China, which provides us with extensive online touchpoints and high-quality customer traffic in an industry epitomized by extremely low purchase frequency. Meanwhile, we digitalized the scattered offline data to bring the entire process of housing transactions online, which transforms not only the transaction process but also the post-transaction phase, such as mortgage and title clearance. With these profound changes, traditional brokerage service providers face challenges to adapt and compete effectively in the digitalized era of housing services. We have redefined the qualification standard for service providers and invested heavily in recruiting and training college graduates to provide brokerage services in the new era.

            3.      Digitalized transactions and services encourage buyers, sellers and service providers to actively interact and share information, providing us with valuable data insights, which in turn helps improve service efficiency and customer experience. Such improvement leads to more meaningful interactions and forms a virtuous circle. As a result, our understanding and know-how of the industry have fast evolved with accumulated data insights, enabling us to create more value to customers.

  Do the right thing even if it's difficult

          We see repeating themes in many industries in China characterized by (1) complex industry with long value chain and a lack of infrastructure; (2) low service efficiency and poor experience for both customers and service providers, and (3) a large yet still fast-growing market. Industry participants are often tempted by taking advantage of the "huge" short-term opportunities, losing sight of the long-term benefits of improving service efficiency and customer experience.

          We have our unique corporate culture. We have steadfastly chosen to do the "right" things over "quick success" type of things because we believe in the long-term benefits over shortcuts for quick success. We understand that doing the "right" thing is inherently challenging, as it requires us to take time to reform the industry infrastructure and improve service efficiency and consumer experience before we generate greater shareholder value in the long run. We believe the only path to success is built upon doing the right thing even if it's difficult. The most difficult part is that doing the "right" thing often comes with short-term sacrifices in economic interest before achieving long-term growth and greater results. We believe the initial challenges pave the way for long-term success, though the organization faces obstacles in the so-called "investment phase with no economic return". We take pride in having cultivated a large management team who share this core mindset over the years. Our team went through the difficult "investment phase with no economic return" time after time, which eventually led to our long-term growth and positive customer experiences. Our strong conviction of doing the right thing for long term success is further reaffirmed.

          With our IPO around the corner, we would like to, in particular, share with investors our strong conviction of doing the right thing for long term success. While we are confident in our near term financial performance, we devote more efforts in developing and investing in our long-term capabilities, even if it might take time to achieve financial returns on these investments. In fact, the longer it takes and the more difficult it is, the more excited we become.

  We have built the Agent Cooperation Network (ACN) and achieved industry-wide coverage

          People are increasingly demanding higher standards of living condition, and the demand is further strengthened by the COVID-19 pandemic. Our business relies on the community-centric stores and agents, who convey valuable market information to housing customers day by day and help them achieve "better living" (one of our missions). With the advancement of information technology, internet and big data, we are able to establish a more complex and efficient Agent Cooperation Network (ACN). We create more roles in transactions for agents by analyzing their individual characteristics and matching their capabilities and unique relationships with appropriate communities to make it possible for multiple agents to efficiently cooperate in a single transaction. We typically see five or more agents collaborate in a housing transaction, a conducive pattern that enables agents to actively participate in more transactions, establish longer term presence and commit to serving the communities, which leads to more opportunities in the long run.

          What does ACN believe? We believe that enhanced collaboration will expand the outreach of every participant. By transforming the zero-sum game between agents in competing for transactions into a win-win one, ACN makes it possible for agents to collaborate and provide high-quality services to housing consumers. We believe that better service quality will lead to positive customer experiences and in turn motivate service providers to further improve service quality. Once established, this positive cycle based on quality will become extremely powerful. We believe that the underlying protocols of ACN are built upon the strong support from the platform, and we may earn customer trust with mutual trust among agents as well as between agents and the platform. We also believe a deep-bench of our management team with over 10,000 high-caliber professionals, who have been with us for more than seven years and share the same value, is essential for our successful and is our core asset.

          We divide the whole industry chain of the residential real estate industry into four fields: construction, transaction, living and supporting services (such as financial services). We believe in our potential to create new values along the industry value chain by developing a unique model of combining offline agent network's committed services and profound online data insights on consumers.

  Value of service providers and A+E

          As the digitalization of traditional services advances, we believe that service providers will have increasing values. Empowered by data and tools, service providers would be able to render more professional services to customers in an integrated online-and-offline scenario. We call this innovative service model "Agent (A) + Engineer (E)", where E gleans and compiles the data insights as a tool, trains and empowers A to serve customers in a better way.

          For many years we have been treating our agents as our customers and achievements. On one hand, we encourage and support them to serve customers in a professional and ethical way. On the other hand, we continuously invest in and train agents to upgrade their knowledge base, and protect their rights and interests. We aspire to bring professional recognition and respect to our agents—dignified service providers (the second part of our missions). We believe that only dignified service providers will provide valuable services to customers.

          Based on our deep understanding of the complexity of the industry, we firmly believe in the combination of both heavy investments online and deep connections offline. Companies that connect with offline service providers in a simple way are unable to create the customer-oriented self-reinforcing cycle nor influence the way services are rendered, and will not succeed in realizing the full potentials of a platform.

  We never stop; we strive to create more value

          We made confidential submissions to the SEC for this IPO in the midst of the global COVID-19 pandemic. Instead of holding off the IPO process, we moved forward as planned, which also reflects our belief in focusing on endogenous factors and minimizing external influences. We believe that our fundamental value, rather than external circumstances, is the key factor of a successful IPO.

          Moving forward, we believe that long term growth and advancement are driven by the indispensable value a company is able to create for the industry rather than evolving competitive landscape or external environment. To that end, we never stop.

          We continuously engage in strategic thinking and steer our organization to grow and evolve by figuring out how to go from the current point a to the point b in five years and ruling out the easiest paths to that point. We steer our organization to grow and evolve by an unwavering, sincere commitment to our customers despite the price it takes. We steer our organization to grow and evolve by expanding into unknown realms and conquering the difficult new markets with huge potentials. We motivate offline service providers to grow with online tools and also push online engineers to dive deep into the industry.

  We are committed to technology but also seek to empathetically understand our service providers and customers

          We are committed to reinventing the industry through technology. We strive to understand the essence and improve our efficiency in a rational, scientific way.

          At the same time, it is equally important that we have the desire and ability to understand and appreciate service providers' and customers' thoughts and needs and take care of all the details in delivering the service, especially given we face a massive group of service providers and customers as well as a typical service cycle of over 100-days.

  Create value for communities

          Our business is deep-rooted in many communities. We have built up an extensive offline service network and cultivated a massive force of service providers. We are committed to providing more social value to achieve "better living" in communities. Our agents teach elders to use smartphones, provide complimentary printouts, and assist them with parcel delivery and storage, used books collection and donation services in the communities. We even help with gate-keeping and patrolling in neighborhoods during the COVID-19 lockdowns. We strive to help our platform participants understand and fulfill our mission.

          Thank you again for reading this letter. Many popular companies today seek to change the world quickly without shaking up the fundamentals. We are, in our mind, an organization with game-changing ideas and methods to fundamentally reinvent and improve a traditional, difficult and laborious industry. We are an organization that inspires transformation of the traditional industry into a new business world. We believe we are a cutting edge company in our vision of the future.

ZUO Hui

Founder and Chairman of the Board

v

 PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors", before deciding whether to invest in the ADSs. This prospectus contains information from an industry report dated April 2020, and a survey commissioned by us and prepared by China Insights Industry Consultancy Limited, an independent research firm, regarding our industry and our market position in China. The survey was conducted in March 2020 with 500 consumers who have used online real estate platforms in China during the past two years. We refer to this report as "CIC Report" and the survey as "CIC Survey".

Our Mission

          Admirable service, joyful living.

          We founded our company with the belief that we can transform the housing transactions and services industry in China by improving the quality and efficiency of service providers and enhancing customer experience. We remain excited and maintain a long-term view in pursuing our mission by leveraging our people, data insights, technology and platform.

Our Vision

          We aspire to provide comprehensive and trusted housing services to 300 million families.

Overview

Who We Are

          Beike is the leading integrated online and offline platform for housing transactions and services. We are a pioneer in building the industry infrastructure and standards in China to reinvent how service providers and housing customers efficiently navigate and consummate housing transactions, ranging from existing and new home sales, home rentals, to home renovation, real estate financial solutions, and other services. We believe our proactive engagement with platform participants both online and offline enables us to know them better and serve them better. In 2019, we generated a gross transaction value, or GTV, of RMB2,128 billion (US$300.5 billion), and facilitated over 2.2 million housing transactions on our platform, making us China's largest housing transactions and services platform, and the second largest commerce platform across all industries, according to the CIC Report. As of June 30, 2020, our platform had over 260 real estate brokerage brands, over 42,000 community-centric stores and over 456,000 agents across 103 economically vibrant cities in China.

          We own and operate Lianjia, China's leading real estate brokerage brand and an integral part of our Beike platform. We believe the success and proven track record of Lianjia pave the way for us to build the industry infrastructure and standards and drive the rapid and sustainable growth of Beike. We have more than 18 years of operating experience through Lianjia since our inception in 2001. Such extensive industry experience has provided us with distinct insights into markets, business conditions and customer needs, which we believe are critical for us to offer effective and practical solutions.

Challenges Facing Our Industry

          According to the CIC Report, China's housing market reached RMB22.3 trillion in 2019 and is expected to grow to RMB30.7 trillion by 2024, at a compound annual growth rate, or CAGR, of 6.6%. Despite the massive market size, the housing transactions and services industry has been struggling with low efficiency.

          In China, it is common for a home seller to contact multiple brokerage stores and agents as there is no industry framework for exclusive engagement. On the other hand, a home buyer has to deal with a number of stores and agents in the decision making process. Without an assurance mechanism for their economic interests, brokerage stores and agents are unwilling to share information and resources. Over time, information isolation and vicious competition in customer acquisition become prevalent in the industry. In addition, the industry is short of professional agents with experiences and tenure due to the historical lack of respect for the housing brokerage profession. These challenges hinder service efficiency and lead to lack of trust from housing customers.

Our Solutions — ACN and Beyond

          We believe the key to solving these industry challenges lies in the ability to build an industry-wide infrastructure that fundamentally solves the underlying conflicts within the industry. To that end, we introduced Agent Cooperation Network, or ACN, as the operating system underpinning our infrastructure, to redefine relationships among industry participants. We believe that ACN, from its inception, is similar to the Multiple Listing Service, or MLS, in the United States. Through over 18 years of refinement and evolvement under Lianjia and Beike, ACN has grown beyond MLS and enabled us to foster a culture of transparency, collaboration and shared success.

          ACN has been transforming the housing transactions and services industry in China through the following three reinventions: (i) fostering information and resources sharing among service providers to demolish the walls among isolated information islands, (ii) assigning cooperative roles of agents to achieve cross-store and cross-brand collaboration, and (iii) creating a professional network for agents, stores, brands and other service providers to get connected and engaged on the platform.

          Leveraging ACN's principles, we have built our core competencies that level up the industry playfield:

  •
  To effectively motivate agents to share information and resources, ACN redefines relationships among industry participants by promoting clearly-defined and role-specific collaborations. With effective governance mechanisms, agents respect and actively follow the rules in our ACN and timely post property listings on our platform without hesitation. ACN also prescribes various roles for agents in a housing transaction, which creates more opportunities for agents to participate in a transaction and earn allocated commission, increases transaction efficiency, shortens the lead conversion cycle and enhances agents retention.

  •
  We have invested significant resources to build and enrich our "Housing Dictionary" containing authentic and unique property listings since 2008. Our Housing Dictionary covered approximately 226 million homes as of June 30, 2020 and was the most comprehensive residential housing database in China, according to the CIC Report.

  •
  For over a decade, we spent tremendous efforts on implementing a series of digitalization and standardization efforts focused on data (including data for property, housing customers and agents), transaction process, and service quality.

  •
  We are also committed to investing in agents and enhancing the service quality in this industry. Lianjia has made relentless efforts in recruiting agents with college education and implemented multiple service commitments for our customers.

          As agents serving home buyers and sellers, or landlords and tenants, are connected through our ACN under same protocols and rules, these housing customers at different locations can be efficiently matched through collective efforts propelled by ACN. As our scale grows, we enjoy a network effect that improves efficiency, draws more participants to our ACN, and allows us to capture more transactions and greater opportunities for revenue growth. After pioneering a prototype ACN in Beijing and became the leading brand locally, Lianjia extended the power of ACN to Shanghai and other first and second tier cities in China and achieved leading positions in local markets.

          Built on the success of our time-tested ACN, we horizontally extended the core competencies of Lianjia to Beike platform in April 2018 and there were 265 real estate brokerage brands, over 42,000 community-centric stores and over 456,000 agents on our platform across 103 economically vibrant cities in China as of June 30, 2020. Our efficiency, as calculated by GTV of existing home transactions per store, was 1.6 times of the industry average in 2019, according to the CIC Report, and the efficiency of our connected brokerage stores were RMB20.3 million per store in the six months ended December 31, 2019, compared to RMB10.9 million per store in the same period in 2018. The rapid expansion of Beike platform has proven the scalability of our ACN and resulted in amplified network effect, as illustrated by our success in new home transactions. Leveraging our extensive community-centric store network, we are able to connect with more families and gain access to a large pool of housing customers, which allows us to act as a powerful sales channel for real estate developers and help them improve sell-through and cash cycle. At the same time, we share a substantial portion of commissions from real estate developers with brokerage brands and stores on our platform. Our exceptional value proposition to both ends increases their stickiness to our platform and makes us a partner of choice in the new home transaction market. Our GTV from new home transactions increased significantly from RMB280.8 billion in 2018 to RMB747.6 billion in 2019 while our GTV from existing home transactions grew from RMB821.9 billion in 2018 to RMB1,297 billion in 2019, demonstrating our ability to successfully expand service offerings through a self-reinforcing virtuous cycle.

Our Data Insights and Technology

          We believe our data insights and technology are our key edges. We collate and harness extensive amounts of unique data on our platform from our years of online and offline operations, which gives us unparalleled insight into the entire housing transactions and services value chains. We further utilize our vast data volume to run our proprietary algorithms to optimize products and solutions, guide efficient operations and develop local market insights for service providers on our platform. We also enhance customer experience and service efficiency through new technologies, such as virtual reality, artificial intelligence, big data and Internet-of-Things, to create and develop real-life use cases and applications that benefit all platform participants. For example, we apply big data and artificial intelligence algorithms to analyze transactional and behavioral data to recommend quality listings that are more likely to be successfully sold, leading to more high-quality data collected that can further enhance our recommendation accuracy and fasten the transaction cycle. We also collect agent activity data and build various data models for agents to improve their lead conversion efficiency.

Our Platform

          The diagram below illustrates the major components and synergistic benefits of our data-driven Beike platform.

Our Scale and Financial Performance

(1)
As of June 30, 2020.

(2)
In terms of number and GTV of existing and new home sales in 2019, according to CIC Report.

(3)
Average mobile monthly active users, or MAU, in the three months ended June 30, 2020.

          We generate revenue mainly from fees and commissions in housing transactions and services. We have experienced substantial growth since the commencement of our operations, and our management team has a strong track record of executing our strategies. Our revenue increased by 60.6% from RMB28.6 billion in 2018 to RMB46.0 billion (US$6.5 billion) in 2019. Our revenue decreased by 12.7% from RMB8.2 billion in the three months ended March 31, 2019 to RMB7.1 billion (US$1.0 billion) in the three months ended March 31, 2020, primarily due to the decreasing demand for housing transactions as a result of the COVID-19 pandemic.

Market Opportunities

          According to the CIC Report, China has the largest housing market in the world in terms of GTV and number of transactions of existing and new home sales and home rentals in 2019. After a period of significant growth, the market is expected to enter an era of steady growth. It is expected that the existing home transactions market will gain more importance and grow with a CAGR of 12.4%, from RMB8.4 trillion in 2019 to RMB15.1 trillion in 2024, according to the CIC Report. As the supply and demand in China's housing market become more balanced, it is expected that significant market opportunities for real estate brokerage services will be generated. The total home sales and rental GTV through real estate brokerage services in China is expected to grow from RMB10.5 trillion in 2019 to RMB19.1 trillion by 2024, representing a growing penetration rate of brokerage services from 47.1% in 2019 to 62.2% in 2024. The penetration rate of brokerage services for new home sales in China in terms of GTV is expected to increase from 25.5% in 2019 to 42.5% in 2024, as real estate developers increasingly turn to brokerage service providers to better target and convert customers, according to the CIC Report.

Our Strengths

          We believe that the following competitive strengths contribute to our success:

  •
  largest integrated online and offline platform for housing transactions and services;

  •
  pioneer in developing industry infrastructure and promoting digitalization and standardization across data, transaction process and service quality;

  •
  brand of choice for industry participants;

  •
  proprietary technology platform built on powerful data insights and applications;

  •
  robust platform with significant network effects to serve the ecosystem; and

  •
  visionary management team with proven track record of innovations and execution.

Our Strategies

          We will focus on the following key growth strategies to realize our vision:

  •
  continue to develop our infrastructure to enhance efficiency and customer experience;

  •
  further enhance our service quality and invest in talents;

  •
  expand service offerings; and

  •
  selectively pursue strategic investments and acquisitions.

Our Challenges

          Our ability to execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

  •
  adapt to the fluctuations and regulations in China's residential real estate market;

  •
  provide satisfactory experience to housing customers on our platform;

  •
  develop and maintain relationships with real estate brokerage brands;

  •
  maintain and strengthen the recognition and reputation of our brands;

  •
  offer comprehensive, authentic, accurate and up-to-date property listings;

  •
  maintain the growth that we have experienced to date;

  •
  reverse our net loss position and achieve profitability;

  •
  adapt to and counter the negative impact caused by the global outbreak of COVID-19;

  •
  successfully implement our monetization strategies and generate sustainable revenues and profit;

  •
  maintain and strengthen our infrastructure and its key components, especially ACN; and

  •
  maintain relationships with real estate developers.

          See "Risk Factors" and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Recent Development

          The total GTV on our platform was RMB999.2 billion for the three months ended June 30, 2020, including RMB583.5 billion from existing home transactions, RMB376.6 billion from new home transactions, and RMB39.1 billion from emerging and other services, as compared to RMB529.8 billion of total GTV, consisting of RMB345.2 billion, RMB165.2 billion, and RMB19.4 billion from existing home transactions, new home transactions, and emerging and other services, respectively, for the same period of 2019. In addition, there were over 42,000 stores and 456,000 agents on our platform as of June 30, 2020, as compared to over 24,000 stores and 250,000 agents as of June 30, 2019.

          The following sets forth our preliminary unaudited selected financial data for the three months ended June 30, 2020, which is not a comprehensive statement of our financial results for the same period. The preliminary financial data has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers Zhong Tian LLP has not audited, reviewed, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers Zhong Tian LLP does not express an opinion or any other form of assurance with respect thereto. The preliminary unaudited financial data set forth below therefore is subject to change after the completion of review process.

          Revenue.    We estimate that our revenue in the three months ended June 30, 2020 was no less than RMB19.7 billion, representing an increase of approximately 72.4% from RMB11.5 billion in the same period of 2019, primarily as a result of an approximately 35.8% increase in the revenue from our existing home transaction service business and an approximately 128.6% increase in the revenue from our new home transaction service business.

          Net income.    We estimate that our net income in the three months ended June 30, 2020 was no less than RMB2.7 billion, representing a 589.3% increase from RMB0.4 billion in the same period of 2019, primarily as a result of the surge of demand for housing transactions after the economy reopening in the second quarter of 2020 and the improvement of operating leverage as our platform further scaled. Excluding the impact of share-based compensation expenses, amortization of intangible assets resulting from acquisition and business cooperation agreement, changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration, and their tax effects, our adjusted net income is estimated to be no less than RMB2.8 billion in the three months ended June 30, 2020, as compared to RMB0.9 billion in the same period of 2019.

          Our preliminary unaudited selected financial data for the three months ended June 30, 2020 may not be indicative of our financial results for future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere in this prospectus for information regarding trends and other factors, including seasonality, that may influence our results of operations and for recent quarterly operating results.

Corporate History and Structure

          We commenced operations in 2001 through Beijing Lianjia Real Estate Brokerage Co., Ltd., or Beijing Lianjia, which was founded in September 2001 by Mr. ZUO Hui, our founder and chairman of the board of directors. Beijing Lianjia and its subsidiaries developed various businesses over time and expanded nationwide in China. From November 2016 to January 2017, we restructured Beijing Yiju Taihe Technology Co., Ltd., or Yiju Taihe, which was originally a subsidiary of Beijing Lianjia and operated the financial service business, to mirror the holding structure substantially identical to that of Beijing Lianjia. In November 2017, we incorporated Tianjin Xiaowu Information & Technology Co., Ltd., or Tianjin Xiaowu, to conduct operations related to value-added telecommunication services.

          Along with the launch of our Beike platform, we incorporated KE Holdings Inc. in the Cayman Islands in July 2018 as our holding company. From July 2018 to June 2019, KE Holdings Inc. established a series of intermediary holding entities which directly or indirectly hold the equity interests in Beike (Tianjin) Investment Co., Ltd., or Beike Tianjin, Jinbei (Tianjin) Technology Co., Ltd., or Jinbei Technology, Beike Jinke (Tianjin) Technology Co., Ltd., or Beike Jinke, and Beike (China) Investment Holdings Limited, or Beike Investment, all of which are our wholly-owned PRC subsidiaries (collectively, "WFOEs"). Through a series of transactions, most of the original subsidiaries and all of operating branches of Beijing Lianjia have become wholly-owned by the applicable WFOEs and our other PRC subsidiaries.

          As part of the reorganization, most of the shareholders of Beijing Lianjia and Yiju Taihe or such shareholders' affiliates subscribed for ordinary shares, Series B and C convertible redeemable preferred shares of KE Holdings Inc., as applicable, substantially in proportion to their respective equity interests in Beijing Lianjia and Yiju Taihe prior to the reorganization. Further, through a series of reorganization transactions, KE Holdings Inc. obtained control over Beijing Lianjia, Yiju Taihe and Tianjin Xiaowu through contractual arrangements.

          In July 2020, we effected a 5-for-1 share subdivision, following which each of our issued and unissued ordinary shares and preferred shares was subdivided into five ordinary shares and preferred shares, respectively.

          Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services, finance business and certain other businesses, our WFOEs entered into a series of contractual arrangements, as amended and restated, with Beijing Lianjia, Tianjin Xiaowu and Yiju Taihe (collectively, "VIEs"), respectively, through which we obtained control over the VIEs. As a result, we are regarded as the primary beneficiary of the VIEs and their subsidiaries. We treat them as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP. For more details and risks related to our variable interest entity structure, please see "Corporate History and Structure — Contractual Arrangements with our VIEs and Their Shareholders" and "Risk Factors — Risks Related to Our Corporate Structure".

          The following diagram illustrates our corporate structure, including our principal subsidiaries, the VIEs and their principal subsidiaries, and other entities that are material to our business, as of the date of this prospectus:

Note:

(1)
Shareholders of Beijing Lianjia are (i) Mr. ZUO Hui, Mr. SHAN Yigang and entities controlled by Mr. ZUO Hui or Mr. SHAN Yigang, holding 75% in aggregate and (ii) several other individuals and entities affiliated with us, holding 25% in aggregate. Shareholders of Tianjin Xiaowu are Mr. ZUO Hui and Mr. SHAN Yigang, holding 94% and 6%, respectively. Shareholders of Yiju Taihe are (i) Beijing Lianjia, holding 80%; (ii) Mr. ZUO Hui, Mr. SHAN Yigang and entities controlled by Mr. ZUO Hui or Mr. SHAN Yigang, holding 16% in aggregate and (iii) several other individuals and entities affiliated with us, holding 4% in aggregate. Mr. ZUO Hui is our founder and chairman of the board and Mr. SHAN Yigang is our executive director.

(2)
Include Beijing Fangyuan Real Estate Consulting Services Co., Ltd., Beijing Lianjia Gaoce Real Estate Brokerage Co., Ltd., Deyou Real Estate Agency Co., Ltd., Shanghai Deyou Property Consulting Co., Ltd., Shenzhen Lianjia Real Estate Brokerage Co., Ltd., Shenzhen Fangjianghu Technology Co., Ltd., Sichuan Lianjia Real Estate Brokerage Co., Ltd., Chengdu Fangjianghu Information Technology Co., Ltd., Tianjin Lianjia Baoye Real Estate Agency Co., Ltd., Tianjin Lianjia Fangjianghu Technology Co., Ltd., and Zhengzhou Fangjianghu Information Technology Co., Ltd.

(3)
Beijing Zhongrongxin Financing Guarantee Co., Ltd. owns 95% of the total equity interest, and Beijing Zhonghetai Investment Consulting Co., Ltd., a wholly-owned subsidiary of Yiju Taihe, owns the remaining 5%.

Baihui Partnership

          We expect to establish an executive partnership, the Baihui Partnership, to help us better manage our business and to carry out our vision, mission and value continuously. The Baihui Partnership, once having at least five limited partners, will be entitled to appoint Executive Directors and nominate and recommend the chief executive officer of our company. Such rights may limit our shareholders' ability to influence corporate matters, including any matters to be determined by our board of directors. The interests of the Baihui Partnership may not coincide with the interests of our shareholders. To the extent that the interests of the Baihui Partnership differ from the interests of our shareholders on certain matters, our shareholders may be disadvantaged. For more details, see "Risk Factors — Risks Related to Our Corporate Structure — The Baihui Partnership and its related arrangements may impact your ability to appoint Executive Directors and nominate the chief executive officer of the company, and the interests of the Baihui Partnership may conflict with your interests".

Corporate Information

          Our principal executive offices are located at Building Fudao, No.11 Kaituo Road, Haidian District, Beijing 100085, People's Republic of China. Our telephone number at this address is +86 10 5810 4689. Our registered office in the Cayman Islands is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands.

          Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is ke.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Impact of COVID-19 on Our Operations and Financial Performance

          Substantially all of our revenues and workforce are concentrated in China. In response to the intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals suspected of having COVID-19, asking residents in China to stay at home and to avoid public gathering, among other things. During the early part of 2020, COVID-19 caused temporary closure of many corporate offices and store fronts across China, and put significant strain on the operation and accessibility of the real estate brokerage stores on our platform. Primarily as a result of the COVID-19 pandemic, our revenue decreased by 12.7% from RMB8.2 billion in the first quarter of 2019 to RMB7.1 billion (US$1.0 billion) in the first quarter of 2020. Going forward, the COVID-19 outbreak may continue to adversely affect our business operations, financial condition and operating results, including but not limited to negative impact to our total revenues, and downward adjustments or impairment to the our non-current assets.

          While we have resumed business operations, there remain significant uncertainties surrounding the COVID-19 outbreak and its further development as a global pandemic. Hence, the extent of the business disruption and the related impact on our financial results and outlook for 2020 cannot be reasonably estimated at this time.

          Cash, cash equivalents, restricted cash, and short-term investments constitute our most liquid assets. Short-term investments include bank term deposit and investments in wealth management products issued by financial institutions. As of March 31, 2020, we had cash, cash equivalents, restricted cash and short-term investments of RMB29.5 billion (US$4.2 billion). We believe this level of liquidity is sufficient for us to navigate an extended period of uncertainty. See also "Risk Factors — Risks Related to Our Business and Industry — Our business has been and may continue to be adversely affected by the outbreak of COVID-19".

Conventions that Apply to this Prospectus

          Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts that may evidence the ADSs;

  •
  "ADSs" are to the American depositary shares, each of which represents             class A ordinary shares;

  •
  "BVI" are to the British Virgin Islands;

  •
  "Beike", "we", "us", "our company" and "our" are to KE Holdings Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

  •
  "CAGR" are to the compound annual growth rate;

  •
  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "class A ordinary shares" are to our class A ordinary shares, par value US$0.00002 per share;

  •
  "class B ordinary shares" are to our class B ordinary shares, par value US$0.00002 per share;

  •
  "GTV" of our platform, for a given period, are to gross transaction value, which is calculated as the total value of all transactions we facilitated on our platform and evidenced by signed contracts as of the end of the period, including the value of the existing home transactions, new home transactions and emerging and other services, and including transactions that are contracted but pending closing at the end of period.

  •
  "mobile monthly active users" or "mobile MAU" are to the sum of (i) the number of accounts that have accessed our platform through our Beike or Lianjia mobile app (with duplication eliminated) at least once during a month, and (ii) the number of Weixin users that have accessed our platform through our Weixin mini programs at least once during a month. The number of our mobile MAU is calculated using internal company data that have not been independently verified, and we treat each mobile app account and Weixin user account as a separate user for the purpose of calculating mobile MAU, although some individuals may use more than one accounts, may share the same account with other individuals, and/or may use both our mobile apps and Weixin mini programs to access our platform. Average mobile MAU is calculated as the arithmetic average of the mobile MAU during the applicable period;

  •
  "ordinary shares" are to our class A and class B ordinary shares, par value US$0.00002 per share;

  •
  "our VIEs" are to Beijing Lianjia Real Estate Brokerage Co., Ltd., Tianjin Xiaowu Information & Technology Co., Ltd., and Beijing Yiju Taihe Technology Co., Ltd.;

  •
  "our WFOEs" are to Beike Jinke (Tianjin) Technology Co., Ltd., Beike (Tianjin) Investment Co., Ltd., Beike (China) Investment Holdings Limited and Jinbei (Tianjin) Technology Co., Ltd.;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "SaaS" are to software-as-a-services;

  •
  "Tencent" are to Tencent Holdings Limited and its subsidiaries; and

  •
  "US$", "U.S. dollars", "$", and "dollars" are to the legal currency of the United States.

          When we calculate agents on our platform, we refer to agents who are affiliated with the real estate brokerage stores and subject to our ACN rules.

          In China, real estate brokerage refers to the activities of providing intermediary or agency services in connection with housing transactions by brokerage firms and agents, wherein brokerage firms and agents are allowed to collect commissions from either or both of buy side and sell side as long as the payment arrangement is prescribed in the brokerage service agreements.

          Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs, and all shares and per share amounts have been retroactively adjusted to reflect the 5-for-1 share subdivision effected in July 2020. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB7.0808 to US$1.00, the exchange rate in effect as of March 31, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

 THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering	class A ordinary shares (or class A ordinary shares if the underwriters exercise their option to purchase additional ADSs in full) and class B ordinary shares.
The ADSs	Each ADS represents class A ordinary shares, par value US$0.00002 per share.

The depositary will hold class A ordinary shares underlying your ADSs with its custodian. You will have rights as provided in the deposit agreement among us, the depositary, and owners and holders of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs for cancellation to the depositary to receive class A ordinary shares. The depositary will charge you fees for any cancellation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds

We expect that we will receive net proceeds of approximately US$              million from this offering, assuming an initial public offering price of US$              per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for research and development to continue to invest in our platform functions and infrastructure technologies, expansion of our new home transaction services, diversification of our service offerings and expansion of business operations into new geographical areas, as well as general corporate purposes. See "Use of Proceeds" for more information.

Lock-up

We, our directors, executive officers and our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. See "Shares Eligible for Future Sale" and "Underwriting".

Listing

We have submitted an application to have the ADSs listed on the New York Stock Exchange under the symbol "BEKE". The ADSs and our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2020.
Depositary	The Bank of New York Mellon.

          The number of ordinary shares that will be outstanding immediately after this offering:

  •
  is based on 3,064,438,135 ordinary shares outstanding as of the date of this prospectus, assuming the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis;

  •
  includes                  class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs;

  •
  excludes 68,911,930 class A ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus; and

  •
  excludes all class A ordinary shares reserved for future issuances under our 2018 share option plan and 2020 share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

          The following summary consolidated statements of operations for the years ended December 31, 2017, 2018 and 2019, summary consolidated balance sheet data as of December 31, 2017, 2018 and 2019, and summary consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations for the three months ended March 31, 2019 and 2020, summary consolidated balance sheet data as of March 31, 2020, and summary consolidated cash flow data for the three months ended March 31, 2019 and 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands, except for share and per share data)
Net revenues
Existing home transaction services	18,461,231	20,154,642	24,568,508	3,469,736	6,019,381	3,375,332	476,688
New home transaction services	6,419,251	7,471,924	20,273,860	2,863,216	1,964,521	3,452,735	487,619
Emerging and other services	625,216	1,019,933	1,172,538	165,594	175,855	291,692	41,195

Total net revenues	25,505,698	28,646,499	46,014,906	6,498,546	8,159,757	7,119,759	1,005,502

Cost of revenues:
Commission — split	(933,162)	(1,393,167)	(11,154,698)	(1,575,344)	(542,255)	(2,140,436)	(302,287)
Commission and compensation — internal	(15,663,301)	(15,767,582)	(19,444,127)	(2,746,035)	(4,644,561)	(3,554,617)	(502,008)
Cost related to stores	(3,543,781)	(3,400,545)	(3,078,672)	(434,792)	(738,267)	(717,662)	(101,353)
Others	(597,397)	(1,215,229)	(1,069,365)	(151,023)	(134,699)	(205,512)	(29,024)

Gross profit	4,768,057	6,869,976	11,268,044	1,591,352	2,099,975	501,532	70,830

Sales and marketing expenses	(998,575)	(2,489,692)	(3,105,899)	(438,637)	(634,031)	(577,095)	(81,501)
General and administrative expenses(1)	(4,281,571)	(4,927,367)	(8,376,531)	(1,182,992)	(1,054,310)	(1,105,029)	(156,060)
Research and development expenses	(251,802)	(670,922)	(1,571,154)	(221,889)	(312,050)	(450,761)	(63,660)
Others	625,553	718,940	509,776	71,993	157,077	251,105	35,463

Income (loss) before income tax expense	(138,338)	(499,065)	(1,275,764)	(180,173)	256,661	(1,380,248)	(194,928)

Income tax benefit/(expense)	(399,283)	71,384	(904,363)	(127,720)	(90,901)	148,861	21,023

Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)

Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	1,345,194,322	1,362,565,880	1,378,235,522	1,378,235,522	1,379,905,905	1,470,166,690	1,470,166,690
Net loss per share attributable to ordinary shareholders
— Basic	(1.07)	(1.75)	(2.94)	(0.42)	(0.17)	(1.31)	(0.18)
— Diluted	(1.07)	(1.75)	(2.94)	(0.42)	(0.17)	(1.31)	(0.18)

Note:

(1)
Including share-based compensations of RMB476 million, RMB382 million, RMB2,956 million (US$417 million), zero and zero for 2017, 2018 and 2019 and the three months ended March 31, 2019 and 2020, respectively.

          The following table presents our summary consolidated balance sheet data as of the dates indicated:

	As of December 31,				As of March 31,

	2017	2018	2019		2020

	RMB	RMB	RMB	US$	RMB	US$

	(in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	5,236,100	9,115,649	24,319,332	3,434,546	15,538,844	2,194,504
Total current assets	24,067,931	27,374,784	51,912,486	7,331,444	46,380,397	6,550,163

Total non-current assets	7,512,004	11,491,480	15,352,826	2,168,233	14,860,128	2,098,651

Total assets	31,579,935	38,866,264	67,265,312	9,499,677	61,240,525	8,648,814

Total current liabilities	16,047,286	20,572,881	27,797,675	3,925,782	22,876,987	3,230,848

Total non-current liabilities	3,095,864	3,434,843	7,932,045	1,120,219	7,978,838	1,126,827

Total liabilities	19,143,150	24,007,724	35,729,720	5,046,001	30,855,825	4,357,675

          The following table presents our summary consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Selected Consolidated Cash Flow Data
Net cash (used in) provided by operating activities	(6,456,226)	3,216,797	112,626	15,906	(1,000,933)	(4,089,101)	(577,492)
Net cash (used in) provided by investing activities	(2,783,562)	2,609,149	(3,873,722)	(547,074)	(348,181)	(5,176,363)	(731,042)
Net cash (used in) provided by financing activities	9,576,284	(1,282,408)	23,026,396	3,251,948	3,934,414	(898,389)	(126,877)
Effect of exchange rate change on cash, cash equivalents and restricted cash	(330)	416	(94,922)	(13,406)	(94,336)	131,392	18,556

Net increase (decrease) in cash, cash equivalents and restricted cash	336,166	4,543,954	19,170,378	2,707,374	2,490,964	(10,032,461)	(1,416,855)
Cash, cash equivalents and restricted cash at the beginning of the period	7,880,078	8,216,244	12,760,198	1,802,085	12,760,198	31,930,576	4,509,459

Cash, cash equivalents and restricted cash at the end of the period	8,216,244	12,760,198	31,930,576	4,509,459	15,251,162	21,898,115	3,092,604

Contribution Margin and Non-GAAP Metrics

          We also review contribution margin to measure segmental profitability, and adjusted net income (loss) and adjusted EBITDA, two non-GAAP measures, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Contribution Margin

          The table below sets forth the contribution margin for each of our business lines for the periods indicated.

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands, except for percentages)
Contribution (existing home transaction services)	5,635,332	7,731,846	9,554,244	1,349,317	2,224,328	548,611	77,479
Contribution margin (existing home transaction services)	30.5%	38.4%	38.9%	38.9%	37.0%	16.3%	16.3%
Contribution (new home transaction services)	2,866,263	3,027,822	4,918,700	694,653	617,565	629,607	88,917
Contribution margin (new home transaction services)	44.7%	40.5%	24.3%	24.3%	31.4%	18.2%	18.2%
Contribution (emerging and other services)	407,640	726,082	943,137	133,196	131,048	246,488	34,811
Contribution margin (emerging and other services)	65.2%	71.2%	80.4%	80.4%	74.5%	84.5%	84.5%

          We define contribution for each service line as the revenue less the direct compensation to our internal agents and sales professionals, and split commission to connected agents and other sales channels for such services. We define contribution margin as a percentage of contribution bearing to revenue.

          The following table presents the calculation to arrive at contribution from net revenue, for each of the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Existing home transaction services
Net revenues	18,461,231	20,154,642	24,568,508	3,469,736	6,019,381	3,375,332	476,688
Less: Commission and compensation	(12,825,899)	(12,422,796)	(15,014,264)	(2,120,419)	(3,795,053)	(2,826,721)	(399,209)
Contribution	5,635,332	7,731,846	9,554,244	1,349,317	2,224,328	548,611	77,479
New home transaction services
Net revenues	6,419,251	7,471,924	20,273,860	2,863,216	1,964,521	3,452,735	487,619
Less: Commission and compensation	(3,552,988)	(4,444,102)	(15,355,160)	(2,168,563)	(1,346,956)	(2,823,128)	(398,702)
Contribution	2,866,263	3,027,822	4,918,700	694,653	617,565	629,607	88,917
Emerging and other services
Net revenues	625,216	1,019,933	1,172,538	165,594	175,855	291,692	41,195
Less: Commission and compensation	(217,576)	(293,851)	(229,401)	(32,398)	(44,807)	(45,204)	(6,384)
Contribution	407,640	726,082	943,137	133,196	131,048	246,488	34,811

          Contribution margin demonstrates the margin that we generate after costs directly attributable to the respective revenue streams, including existing home transaction services, new home transaction services, and emerging and other services. The costs and expenses related to the platform infrastructure built-up and enhancement, including cost related to our Lianjia stores and the development cost of our technological platform, which are not directly attributable to the respective revenue streams, are not deducted from revenue when calculating contribution.

Adjusted net income (loss) and adjusted EBITDA

          In addition to net income (loss), we also use adjusted net income (loss) and adjusted EBITDA to evaluate our business. We have included these non-GAAP financial measures in this prospectus because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that they provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. They should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

          We define adjusted net income (loss) as net income (loss), excluding (i) share-based compensation expenses, (ii) amortization of intangible assets resulting from acquisitions and business cooperation agreement, (iii) changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration and (iv) the tax effects of the above adjustments. We expand our business through acquisitions along the value chain of housing transactions, including the acquisition of Zhonghuan Real Estate Agency in 2019, a regional real estate brokerage firm. We also entered into a business cooperation agreement with Tencent in 2018, which grants us the access to its advertising resources and allows us to use Tencent's cloud services. Amortization of intangible assets arising from these acquisitions and the business cooperation agreement with Tencent is excluded as item (ii) above when adjusted net income (loss) is calculated.

          We define adjusted EBITDA as net income (loss), excluding (i) interest income, net, (ii) income tax expenses (benefit), (iii) depreciation of property and equipment, (iv) amortization of intangible assets, (v) share-based compensation expenses, and (vi) changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration.

          Investors should note that some adjustment expenses are related to assets that contribute to revenue generation.

          The following table presents a reconciliation of net income (loss) to adjusted net income (loss) and adjusted EBITDA for each of the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)
Add (less):
Share-based compensation expenses	475,783	382,196	2,955,590	417,409	—	—	—
Amortization of intangible assets resulting from acquisitions and business cooperation agreement	133,481	127,825	450,413	63,610	13,791	153,047	21,614
Changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration	4,015	52,801	428,422	60,505	(48,641)	(12,723)	(1,797)
Tax effects on non-GAAP adjustments(1)	(5,003)	(4,339)	1,705	241	430	695	98

Adjusted net income (loss)	70,655	130,802	1,656,003	233,872	131,340	(1,090,368)	(153,990)

Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)
Add (less):
Interest income, net	(81,171)	(121,374)	(230,339)	(32,530)	(55,361)	(78,209)	(11,045)
Income tax expenses (benefit)	399,283	(71,384)	904,363	127,720	90,901	(148,861)	(21,023)
Depreciation of property and equipment	674,202	653,376	561,995	79,369	137,176	114,364	16,151
Amortization of intangible assets	137,001	138,918	477,323	67,411	17,445	157,481	22,241
Share-based compensation expenses	475,783	382,196	2,955,590	417,409	—	—	—
Changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration	4,015	52,801	428,422	60,505	(48,461)	(12,723)	(1,797)

Adjusted EBITDA	1,071,492	606,852	2,917,227	411,991	307,280	(1,199,335)	(169,378)

  Note:

(1)
Tax effects on non-GAAP adjustments primarily comprised of tax effects relating to the amortization of intangible assets resulting from acquisitions.

Key Operating Metrics

GTV

          The table below sets forth the GTV of our platform for each of existing and new home transactions, and emerging and other services for the periods indicated.

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in millions)
Existing home transactions	737,721	821,932	1,297,371	183,224	272,442	195,662	27,632
New home transactions	252,587	280,808	747,637	105,587	76,184	116,474	16,449
Emerging and other services	24,099	50,366	82,686	11,677	11,181	17,731	2,504
Total	1,014,407	1,153,105	2,127,695	300,488	359,806	329,867	46,586

Number of stores and agents

          We believe the numbers of real estate brokerage stores and agents on our platform demonstrate our scale and are crucial indicators of our operations. The table below sets forth the number of stores and agents on our platform as of the dates indicated.

	As of December 31,			As of June 30,

	2017	2018	2019	2020

Number of stores	8,030	15,809	37,514	42,247
Number of agents	120,214	163,574	357,680	456,047

RISK FACTORS

          An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

           Our business is susceptible to fluctuations in China's residential real estate market and is subject to government regulations.

          Our business depends substantially on the general market conditions of China's residential real estate market, where we primarily conduct our business. The demand for residential real estate in China has grown steadily in recent years, but such growth is often coupled with volatility and fluctuations in housing transaction volume and prices. Fluctuations of China's residential real estate market are caused by economic, social, political and other factors outside our control. Any prolonged slowdown in China's economy, which leads to a decline or fluctuation in the residential real estate market, may materially and adversely affect our business, financial condition and results of operations. Furthermore, there may be situations where China's residential real estate industry becomes over-heated, and our platform becomes less appealing to housing customers, brokerage brands, stores and agents and other business partners, which could potentially adversely affect our business of facilitating housing transactions.

          The residential real estate industry in China is also subject to government regulations on existing and new home transactions. The PRC government has in recent years announced a series of measures aimed to stabilize the growth of the PRC economy and specific sectors, including the real estate market, to a more sustainable level. The moves were made in line with the central government's principle that "housing is for living in, not for speculation". Since the second half of 2016, many municipal governments have issued market control policies, including restoring or strengthening the restriction on purchases of residential properties and tightening credit policy. In particular, central and local government authorities introduced the policies to specifically stabilize the residential real estate market, including limiting the maximum amount of monthly mortgages and the maximum amount of total monthly debt service payments of an individual borrower; imposing a value-added tax on the sales proceeds for second-hand transfers subject to the length of holding period and type of properties; increasing the minimum amount and percentage of down payment of the purchase price of the residential property of a family; tightening the availability of individual housing loans in the residential real estate market to individuals and their family members with more than one residential properties; imposing a 20.0% individual income tax on the gain from the sale of second-hand properties; and limiting the availability of individual housing provident fund loans for the purchase of second (or more) residential properties by employees and their family members. While the PRC government recently adopted or adjusted certain measures with an aim to support healthy development of the residential real estate market in certain regions in China, the measures as mentioned above and other future measures may continue to affect the growth rate of the residential real estate market, some of which may dissuade potential purchasers from making purchases, cause a decline in transaction volumes and average selling prices, prevent developers from raising the capital they need, increase developers' costs to start new projects, and change the sales and marketing strategy of developers in a way that reduces their demand for our platform services. We cannot assure you that the PRC government will not adopt additional and more stringent industry policies, regulations and measures in the future, nor can we assure you when or whether the existing policies and regulations will be eased or reversed, or otherwise enhanced to some extent in their implementations. Changes in government policies may also create uncertainty that could discourage investment in real estate. If these changes in government policies result in decreasing transaction volumes in the residential real estate market in China, our business and results of operations may be materially and adversely affected.

           If we are unable to continue to provide satisfactory experience to housing customers, our business and reputation may be materially and adversely affected.

          The success of our business substantially hinges on our ability to provide quality customer experience, which in turn depends on a variety of factors, including our ability to continue to offer integrated online and offline access to an extensive and authentic property listing database and to, together with the brokerage brands, stores and agents on our platform, provide convenient and secure housing service experience and satisfactory services to our housing customers.

          Interruptions or failures in the proper functioning of our platform hamper our delivery of satisfactory customer experience. These interruptions may be due to unforeseen events that are beyond our control or the control of the participants on our platform such as intensified competition due to market entry of new players with financial and other resources stronger than us, additional regulatory requirements which we cannot satisfy on a timely basis, or at all, or adverse development or negative publicity involving our platform participants. Moreover, although we endeavor to implement various service protocols and train the real estate agents and other related service providers on our platform to ensure service quality, we cannot guarantee that we will effectively manage all the agents and other service providers to ensure satisfactory customer experience in all service settings. We have in the past received customer complaints from time to time. If we are unable to continue to provide satisfactory customer experience, housing customers may choose other service providers over our platform for their intended housing transactions, which could adversely and materially impact our reputation, business and results of operations.

           We may not succeed in continuing to maintain, protect and strengthen our brands, and any negative publicity about us, our business, our management, our business partners or the real estate market in general, may materially and adversely affect our reputation, business, results of operations and growth.

          We believe that the recognition and reputation of our brands among real estate agents, customers, real estate developers and the industry in general have significantly contributed to the success of our business. Continuing to maintain, protect and strengthen our brands is critical to our market position. Maintaining and strengthening our brands will likely depend significantly on our ability to provide high-quality housing transaction services on our platform. We market our brands through efforts such as word-of-mouth marketing, sponsoring events, advertising and marketing through a variety of media. These efforts may not always achieve the desired results. If we fail to maintain a strong brand, our business, results of operations and prospects will be materially and adversely affected.

          Our reputation and brands may be impacted by various factors, some of which are difficult or impossible to predict, control and costly or impossible to remediate. Negative publicity about us, such as alleged misconduct by our employees or other business partners on our platform, inauthentic property listings on our platform, unethical business practices, or rumors relating to our business, management, employees, real estate agents on our platform, our shareholders and affiliates, our business partners or our competitors and peers can harm our reputation, business and results of operations. These allegations, even if factually incorrect or based on isolated incidents, may lead to inquiries, regulatory investigations or legal actions against us. Such actions could substantially damage our reputation and cause us to incur significant costs to defend ourselves. Any negative public perception or publicity regarding our business partners that we cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an adverse impact on our brand and reputation. Moreover, any negative media publicity about the housing transactions and services industry or service quality problems of other players in our industry, including our competitors, or even negative sentiments against China-based listed companies as a group due to fraud or misbehavior of certain bad actors, may also negatively impact our reputation and undermine the trust and credibility. If we fail to maintain positive reputation, our ability to attract and retain housing customers, real estate agents, business partners and key employees could be harmed.

           If our platform is unable to continue to offer comprehensive authentic property listings, our business, financial condition and results of operations could be materially and adversely affected.

          We believe that our authentic property listings inventory is critical for us to gain trust from our housing customers, improve agent operating efficiency and maintain our competitive advantages. We have an obligation under PRC laws to review, monitor and verify the content of the listing information to ensure it is not fraudulent or misleading and is in compliance with applicable laws. We are not allowed to list certain property information for various reasons, including intellectual property infringement, non-compliance with real estate regulations and policies and non-compliance with advertising laws and competition laws, and we are legally required to delete such listing information that is reported by our customers as illegal or may constitute an infringement to others. Although we thrive to maintain the authenticity and accuracy of our property listings by enforcing strict authentic listing rules, constantly monitoring and checking the authenticity of property listings, timely updating or deleting unqualified listings and awarding customers for accurate reporting of incorrect information, see "Business — Agent Cooperation Network (ACN) — Authentic Property Listings", we cannot assure you that all the real estate properties listed on our platform are authentic, accurate, up-to-date and not misleading at all times. To the extent we fail to monitor and maintain the quality and authenticity of the listings in our property listing database, and the authenticity and accuracy of our property listings deteriorate, our platform could be less attractive to both housing customers and real estate agents and our transaction volume may decrease. We may also be subject to regulatory investigations or penalties if the issues raise regulatory concerns. A public perception that inauthentic property information is displayed on our platform, even if factually incorrect or based on a few isolated incidents, could damage our reputation, diminish the value of our brand and negatively impact our business, financial condition and results of operations.

           We have a limited operating history under our platform business model, and our historical growth and performance may not be indicative of our future growth and financial results.

          Although we have a long and successful operating track record in operating Lianjia, we have a limited history for operating Beike platform launched in 2018. Although we have experienced a relatively high growth in operating Beike platform and our GTV grew from RMB1,153 billion in 2018 to RMB2,128 billion in 2019, we may fail to continue our growth or maintain our historical growth rates. You should not consider our historical growth and profitability as indicative of our future financial performance. You should consider our future operations in light of the challenges and uncertainties that we may encounter, which include our ability to, among other things:

  •
  develop our infrastructure to enhance service efficiency and customer experience;

  •
  attract real estate brokerage brands and their affiliated stores and agents, real estate developers, other service providers as well as housing customers to our platform; and retain existing platform participants;

  •
  continue to implement and optimize our ACN rules;

  •
  continue to develop our technology and enhance our data insights;

  •
  maintain an extensive and authentic property listing database on our platform;

  •
  navigate an uncertain and evolving regulatory environment and adapt our operations to new policies, regulations and measures that may come into effect from time to time;

  •
  manage a large base of geographically dispersed employees, agents, housing customers, and business partners;

  •
  deliver compelling value propositions to participants on our platform and ecosystem; and

  •
  expand service or product offerings and expand into new businesses.

          If the demand for completing housing transactions on an integrated offline and online platform does not develop as we expect, or if we fail to enhance efficiency and customer experience as we expect, our business and financial conditions may be materially and adversely affected.

           Our business has been and may continue to be adversely affected by the outbreak of COVID-19.

          The current COVID-19 pandemic has already adversely affected many aspects of our business. Many of the brokerage stores on our platform, as well as our transaction service centers, underwent temporary closure in early 2020 as part of China's nationwide efforts to contain the spread of COVID-19. During this period, all agents were required to stay at home and were unable to serve our housing customers. We, the real estate agents on our platform, and our business partners are still recovering from the general shutdown and delay in the commencement of operations in China. Even though our business is currently operational, our operating efficiency and capacity are still adversely affected by the COVID-19 pandemic mainly due to insufficient workforce as a result of temporary travel restrictions in China, a lack of willingness of housing customers to take home tours and inspections on site and purchase property and the necessity to comply with disease control protocols in our facilities. Due to concerns or fear of the spread of the disease, there had been noticeable reduction of in-person visits of housing customers to brokerage stores and properties. The global spread of COVID-19 pandemic in major countries of the world may also result in global economic distress, and the extent to which it may affect our results of operations will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict. Our results of operations for the first quarter of 2020 have been adversely affected, and there may be potential continuing impacts on subsequent periods if the pandemic and the resulting disruption were to extend over a prolonged period.

          In addition, if the global spread of COVID-19 and deterioration cannot be contained, risks set forth in this prospectus may be exacerbated or accelerated at a heightened level.

           We have incurred and may continue to incur net losses in the future.

          We incurred net losses of RMB538 million, RMB428 million and RMB2,180 million (US$308 million) in 2017, 2018 and 2019, respectively, and RMB1,231 million (US$174 million) in the three months ended March 31, 2020. We expect to continue to incur significant costs and expenses to further expand our business in the future, which could make it more difficult for us to achieve profitability and we cannot predict if we will achieve profitability in the near term, or at all. Our costs have increased year-on-year in the past three years and we expect to continue to incur increasing costs to support our anticipated future growth. We also expect to incur additional general and administrative expenses as a result of both our growth and the increased costs associated with being a public company. Our expenses may be greater than we anticipate, and our investments to make our business and our technical infrastructure more efficient may not be successful.

           Disruption or discontinuity in the features and functions of our infrastructure components, especially ACN, may materially and adversely affect our business.

          We rely on the proper functioning of ACN and the modules of our infrastructure for the daily operations of our platform. Although we have implemented a comprehensive rules and protocols in ACN, we cannot assure you that all aspects of our ACN rules will be satisfactorily implemented in each housing transaction on our platform. With the increasing number of participating real estate brokerage brands and agents who were not previously familiar with ACN rules, it may be difficult for us to effectively monitor and control these brands and agents to ensure their business performance and conducts in accordance with ACN rules. If violations of ACN rules or other inappropriate actions occur, such as circumventing our platform to facilitate transactions that are required to be partitioned according to ACN rules, and if we fail to effectively prevent non-compliance or discipline the responsible brands or agents, the effectiveness of our ACN system may be diminished and other agents on our platform may be less willing to follow the rules, which could materially and adversely affect our business and results of operations. Any material disruption or malfunction of other modules, such as our SaaS systems and customer front end, may also compromise the service quality of our service providers on the platform and affect our operations materially and adversely.

           We cannot guarantee that our monetization strategies will be successfully implemented or generate sustainable revenues and profit.

          Although we have a well-developed monetization model for our self-operated housing transaction services business through Lianjia, we are at the early stage of our platform business and our platform monetization model is evolving. Our Beike platform generates revenues from existing home transaction services by earning platform service fees from real estate brokerage firms on the platform as a percentage of the transaction commissions they earned on our platform, commissions from housing customers for transactions facilitated by our Lianjia brand or a split for commissions from other brokerage firms acting as principal agents in collaboration with our Lianjia agents to complete transactions, franchise fees from brokerage firms under our franchise brands such as Deyou, and service fees for other value-added services. We also generate revenues from new home transaction services by earning sales commissions from real estate developers for new home sales completed by us as well as other services such as financial services and home renovation services. We cannot assure you that we can successfully implement the existing business model to generate sustainable revenues, especially with respect to our recent attempts in broadening monetization with limited track records, or that we will be able to develop new monetization strategies to grow our revenues. If we fail to maintain the implementation of our existing business model or develop new monetization approaches, we may not be able to maintain or increase our revenues or effectively manage any associated costs. In addition, we may introduce new products and services for which we have little or no prior development or operating experience. If these new products or services fail to meet our expectations or are unable to attract or engage users, real estate agents, business partners or other platform participants, as the case may be, we may fail to diversify our revenue streams or generate sufficient revenues to justify our investments and costs, and our business and operating results may suffer as a result.

           We cooperate with various real estate brokerage brands, stores and agents on our platform. If we are not able to develop relationships with new real estate brokerage brands and agents or maintain our relationship with existing real estate brokerage brands and agents on our platform, our operations may be materially and adversely affected.

          We believe the large and active network of real estate brokerage brands and their affiliated stores and agents contributes significantly to the success of our platform. As of June 30, 2020,

there were over 456,000 real estate agents representing 265 brokerage brands on our platform. Aside from the Lianjia brand that we own and operate, other brokerage brands and the sales channels we specifically procured for new home transactions contributed 46.9% of our GTV in 2019. We enter into business cooperation agreements with brokerage brands. Under these agreements, we offer the brokerage brands access to the infrastructure on our platform, such as ACN and the SaaS systems. The brokerage brands, in turn, would commit to following our ACN as well as other protocols on the platform and subscribe to an agreed-upon fee structure. It is uncertain, however, that we are able to develop relationships with new real estate brokerage brands, stores and agents in line with our plan to expand our platform business, or that we are able to maintain our relationship with existing brokerage brands, stores and agents on commercially acceptable terms, or at all, after the terms of the current cooperation agreements expire. In the event that we are not able to develop new relationships or maintain our existing relationship, our ability to serve a large number of customers nationwide with superior housing transaction services and to maintain and develop our extensive authentic property listing inventory may be restricted, which may in turn materially and adversely affect our platform operations.

           If we fail to maintain our relationships with real estate developers or attract them to engage us, or otherwise fail to procure new real estate property listings at favorable terms, our business and growth prospects may suffer.

          We cooperate with real estate developers for new property sales on our platform and established business relationships with major real estate developers in China. Maintaining strong relationships with real estate developers is critical to the results of operations and prospects on our new home sales business. We enter into strategic cooperation agreements with real estate developers, and these agreements typically do not restrict the real estate developers from cooperating with other real estate brokerage firms. We cannot assure you that the real estate developers we currently cooperate with will continue the cooperation on commercially acceptable terms, or at all, after the terms of the current agreements expire or after our cooperative arrangements end. Our ability to attract real estate developers to engage us in selling new homes will also affect the prospects of the new home sales business. If we cannot ensure that our channels sales excels their traditional way of sales, or, for example, the sales channels that do not utilize ACN are unable to meet real estate developers' expectations or our VR initiatives are not effective in attracting housing customers, we might not be able to attract new real estate developers or even maintain our existing relationships. Even if we maintain strong relationships with the real estate developers or are able to attract them, their ability to provide adequate new property listings at competitive prices may be adversely affected by economic conditions, labor actions, regulatory or legal proceedings against them, natural disasters or other factors beyond our control. If we fail to attract new real estate developers to cooperate with us due to any reason, our business and growth prospects may be materially and adversely affected.

           If we fail to obtain or keep licenses, permits or approvals applicable to the various services provided by us, we may incur significant financial penalties and other government sanctions.

          The real estate brokerage business in China is highly regulated by the PRC government. See also "Regulation — Regulations on Real Estate Brokerage Business and Real Estate Agency Enterprises". Pursuant to the Real Estate Brokerage Administrative Measures, to qualify as a real estate brokerage institution, an entity and its branches should have a sufficient number of qualified real estate brokers and file with relevant local real estate administrative authority within 30 days after obtaining its business license. The requirements of the local real estate administrative authorities for such filings may vary among cities and we cannot assure you that, to the extent that the filing is required by local authorities, we will be able to complete the filing in a timely manner, or at all. As of the date of this prospectus, all of our subsidiaries and their branches operating real estate brokerage business have currently filed with the relevant authorities, except that a small subset of branches which are preparing for or in the process of completing such requirements. Thus far, the filing status of these branches has not caused any material adverse effect to our business operations. We cannot assure you that the outstanding filings and future filings will be completed in a timely manner, or at all. If not, we may be subject to penalties or other governmental sanctions for such failures.

          In connection with the online operations of our platform, we are also required to obtain a value-added telecommunications service license in order to provide relevant value-added telecommunication services. We have obtained value-added telecommunications service licenses for the operations of relevant services. In addition, to enhance the experience of our housing customers, agents or other business partners on our platform, we offer various auxiliary functions and complementary services through our platform. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain additional licenses, permits, filings or approvals for these functions and services. For example, it remains uncertain whether the provision of real estate market news, industry research report, market trend analysis and similar informative contents on our platform shall be deemed as internet news information services or online publishing services. If formal and definite interpretation is issued by the relevant governmental authorities, we cannot assure you that an internet news information license or an online publishing business license will not be required for providing the services as described above. We cannot assure you that if we are required to obtain these additional licenses, permits or approvals, we will be able to do so in a timely manner, if at all, and any non-compliance may result in fines or other penalties being imposed to us.

          Furthermore, if we enter into new service categories and businesses, or any of our current businesses or services are determined to be subject to new licensing requirements in the future, especially due to the evolving application or interpretation of relevant laws and regulations, we may be required to obtain licenses or permits that we do not currently have or to upgrade the licenses or permits we currently have. We will strive to obtain and upgrade the relevant licenses and permits, but we cannot assure you that we will be able to obtain or upgrade such licenses and permits in a timely manner, or at all.

          Under applicable PRC laws, rules and regulations, the failure to obtain and/or maintain the licenses and permits required to conduct our business may subject us to various penalties, including confiscation of revenues, imposition of fines and/or restrictions on their business operations, or the discontinuation of their operations. Any such disruption in the business operations of our PRC subsidiaries or consolidated variable interest entities could materially and adversely affect our business, financial condition and results of operations.

           The proper functioning of technologies deployed by our platform is essential to our business. Any failure to maintain the satisfactory performance of our websites, mobile apps and systems could materially and adversely affect our business and reputation.

          The satisfactory performance, reliability and availability of our platform, both online and offline, are critical to our success and our ability to attract and retain housing customers and real estate agents. Any system interruptions caused by telecommunications failures, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of our online operations could reduce the transaction volumes and hamper transaction efficiency, and our platform as a whole will suffer. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website and mobile app slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill customer requests. Security breaches, computer viruses and hacking attacks have become more prevalent in our industry. Because of our brand recognition in the housing transactions and services industry in China, we believe we are a relatively attractive target for such attacks. We have experienced in the past such unexpected interruptions, including a temporary system interruption in November 2019, and we have taken protective measures to enhance the security of our platform. We can provide no assurance that our current security mechanisms will be sufficient to protect our IT systems from any external intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such future occurrences could reduce customer satisfaction, damage our reputation and result in a material decrease in our revenues. If hostile hacking attacks result in revelation of personal data we are obligated to protect, we may be subject to administrative penalties or legal proceedings against us. If such attacks lead to leaked trade secrets, including our property listings, our business and results of operations may be adversely and materially affected.

           If we are unable to recruit, train and retain competent real estate personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

          We will continue to recruit real estate personnel to support business operations and planned business growth. Our future success depends, to a significant extent, on our ability to recruit, train and retain competent personnel, particularly technical, marketing and other operational personnel with experience in the housing transactions and services industry as well as service providers for various value-added services on our platform. For Lianjia brand we own and operate, we also strive to recruit, train and retain real estate agents. The effective operation of our managerial and operating systems also depends on the quality performance and diligence of our management and employees. Since our industry is characterized by high demand and intense competition for talent and labor as well as high turn-over rate, we can provide no assurance that we will be able to attract or retain staff, agents and managerial talents or other highly skilled employees that we will need to achieve our strategic objectives. Labor costs in mainland China and elsewhere have increased with the global economic development. In addition, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth in a timely fashion, or at all, and rapid expansion may impair our ability to maintain our corporate culture. If we are unable to meet our demand for workforce our business may be materially and adversely affected.

           We rely on our employees, real estate brokerage brands and their affiliated agents, real estate developers, financial institutions, and other business partners on our platform to provide quality services to customers. Their illegal actions or misconduct, or any failure by them to provide satisfactory services or maintain their service levels, could materially and adversely affect our business, reputation, financial condition and results of operations.

          Real estate agents and certain personnel on our platform are the ultimate providers of the services offered on our platform, and our brands and reputation may be harmed by their actions that are outside our control. We rely on our employees, including Lianjia agents, supporting staff and platform operation staff to provide housing transaction services and various other services. Notwithstanding the strictly enforced service protocols, our employees, especially our agents, may not fully comply with our protocols and relevant laws or regulations, and may engage in misconduct or illegal actions, which may result in negative publicity and adversely impact our reputation and brand image.

          We rely upon connected agents to serve some of our housing customers. Although we have established comprehensive service protocols for agents on our platform and maintain rigorous governance mechanisms, we may not be able to exercise the same level of control over the conduct of connected brokerage brands and their agents as we would as if we owned them or they were our employees. In the event of any unsatisfactory performance, lack of certain qualifications or licenses, misconduct, or illegal actions, such as dishonesty, personal torts or extortion, by connected real estate brokerage brands and their agents, the disputes resulted from such actions may involve us and we may suffer reputational and financial damage and incur liabilities. For example, if connected agents provide inaccurate information to housing customers on our platform, who submit complaints to regulatory agencies, we may be involved as a related party in such disputes. Such misconduct by real estate agents are subject to an increasing level of scrutiny by the regulatory authorities who would publicize such misconduct, which could damage our overall reputation, disrupt our ability to attract new customers or retain our current customers and diminish the value of our brand. Although we hold a deposit from each real estate brokerage store on our platform to cover potential financial damage, to the extent that the amount of financial damage incurred in such disputes exceeds the amount of deposit, our results of operations may be adversely and materially affected.

          In addition to the services provided by real estate agents on our platform, we also rely on a large number of business partners on our platform and ecosystem, such as real estate developers to provide quality services related to new home transactions, financial institutions to provide effective and affordable financial solutions to housing customers, and home renovation companies to perform satisfactory work. To the extent they are unable to provide satisfactory services to housing customers and real estate agents, or they engage any inappropriate or illegal actions, which may be due to factors that are beyond our control, we may suffer actual or reputational damage as a result. In particular, the real estate developers we cooperate with may breach the contracts with housing customers or violate laws and regulations, which expose us to potential legal liabilities. Any of the failure to provide satisfactory services, potential misconduct or illegal actions discussed above could materially and adversely impact our business, reputation, financial conduction and results of operations.

           We face risk in collecting our accounts receivable and deposits from real estate developers.

          In line with the industry practice in China, we pay earnest deposits to real estate developers when we are engaged to sell new home projects and we grant them credit terms for our sales commissions. As of March 31, 2020, the balance of deposits paid to real estate developers was RMB3.0 billion (US$0.4 billion) and the accounts receivable due from them was RMB7.2 billion (US$1.0 billion). We may face risk collecting these amounts if the operation and liquidity condition of real estate developers deteriorate. In particular, the COVID-19 pandemic may result in further delays in payment, as the business of many of the real estate developers was disrupted in early 2020. If any of the real estate developers with significant outstanding accounts receivable and deposits were to become insolvent or otherwise become unable or refuse, to make payments in a timely manner, or at all, we would have to make additional provisions against such accounts receivables and deposits, or write off the relevant amounts, either of which could adversely affect our financial conditions and profitability.

           Our failure to protect our intellectual property rights may undermine our competitive position, and external infringements of our intellectual property rights may adversely affect our business.

          Our success and ability to compete depends in part on our intellectual property. We primarily rely on a combination of patent, trademark, trade secret, and copyright laws, as well as confidentiality procedures and contractual restrictions with our employees, contractors and others to establish and protect our intellectual property rights. However, confidentiality and license arrangements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. The steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for some of our properties. Infringement of intellectual property rights continues to pose a serious risk of doing business.

          We have filed, and may in the future file, patent applications on certain of our innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort and risks associated with patent application, we may choose not to seek patent protection for some innovations. Furthermore, our patent applications may not lead to granted patents, the scope of the protection gained may be insufficient or an issued patent may be deemed invalid or unenforceable. We also cannot guarantee that any of our present or future patents or other intellectual property rights will not lapse or be invalidated, circumvented, challenged, or abandoned.

          If we are unable to protect our intellectual property, our competitors could use our intellectual property to market offerings similar to ours and our ability to compete effectively would be impaired. Moreover, others may independently develop technologies that are competitive to ours or infringe on our intellectual property. The enforcement of our intellectual property rights depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed. In addition, defending our intellectual property rights might entail significant expense and diversion of management resources. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigations. We can provide no assurance that we will prevail in such litigations, and, even if we do prevail, we may not obtain a meaningful relief. Accordingly, despite our efforts, we may be unable to prevent external parties from infringing or misappropriating our intellectual property. Any intellectual property that we own may not provide us with competitive advantages or may be successfully challenged by external parties.

           We have been and may be subject to intellectual property infringement claims or other allegations, which may materially and adversely affect our business, financial condition and prospects.

          We cannot be certain that we, including our services and information provided on our website, operating and technology systems, Weixin mini programs and public accounts and mobile apps do not or will not infringe patents, copyrights, trademarks or other intellectual property rights held by external parties. From time to time, we may be subject to legal proceedings and claims alleging infringement of patents, trademarks, copyrights or other intellectual property rights, or misappropriation of creative ideas or formats, or other infringement of proprietary intellectual property rights.

          In addition, we allow our agents on the platform to upload listings to our mobile apps and websites, which may include images or other detailed information of houses. However, a small portion of such content posted on our mobile apps and websites may expose us to allegations by third parties regarding, among other things, infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. Our failure to identify unauthorized content posted on our mobile apps and websites may subject us to claims of infringement of third-party intellectual property rights or other rights, defending of which may impose a significant burden on our management and employees, and there can be no assurance that we will obtain final outcomes that are favorable to us.

          The validity, enforceability and scope of intellectual property rights protection in internet-related industries, particularly in China, are uncertain and still evolving. For example, as we face increasing competition and as litigation is more frequently used to resolve disputes in China, we face a higher risk of being the subject of intellectual property infringement claims. Pursuant to relevant laws and regulations, internet service providers may be held liable for damages if such providers have reason to know that content infringes the copyrights of others. In cases involving the unauthorized posting of copyrighted content by users on websites in China, there have been court proceedings but no settled court practice as to when and how hosting providers and administrators of a website can be held liable for the unauthorized posting by external parties of copyrighted material. Any such proceeding could result in significant costs to us and divert our management's time and attention from the operation of our business, as well as potentially adversely impact our reputation, even if we are ultimately absolved of all liability.

           We face competition from other industry players. We may lose market share and customers if we fail to compete effectively.

          The housing transactions and services industry in China is rapidly evolving and increasingly competitive. Although we believe no other industry player in China operates under the integrated platform business model similar to ours, we face competition from players in different segments of the housing transactions and services industry. We face competition with other online platform for housing transactions, property listings or traffic. As the PRC authorities has proposed and led an initiative of comprehensive nation-wide property data base, our housing database might be exposed to fierce competition. We may also face intense competition from other housing transaction companies for their agent networks. For our new home sales business, we also compete with new home sales channels. In addition to these platforms and companies at the national level, we compete with traditional real estate brokerage stores and brands for real estate agents and housing customers locally. We also compete with other companies for value-added services related to housing transactions.

          Increasing competition in the housing transactions and services industry may lead to declining market share and commission rate, make it more difficult for us to retain and attract real estate brokerage brands and agents, business partners and housing customers, or force us to increase irrational sales and marketing expenses, any of which could harm our financial condition and results of operations. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

           Tencent provides services to us in connection with various aspects of our operations. If such services become limited, restricted, curtailed, less effective or more expensive or become unavailable to us for any reason, our business may be materially and adversely affected.

          We collaborate with Tencent, one of our principal shareholders and owner of Weixin and QQ, with respect to various aspects of our business. We have entered into a business cooperation agreement with Tencent, pursuant to which we and Tencent have agreed to cooperate in a number of areas including customer access to our platform via Tencent networks, advertising and cloud technology. If services provided by Tencent to us become limited, compromised, restricted, curtailed, less effective or more expensive become unavailable to us for any reason, including the availability of our Weixin mini-program and customer access to our platform via Weixin, our business may be materially and adversely affected.

           We derive a substantial portion of our revenues from China's major cities, in particular, Beijing and Shanghai, and we face market risk due to our concentration in these major urban areas.

          We derive a substantial portion of our revenues from Beijing and Shanghai, the two largest residential real estate markets in China. In 2017, 2018, 2019 and the three months ended March 31, 2020, 47.9%, 47.4%, 35.1% and 31.3%, respectively, of our revenues were generated from these two markets on a combined basis. We expect these two urban centers to continue to be the important sources of revenues in all of our revenue categories. If we fail to maintain our competitive positions in either of the two major urban areas, or if either of them encounters events which negatively impact the residential real estate industry or online platform business, such as a serious economic downturn or contraction, a natural disaster, or a decline in housing price or price control due to governmental policies or otherwise, demand for our products and services could significantly decline and our revenues and profitability could be adversely and materially impacted.

           Any unexpected material deterioration in the business and financial results of Lianjia may materially adversely affect our financial condition and results of operations.

          Being the brand that we own and operate directly, Lianjia is also the leading real estate brokerage brand on our platform in terms of revenue. Thus far, Lianjia accounted for a significant portion of our revenue. Accordingly, our revenues, financial condition or results of operations may be materially affected by fluctuations in the business of Lianjia. If Lianjia fails to continue to efficiently serve the needs of our housing customers and if other brands on our platform are unable to compensate the gap, or if any unexpected deterioration of the business and financial results of Lianjia occurs, our business, results of operations, financial condition and prospects will be adversely and materially affected.

           We have granted and expect to continue to grant share-based awards in the future under our share incentive plan, which may result in increased share-based compensation expenses.

          We have adopted a Pre-IPO Share Option Scheme in 2018, or the 2018 Share Option Plan, to provide additional incentives to employees, directors and consultants. In July 2020, we have adopted a 2020 Global Share Incentive Plan, or the 2020 Share Incentive Plan, for the same purpose. The maximum aggregate number of ordinary shares which may be issued under the 2018 Share Option Plan is 350,225,435. The maximum aggregate number of ordinary shares which may be issued under the 2020 Share Incentive Plan is initially 80,000,000, subject to annual increase. See "Management — Share Incentive Plans". We have granted options and recorded RMB162 million, RMB345 million, RMB2,523 million (US$356 million) and nil in 2017, 2018, 2019 and the three months ended March 31, 2020, respectively, in share-based compensation expenses in relation to such share-based award grants. As of March 31, 2020, there were RMB2,037 million (US$288 million) of unrecognized compensation expenses related to the share options granted to our employees with a performance condition of an initial public offering, out of which RMB673 million (US$95 million) are expected to be recognized when this offering completed. As a result, we will upon the date of the completion of this offering, record a significant amount of cumulative share-based compensation expenses for those options. We also expect to continue to grant awards under our share incentive plan, which we believe is of significant importance to our ability to attract and retain key personnel and employees. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our financial condition and results of operations.

           Our business is sensitive to economic conditions. A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, financial condition and operating results.

          COVID-19 had a severe and negative impact on the Chinese and the global economy in the first quarter of 2020. China's National Bureau of Statistics reported a negative GDP growth of 6.8% for the first quarter in 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing global trade disputes and tariffs. The growth of the Chinese economy has slowed down since 2012 compared to the previous decade and the trend may continue. According to the National Bureau of Statistics of China, China's gross domestic product (GDP) growth was 6.6% in 2018 and 6.1% in 2019. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China. In addition, there have also been concerns about the relationship between China and the United States. resulted from the current trade tension between the two countries. There have been further uncertainties related to the drastic drop in oil prices and the U.S. Federal Reserve's progressive policies to strengthen the market in early 2020. It is unclear whether these challenges and uncertainties will be contained or resolved and what effects they may have on the global political and economic conditions in the long term. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs. Our customers and business partners may reduce or delay spending with us, while we may have difficulty expanding our customer base and cooperative network fast enough, or at all, or to offset the impact of decreased spending by our existing customers and business partners.

           If other companies copy property listings from our mobile apps and websites and publish or aggregate them for their own benefit, attractiveness of our platform may decline.

          There is no assurance that other companies would not copy property listings or other information from our mobile apps, websites and Weixin mini program, through website scraping, robots or other means, and publish or aggregate it with other information for their own benefit. When external parties engage in such conducts, housing customers may be misguided and driven away from our platform and complete their transactions somewhere else, which could materially and adversely affect our business and results of operations. We may fail to detect such anti-competitive conduct in a timely manner and, even if we could, we may find it costly to be fixed or not be able to prohibit it.

           Strategic alliances, investments or acquisitions may have a material and adverse effect on our business, reputation, results of operations and financial condition.

          We have in the past and may continue to invest in or acquire assets, technologies and businesses that are complementary to our existing business, such as our investments in other national real estate brokerage companies and strategic acquisitions of real estate brokerage brands in the past. Our investments or acquisitions may involve significant risks and may not yield the results we expect. Challenges and risks associated with strategic alliances, investments or acquisitions include:

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  Investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to goodwill or intangible assets and exposure to potential unknown liabilities of the acquired business. If such goodwill or intangible assets become impaired, we may be required to record a significant decrease to our results of operations;

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  Investments and acquisitions may require our management team to devote a significant amount of attention in implementation or remediation of controls, procedures and policies at the invested or acquired companies;

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  The cost of identifying and consummating investments and acquisitions and integrating the acquired businesses into ours may be significant, and the integration of acquired businesses may be difficult or become disruptive to our existing business operations;

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  We may also have to obtain approval from the relevant PRC governmental authorities or complete certain administrative procedures for the investments and acquisitions and comply with any applicable PRC rules and regulations, which may be costly;

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  Actual or alleged misconduct or non-compliance by any company we acquire or invest in (or by its affiliates) that occurred may lead to negative publicity, government inquiry or investigations against such company or against us;

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  Investments and acquisitions may raise regulatory concerns in relation to the anti-monopoly and competition laws, rules and regulations of China;

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  Unexpected situations in the area where we conduct investments or acquisitions, such as local protectionism, may impede the closing of our investments or acquisitions and the proper functioning of the invested business;

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  Our financial conditions and results of operations may be adversely affected as we provide loans to some of the companies we invest in;

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  In the case of foreign acquisitions, we face difficulties and risks in addressing the need to integrate operations across different cultures and languages and to deal with the particular economic, currency, political and regulatory risks associated with specific countries; and

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  We may fail to retain and integrate qualified employees of the invested or acquired companies.

          In the event that our investments and acquisitions are not successful, our results of operations and financial condition may be materially and adversely affected.

           We have in the past been subject to legal and regulatory proceedings and administrative investigations and may continue to be subject to these proceedings and investigations from time to time. If the outcome of these proceedings or investigations is adverse to us, it could have a material adverse effect on our business, reputation, results of operations and financial condition.

          We have been, and may from time to time in the future be, subject to various legal and regulatory proceedings arising in the ordinary course of our business. Claims and complaints arising out of actual or alleged violations of laws and regulations could be asserted against us by real estate developers, agents, housing customers, our competitors, or governmental entities in administrative, civil or criminal investigations and proceedings or by other entities.

          As we entered into contractual relationship with various real estate developers, brokerage brands and stores and housing customers, we have been involved in legal proceedings arising from contract disputes. In October 2018, we were named as a defendant in a civil lawsuit involving contract disputes filed in Sichuan by a local real estate developer (the "Plaintiff") claiming refunds and damages of approximately RMB150 million. As of the date of this prospectus, the foregoing civil lawsuit is still pending, and we have asserted counterclaims against the Plaintiff. We believe that the claims made by the Plaintiff are without merit and the damages sought are groundless, and will defend ourselves vigorously. See "Business — Legal Proceedings". We may also be involved and assume joint liability when we provide services to business partners on our platform who are named as defendants by housing customers due to various reasons including contract violations, lack of licenses or qualifications, lack of cash liquidity and bankruptcy of such business partners.

          We have been and may continue to be subject to formal and informal inquiries, investigations and inspections from government authorities and regulators regarding our compliance with laws and regulations, many of which are evolving and subject to interpretation. Most of these administrative actions may be routine in nature and carried out as part of the market monitoring and supervision functions of the regulatory authorities, but some of them may be triggered by our industry position in housing transactions and services market or by complaints from third parties or customers. Especially, our industry position in housing transactions and services market and our approach to expand our businesses through an online platform may draw heightened scrutiny from the regulatory authorities or cause to be paid close attention to our business operation. In addition, if we were to be involved in anti-monopoly and competition laws and regulations related scrutiny or action, governmental agencies and regulators may, among other things, prohibit future acquisitions, divestitures, or combinations we plan to make, impose significant fines or penalties, require divestiture of certain of our assets, or impose other restrictions that limit or require us to modify our operations. Due to the uncertainty of legislation and local implementation of anti-monopoly and competition laws and regulations in the PRC, we cannot assure you that we will not be subject to any investigations, claims or complaints of alleged violations of these laws and regulations.

          These investigations, claims and complaints could be initiated or asserted under or on the basis of a variety of laws in different jurisdictions, including real estate laws, advertising laws, value-added telecommunication services laws, intellectual property laws, unfair competition laws, anti-monopoly laws, data protection and privacy laws, labor and employment laws, securities laws, finance services laws, tort laws, contract laws and property laws. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. If we fail to defend ourselves in these actions, we may be subject to restrictions, fines or penalties that will materially and adversely affect our operations. Even if we are successful in our attempt to defend ourselves in legal and regulatory actions or to assert our rights under various laws and regulations, the process of communicating with relevant regulators, defending ourselves and enforcing our rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions could expose us to negative publicity, substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

           We may not be able to maintain our culture, which has been a key to our success.

          Our culture, implicated in our grand vision and mission, is important to us, and we believe it has been critical to our success. We may have difficulties maintaining our culture or adapting it sufficiently to meet the needs of our future and evolving operations as we continue to grow, in particular as we grow as a public company with the attendant changes in policies, practices, corporate governance and management requirements. Failure to maintain our culture could have a material and adverse effect on our business, results of operations, financial condition and prospects.

           Our expansion into new service and product categories and businesses may expose us to new challenges and more risks.

          Although we have been successful in expanding into new service and product categories and businesses, such as establishing our platform business and financial services, we cannot assure you that we will be able to continue our success in our expansion into new service and product categories and businesses in the future. For example, we are cooperating with more real estate developers for new home sales on our platform and we are rolling out our pilot programs to test our home renovation, community care and property management services. Meanwhile, we are leveraging our technological capabilities to introduce new service models such as VR property showing. Our lack of experience with these new service and product categories may adversely affect our prospects and our ability to compete with the existing market players in any of these service and product categories. Moreover, the expansion into new businesses may disrupt our ongoing business, distract our management and employees and increase our expenses to cover unforeseen or hidden liabilities or costs. We may also face challenges in achieving the expected benefits of synergies and growth opportunities in connection with these new service categories and businesses. Besides, we may be subject to additional compliance requirements for these new service and product categories and businesses. Failure to expand successfully may also diminish investor confidence in our decision-making and execution capabilities, which could materially and adversely affect our business, results of operations, financial condition and prospects.

           If our expansion into new geographical areas is not successful, our business and prospects may be materially and adversely affected.

          We have a track record of successfully expanding into new geographical areas. We cannot assure you, however, that we will be able to maintain this momentum in the future. As the conditions of the real estate markets in any new local markets may vary significantly from where we currently operate our platform, expansion into new geographical areas involves new risks and challenges. Our lack of familiarity with, and relevant housing data relating to, these geographical areas may make it more difficult for us to keep pace with the evolving market conditions. In addition, there may be one or more existing market leaders in any geographical area that we decide to expand into. If we fail to cooperate with them, such companies may be able to compete more effectively than us by leveraging their experience in doing business in that market as well as their familiarity with the local housing customers.

           Regulatory uncertainties related to financial services in China could harm our business, financial condition and results of operation.

          Our financial services may be subject to a variety of PRC laws and regulations governing financial services. The application and interpretation of these laws and regulations are ambiguous and evolving and may be interpreted and applied inconsistently between different government authorities or in different market environments. In particular, the PRC government's regulatory framework governing the new and rapidly-evolving online finance market and its ancillary services, which concerns the transactions that our platform facilitates between our housing customers and external financial institutions, the cooperation between us and financial institutions and other real-estate-related financial services we provide, is rapidly evolving and is subject to further change, interpretation and uncertainties of local enforcement practice at this stage. "Regulations — Regulations Related to Financing".

          For example, in October 2019, the Supplementary Provisions on Supervision and Administration of Financing Guarantee Companies, or the CBIRC Circular 37, were issued to further clarify that residential real estate guarantee companies shall be regulated under the financing guarantee regulations and shall acquire a financing guarantee business license before June 2020.

See "Regulation — Regulations Related to Financing — Regulations Related to Financing Guarantee". As we offer guarantee services through guarantee companies under Beike Financial, we are subject to the CBIRC Circular 37 and other regulations related to financing guarantee companies. Beijing Zhongrongxin Financing Guarantee Limited Co., Ltd., a subsidiary of our consolidated affiliated entities, and Shenzhen Beike Financing Guarantee Limited Co., Ltd., one of our PRC subsidiaries, have obtained the license for financing guarantee business. However, as the interpretation and implementation of laws and regulations on financing guarantee are uncertain and still evolving, we cannot assure you that our financing guarantee business do not and will not violate relevant laws and regulations in China.

          As of the date of this prospectus, we have not been subject to any material fines or other penalties under any PRC laws or regulations on our financial services. The PRC government may adopt a stringent regulatory framework for the online and mobile or even offline finance market in the future, and impose specific requirements (including licensing requirements) on market participants, or enhance the implementation of existing laws and regulations. If our financial services or practice are deemed to have violated any existing or future laws and regulations, we may face injunctions, including orders to rectify or cease activities, and may be subject to other penalties as determined by the relevant government authorities. Furthermore, we may be ordered to adjust our finance services to meet the new requirements under the relevant laws, rules and regulations, which may require considerable resources and time, and could significantly affect the operation of our business.

           Our business generates and processes a large amount of data, and the improper use, collection or disclosure of such data could subject us to significant reputational, financial, legal and operational consequences, and deter current and potential customers from using our services.

          We face risks inherent in handling and protecting a large amount of data that our business generates and processes from the significant number of housing transactions our platform facilitates. In particular, we face a number of challenges relating to data from transactions and other activities on our platform, including:

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  protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;

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  addressing concerns related to privacy and sharing, safety, security and other factors; and

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  complying with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal information, including any requests from regulatory and government authorities relating to this data.

          We are subject to various data privacy and protections laws and regulations in China, including without limitation, the PRC Cybersecurity Law. See "Regulation — Regulations Related to Internet Security and Privacy Protection". Moreover, different regulatory bodies in China, including the Ministry of Industry and Information Technology, or the MIIT, the Cyberspace Administration of China, or CAC, the Ministry of Public Security, the State Administration for Market Regulation, or the SAMR, and the Ministry of Housing and Urban-Rural Development, or the MOHURD, have enforced data privacy and protections laws and regulations with various standards and applications. The various standards in enforcement of data privacy and protection laws have caused us difficulties in ensuring full compliance and increase our operating cost, as we need to spend time and resources to deal with various inspections for compliance. While we have adopted a rigorous and comprehensive policy for the collection, processing, sharing, disclosure authorization and other aspects of data use and privacy and taken necessary measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of these policies and measures undertaken by us, or by the agents, brokerage brands and stores or other business partners on our platform. Any failure or perceived failure to comply with all applicable data privacy and protection laws and regulations, or any failure or perceived failure of our business partners to do so, or any failure or perceived failure of our employees to comply with our internal control measures, may result in negative publicity and legal proceedings or regulatory actions against us, and could result in fines, revocation of licenses, suspension of relevant operations or other legal or administrative penalties, which may in turn damage our reputation, discourage current and potential agents, housing customers and subject us to fines and damages, which could have a material adverse effect on our business and results of operations.

          Furthermore, the PRC regulatory and enforcement regime with regard to data security and data protection is still evolving. PRC regulators have been increasingly focused on regulation in the areas of data security and data protection. We cannot assure you that relevant regulators will not interpret or implement the laws or regulations in ways that negatively affect us. Our different lines of business are subject to evolving data security and protection laws and regulations regulating different businesses, such as the financial services business and internet-related business, which may lead to inconsistency and cause difficulties in compliance. In addition, it is possible that we may become subject to additional or new laws and regulations in this regard, particularly to data security and protection laws in other jurisdiction if we extend our business outside of the PRC in the future, which may result in additional expenses to us and subject us to potential liability and negative publicity. We expect that these areas will receive greater attention and focus from regulators, and attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

           If we fail to adopt new technologies or adapt our mobile apps, websites and systems to changing user requirements or emerging industry standards, our business may be materially and adversely affected.

          We must continue to enhance and improve the functionality, effectiveness and features of our websites, mobile apps and Weixin mini program. The internet and online mobile application industry are characterized by rapid technological evolution, changes in customer requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop, acquire or license technologies useful in our business, and respond to technological advances and emerging industry standards and practices in a cost-effective and timely way. In recent years, we invested in the development of many new technologies and business initiatives, such as virtual reality, Smart Hardware and Internet-of-Things and big data. The development of websites, mobile apps and other proprietary technologies entails significant technical and business risks. We cannot assure you that we will be able to successfully develop or effectively use new technologies, recoup the costs of developing new technologies or adapt our websites, mobile apps, proprietary technologies and systems to meet customer requirements or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or user preferences, whether for technical, legal, financial or other reasons, our business may be materially and adversely affected.

           Some of our products and services contain open source software, which may pose a particular risk to our proprietary software, products and services in a manner that negatively affects our business.

          We use open source software in our software and systems and will use open source software in the future. The licenses applicable to our use of open source software may require the source code that is developed using open source software be made available to the public and that any modifications or derivative works to certain open source software continue to be licensed under open source licenses. From time to time, we may face claims from external parties claiming infringement of their intellectual property rights, or demanding the release or license of the open source software or derivative works that we developed using such software (which could include our proprietary source code) or otherwise seeking to enforce the terms of the applicable open source license. Our use of open source software may also present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other parties to determine how to breach our website and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a material adverse effect on our business, results of operations, financial condition and prospects.

           Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

          The successful operation of our business depends on the performance and reliability of the internet infrastructure and telecommunications networks in China. Almost all access to the internet in China is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the MIIT. Moreover, we primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China's internet infrastructure or the telecommunications networks provided by telecommunications service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. However, we have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. Further, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

           We are dependent on app stores to distribute our mobile apps.

          We currently cooperate with Apple's app store and major Android app stores to distribute our mobile applications to users. As such, the promotion, distribution and operation of our applications are subject to such distribution platforms' standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If these third-party distribution platforms change their terms and conditions in a manner that is detrimental to us, or refuse to distribute our applications, or if any other major distribution channel with which we would like to seek collaboration refuses to collaborate with us in the future on commercially favorable terms, our business, financial condition and results of operations may be materially and adversely affected.

           Our business depends substantially on the continuing efforts of our directors, executive officers and other key persons. If we lose their services, our business operations and growth prospects may be materially and adversely affected.

          Our future success depends substantially on the continuing efforts of our directors, executive officers and key persons. In particular, we rely on the leadership, expertise, experience and vision of our directors and senior management team. If one or more of our directors, executive officers or other key persons were unable or unwilling to continue their services with us, whether due to resignation, accident, health condition, family considerations or any other reason, we might not be able to find their successors, in a timely manner, or at all. Since the housing transactions and services industry is characterized by high demand and intense competition for talent, we cannot assure you that we will be able to attract or retain qualified management or other highly skilled employees.

          We do not have key man insurance for our directors, executive officers or other key persons. If any of our key persons terminate his or her services or otherwise becomes unable to provide continuous services to us, our business may be severely and adversely affected, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. Each of our executive officers and key employees has entered into an employment agreement with a non-compete clause with us. However, these agreements may be breached by the counterparties, and there may not be adequate and timely remedies available to us to compensate our losses arising from the breach. We cannot assure you that we would be able to enforce these non-compete clauses. If any of our executive officers or key persons joins a competitor or forms a competing company, we may lose customers, know-hows and key professionals and staff members.

           Pandemics and epidemics, natural disasters, terrorist activities, political unrest and other outbreaks could disrupt our production, delivery, and operations, which could materially and adversely affect our business, financial condition and results of operations.

          Global pandemics, epidemics in China or elsewhere in the world, or fear of the spread of contagious diseases, such as COVID-19, Middle East respiratory syndrome (MERS), Ebola virus disease, severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict the ability of real estate agents to provide services, or incur significant costs to protect our employees and facilities. Actual or threatened wars, terrorist activities, political unrests, civil strife and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition and results of operations.

           We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

          We rely on certain key operating metrics, such as GTV, and the number of real estate brokerage stores and agents on our platform among other things, to evaluate the performance of our business. Our operating metrics may differ from estimates published by third parties or from similarly titled metrics used by other companies due to differences in methodology and assumptions. We calculate these operating metrics using internal company data. If we discover material inaccuracies in the operating metrics we use, or if they are perceived to be inaccurate, our reputation may be harmed and our evaluation methods and results may be impaired, which could negatively affect our business. If investors make investment decisions based on operating metrics we disclose that are inaccurate, we may also face potential lawsuits or disputes.

           We have limited insurance coverage, which could expose us to significant costs and business disruption.

          We maintain various insurance policies to safeguard against risks and unexpected events. However, we do not maintain business interruption insurance or key-man insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

           Our results of operations are subject to seasonal fluctuations.

          Our business is subject to seasonal fluctuations, normally with relatively weaker performance in the first quarter and stronger performance in the second quarter, consistent with the residential real estate industry in general. The first quarter of each calendar year generally contributes the smallest portion of our annual revenue, primarily due to a reduced number of housing transactions completed during the Chinese New Year holiday period in the quarter. Although the seasonality of our business has been significantly offset by our rapid growth, especially in the new home transaction services business, the seasonality fluctuation may increase in the future. As a result, our results of operations and the trading price of our ADSs may fluctuate from time to time due to seasonality.

           Our use of some leased properties could be challenged by external parties or government authorities, which may cause interruptions to our business operations.

          Certain lessors of our leased properties have not provided us with their property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or the parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. We may not have entered into written contracts with our lessors properly for a few of our leased properties in a timely manner and the lessors of such properties may claim to terminate our leases. We may not be able to find alternative properties to lease in a timely and reliable manner, or at all. Some of the leased properties may also be subject to mortgage at the time the leases were entered into. If no consent had been obtained from the mortgage holder under such circumstances, the lease might not be binding on the transferee of the property in the event that the mortgage holder forecloses on the mortgage and transfers the property to another party. In addition, a portion of our leasehold interests in leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities.

          As of the date of this prospectus, we are not aware of any material claims or actions being contemplated or initiated by government authorities, property owners or any other third parties with respect to our leasehold interests in or use of such properties. However, we cannot assure you that our use of such leased properties will not be challenged. In the event that our use of properties is successfully challenged, we may be subject to fines and forced to relocate the affected operations. In addition, we may become involved in disputes with the property owners or parties who otherwise have rights to or interests in our leased properties. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from external parties' challenges on our use of such properties. As a result, our business, financial condition and results of operations may be adversely affected.

           Enforcement of stricter labor laws and regulations and increases in labor costs in the PRC may materially and adversely affect our business and our profitability.

          China's overall economy and the average wage have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers who pay for our services, our profitability and results of operations may be materially and adversely affected. Further, pursuant to the PRC Labor Contract Law, as amended, or the Labor Contract law, and its implementation rules, employers are subject to various requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees' probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to affect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

          In addition, under the PRC Social Insurance Law and the Administrative Measures on Housing Provident Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds, and employers are required, together with their employees or separately, to pay the contributions to social insurance and housing provident funds for their employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. Certain of our PRC subsidiaries and consolidated affiliated entities have failed to make social insurance and housing fund contributions in full for their employees. In addition, certain of our PRC subsidiaries and consolidated variable interest entities engage third-party human resources agencies to make social insurance and housing fund contributions for some of their employees, and there is no assurance that such third-party agencies make such contributions in full in a timely manner, or at all. If the relevant PRC authorities determine that we shall make up for social insurance and housing fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected.

          Furthermore, pursuant to the Labor Contract Law, dispatched labor is only intended to be a supplementary form of employment, the number of which shall not exceed 10% of the employer's total labor force. See "Regulation — Regulations on Employment and Social Welfare — Labor Dispatch". We have historically hired dispatched workers from employment agencies from time to time and the number of dispatched workers may have exceeded 10% the total number of our labor force in the past. Although we aim to not assign dispatched workers on significant tasks, there is no assurance that the assignments performed by them are always temporary and ancillary in nature. We have formulated and implemented a plan to contain the number of dispatched workers and stay compliant. As of the date of this prospectus, the number of our dispatched workers does not exceed 10% of the total number of our labor force. However, we cannot assure you that the number of dispatched workers we use will not exceed 10% of the total number of our labor force as we continue to develop and expand our business. If the number of our dispatched workers exceeds 10% of the total labor force in the future, we could be ordered to rectify within a specified period of time, and could be subject to fines if we fail to do so, which could have a material adverse effect to our business, financial condition and results of operations.

          We cannot assure you that our employment practices will be deemed to be in compliance with labor-related laws and regulations in China due to interpretation and implementation uncertainties related to the evolving labor laws and regulations, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

           Our online marketing services may constitute internet advertisement, which subjects us to laws, rules and regulations applicable to advertising.

          We derive certain amount of our revenues from online marketing services and other related services. In July 2016, the State Administration for Industry and Commerce (currently known as the State Administration for Market Regulations) promulgated the Interim Administrative Measures on Internet Advertising, or the Internet Advertising Measures, effective September 2016, pursuant to which internet advertisements are defined as any commercial advertising that directly or indirectly promotes goods or services through internet media in any form including paid-for search results. Under the Internet Advertising Measures, our online marketing services and other related services may constitute internet advertisement, and we may be therefore subject to additional obligations as an adverting distributor. For example, pursuant to Internet Advertising Measures, an adverting distributor must examine, verify and record identity information of its advertisers, such as the advertiser's name, address and contact information, and maintain an updated verification of such information on a regular basis. Moreover, it must examine the supporting documentation provided by the advertisers and adverting operators. Where a special government review is required for specific categories of advertisements before posting, the adverting distributor must confirm that the review has been performed and approval has been obtained. If the content of the advertisement is inconsistent with the supporting documentation, or the supporting documentation is incomplete, the advertisement cannot be published. In addition, the Internet Advertising Measures require paid-for search results to be distinguished from natural search results so that consumers will not be misled as to the nature of these search results. As such, we are obligated to distinguish from others the listings characterized as paid-for search results and the real estate brokerage brands, stores or agents who purchase online marketing and related services or the relevant listings by these brands, stores or agents.

          Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees and orders to cease dissemination of the advertisements. In circumstances involving serious violations, the PRC government may suspend or revoke a violator's business license or license for operating advertising business. Complying with the abovementioned requirements requires considerable resources and time, and could significantly affect the operation of our business, while at the same time also exposing us to increased liability under the relevant laws, rules and regulations. The costs associated with complying with these laws, rules and regulations, including any penalties or fines for our failure to so comply if required, could have a material adverse effect on our business, financial condition and results of operations.

           We have identified a material weakness in our internal control over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our ADSs.

          Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure control and procedures, are designed to prevent fraud. In connection with the audits of our consolidated financial statements as of and for the year ended December 31, 2019 by PricewaterhouseCoopers Zhong Tian LLP, our independent registered public accounting firm, we identified one material weakness in our internal control over financial reporting as of December 31, 2019. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or the PCAOB, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company's annual or interim financial statements will not be prevented or detected on a timely basis.

          The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge and experience (i) to establish and implement key controls over period end closing and financial reporting and (ii) to handle complex accounting issues and to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements. The material weakness, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Following the identification of the material weakness and other control deficiencies, we have taken measures and plan to continue to take measures to remediate these control deficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting". However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

           If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

          Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we establish and maintain internal control over financial reporting and disclosure controls and procedures. An effective internal control environment is necessary to enable us to produce reliable financial reports and is an important component of our efforts to prevent and detect financial reporting errors and fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2021. If we fail to remedy the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. In addition, as we have become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

          During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we or our auditor may identify other deficiencies in our internal control over financial reporting that are deemed to be material weaknesses and render our internal control over financial reporting ineffective. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.

           We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

          Growing and operating our business will require significant cash investments, capital expenditures and commitments to respond to business challenges, including developing or enhancing new or existing services and technologies and expanding our infrastructure. If cash on hand, cash generated from operations, and the net proceeds from this offering are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital, potentially through debt or equity financings. We may not be able to raise required cash on terms acceptable to us, or at all. Such financings may be on terms that are dilutive or potentially dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the initial public offering price of this offering or the then-current market price per share of our ordinary shares. The holders of new securities may also have rights, preferences, or privileges that are senior to those of existing stockholders. If new financing sources are required, but are insufficient or unavailable, we may need to modify our growth and operating plans and business strategies based on available funding, if any, which would harm our ability to grow our business.

           We will be a "controlled company" within the meaning of the New York Stock Exchange's corporate governance rules and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

          We will be a "controlled company" as defined under the New York Stock Exchange's corporate governance rules because Mr. ZUO Hui, our founder and chairman of the board of directors, is expected to beneficially own more than 50% of our total voting power after the completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Risks Related to Our Corporate Structure

           If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

          Foreign ownership in entities that provide value-added telecommunication services, including online real estate platform services, is subject to restrictions under current PRC laws and regulations, unless certain exceptions are available. Specifically, foreign ownership of a value-added telecommunication service provider may not exceed 50%, except for the investment in the e-commerce operation business, a domestic multi-party communication business, an information storage and re-transmission business and a call center business, and the major foreign investors are required to have a record of good performance and operating experience in managing value-added telecommunications business. In addition, foreign investment in certain finance services in China is still heavily regulated. For example, there are no detailed regulations on the specific requirements and threshold for the change of a domestic online payment institution into a foreign-invested one, and the approval authority retains considerable discretion in granting the approval of such amendment.

          We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. Accordingly, our PRC subsidiaries are not eligible to provide value-added telecommunication services, other internet related business and certain finance services subject to foreign ownership restriction under PRC laws. To ensure compliance with the PRC laws and regulations, we conduct our foreign investment-restricted business in China through our VIEs and its subsidiaries, which currently hold the value-added telecommunication business license, the license for online payment services, and other licenses necessary for our operation of such restricted business. Our applicable WFOEs have entered into a series of contractual arrangements with our VIEs and their shareholders, respectively, which enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, (iii) have the pledge right over the equity interests in our VIEs as the pledgee; and (iv) have an exclusive option to purchase all or part of the equity interests in our VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIEs and hence consolidate their financial results under U.S. GAAP. See "Corporate History and Structure" for further details.

          In the opinion of our PRC legal counsel, Han Kun Law Offices, (i) the ownership structures of our WFOEs and our VIEs in China, both currently and immediately after giving effect to this offering, are not in violation of provisions of applicable PRC laws and regulations currently in effect; and (ii) the contractual arrangements between our WFOEs, our VIEs and their shareholders governed by PRC law are not in violation of provisions of applicable PRC laws or regulations currently in effect, and valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Thus, the PRC governmental authorities may take a view contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. If we or our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals to operate our business, the relevant

PRC governmental authorities would have broad discretion to take action in dealing with such violations or failures, including:

  •
  revoking the business licenses and/or operating licenses of such entities;

  •
  imposing fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations;

  •
  discontinuing or placing restrictions or onerous conditions on the operations of our VIEs;

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  placing restrictions on our right to collect revenues;

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  shutting down our servers or blocking our app/websites; or

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  requiring us to restructure our ownership structure or operations;

          Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our VIEs in China that most significantly impact their economic performance and/or our failure to receive the economic benefits and residual returns from our VIEs, and we are unable to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of our VIEs in our consolidated financial statements in accordance with U.S. GAAP.

           The Baihui Partnership and its related arrangements may impact your ability to appoint Executive Directors and nominate the chief executive officer of the company, and the interests of the Baihui Partnership may conflict with your interests.

          Our post-offering memorandum and articles of association, which is expected to take effect upon completion of this offering, will allow the Baihui Partnership to appoint Executive Directors and nominate and recommend the chief executive officer of our company. Any Executive Director candidate duly nominated by the Baihui Partnership shall be approved and appointed by our board of directors and serve as an Executive Director of our company until expiry of his or her terms, subject to removal or termination in accordance with our then-effective memorandum and articles of association. The chief executive officer candidate nominated by the Baihui Partnership shall stand for appointment by the nominating and corporate governance committee of the board of directors. In the event that such candidate is not appointed by the nominating and corporate governance committee, the Baihui Partnership may nominate a replacement nominee until the nominating and corporate governance committee appoints such nominee as chief executive officer, or until the nominating and corporate governance committee fails to appoint more than three such candidates nominated by the Baihui Partnership consecutively, after which time the board of directors may then nominate and appoint any person to serve as the chief executive officer of the Company. See "Management — Baihui Partnership". This governance structure will limit your ability to influence corporate matters, including the matters determined at the board level.

          In addition, the interests of the Baihui Partnership may not coincide with your interests. The partnership committee of the Baihui Partnership may make further determinations as to, among other things, the allocation of the bonus pool among all partners after the total amount of the bonus pool is determined each year by the board of directors, subject to approval of the compensation committee if such allocations are to partners who are executive officers or directors. These allocations may not be entirely aligned with the interest of shareholders who are not partners. Because the partners may be largely comprised of members of our management team, the Baihui Partnership and its Executive Director nominees may focus on the managerial strategies and decisions and operational and financial targets that differ from the expectations and desires of shareholders. To the extent that the interests of the Baihui Partnership differ from your interests on certain matters, you may be disadvantaged.

           We rely on contractual arrangements with our VIEs and their shareholders to exercise control over a portion of our business, which may not be as effective as direct ownership in providing operational control.

          We have relied and expect to continue to rely on contractual arrangements with our VIEs and their shareholders to conduct a portion of our operations in China, mainly value-added telecommunication services, other internet related business and certain finance services. These contractual arrangements, however, may not be as effective as direct ownership in providing us with control over our VIEs. For example, our VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of our VIEs in an acceptable manner or taking other actions that are detrimental to our interests.

          If we had direct ownership of our VIEs in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIEs and their shareholders of their obligations under the contracts to exercise control over our VIEs. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "— Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on part of our business".

           Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on part of our business

          If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of our VIEs were to refuse to transfer their equity interests in our VIEs to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

          All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See "— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could materially and adversely affect us". Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration if legal action becomes necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct the business we currently conduct through the contractual arrangements may be negatively affected.

           The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect part of our business.

          The shareholders of our VIEs may have actual or potential conflicts of interest with us. These shareholders may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs, which would have a material and adverse effect on our ability to effectively control our VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

          Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we may invoke the right under the equity pledge agreements with the shareholders of the VIEs to enforce the equity pledge in the case of the shareholders' breach of the contractual arrangements. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of our VIEs have executed powers of attorney to appoint one of our WFOEs or a person designated by one of our WFOEs to vote on their behalf and exercise voting rights as shareholders of our VIEs. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our VIEs, we would have to rely on legal proceedings, which could result in disruption of part of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

          The shareholders of our VIEs may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in our VIEs and the validity or enforceability of our contractual arrangements with our VIEs and their shareholders. For example, in the event that any of the shareholders of our VIEs divorces his or her spouse, the spouse may claim that the equity interest of the VIEs held by such shareholder is part of their community property and should be divided between such shareholder and the spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder's spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in a loss of the effective control over the VIEs by us. Similarly, if any of the equity interests of our VIEs is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our control over the VIEs or have to maintain such control by incurring unpredictable costs, which could cause significant disruption to part of our business and operations and harm our financial condition and results of operations.

           Contractual arrangements we have entered into with our VIEs may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could negatively affect our financial condition and the value of your investment.

          Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to our VIEs were not entered into on an arm's-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing our PRC subsidiaries' tax expenses. In addition, the PRC tax authorities may impose late payment fees and other administrative sanctions on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs' tax liabilities increase or if they are required to pay late payment fees and other penalties.

           We may lose the ability to use and benefit from assets held by our VIEs that are material or supplementary to the operation of our business if either of our VIEs goes bankrupt or becomes subject to dissolution or liquidation proceeding.

          As part of our contractual arrangements with our VIEs, these entities may in the future hold certain assets that are material or supplementary to the operation of our business. If either of our VIEs goes bankrupt and all or part of its assets become subject to liens or rights of creditors, we may be unable to continue some or all of our business activities we currently conduct through the contractual arrangement, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our VIEs may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If either of our VIEs undergoes voluntary or involuntary liquidation proceeding, unrelated creditors may claim rights to some or all of these assets, thereby hindering our ability to operate part of our business, which could materially and adversely affect our business, financial condition and results of operations.

           Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and operations.

          The value-added telecommunications services and certain financial services that we conduct through our VIEs and their subsidiaries are subject to foreign investment restrictions set forth in the Special Management Measures (Negative List) for the Access of Foreign Investment issued by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, effective July 2020.

          On March 15, 2019, the National People's Congress promulgated the Foreign Investment Law, or the Foreign Investment Law (2019), which became effective on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Owned Enterprise Law to become the legal foundation for foreign investment in the PRC. Since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law (2019), "foreign investment" refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities in the future. In addition, the definition of foreign investment contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws, administrative regulations or provisions of the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. If further actions shall be taken under future laws, administrative regulations or provisions of the State Council, we may face substantial uncertainties as to whether we can complete such actions. Failure to do so could materially and adversely affect our current corporate structure, corporate governance and operations.

Risks Related to Doing Business in China

           Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

          We expect that our revenues will be primarily derived in China and most of our operations will continue to be conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. The PRC government also exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to reduction in demand for our services and solutions and adversely affect our competitive position.

          The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operations.

           Uncertainties with respect to the PRC legal system could materially and adversely affect us.

          The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules may not be uniform and enforcement of these laws, regulations and rules involves uncertainties. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. Besides, the PRC is geographically large and divided into various provinces and municipalities and, as such, different laws, rules, regulations and policies may have different and varying applications and interpretations in different parts of the PRC. Legislation or regulations, particularly in local applications, may be enacted without sufficient prior notice or announcement to the public. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, or at all, and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Agreements that are governed by PRC laws may be more difficult to enforce by legal or arbitral proceedings in the PRC than that in other countries with different legal systems. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

           We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

          We are a Cayman Islands holding company and rely on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, the PRC tax authorities may require our subsidiaries to adjust their taxable income under the contractual arrangements they currently have in place with our VIEs in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

          Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

           The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

          Under PRC laws, legal documents for corporate transactions are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR. In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application which will then be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secure locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of any of our subsidiaries or VIEs. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

           PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

          Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, as well as any loans we provide to our VIEs, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries are subject to the registration with SAMR or its local counterpart and registration with a local bank authorized by the State Administration of Foreign Exchange, or the SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with the SAFE or its local branches and (ii) any of our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by the People's Bank of China. Additionally, any medium or long-term loans to be provided by us to our VIEs must be registered with the NDRC and the SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations in a timely manner, or at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries or loans by us to our VIEs. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

           Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

          The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive our revenues primarily in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing foreign exchange restrictions, without prior approval of the SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

           China's M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies, which could make it more difficult for us to pursue growth through acquisitions in China.

          A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009 and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, pursuant to relevant anti-monopoly laws and regulations, the SAMR should be notified in advance of any concentration of undertaking if certain thresholds are triggered. In light of the uncertainties relating to the interpretation, implementation and enforcement of the anti-monopoly laws and regulations of the PRC, we cannot assure you that the anti-monopoly law enforcement agency will not deem our future acquisitions or investments to have triggered filing requirement for anti-monopoly review. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the PRC Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including clearance from the SAMR and approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

           PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

          In July 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, which requires PRC residents (including PRC individuals and PRC corporate entities) to register with the SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In addition, such PRC residents must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. According to the Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, which became effective on June 1, 2015, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The term "control" under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by PRC residents in the offshore special purpose vehicles, or SPVs, by means of acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. If any PRC shareholder of such SPVs fails to make the required registration or to update the previously filed registration, the subsidiary of such SPVs in China may be prohibited from distributing theirs profits or the proceeds from any capital reduction, share transfer or liquidation to the SPVs, and the SPVs may also be prohibited from making additional capital contributions into their subsidiary in China.

          We have notified all individuals or entities who directly or indirectly hold shares in our Cayman Islands holding company and are known to us as PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC individuals or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by SAFE regulations. In addition, concerning the uncertainty of the application of SAFE Circular 37, some of our current beneficial owners who are PRC residents failed to complete or update their SAFE registrations to address the changes of their offshore interest. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

           Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

          In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. See "Regulation — Regulation Related to Stock Incentive Plans". We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been or will be granted incentive shares or options are subject to these regulations. Failure to complete the SAFE registrations may subject us or them to fines and legal sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

           If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.

          Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or the SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

          We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to PRC enterprise income on our worldwide income at the rate of 25% and we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition gains realized on the sale or other disposition of our ADSs or class A ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the clauses of any applicable tax treaty), if such gains are deemed to be from the PRC. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

           We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies, which may have a material adverse effect on our financial condition and results of operations.

          On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

          Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

          We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37, or to establish that we and our non-PRC resident investors should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

           You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

          We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Even if you are successful in bringing an action of this kind, PRC laws may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant PRC laws, see "Enforceability of Civil Liabilities".

           It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

          Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also "—Risks Related to Our ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law." for risks associated with investing in us as a Cayman Islands company.

           Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

          Under the PRC Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%, but certain "software enterprise" and "high and new technology enterprises", are qualified for a preferential enterprise income tax rates subject to certain qualification criteria. A "software enterprise", which is reassessed annually, is entitled to favorable income tax rate of 0% for the first two years after qualification, and 12.5% for the subsequent three years. In addition, a "high and new technology enterprise", which is reassessed every three years, is entitled to favorable income tax rate of 15%. Currently certain PRC subsidiary and consolidated variable interest entity of us are enjoying favorable tax rates as software enterprise or high and new technology enterprise. If any of these entities fails to maintain its qualified status, experiences any increase in the enterprise income tax rate, or faces any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments currently enjoyed, our business, financial condition and results of operations could be materially and adversely affected.

          Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

           The approval of the CSRC may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

          The M&A Rules require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If the CSRC approval is required, it is uncertain how long it will take us to obtain such approval and any failure to obtain or delay in obtaining the approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

          Our PRC legal counsel has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the New York Stock Exchange. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

           The audit report included in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, and as such, our investors are deprived of the benefits of such inspection.

          Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditors are located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, they are not currently inspected by the PCAOB.

          In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB's inability to inspect audit work and practices of accounting firms in China with respect to their audit work of U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President's Working Group on Financial Markets to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. However, it remains unclear what further actions, if any, the U.S. executive branch, the SEC and PCAOB will take to address the problem.

          This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

          As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC's list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021, which contains provisions comparable to the Kennedy Bill. If either of these bills is enacted into law, it would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded "over-the-counter" if the auditor of the registrant's financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. Enactment of any of such legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

           Proceedings instituted by the SEC against certain PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

          In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms in China, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' audit work papers with respect to certain other PRC-based companies that are publicly traded in the United States.

          On January 22, 2014, the initial administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC's rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months.

          On February 6, 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and to audit US-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms' audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four PRC-based accounting firms' compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions, if the accounting firms are subject to additional remedial measures, our ability to file our our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to our delisting from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

          In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

          If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to be not in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

           The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

          Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People's Republic of China as a phase one trade deal, effective on February 14, 2020.

          Although the direct impact of the current international trade tension, and any escalation of such tension, on the housing transaction services industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

Risks Related to Our ADSs and This Offering

           An active trading market for our class A ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

          We have submitted an application to list our ADSs on the New York Stock Exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our class A ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of our ADSs after this offering could decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

           The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

          The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings, cash flow;

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  fluctuations in operating metrics;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new solutions and services and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental negative publicity about us, our competitors or our industry;

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  additions or departures of key personnel;

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  release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

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  regulatory developments affecting us or our industry; and

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  potential litigation or regulatory investigations.

          Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

          In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

           Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

          Our authorized and issued ordinary shares are divided into class A ordinary shares and class B ordinary shares immediately prior to the completion of this offering. In respect of matters requiring the votes of shareholders, holders of class A ordinary shares and class B ordinary shares vote together as a single class except as may otherwise be required by law, and holders of class A ordinary shares are entitled to one vote per share while holders of class B ordinary shares are entitled to ten votes per share. Each class B ordinary share is convertible into one class A ordinary share at any time by the holder thereof, while class A ordinary shares are not convertible into class B ordinary shares under any circumstances. Upon any transfer of class B ordinary shares by a holder thereof to any person or entity that is not an affiliate of the holder, such class B ordinary shares are automatically and immediately converted into an equal number of class A ordinary shares.

          Upon the completion of this offering, Mr. ZUO Hui, our chairman of the board, will beneficially own                          ordinary shares (comprising             class A ordinary shares and             class B ordinary shares), representing         % of the aggregate voting power of our total issued and outstanding ordinary shares due to the disparate voting powers associated with our dual-class voting structure, assuming that the underwriters do not exercise their option to purchase additional ADSs. See "Principal Shareholders". After this offering, Mr. ZUO will have considerable influence over matters requiring shareholder approval, such as electing directors and approving material mergers, acquisitions, or other business combination transactions. This concentration of ownership may discourage, delay, or prevent a change of control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of class A ordinary shares and ADSs may view as beneficial.

           Our dual-class voting structure may render the ADSs representing our class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the ADSs.

          We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the ADSs, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of the ADSs representing our class A ordinary shares in such indices, which could adversely affect the trading price and liquidity of the ADSs representing our class A ordinary shares. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the ADSs could be adversely affected.

           If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

          The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

           We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

          We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

          Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

           Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

          If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of per ADS, and our adjusted net tangible book value per ADS, after giving effect to our sale of the ADSs offered in this offering. In addition, you may experience further dilution in connection of the issuance of class A ordinary shares upon the exercise or vesting, as the case may be, of our share incentive awards. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

           We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

          We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

           Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

          Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

          After completion of this offering, certain shareholders may cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

           Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our class A ordinary shares and the ADSs.

          We have conditionally adopted a fourth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our class A ordinary shares, including class A ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our class A ordinary shares and the ADSs may be materially and adversely affected.

           The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares represented by your ADSs.

          Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights attached to the class A ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying class A ordinary shares represented by your ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying class A ordinary shares unless you cancel and withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting.

          When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying class A ordinary shares represented by your ADSs and from becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, upon our instruction the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying class A ordinary shares represented by your ADSs.

          In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying class A ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying class A ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

          Under the deposit agreement, if you do not vote, the depositary may give us a discretionary proxy to vote the class A ordinary shares underlying the ADSs at shareholders' meetings if we have timely provided the depositary with notice of meeting and related voting materials and (i) we have instructed the depositary that we wish a discretionary proxy to be given, (ii) we have informed the depositary that there is no substantial opposition as to a matter to be voted on at the meeting, and (iii) a matter to be voted on at the meeting would not have a material adverse impact on shareholders.

          The effect of this discretionary proxy is that you cannot prevent the underlying class A ordinary shares represented by the ADSs from being voted, except under the circumstances described above. This may make it more difficult for ADS holders to influence the management of the company. Holders of ordinary shares are not subject to this discretionary proxy.

          The effect of this discretionary proxy is that you cannot prevent our class A ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may adversely affect your interests and make it more difficult for ADS holders to influence the management of our company. Holders of our class A ordinary shares are not subject to this discretionary proxy.

           You may be subject to limitations on transfer of your ADSs.

          Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate action events, in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

           You may experience dilution of your holdings due to inability to participate in rights offerings.

          We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

           You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

          We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our fourth amended and restated memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

          Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

          As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital — Our Post-Offering Memorandum and Articles of Association — Differences in Corporate Law".

           Certain judgments obtained against us by our shareholders may not be enforceable.

          We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, many of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities".

           ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

          The deposit agreement governing the ADSs representing our class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

          If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has nonexclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waive the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

          If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

          Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

           As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE listing standards.

          As a Cayman Islands company listed on the NYSE, we are subject to the NYSE listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE listing standards.

          We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the NYSE listing standards.

           We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

          Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

          We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

           We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors owning the ADSs or our class A ordinary shares.

          A non-U.S. corporation, such as our company will be considered a passive foreign investment company, or "PFIC", for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. Although the law in this regard is not entirely clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our consolidated VIEs for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current taxable year and any subsequent taxable year.

          Assuming that we are the owner of our consolidated VIEs for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering, and the expected price of the ADSs in the offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets and the value of our assets. Fluctuations in the market price of the ADSs may cause us to be or become a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.

          If we were treated as a PFIC for any taxable year during which a U.S. investor held an ADS or a Class A ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. See "Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules".

           We will incur increased costs as a result of being a public company.

          Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NYSE, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

          As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors", may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

          You can identify some of these forward-looking statements by words or phrases such as "may", "will", "expect", "anticipate", "aim", "estimate", "intend", "plan", "believe", "is/are likely to", "potential", "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our goals and strategies;

  •
  our future business development, financial condition and results of operations;

  •
  expected changes in our revenues, costs or expenditures;

  •
  our ability to empower services and facilitate transactions on our platform;

  •
  our expectation regarding the use of proceeds from this offering;

  •
  competition in our industry;

  •
  relevant government policies and regulations relating to our industry;

  •
  our ability to protect our systems and infrastructures from cyber-attacks;

  •
  our dependence on the integrity of brokerage brands, stores and agents on our platform;

  •
  general economic and business conditions in China and globally; and

  •
  assumptions underlying or related to any of the foregoing.

          These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary — Our Challenges", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "Regulation" and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

          This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

          The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately US$             , or approximately US$             if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$             , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

          The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  approximately 30% for our research and development, to continue to invest in our platform functions and infrastructure technologies including big data, artificial intelligence and virtual reality;

  •
  approximately 30% for expansion of our new home transaction services;

  •
  approximately 25% for diversification of our service offerings and expansion of business operations into new geographical areas; and

  •
  the balance for general corporate purposes, which may include working capital needs and potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

          The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors — Risks Related to Our ADSs and This Offering — We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree".

          Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

          In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary only through loans or capital contributions and to our consolidated variable interest entities only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

 DIVIDEND POLICY

          Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

          We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

          We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Regulation — Regulation Related to Foreign Exchange and Dividend Distribution Regulation on Dividend Distribution".

          If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares". Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

          The following table sets forth our capitalization as of March 31, 2020:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the automatic conversion and the re-designation of all of the issued and outstanding preferred shares on a one-for-one basis into class A ordinary shares immediately prior to the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect (i) the automatic conversion and the re-designation of all of the issued and outstanding preferred shares on a one-for-one basis into class A ordinary shares immediately prior to the completion of this offering; and (ii) the issuance and sale of                           class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs.

          You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	As of March 31, 2020

	Actual		Pro Forma		Pro Forma As Adjusted(1)

	RMB	US$	RMB	US$	RMB	US$

	(in thousands)
Mezzanine Equity
Series B convertible redeemable preferred shares (US$0.00002 par value; 298,483,760 issued and outstanding as of March 31, 2020; no shares issued and outstanding, pro forma or pro forma as adjusted)	6,501,921	918,247	—	—
Series C convertible redeemable preferred shares (US$0.00002 par value; 470,568,175 issued and outstanding as of March 31, 2020; no shares issued and outstanding, pro forma or pro forma as adjusted)	12,337,091	1,742,330	—	—
Series D convertible redeemable preferred shares (US$0.00002 par value; 430,835,530 issued and outstanding as of March 31, 2020; no shares issued and outstanding, pro forma or pro forma as adjusted)	12,036,316	1,699,853	—	—
Series D+ convertible redeemable preferred shares (US$0.00002 par value; 310,879,155 issued and outstanding as of March 31, 2020; no shares issued and outstanding, pro forma or pro forma as adjusted	10,190,870	1,439,225	—	—

Total Mezzanine Equity	41,066,198	5,799,655	—	—

Shareholders' Equity (Deficit):
KE Holdings Inc. shareholders' equity (deficit):
Ordinary Shares(2)	202	29	416	59
Additional paid-in capital	1,840,586	259,940	42,906,570	6,059,565
Statutory reserves	254,012	35,873	254,012	35,873
Accumulated other comprehensive income	234,320	33,092	234,320	33,092
Accumulated deficit	(13,095,084)	(1,849,379)	(13,095,084)	(1,849,379)

Total KE Holdings Inc. shareholders' equity (deficit)	(10,765,964)	(1,520,445)	30,300,234	4,279,210
Non-controlling interests	84,466	11,929	84,466	11,929

Total Shareholders' Equity (Deficit)(2)	(10,681,498)	(1,508,516)	30,384,700	4,291,139

Total Mezzanine Equity and Shareholders' Equity (Deficit)	30,384,700	4,291,139	30,384,700	4,291,139

Notes:

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, accumulative deficit, accumulative other comprehensive income, total shareholder's deficit and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
Ordinary shares on the pro forma and pro forma adjusted basis do not include the 60,852,775 class A ordinary shares issued in July 2020 to a trust controlled by us and for the benefit of certain employees of our Company.

(3)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders' deficit, and total capitalization by US$              million.

DILUTION

          If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares on an as-converted basis.

          Our net tangible book value as of March 31, 2020 was US$3.6 billion, or US$1.21 per ordinary share on an as-converted basis as of that date and US$             per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share on an as-converted basis, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$             per class A ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the class A ordinary shares and class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including class A ordinary shares and class B ordinary shares.

          Without taking into account any other changes in net tangible book value after March 31, 2020, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$             per ADS, which is the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2020 would have been US$             , or US$             per ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

		Per Ordinary Share		Per ADS

Assumed initial public offering price	US$		US$
Net tangible book value as of March 31, 2020	US$		US$
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$		US$
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$		US$
Amount of dilution in net tangible book value to new investors in this offering	US$		US$

          A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$             , the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$              per ordinary share and US$             per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          The following table summarizes, on a pro forma as adjusted basis as of March 31, 2020, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration				Average Price Per Ordinary		Average Price Per

	Number	Percent		Amount	Percent			Share		ADS

Existing shareholders			US$			%	US$		US$
New investors			US$			%	US$		US$

Total			US$		100.0%

          The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

          As of the date of this prospectus, options to purchase 68,911,930 class A ordinary shares have been granted and outstanding with an average exercise price of US$0.00002 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

 ENFORCEABILITY OF CIVIL LIABILITIES

          We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

          However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide provides significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

  •
  Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

          Most of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

          We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

          We have been informed by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States. We have also been advised by Maples and Calder (Hong Kong) LLP that a judgment obtained in any federal or state court in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

          However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

          Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

          Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

 CORPORATE HISTORY AND STRUCTURE

Corporate History

          We commenced operations in 2001 through Beijing Lianjia Real Estate Brokerage Co., Ltd., or Beijing Lianjia, which was founded in September 2001 by Mr. ZUO Hui, our founder and chairman of the board of directors. Beijing Lianjia and its subsidiaries developed various businesses over time and expanded nationwide in China. From November 2016 to January 2017, we restructured Beijing Yiju Taihe Technology Co., Ltd., or Yiju Taihe, which was originally a subsidiary of Beijing Lianjia and operated the financial service business, to mirror the holding structure substantially identical to that of Beijing Lianjia. In November 2017, we incorporated Tianjin Xiaowu Information & Technology Co., Ltd., or Tianjin Xiaowu, to conduct operations related to value-added telecommunication services.

          Along with the launch of our Beike platform, we incorporated KE Holdings Inc. in the Cayman Islands in July 2018 as our holding company. From July 2018 to June 2019, KE Holdings Inc. established a series of intermediary holding entities which directly or indirectly hold the equity interests in Beike (Tianjin) Investment Co., Ltd., or Beike Tianjin, Jinbei (Tianjin) Technology Co., Ltd., or Jinbei Technology, Beike Jinke (Tianjin) Technology Co., Ltd., or Beike Jinke, and Beike (China) Investment Holdings Limited, or Beike Investment, all of which are our wholly-owned PRC subsidiaries (collectively, "WFOEs"). Through a series of transactions, most of the original subsidiaries and all of operating branches of Beijing Lianjia have become wholly-owned by the applicable WFOEs and our other PRC subsidiaries.

          As part of the reorganization, most of the shareholders of Beijing Lianjia and Yiju Taihe or such shareholders' affiliates subscribed for ordinary shares, Series B and C convertible redeemable preferred shares of KE Holdings Inc., as applicable, substantially in proportion to their respective equity interests in Beijing Lianjia and Yiju Taihe prior to the reorganization. Further, through a series of reorganization transactions, KE Holdings Inc. obtained control over Beijing Lianjia, Yiju Taihe and Tianjin Xiaowu through contractual arrangements.

          In July 2020, we effected a 5-for-1 share subdivision, following which each of our issued and unissued ordinary shares and preferred shares was subdivided into five ordinary shares and preferred shares, respectively.

          Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services, finance business and certain other businesses, our WFOEs entered into a series of contractual arrangements, as amended and restated, with Beijing Lianjia, Tianjin Xiaowu and Yiju Taihe (collectively, "VIEs"), respectively, through which we obtained control over the VIEs. As a result, we are regarded as the primary beneficiary of the VIEs and their subsidiaries. We treat them as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP. For more details and risks related to our variable interest entity structure, please see "— Contractual Arrangements with our VIEs and their Shareholders" and "Risk Factors — Risks Related to Our Corporate Structure".

Corporate Structure

          The following diagram illustrates our corporate structure, including our principal subsidiaries, the VIEs and their principal subsidiaries, and other entities that are material to our business, as of the date of this prospectus:

Note:

(1)
Shareholders of Beijing Lianjia are (i) Mr. ZUO Hui, Mr. SHAN Yigang and entities controlled by Mr. ZUO Hui or Mr. SHAN Yigang, holding 75% in aggregate and (ii) several other individuals and entities affiliated with us, holding 25% in aggregate. Shareholders of Tianjin Xiaowu are Mr. ZUO Hui and Mr. SHAN Yigang, holding 94% and 6%, respectively. Shareholders of Yiju Taihe are (i) Beijing Lianjia, holding 80%; (ii) Mr. ZUO Hui, Mr. SHAN Yigang and entities controlled by Mr. ZUO Hui or Mr. SHAN Yigang, holding 16% in aggregate and (iii) several other individuals and entities affiliated with us, holding 4% in aggregate. Mr. ZUO Hui is our founder and chairman of the board and Mr. SHAN Yigang is our executive director.

(2)
Include Beijing Fangyuan Real Estate Consulting Services Co., Ltd., Beijing Lianjia Gaoce Real Estate Brokerage Co., Ltd., Deyou Real Estate Agency Co., Ltd., Shanghai Deyou Property Consulting Co., Ltd., Shenzhen Lianjia Real Estate Brokerage Co., Ltd., Shenzhen Fangjianghu Technology Co., Ltd., Sichuan Lianjia Real Estate Brokerage Co., Ltd., Chengdu Fangjianghu Information Technology Co., Ltd., Tianjin Lianjia Baoye Real Estate Agency Co., Ltd., Tianjin Lianjia Fangjianghu Technology Co., Ltd., and Zhengzhou Fangjianghu Information Technology Co., Ltd.

(3)
Beijing Zhongrongxin Financing Guarantee Co., Ltd. owns 95% of the total equity interest, and Beijing Zhonghetai Investment Consulting Co., Ltd,. a wholly-owned subsidiary of Yiju Taihe, owns the remaining 5%.

Contractual Arrangements with Our VIEs and Their Shareholders

          Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, financial services and certain other businesses. We are a company registered in the Cayman Islands. See "Regulation — Regulations Related to Foreign Investment". Our WFOEs are considered as foreign-invested enterprises. The following is a summary of the currently effective contractual arrangements by and among our WFOEs, our VIEs and their respective shareholders. Terms contained in each set of contractual arrangements with our VIEs and their respective shareholders are substantially similar. These contractual arrangements enable us to (i) exercise effective control over our VIEs; (ii) receive substantially all of the economic benefits of our VIEs; (iii) have the pledge right over the equity interests in our VIEs as the pledgee; and (iv) have an exclusive option to purchase all or part of the equity interests in and assets of our VIEs when and to the extent permitted by PRC law.

Arrangements that provide us effective control over our VIEs

          Power of Attorney Agreements.    Pursuant to the power of attorney agreements among our WFOEs, our VIEs and their respective shareholders, each shareholder of our VIEs irrevocably undertakes to appoint the WFOE, or a PRC citizen designated by the WFOE as his/its attorney-in-fact to exercise all of his/its rights as a shareholder of our VIEs, including, but not limited to, the right to convene and attend shareholders' meeting, vote on any resolution that requires a shareholder vote, such as appoint or remove directors and other senior management, and other voting rights pursuant to the then-effective articles of association (subject to the amendments) of our VIEs. Each power of attorney agreement is irrevocable and remains in effect as long as the shareholder continues to be a shareholder of our VIEs.

          Equity Pledge Agreements.    Pursuant to the equity pledge agreements among our WFOEs, our VIEs and their respective shareholders, shareholders of our VIEs pledged all of their respective equity interests in our VIEs to our WFOEs as security for performance of the obligations of our VIEs and their shareholders under the exclusive business cooperation agreements, the power of attorney agreements, the exclusive option agreements and the equity pledge agreements. As of the date of this prospectus, we have registered all such equity pledges in Beijing Lianjia, Yiju Taihe and Tianjin Xiaowu with the local branch of the SAMR in accordance with PRC laws to perfect their respective equity pledges. After the completion of the equity pledge registrations, in the event of a breach by our VIEs or their shareholders of contractual obligations under these agreements, our WFOEs, as pledgee, will have the right to request for enforcement of the pledge and have the priority right to receive the proceeds from auction or sale of the pledged equity interests in our VIEs. The shareholders of our VIEs also undertake that, during the term of the equity pledge agreement, unless otherwise approved by our WFOEs in writing, they will not transfer the pledged equity interests or create or allow any new pledge or other encumbrance on the pledged equity interests.

          Spousal Consent Letters.    Pursuant to the spousal consent letters, each of the spouses of the applicable individual shareholders of our VIEs acknowledges and confirms the execution of the relevant exclusive business cooperation agreement, equity pledge agreement, exclusive option agreement and power of attorney agreement, and unconditionally and irrevocably agrees that the equity interest in our VIEs held by and registered in the name of his or her respective spouse will be disposed of pursuant to these agreements. In addition, each of them agrees not to assert any rights over the equity interest in our VIEs held by his or her respective spouses. In addition, in the event that any of them obtains any equity interest in our VIEs held by their respective spouses for any reason, such spouses agree to be bound by similar obligations and agree to enter into similar contractual arrangements.

Agreements that allow us to receive economic benefits from our VIEs

          Exclusive Business Cooperation Agreements.    Pursuant to the exclusive cooperation agreements among our WFOEs and our VIEs, respectively, our WFOEs have the exclusive right to provide our VIEs with services related to, among other things, comprehensive technical support, professional training, consulting services and marketing and promotional services. Without prior written consent of our WFOEs, our VIEs agree not to directly or indirectly accept the same or any similar services provided by any others regarding the matters ascribed by the exclusive business cooperation agreements. Our VIEs agree to pay our WFOEs services fees, the amount of which will be determined by our WFOEs. Our WFOEs have the exclusive ownership of intellectual property rights created as a result of the performance of the agreements. The agreements will remain effective except that our WFOEs are entitled to terminate the agreements in writing.

Agreements that provide us with the option to purchase the equity interests in our VIEs

          Exclusive Option Agreements.    Pursuant to the exclusive option agreements among our WFOEs, our VIEs and their respective shareholders, the shareholders of each of our VIEs irrevocably grant the respective WFOE an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in our VIEs. The purchase price with respect to the equity interests in Tianjin Xiaowu shall be the amount of paid-in capital or the lowest price permitted by applicable PRC law, and the purchase price with respect to the equity interests in other VIEs shall be the higher of RMB1 or the lowest price permitted by applicable PRC law. The shareholders of our VIEs further undertake to pay to our WFOEs any dividends and other distributions they receive in relation to the equity interests they held in the VIEs, to the extent permitted by PRC law. The shareholders of our VIEs undertake that, without prior written consent of our WFOEs, they will not create any pledge or encumbrance on their equity interests in our VIEs, approve any transfer or in any manner disposal of their equity interests, or any disposition of any assets of our VIEs (other than limited exceptions). The shareholders of each of our VIEs agree, among other things, without prior written consent of our WFOEs, not to cause the relevant VIEs to merge with any other entities, increase or decrease its registered capital, declare or distribute dividends, amend its articles of association, enter into any material contract (other than those occurring in the ordinary course of business), appoint or remove its directors, supervisors or other management, be liquidated or dissolved (unless mandated by PRC laws), lend or borrow money (except for payables incurred in the ordinary course of business other than through loans), or undertake any actions that may adversely affect our VIEs' operating status and asset value. These agreements will remain effective till all of the equity interests of the relevant VIEs have been transferred to our WFOEs and/or its designated person, or our WFOEs and VIEs collaterally agree to terminate the agreement. Jinbei Technology has unilateral right to terminate the agreement with Tianjin Xiaowu.

          In the opinions of Han Kun Law Offices, our PRC legal counsel:

  •
  the ownership structures of our WFOEs and our VIEs, all currently and immediately after giving effect to this offering, do not and will not violate applicable PRC laws or regulations currently in effect; and

  •
  the contractual arrangements among our WFOEs, our VIEs and their respective shareholders governed by PRC law, both currently and immediately after giving effect to this offering, are and will be valid and binding, and do not and will not violate applicable PRC laws or regulations currently in effect, except that the pledges on the equity interests in our VIEs would not be deemed validly created until they are registered with the competent administration for market regulation.

          However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinions of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties including being prohibited from continuing operations. See "Risk Factors — Risks Relating to Our Corporate Structure — If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations". and "Risk Factors — Risks Relating to Doing Business in China — Uncertainties with respect to the PRC legal system could materially and adversely affect us".

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

          The following selected consolidated statements of operations for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2017, 2018 and 2019, and selected consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Selected financial data for our fiscal years ended December 31, 2015 and 2016 is omitted as such data is not available on the same basis as the financial information for subsequent periods and would not be available without unreasonable effort and expense. The following selected consolidated statements of operations for the three months ended March 31, 2019 and 2020, selected consolidated balance sheet data as of March 31, 2020, and selected consolidated cash flow data for the three months ended March 31, 2019 and 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands, except for share and per share data)
Net revenues
Existing home transaction services	18,461,231	20,154,642	24,568,508	3,469,736	6,019,381	3,375,332	476,688
New home transaction services	6,419,251	7,471,924	20,273,860	2,863,216	1,964,521	3,452,735	487,619
Emerging and other services	625,216	1,019,933	1,172,538	165,594	175,855	291,692	41,195

Total net revenues	25,505,698	28,646,499	46,014,906	6,498,546	8,159,757	7,119,759	1,005,502

Cost of revenues:
Commission — split	(933,162)	(1,393,167)	(11,154,698)	(1,575,344)	(542,255)	(2,140,436)	(302,287)
Commission and compensation — internal	(15,663,301)	(15,767,582)	(19,444,127)	(2,746,035)	(4,644,561)	(3,554,617)	(502,008)
Cost related to stores	(3,543,781)	(3,400,545)	(3,078,672)	(434,792)	(738,267)	(717,662)	(101,353)
Others	(597,397)	(1,215,229)	(1,069,365)	(151,023)	(134,699)	(205,512)	(29,024)

Gross profit	4,768,057	6,869,976	11,268,044	1,591,352	2,099,975	501,532	70,830

Sales and marketing expenses	(998,575)	(2,489,692)	(3,105,899)	(438,637)	(634,031)	(577,095)	(81,501)
General and administrative expenses(1)	(4,281,571)	(4,927,367)	(8,376,531)	(1,182,992)	(1,054,310)	(1,105,029)	(156,060)
Research and development expenses	(251,802)	(670,922)	(1,571,154)	(221,889)	(312,050)	(450,761)	(63,660)
Others	625,553	718,940	509,776	71,993	157,077	251,105	35,463

Income (loss) before income tax expense	(138,338)	(499,065)	(1,275,764)	(180,173)	256,661	(1,380,248)	(194,928)

Income tax benefit (expense)	(399,283)	71,384	(904,363)	(127,720)	(90,901)	148,861	21,023

Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)

Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	1,345,194,322	1,362,565,880	1,378,235,522	1,378,235,522	1,379,905,905	1,470,166,690	1,470,166,690
Net loss per share attributable to ordinary shareholders
— Basic	(1.07)	(1.75)	(2.94)	(0.42)	(0.17)	(1.31)	(0.18)
— Diluted	(1.07)	(1.75)	(2.94)	(0.42)	(0.17)	(1.31)	(0.18)

Note:

(1)
Including share-based compensations of RMB476 million, RMB382 million, RMB2,956 million (US$417 million), zero and zero for 2017, 2018 and 2019 and the three months ended March 31, 2019 and 2020, respectively.

          The following table presents our selected consolidated balance sheet data as of the dates indicated:

	As of December 31,				As of March 31,

	2017	2018	2019		2020

	RMB	RMB	RMB	US$	RMB	US$

	(in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	5,236,100	9,115,649	24,319,332	3,434,546	15,538,844	2,194,504
Total current assets	24,067,931	27,374,784	51,912,486	7,331,444	46,380,397	6,550,163

Total non-current assets	7,512,004	11,491,480	15,352,826	2,168,233	14,860,128	2,098,651

Total assets	31,579,935	38,866,264	67,265,312	9,499,677	61,240,525	8,648,814

Total current liabilities	16,047,286	20,572,881	27,797,675	3,925,782	22,876,987	3,230,848

Total non-current liabilities	3,095,864	3,434,843	7,932,045	1,120,219	7,978,838	1,126,827

Total liabilities	19,143,150	24,007,724	35,729,720	5,046,001	30,855,825	4,357,675

          The following table presents our selected consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Selected Consolidated Cash Flow Data
Net cash (used in) provided by operating activities	(6,456,226)	3,216,797	112,626	15,906	(1,000,933)	(4,089,101)	(577,492)
Net cash (used in) provided by investing activities	(2,783,562)	2,609,149	(3,873,722)	(547,074)	(348,181)	(5,176,363)	(731,042)
Net cash (used in) provided by financing activities	9,576,284	(1,282,408)	23,026,396	3,251,948	3,934,414	(898,389)	(126,877)
Effect of exchange rate change on cash, cash equivalents and restricted cash	(330)	416	(94,922)	(13,406)	(94,336)	131,392	18,556

Net increase (decrease) in cash, cash equivalents and restricted cash	336,166	4,543,954	19,170,378	2,707,374	2,490,964	(10,032,461)	(1,416,855)
Cash, cash equivalents and restricted cash at the beginning of the period	7,880,078	8,216,244	12,760,198	1,802,085	12,760,198	31,930,576	4,509,459

Cash, cash equivalents and restricted cash at the end of the period	8,216,244	12,760,198	31,930,576	4,509,459	15,251,162	21,898,115	3,092,604

Contribution Margin and Non-GAAP Metrics

          We also review contribution margin to measure segmental profitability, and adjusted net income (loss) and adjusted EBITDA, two non-GAAP measures, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Contribution margin

          The table below sets forth the contribution margin for each of our business lines for the periods indicated.

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands, except for percentages)
Contribution (existing home transaction services)	5,635,332	7,731,846	9,554,244	1,349,317	2,224,328	548,611	77,479
Contribution margin (existing home transaction services)	30.5%	38.4%	38.9%	38.9%	37.0%	16.3%	16.3%
Contribution (new home transaction services)	2,866,263	3,027,822	4,918,700	694,653	617,565	629,607	88,917
Contribution margin (new home transaction services)	44.7%	40.5%	24.3%	24.3%	31.4%	18.2%	18.2%
Contribution (emerging and other services)	407,640	726,082	943,137	133,196	131,048	246,488	34,811
Contribution margin (emerging and other services)	65.2%	71.2%	80.4%	80.4%	74.5%	84.5%	84.5%

          We define contribution for each service line as the revenue less the direct compensation to our internal agents and sales professionals, and split commission to connected agents and other sales channels for such services. We define contribution margin as a percentage of contribution bearing to revenue.

          The following table presents the calculation to arrive at contribution from net revenue, for each of the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Existing home transaction services
Net revenues	18,461,231	20,154,642	24,568,508	3,469,736	6,019,381	3,375,332	476,688
Less: Commission and compensation	(12,825,899)	(12,422,796)	(15,014,264)	(2,120,419)	(3,795,053)	(2,826,721)	(399,209)
Contribution	5,635,332	7,731,846	9,554,244	1,349,317	2,224,328	548,611	77,479
New home transaction services
Net revenues	6,419,251	7,471,924	20,273,860	2,863,216	1,964,521	3,452,735	487,619
Less: Commission and compensation	(3,552,988)	(4,444,102)	(15,355,160)	(2,168,563)	(1,346,956)	(2,823,128)	(398,702)
Contribution	2,866,263	3,027,822	4,918,700	694,653	617,565	629,607	88,917
Emerging and other services
Net revenues	625,216	1,019,933	1,172,538	165,594	175,855	291,692	41,195
Less: Commission and compensation	(217,576)	(293,851)	(229,401)	(32,398)	(44,807)	(45,204)	(6,384)
Contribution	407,640	726,082	943,137	133,196	131,048	246,488	34,811

          Contribution margin demonstrates the margin that we generate after costs directly attributable to the respective revenue streams, including existing home transaction services, new home transaction services, and emerging and other services. The costs and expenses related to the platform infrastructure built-up and enhancement, including cost related to our Lianjia stores and the development cost of our technological platform, which are not directly attributable to the respective revenue streams, are not deducted from revenue when calculating contribution.

Adjusted net income (loss) and adjusted EBITDA

          In addition to net income (loss), we also use adjusted net income (loss) and adjusted EBITDA to evaluate our business. We have included these non-GAAP financial measures in this prospectus because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that they provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. They should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

          We define adjusted net income (loss) as net income (loss), excluding (i) share-based compensation expenses, (ii) amortization of intangible assets resulting from acquisitions and business cooperation agreement, (iii) changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration and (iv) the tax effects on the above adjustments. We expand our business through acquisitions along the value chain of housing transactions, including the acquisition of Zhonghuan Real Estate Agency in 2019, a regional real estate brokerage firm. We also entered into a business cooperation agreement with Tencent in 2018, which grants us the access to its advertising resources and allows us to use Tencent's cloud services. Amortization of intangible assets arising from these acquisitions and the business cooperation agreement with Tencent is excluded as item (ii) above when adjusted net income (loss) is calculated.

          We define adjusted EBITDA as net income (loss), excluding (i) interest income, net, (ii) income tax expenses (benefit), (iii) depreciation of property and equipment, (iv) amortization of intangible assets, (v) share-based compensation expenses, and (vi) changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration.

          Investors should note that some adjustment expenses are related to assets that contribute to revenue generation.

          The following table presents a reconciliation of net loss to adjusted net income (loss) and adjusted EBITDA for each of the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)
Add (less):
Share-based compensation expenses	475,783	382,196	2,955,590	417,409	—	—	—
Amortization of intangible assets resulting from acquisitions and business cooperation agreement	133,481	127,825	450,413	63,610	13,791	153,047	21,614
Changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration	4,015	52,801	428,422	60,505	(48,641)	(12,723)	(1,797)
Tax effects on non-GAAP adjustments(1)	(5,003)	(4,339)	1,705	241	430	695	98

Adjusted net income (loss)	70,655	130,802	1,656,003	233,872	131,340	(1,090,368)	(153,990)

Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)
Add (less):
Interest income, net	(81,171)	(121,374)	(230,339)	(32,530)	(55,361)	(78,209)	(11,045)
Income tax expenses (benefit)	399,283	(71,384)	904,363	127,720	90,901	(148,861)	(21,023)
Depreciation of property and equipment	674,202	653,376	561,995	79,369	137,176	114,364	16,151
Amortization of intangible assets	137,001	138,918	477,323	67,411	17,445	157,481	22,241
Share-based compensation expenses	475,783	382,196	2,955,590	417,409	—	—	—
Changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration	4,015	52,801	428,422	60,505	(48,461)	(12,723)	(1,797)

Adjusted EBITDA	1,071,492	606,852	2,917,227	411,991	307,280	(1,199,335)	(169,378)

  Note:

(1)
Tax effects on non-GAAP adjustments primarily comprised of tax effects relating to the amortization of intangible assets resulting from acquisitions.

Key Operating Metrics

GTV

          The table below sets forth the GTV of our platform for each of existing and new home transactions, and emerging and other services for the periods indicated.

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in millions)
Existing home transactions	737,721	821,932	1,297,371	183,224	272,442	195,662	27,632
New home transactions	252,587	280,808	747,637	105,587	76,184	116,474	16,449
Emerging and other services	24,099	50,366	82,686	11,677	11,181	17,731	2,504
Total	1,014,407	1,153,105	2,127,695	300,488	359,806	329,867	46,586

Number of stores and agents

          We believe the numbers of real estate brokerage stores and agents on our platform demonstrate our scale and are crucial indicators of our operations. The table below sets forth the number of stores and agents on our platform as of the dates indicated.

	As of December 31,			As of June 30,

	2017	2018	2019	2020

Number of stores	8,030	15,809	37,514	42,247
Number of agents	120,214	163,574	357,680	456,047

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements".

Overview

          Beike is the leading integrated online and offline platform for housing transactions and services. We are a pioneer in building the industry infrastructure and standards in China to reinvent how service providers and housing customers efficiently navigate and consummate housing transactions, ranging from existing and new home sales, home rentals, to home renovation, financial services and other services. In 2019, we generated a GTV of RMB2,128 billion (US$300.5 billion) and facilitated over 2.2 million housing transactions on our platform, making us China's largest housing transactions and services platform, and the second largest commerce platform across all industries, according to the CIC Report.

          We have three main revenue streams, namely existing home transaction services, new home transaction services, and emerging and other services. For existing home transaction services, we generate revenues (i) from our own Lianjia brand where we charge commissions for existing home sales and home rentals, and split of commissions from other brokerage firms that operate brokerage stores on Beike platform in collaboration with Lianjia agents to complete transactions, (ii) from brokerage firms which own and operate brokerage stores on our Beike platform where we receive platform service fees, and those under our franchise brands such as Deyou to which we charge an additional franchise fee, and (iii) by providing other value-added services including transaction closing services, field work assistance such as on-site verification, agent recruiting and training services. For new home transaction services, we recognize revenues from sales commissions charged to real estate developers. In addition, we generate revenues from a variety of other home-related services, such as financial services and home renovation-related services.

          Our total revenues increased by 12.3% from RMB25.5 billion in 2017 to RMB28.6 billion in 2018, and further by 60.6% to RMB46.0 billion (US$6.5 billion) in 2019. Our total revenues decreased by 12.7% from RMB8.2 billion in the three months ended March 31, 2019 to RMB7.1 billion (US$1.0 billion) in the three months ended March 31, 2020. Our net loss was RMB538 million, RMB428 million and RMB2,180 million (US$308 million) in 2017, 2018 and 2019, respectively. We recorded a net loss of RMB1,231 million (US$174 million) in the three months ended March 31, 2020, compared to a net income of RMB166 million in the three months ended March 31, 2019. Excluding the impact of certain non-cash items, most importantly share-based compensation expenses, we achieved an adjusted net income of RMB71 million in 2017, RMB131 million in 2018, RMB1,656 million (US$234 million) in 2019, RMB131 million in the three months ended March 31, 2019 and an adjusted net loss of RMB1,090 million (US$154 million) in the three months ended March 31, 2020, and adjusted EBITDA of RMB1,071 million in 2017, RMB607 million in 2018, RMB2,917 million (US$412 million) in 2019, RMB307 million in the three months ended March 31, 2019 and a negative adjusted EBITDA of RMB1,199 million (US$169 million) in the three months ended March 31, 2020. See "— Contribution Margin and Non-GAAP Metrics" for a reconciliation of net income (loss) to adjusted net income (loss) and to adjusted EBITDA.

General Factors Affecting Our Results of Operations

          We primarily engage in the residential real estate industry and are building an infrastructure for all industry participants in China. Activity level on our platform is greatly influenced, temporarily or in the long term, by the overall growth and prosperity of the residential real estate industry, which in turn is affected by many factors, including:

  •
  China's overall economic growth,

  •
  the increase in per capital disposable income,

  •
  the change in price, supply and demand of existing and new homes in different geographic regions,

  •
  the urbanization trend and demographic changes, and

  •
  regulatory environment for China's residential real estate industry.

          In particular, evolving regulatory regime has significantly affected, both positively and negatively, the growth of China's residential real estate industry. The resulting fluctuations have affected the demand for real estate brokerage services. We expect the development of China's residential real estate industry, especially penetration of brokerage services for housing transactions, to continue to have a significant impact on our results of operation in the foreseeable future.

Specific Factors Affecting Our Results of Operations

          While our business is exposed to general factors affecting the residential real estate industry in China, we believe our results of operations are primarily and more directly affected by the following specific factors:

Our ability to attract housing customers and enhance customer experience

          An increasing number of housing customers who use services rendered by the agents on our platform is one of the most important drivers of the growth of transaction volume, which directly affects our revenues. Home ownership involves viral decisions by most housing customers, therefore they tend to choose brokerage stores and agents that are most reliable and efficient in locating the ideal property and completing the transaction, and can provide high service quality and transparency. Our deep understanding of China's residential real estate market and goodwill accumulated through our 18 years' operation have helped us gain trust from housing customers. In 2019, we facilitated over 2.2 million housing transactions on our platform and generated a GTV of RMB2,128 billion (US$300.5 billion) in aggregate, increasing from around 1.1 million housing transactions and a GTV of RMB1,153 billion in 2018.

          We believe we are able to attract housing customers mainly through our online and offline touch points, extensive and authentic property listings, and high-quality services by agents on our platform, which collectively enhance our ability to help buyers and sellers meet their objectives efficiently. We aim to attract and retain more housing customers through our continuing efforts in enhancing customer experience, such as improving the service quality of the agents on our platform, introducing innovative initiatives such as VR property showing and one-stop transaction service centers. As we gain trust from customers through our services, they often refer us to their families, friends and contacts, and return to us when they have additional home-related needs, be it home rentals, renovations or other services.

Our ability to attract and retain real estate brokerage stores and agents on our platform

          The growth in gross transaction value on our platform and platform service revenues are also affected by the number of real estate brokerage stores and agents on our platform and their activity level. Since the inception of our Beike platform, we have attracted an increasing number of real estate brokerage stores and agents to join our platform while maintaining high service quality. As of June 30, 2020, there were more than 456,000 real estate agents and over 42,000 brokerage stores on our platform, representing 265 real estate brokerage brands, as compared to over 163,000 agents, 15,800 stores and 116 brands as of December 31, 2018.

          Real estate brokerage stores and agents are attracted to our platform by the access to the extensive authentic property listing database, the large number of housing customers, the efficiency and collaborative environment promoted by ACN, the thorough platform rules that ensure universally high service quality, and the convenient modules on our platform, which we believe empower real estate brokerage stores and agents to efficiently navigate business opportunities, deliver quality services and consummate transactions.

Our ability to increase cooperation with real estate developers

          The increasing sales commission revenue earned from real estate developers for our new home transaction services contributed significantly to our total revenue growth in 2019. The GTV generated from new home transactions on our platform increased significantly from RMB280.8 billion in 2018 to approximately RMB747.6 billion in 2019.

          As the supply and demand dynamics in China's residential real estate market become more balanced, we are increasingly valued by real estate developers. We have achieved fast growth in new home transactions as an increasing number of real estate developers choose to work with us to take advantage of the infrastructure our platform has built. We have established business relationships with leading real estate developers in China, including all of the top 100 real estate developers in terms of contracted sales in 2019, according to the CIC Report. In 2019, we facilitated approximately 533,000 new home transactions, as compared to approximately 196,000 transactions in 2018.

          We believe our reputation for high-quality service among the large housing customer base and our growing network of real estate brokerage stores and agents that transact actively on our platform well position us to increase cooperation with existing and new real estate developers.

Our ability to better monetize the activities on our platform

          The rapid adoption of our Beike platform has proven the compatibility of our infrastructure in empowering brokerage stores and agents. As of December 31, 2019, there were more than 350,000 real estate agents and 37,000 brokerage stores on our platform, facilitating over 2.2 million housing transactions in 2019. As our platform grows, we expect its network effect to improve matching and capture more transactions, which in turn will generate greater opportunities for revenue growth, including commission fee, platform service fee, and franchise fee. We constantly improve our services and better empower real estate agents on our platform so that they can transact more efficiently. We believe the improved transaction efficiency of agents on our platform will in turn increase their stickiness to our service offerings, and potentially further increase their income and result in higher service fees to us as a portion of their income.

Our ability to expand service offerings on our platform

          Our platform brings us close to a variety of participants in China's housing transactions and services industry. In addition to housing customers, brokerage agents and real estate developers,

additional industry participants are drawn to our platform and actively transact and engage with each other. We see great potential to further monetize this massive and active ecosystem by increasing our value proposition and expanding our service offerings to all participants. We plan to further expand our offerings into areas such as home renovation, financial services and VR technology. We believe these efforts will help diversify our revenue mix.

Our ability to manage operating costs and expenses

          Our results of operations are affected by our ability to control our operating costs and expenses. We expect our costs and expenses to continue to increase as we grow our business and attract more agents, housing customers, developers and other industry participants to our platform. Our cost of revenues consists primarily of compensation to internal agents and sales professionals, and split commission to connected agents and other sales channels, as well as cost related to our Lianjia stores. We managed to improve operating efficiency and reduce the cost related to stores from RMB3.5 billion in 2017, to RMB3.4 billion in 2018, and further to RMB3.1 billion (US$0.4 billion) in 2019 while still delivering a growth of commission revenue. Our cost related to stores decreased slightly from RMB738 million in the three months ended March 31, 2019 to RMB718 million (US$101 million) in the three months ended March 31, 2020. Our operating expenses increased year-on-year for the past three years as we launched and expanded our platform in 2018 and 2019 and we incurred significant share-based compensation in 2019 to attract and retain talents required for our platform business. Excluding share-based compensation expenses, our operating expenses as a percentage of revenue decreased from 26.9% in 2018 to 21.9% in 2019. We expect the absolute amount of operating expenses to continue increasing as we keep on investing and improving our infrastructure and due to the additional expenses associated with maintaining as a public company after this offering.

          We believe our massive scale, coupled with the network effect of our platform, will allow us to benefit more from substantial economies of scale. The infrastructure cost associated with the operation of our platform does not increase at the same pace as our GTV and revenue growth, because a significant portion of our platform infrastructure cost was incurred when we initially set up local operations in various cities and is generally fixed, and we do not require a proportional increase in the size of our workforce to support our growth. As our business further grows, we believe we will be able to take advantage of economies of scale to further improve our operational efficiency over time.

Key Components of Results of Operations

Net revenues

          Our revenues consist of revenues from existing home transaction services, new home transaction services, and emerging and other services. The following table breaks down our total revenues in absolute amounts and as percentages of total revenues for the periods presented:

	For the Year Ended December 31,							For the Three Months Ended March 31,

	2017		2018		2019			2019		2020

	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%

	(in thousands, except for percentages)
Net revenues
Existing home transaction services	18,461,231	72.4	20,154,642	70.4	24,568,508	3,469,736	53.4	6,019,381	73.8	3,375,332	476,688	47.4
New home transaction services	6,419,251	25.2	7,471,924	26.1	20,273,860	2,863,216	44.1	1,964,521	24.1	3,452,735	487,619	48.5
Emerging and other services	625,216	2.4	1,019,933	3.5	1,172,538	165,594	2.5	175,855	2.1	291,692	41,195	4.1

Total net revenues	25,505,698	100.0	28,646,499	100.0	46,014,906	6,498,546	100.0	8,159,757	100.0	7,119,759	1,005,502	100.0

          Existing home transaction services.    We generate revenue (i) from our own Lianjia brand where we charge commissions for existing home sales and home rentals, and split of commissions from other brokerage firms that operate brokerage stores on Beike platform in collaboration with Lianjia agents to complete transactions, (ii) from brokerage firms which own and operate brokerage stores on our Beike platform where we receive platform service fees, and those under our franchise brands such as Deyou to which we charge an additional franchise fee, and (iii) by providing other value-added services including transaction closing services, field work assistance such as on-site verification, agent recruiting and training services.

          New home transaction services.    We generate revenue from new home transaction services principally by earning sales commissions from real estate developers for new home sales completed by us.

          Emerging and other services.    We generate revenue from emerging and other services such as financial services and home renovation services.

Cost of revenues

          Our cost of revenues consists primarily of compensation to our internal agents and sales professionals and split commissions to connected agents and other sales channels, as well as cost related to Lianjia stores.

          Our compensation paid to our internal agents and other sales professionals is composed of fixed salaries and variable commissions based on the transactions they assist in closing; and we also pay commissions to connected agents and other sales channels for their services to assist us in completing new home and existing home transactions. We are acting as the principal agent for all new home transactions and a majority of existing home transactions. When connected agents and other sales channels assist us to complete these transactions, we will pay them a split of the total commissions we receive, which is recorded as commission — split in our cost of revenue.

          Costs related to stores mainly includes rent, decoration, and utility bills for real estate brokerage stores under our Lianjia brand.

          The following table sets forth the components of our cost of revenues by amounts and percentages of our total revenues for the periods presented:

	For the Year Ended December 31,							For the Three Months Ended March 31,

	2017		2018		2019			2019		2020

	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%

	(in thousands, except for percentages)
Cost of revenues:
Commission — split	933,162	3.7	1,393,167	4.9	11,154,698	1,575,344	24.2	542,255	6.6	2,140,436	302,287	30.1
Commission and compensation — internal	15,663,301	61.4	15,767,582	55.0	19,444,127	2,746,035	42.3	4,644,561	56.9	3,554,617	502,008	49.9
Cost related to stores	3,543,781	13.9	3,400,545	11.9	3,078,672	434,792	6.7	738,267	9.1	717,662	101,353	10.1
Others	597,397	2.3	1,215,229	4.2	1,069,365	151,023	2.3	134,699	1.7	205,512	29,024	2.9

Total cost of revenues	20,737,641	81.3	21,776,523	76.0	34,746,862	4,907,194	75.5	6,059,782	74.3	6,618,227	934,672	93.0

Operating Expenses

          Our operating expenses consist of sales and marketing expenses, general and administrative expenses, and research and development expenses. The following table breaks down our total operating expenses by categories, both in absolute amount and as a percentage of total revenues, for the periods presented:

	For the Year Ended December 31,							For the Three Months Ended March 31,

	2017		2018		2019			2019		2020

	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%

	(in thousands, except for percentages)
Operating Expenses:
Sales and marketing expenses	998,575	3.9	2,489,692	8.7	3,105,899	438,637	6.7	634,031	7.8	577,095	81,501	8.1
General and administrative expenses	4,281,571	16.8	4,927,367	17.2	8,376,531	1,182,992	18.2	1,054,310	12.9	1,105,029	156,060	15.6
Research and development expenses	251,802	1.0	670,922	2.3	1,571,154	221,889	3.4	312,050	3.8	450,761	63,660	6.3

Total operating expenses	5,531,948	21.7	8,087,981	28.2	13,053,584	1,843,518	28.3	2,000,391	24.5	2,132,885	301,221	30.0

          Sales and marketing expenses.    Our sales and marketing expenses mainly consist of (i) advertising and promotional expenses (ii) salaries, bonuses and benefits for our personnel engaged in sales and marketing activities, (iii) depreciation and amortization expenses related to sales and marketing activities and (iv) travel, reception and related expenses. We expect our sales and marketing expenses to stay stable or maintain a modest growth in absolute amounts going forward, as we will continue to engage in sales and marketing activities to attract housing customers and real estate brokerage stores to our platform.

          General and administrative expenses.    Our general and administrative expenses mainly consist of (i) salaries, including share-based compensation, bonuses and benefits for our personnel engaged in general corporate functions, (ii) rental and related expenses, (iii) general office expenses, (iv) recruitment and training expenses, (v) professional fees, (vi) travel, reception and related expenses, and (vii) depreciation and amortization expenses related to general corporate activities. Excluding the impact of the share-based compensation expenses that we expect to incur upon the completion of this public offering, when a number of options that are currently outstanding will become vested, we expect that our general and administrative expenses to increase modestly in the near future, as we will incur additional expenses related to the anticipated growth of our business and our operations as a public company after the completion of this offering.

          Research and development expenses.    Our research and development expenses mainly consist of payroll and related expenses for the personnel engaged in research and development activities, depreciation and amortization of our technology infrastructure, and service fees related to research and development activities. We expect that our research and development expenses will continue to increase in absolute amounts, as we continue to build our technology infrastructure and improve our data capabilities.

Contribution Margin and Non-GAAP Metrics

          We also review contribution margin to measure segmental profitability, and adjusted net income (loss) and adjusted EBTIDA, two non-GAAP measures, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Contribution margin

          The table below sets forth the contribution margin for each of our business lines for the periods indicated.

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands, except for percentages)
Contribution (existing home transaction services)	5,635,332	7,731,846	9,554,244	1,349,317	2,224,328	548,611	77,479
Contribution margin (existing home transaction services)	30.5%	38.4%	38.9%	38.9%	37.0%	16.3%	16.3%
Contribution (new home transaction services)	2,866,263	3,027,822	4,918,700	694,653	617,565	629,607	88,917
Contribution margin (new home transaction services)	44.7%	40.5%	24.3%	24.3%	31.4%	18.2%	18.2%
Contribution (emerging and other services)	407,640	726,082	943,137	133,196	131,048	246,488	34,811
Contribution margin (emerging and other services)	65.2%	71.2%	80.4%	80.4%	74.5%	84.5%	84.5%

          We define contribution for each service line as the revenue less the direct compensation to our internal agents and sales professionals, and split commission to connected agents and other sales channels for such services. We define contribution margin as a percentage of contribution bearing to revenue.

          The following table presents the calculation to arrive at contribution from net revenue, for each of the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Existing home transaction services
Net revenues	18,461,231	20,154,642	24,568,508	3,469,736	6,019,381	3,375,332	476,688
Less: Commission and compensation	(12,825,899)	(12,422,796)	(15,014,264)	(2,120,419)	(3,795,053)	(2,826,721)	(399,209)
Contribution	5,635,332	7,731,846	9,554,244	1,349,317	2,224,328	548,611	77,479
New home transaction services
Net revenues	6,419,251	7,471,924	20,273,860	2,863,216	1,964,521	3,452,735	487,619
Less: Commission and compensation	(3,552,988)	(4,444,102)	(15,355,160)	(2,168,563)	(1,346,956)	(2,823,128)	(398,702)
Contribution	2,866,263	3,027,822	4,918,700	694,653	617,565	629,607	88,917
Emerging and other services
Net revenues	625,216	1,019,933	1,172,538	165,594	175,855	291,692	41,195
Less: Commission and compensation	(217,576)	(293,851)	(229,401)	(32,398)	(44,807)	(45,204)	(6,384)
Contribution	407,640	726,082	943,137	133,196	131,048	246,488	34,811

          Contribution margin demonstrates the margin that we generate after costs directly attributable to the respective revenue streams, including existing home transaction services, new home transaction services, and emerging and other services. The costs and expenses related to the platform infrastructure building and enhancement, including cost related to our Lianjia stores and the development cost of our technological platform, which are not directly attributable to the respective revenue streams, are not deducted from revenue when calculating contribution.

          The contribution margin for existing home transaction service business grew from 30.5% in 2017, to 38.4% and 38.9% in 2018 and 2019 respectively, because we started to serve existing home transactions through Beike platform and charge platform fees and franchise fees which do not incur much direct compensation or commission cost. Our effort to optimize the compensation structure of our internal agents also contributed to the improved margin. The contribution margin for existing home transaction service business decreased from 37.0% in the three months ended March 31, 2019 to 16.3% in the three months ended March 31, 2020. The compensation to our internal agents and sales professionals is comprised of both fixed salary and floating commissions; as the fixed salary remained relatively stable despite the impact of the COVID-19 pandemic, the total commission and compensation decreased in a slower pace than the decrease of revenue, which was primarily due to the COVID-19 pandemic.

          The contribution for new home transaction service business grew significantly from RMB3.0 billion in 2018 to RMB4.9 billion (US$0.7 billion) in 2019, and from RMB618 million in the three months ended March 31, 2019 to RMB630 million (US$89 million) in the three months ended March 31, 2020, as a fast growing number of real estate developers resort to us for effective marketing solutions. With the launch of our Beike platform, an increasing percentage of new home transactions has been facilitated by connected agents and sales channels. This structural change led to a decreased contribution margin from 40.5% in 2018 to 24.3% in 2019 and further to 18.2% in the first quarter of 2020, but we have been able to generate incremental contribution from new home sales by leveraging our established infrastructure.

          Building from our housing transaction infrastructure and close connections to real estate agents, home owners and buyers, we have also tapped into other market opportunities, such as financial services and home renovation. These emerging and other services can efficiently utilize our infrastructure in place of technologies and connections to clients, thus requires relatively less variable and direct costs to deliver. Consequently, we managed to keep a high contribution margin for our emerging and other services, which increased from 65.2% in 2017 to 71.2% in 2018, 80.4% in 2019, and further to 84.5% in the first quarter of 2020.

Adjusted net income (loss) and adjusted EBITDA

          In addition to net income (loss), we also use adjusted net income (loss) and adjusted EBITDA to evaluate our business. We have included these non-GAAP financial measures in this prospectus because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that they provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. They should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

          We define adjusted net income (loss) as net income (loss), excluding (i) share-based compensation expenses, (ii) amortization of intangible assets resulting from acquisitions and business cooperation agreement, (iii) changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration, and (iv) the tax effects of the above adjustments. We expand our business through acquisitions along the value chain of housing transactions, including the acquisition of Zhonghuan Real Estate Agency in 2019, a regional real estate brokerage firm. We also entered into a business cooperation agreement with Tencent in 2018, which grants us the access to its advertising resources and allows us to use Tencent's cloud services. Amortization of intangible assets arising from these acquisitions and the business cooperation agreement with Tencent is excluded as item (ii) above when adjusted net income (loss) is calculated.

          We define adjusted EBITDA as net income (loss), excluding (i) interest income, net, (ii) income tax expenses (benefit), (iii) depreciation of property and equipment, (iv) amortization of intangible assets, (v) share-based compensation expenses, and (vi) changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration.

          Investors should note that some adjustment expenses are related to assets that contribute to revenue generation.

          The following table presents a reconciliation of net loss to adjusted net income and adjusted EBITDA for each of the periods indicated:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)
Add (less):
Share-based compensation expenses	475,783	382,196	2,955,590	417,409	—	—	—
Amortization of intangible assets resulting from acquisitions and business cooperation agreement	133,481	127,825	450,413	63,610	13,791	153,047	21,614
Changes in fair value from long term investments, loan receivable measured at fair value and contingent consideration	4,015	52,801	428,422	60,505	(48,641)	(12,723)	(1,797)
Tax effects on non-GAAP adjustments(1)	(5,003)	(4,339)	1,705	241	430	695	98

Adjusted net income (loss)	70,655	130,802	1,656,003	233,872	131,340	(1,090,368)	(153,990)

Net income (loss)	(537,621)	(427,681)	(2,180,127)	(307,893)	165,760	(1,231,387)	(173,905)
Add (less):
Interest income, net	(81,171)	(121,374)	(230,339)	(32,530)	(55,361)	(78,209)	(11,045)
Income tax expenses (benefit)	399,283	(71,384)	904,363	127,720	90,901	(148,861)	(21,023)
Depreciation of property and equipment	674,202	653,376	561,995	79,369	137,176	114,364	16,151
Amortization of intangible assets	137,001	138,918	477,323	67,411	17,445	157,481	22,241
Share-based compensation expenses	475,783	382,196	2,955,590	417,409	—	—	—
Changes in fair value from long term investments, loan receivables measured at fair value and contingent consideration	4,015	52,801	428,422	60,505	(48,461)	(12,723)	(1,797)

Adjusted EBITDA	1,071,492	606,852	2,917,227	411,991	307,280	(1,199,335)	(169,378)

Note:

(1)
Tax effects on non-GAAP adjustments primarily consist of tax effects relating to the amortization of intangible assets resulting from acquisitions.

Taxation

Cayman Islands

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

British Virgin Islands

          Our subsidiaries incorporated in the British Virgin Islands are not subject to income or capital gains tax under the current laws of the British Virgin Islands. In addition, payment of dividends by the British Virgin Islands subsidiaries to their respective shareholders who are not resident in the British Virgin Islands, if any, is not subject to withholding tax in the British Virgin Islands.

Hong Kong

          Our wholly-owned subsidiaries in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. No Hong Kong profit tax has been levied as we did not have assessable profit that was earned in or derived from any Hong Kong subsidiaries during the periods presented. Under Hong Kong tax law, our Hong Kong subsidiaries are exempted from Hong Kong income tax on their foreign-derived income. Hong Kong does not impose a withholding tax on dividends.

PRC

          Generally, our PRC subsidiaries, consolidated variable interest entities and their subsidiaries, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. A "software enterprise", which is reassessed annually, is entitled to favorable income tax rate of 0% for the first two years after qualification, and 12.5% for the subsequent three years. In addition, a "high and new technology enterprise", which is reassessed every three years, is entitled to favorable income tax rate of 15%. Certain PRC subsidiaries and consolidated variable interest entities are currently enjoying favorable tax rates as software enterprise or high and new technology enterprise.

          We are also subject to value added tax, or VAT, at a rate of 6% on most of the services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law.

          Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding companies in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If a Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. See "Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business".

          If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders".

Results of Operations

          The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any particular period are not necessarily indicative of our future trends.

	For the Year Ended December 31,							For the Three Months Ended March 31,

	2017		2018		2019			2019		2020

	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%

Net revenues:
Existing home transaction services	18,461,231	72.4	20,154,642	70.4	24,568,508	3,469,736	53.4	6,019,381	73.8	3,375,332	476,688	47.4
New home transaction services	6,419,251	25.2	7,471,924	26.1	20,273,860	2,863,216	44.1	1,964,521	24.1	3,452,735	487,619	48.5
Emerging and other services	625,216	2.4	1,019,933	3.5	1,172,538	165,594	2.5	175,855	2.1	291,692	41,195	4.1

Total net revenues	25,505,698	100.0	28,646,499	100.0	46,014,906	6,498,546	100.0	8,159,757	100.0	7,119,759	1,005,502	100.0

Cost of revenue
Commission — split	(933,162)	(3.7)	(1,393,167)	(4.9)	(11,154,698)	(1,575,344)	(24.2)	(542,255)	(6.6)	(2,140,436)	(302,287)	(30.1)
Commissions and compensation — internal	(15,663,301)	(61.4)	(15,767,582)	(55.0)	(19,444,127)	(2,746,035)	(42.3)	(4,644,561)	(56.9)	(3,554,617)	(502,008)	(49.9)
Cost related to stores	(3,543,781)	(13.9)	(3,400,545)	(11.9)	(3,078,672)	(434,792)	(6.7)	(738,267)	(9.1)	(717,662)	(101,353)	(10.1)
Others	(597,397)	(2.3)	(1,215,229)	(4.2)	(1,069,365)	(151,023)	(2.3)	(134,699)	(1.7)	(205,512)	(29,024)	(2.9)

Total cost of revenues	(20,737,641)	(81.3)	(21,776,523)	(76.0)	(34,746,862)	(4,907,194)	(75.5)	(6,059,782)	(74.3)	(6,618,227)	(934,672)	(93.0)

Gross profit	4,768,057	18.7	6,869,976	24.0	11,268,044	1,591,352	24.5	2,099,975	25.7	501,532	70,830	7.0

Sales and marketing expenses	(998,575)	(3.9)	(2,489,692)	(8.7)	(3,105,899)	(438,637)	(6.7)	(634,031)	(7.8)	(577,095)	(81,501)	(8.1)
General and administrative expenses(1)	(4,281,571)	(16.8)	(4,927,367)	(17.2)	(8,376,531)	(1,182,992)	(18.2)	(1,054,310)	(12.9)	(1,105,029)	(156,060)	(15.6)
Research and development expenses	(251,802)	(1.0)	(670,922)	(2.3)	(1,571,154)	(221,889)	(3.4)	(312,050)	(3.8)	(450,761)	(63,660)	(6.3)

Total operating expenses	(5,531,948)	(21.7)	(8,087,981)	(28.2)	(13,053,584)	(1,843,518)	(28.3)	(2,000,391)	(24.5)	(2,132,885)	(301,221)	(30.0)

Loss from operations	(763,891)	(3.0)	(1,218,005)	(4.2)	(1,785,540)	(252,166)	(3.8)	99,584	1.2	(1,631,353)	(230,391)	(23.0)

Interest income, net	81,171	0.3	121,374	0.4	230,339	32,530	0.5	55,361	0.7	78,209	11,045	1.1
Share of results of equity investees	12,832	0.1	1,762	0.0	11,382	1,607	0.0	4,132	0.1	(3,090)	(436)	(0.1)
Fair value changes in investments, net	75,357	0.3	(39,176)	(0.1)	(109,193)	(15,421)	(0.2)	55,244	0.7	(104,195)	(14,715)	(1.4)
Foreign currency exchange gain (loss), net	(3)	(0.0)	224	0.0	(54,052)	(7,634)	(0.1)	7,007	0.1	5,491	775	0.1
Other income, net	456,196	1.8	634,756	2.2	431,300	60,911	0.9	35,333	0.3	274,690	38,794	3.9

Income (loss) before income tax expense	(138,338)	(0.5)	(499,065)	(1.7)	(1,275,764)	(180,173)	(2.7)	256,661	3.1	(1,380,248)	(194,928)	(19.4)
Income tax benefit (expense)	(399,283)	(1.6)	71,384	0.2	(904,363)	(127,720)	(2.0)	(90,901)	(1.1)	148,861	21,023	2.1

Net income (loss)	(537,621)	(2.1)	(427,681)	(1.5)	(2,180,127)	(307,893)	(4.7)	165,760	2.0	(1,231,387)	(173,905)	(17.3)

Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	1,345,194,322		1,362,565,880		1,378,235,522	1,378,235,522		1,379,905,905		1,470,166,690	1,470,166,690
Net loss per share attributable to ordinary shareholders
—Basic	(1.07)		(1.75)		(2.94)	(0.42)		(0.17)		(1.31)	(0.18)
—Diluted	(1.07)		(1.75)		(2.94)	(0.42)		(0.17)		(1.31)	(0.18)

  Note:

(1)
Including share-based compensation expenses of RMB476 million, RMB382 million, RMB2,956 million (US$417 million), zero and zero for 2017, 2018 and 2019 and the three months ended March 31, 2019 and 2020, respectively.

Three Months ended March 31, 2020 Compared to Three Months ended March 31, 2019

Net revenues

          Our revenues decreased by 12.7% from RMB8.2 billion in the three months ended March 31, 2019 to RMB7.1 billion (US$1.0 billion) in the three months ended March 31, 2020, primarily attributable to the decrease in revenues from existing home transaction services due to the negative impact of the COVID-19 outbreak, partially offset by the increase in revenues from new home transaction services.

          Existing home transaction services.    Our revenues from existing home transaction services decreased by 43.9% from RMB6.0 billion in the three months ended March 31, 2019 to RMB3.4 billion (US$0.5 billion) in the three months ended March 31, 2020, primarily as a result of the decrease in commission revenue from RMB5.8 billion to RMB3.1 billion (US$0.4 billion). GTV of existing home transactions served by our Lianjia brand decreased from RMB219.8 billion in the three months ended March 31, 2019 to RMB114.5 billion in the three months ended March 31, 2020, during which our business operations were adversely impacted by the COVID-19 pandemic.

          However, the revenue derived from platform service, franchise service and other value-added services, which are mostly charged to connected agents on our platform, grew by 33.3% from RMB195 million in the three months ended March 31, 2019 to RMB260 million (US$37 million) in the three months ended March 31, 2020, as the GTV of existing home transactions served by connected agents on our Beike platform increased from RMB52.7 billion to RMB81.2 billion. This is a result of the substantial growth in the number of connected brokerage stores and agents on our platform, which increased from approximately 11,000 stores and approximately 193,000 agents respectively as of March 31, 2019 to approximately 31,000 stores and over 250,000 agents as of March 31, 2020, which overrode the negative impact of the COVID-19 pandemic.

          New home transaction services.    Our revenues from new home transaction services increased by 75.8% from RMB2.0 billion in the three months ended March 31, 2019 to RMB3.5 billion (US$0.5 billion) in the three months ended March 31, 2020, primarily attributable to an increase in the GTV for new home transactions from RMB76.2 billion in the three months ended March 31, 2019 to RMB116.5 billion in the three months ended March 31, 2020, within which RMB32.0 billion and RMB27.1 billion respectively were served by our Lianjia brand. This was in turn driven by the number of new home transactions completed on our platform increasing from approximately 52,000 in the three months ended March 31, 2019 to approximately 87,400 in the three months ended March 31, 2020 and the number of brokerage stores, both Lianjia and connected brokerage stores, on our platform increasing from approximately 18,300 as of March 31, 2019 to 38,848 as of March 31, 2020. The improvement of average commission rate from 2.58% in the first quarter of 2019 to 2.96% in the first quarter of 2020 also contributed to the fast revenue growth. Although most of the brokerage stores on our platform were subject to lockdown and low activity level in the first quarter of 2020 due to the COVID-19 pandemic, the significantly increased capacity of our platform for new home transactions still brought about a decent revenue growth over the first quarter of 2019.

          Emerging and other services.    Our revenues from emerging and other services increased by 65.9% from RMB176 million in the three months ended March 31, 2019 to RMB292 million (US$41 million) in the three months ended March 31, 2020. The increase was primarily attributable to an increase of RMB78 million in revenues from real estate financial services.

Cost of revenues

          Our cost of revenues increased by 9.2% from RMB6.1 billion in the three months ended March 31, 2019 to RMB6.6 billion (US$0.9 billion) in the three months ended March 31, 2020, primarily attributable to the increase in split commission to connected agents and other sales channels.

  •
  Commission — split.  Our cost of revenues for commissions to connected agents and other sales channels increased significantly by 294.7% from RMB0.5 billion in the three months ended March 31, 2019 to RMB2.1 billion (US$0.3 billion) in the three months ended

    March 31, 2020, which was primarily attributable to the significant increase in the number of new home transactions connected agents and other sales channels completed through our platform from around 35,400 in the three months ended March 31, 2019 to around 72,800 in the three months ended March 31, 2020, which in turn was driven by the increasing number of connected agents and other sales channels joining our platform.

  •
  Commission and compensation — internal.  Our cost of revenues for internal commissions and compensation decreased by 23.5% from RMB4.6 billion in the three months ended March 31, 2019 to RMB3.6 billion (US$0.5 billion) in the three months ended March 31, 2020, which was primarily attributable to the decrease in the number of existing home transactions completed through our Lianjia brand under the impact of the COVID-19 pandemic.

  •
  Cost related to stores.  Our cost related to stores decreased by 2.8% from RMB738 million in the three months ended March 31, 2019 to RMB718 million (US$101 million) in the three months ended March 31, 2020 mainly attributable to the decrease in utility expenses as a result of reduced store usage during the COVID-19 pandemic.

          Please see "— Contribution Margin and Non-GAAP Metrics" for the analysis of our segmental profitability.

Operating expenses

          Sales and marketing expenses.    Our sales and marketing expenses decreased by 9.0% from RMB634 million in the three months ended March 31, 2019 to RMB577 million (US$82 million) in the three months ended March 31, 2020. The decrease was primarily attributable to (i) a decrease of RMB161 million (US$23 million) in payroll expenses as a result of our effort to optimize our business development function and (ii) a decrease of RMB34 million (US$5 million) in advertising and promotion expenses for the same reason, partially offset by an increase of RMB134 million (US$19 million) in depreciation and amortization expenses related to the business cooperation agreement with Tencent.

          We entered into a business cooperation agreement with Tencent in late 2018, which grants us the access to the traffic of Tencent's products, and allows us to use Tencent's cloud and advertising services. We started utilizing such traffic access in early 2019, and accordingly recorded amortization expenses, attributing to the large increase in depreciation and amortization expenses within sales and marketing function.

          General and administrative expenses.    Our general and administrative expenses increased by 4.8% from RMB1,054 million in the three months ended March 31, 2019 to RMB1,105 million (US$156 million) in the three months ended March 31, 2020. The increase was primarily attributable to an increase of RMB105 million (US$15 million) in provision for credit losses due to our expansion in new home transaction services and the impact of COVID-19 pandemic on certain real estate developers, which was partially offset by a decrease of RMB57 million (US$8 million) in payroll expenses mainly as a result of relief on payment to government-mandated employee welfare benefit plans.

          Research and development expenses.    Our research and development expenses increased by 44.5% from RMB312 million in the three months ended March 31, 2019 to RMB451 million (US$64 million) in the three months ended March 31, 2020. The increase was primarily attributable to an increase of RMB126 million (US$18 million) in payroll and related expenses as a result of the increased number of our research and development personnel.

Income tax expense (benefit)

          We recorded an income tax benefit of RMB149 million (US$21 million) in the three months ended March 31, 2020, compared to an income tax expense of RMB91 million in the three months ended March 31, 2019.

Net income (loss)

          As a result of the foregoing, we recorded a net loss of RMB1,231 million (US$174 million) in the three months ended March 31, 2020, compared to a net income of RMB166 million in the three months ended March 31, 2019. Excluding the impact of certain non-cash items, most importantly share-based compensation expenses, our adjusted net income decreased from RMB131 million in the three months ended March 31, 2019 to an adjusted net loss of RMB1,090 million (US$154 million) in the three months ended March 31, 2020, and our adjusted EBITDA deceased from RMB307 million in the three months ended March 31, 2019 to a negative adjusted EBITDA of RMB1,199 million (US$169 million) in the three months ended March 31, 2020. Please see "— Contribution Margin and Non-GAAP Metrics" for the reconciliation of net income (loss), adjusted net income (loss) and adjusted EBITDA.

Year ended December 31, 2019 Compared to Year ended December 31, 2018

Net revenues

          Our revenues increased by 60.6% from RMB28.6 billion in 2018 to RMB46.0 billion (US$6.5 billion) in 2019, primarily attributable to the increases in revenues from both existing and new home transaction services as a result of the expansion of our Beike platform nationwide.

          Existing home transaction services.    Our revenues from existing home transaction services increased by 21.9% from RMB20.2 billion in 2018 to RMB24.6 billion (US$3.5 billion) in 2019, which was primarily attributable to the increase of GTV for existing home transactions from RMB822 billion in 2018 to RMB1,297 billion in 2019.

          Commission revenue, which increased by 15.3% from RMB20.0 billion in 2018 to RMB23.0 billion (US$3.2 billion) in 2019, contributed most of the growth in our existing home transaction service revenue. GTV of existing home transactions served by our Lianjia brand grew significantly from RMB784 billion in 2018 to RMB855 billion in 2019, and the average commission rate improved from 2.49% in 2018 to 2.56% in 2019.

          Additionally, the revenue derived from platform service, franchise service and other value-added services, which are mostly charged to connected agents on our platform, also grew significantly from RMB194 million in 2018 to RMB1,547 million (US$219 million) in 2019. We launched our Beike platform in April 2018 and have experienced a substantial growth in the number of transactions and connected brokerage stores and agents on our platform. The number of connected brokerage stores and agents on our platform increased from 8,136 stores and approximately 60,900 agents as of December 31, 2018, to 29,592 stores and approximately 232,800 agents as of December 31, 2019. The number of existing home sales handled by connected agents on our Beike platform increased from approximately 29,000 in 2018 to 313,000 in 2019.

          New home transaction services.    Our revenues from new home transaction services increased by 171.3% from RMB7.5 billion in 2018 to RMB20.3 billion (US$2.9 billion) in 2019, primarily attributable to an increase in the GTV for new home transactions from RMB280.8 billion in 2018 to RMB747.6 billion in 2019, within which RMB142.4 billion and RMB201.7 billion respectively were served by our Lianjia brand. This was in turn driven by the number of new home transactions completed on our platform increasing from approximately 196,000 in 2018 to 533,000 in 2019 and the number of brokerage stores, both Lianjia and connected brokerage stores, on our platform increasing from 15,809 as of December 31, 2018 to 37,514 as of December 31, 2019.

          Emerging and other services.    Our revenues from emerging and other services increased by 15.0% from RMB1.0 billion in 2018 to RMB1.2 billion (US$0.2 billion) in 2019.

Cost of revenues

          Our cost of revenues increased by 59.6% from RMB21.8 billion in 2018 to RMB34.7 billion (US$4.9 billion) in 2019, primarily attributable to the increases in compensation to internal agents and sales professionals, and split commission to connected agents and other sales channels.

  •
  Commission — split.  Our cost of revenues for commissions to connected agents and other sales channels increased significantly by 700.7% from RMB1.4 billion in 2018 to RMB11.2 billion (US$1.6 billion) in 2019, which was primarily attributable to the significant increase in the number of new home transactions connected agents and other sales channels completed through our platform from around 114,400 in 2018 to around 426,500 in 2019.

  •
  Commission and compensation — internal.  Our cost of revenues for internal commissions and compensation increased by 23.3% from RMB15.8 billion in 2018 to RMB19.4 billion (US$2.7 billion) in 2019, which was primarily attributable to the increase in the number of transactions completed through our Lianjia brand from approximately 856,000 in 2018 to 972,000 in 2019.

  •
  Cost related to stores.  Our cost related to stores decreased by 9.5% from RMB3.4 billion in 2018 to RMB3.1 billion (RMB0.4 billion) in 2019 — while in the meantime revenue kept a healthy growth — as we took efforts to optimize our store network and store size and improve the efficiency of each store.

Operating expenses

          Sales and marketing expenses.    Our sales and marketing expenses increased by 24.8% from RMB2.5 billion in 2018 to RMB3.1 billion (US$0.4 billion) in 2019. The increase was primarily attributable to (i) an increase of RMB378 million (US$53 million) in payroll expenses due to the growth of our sales and marketing team and (ii) an increase of RMB325 million (US$46 million) in depreciation and amortization expenses related to the business corporation agreement with Tencent, which was partially offset by a decrease of RMB364 million (US$51 million) in advertising and promotional expenses.

          We invested heavily to promote our Beike platform after its launch in 2018, including aggressive online and offline advertising efforts. As our Beike platform gained recognition among housing customers and the brokerage agency community, we gradually scaled back our marketing efforts, which resulted in the decrease of RMB364 million (US$51 million) in advertising and promotional expenses.

          General and administrative expenses.    Our general and administrative expenses increased by 70.0% from RMB4.9 billion in 2018 to RMB8.4 billion (US$1.2 billion) in 2019. The increase was primarily attributable to an increase of RMB2.9 billion (US$0.4 billion) in payroll expenses due to an increase in general and administrative personnel including a lump sum recognition of the share-based compensations to our senior management. To attract and retain talents to build the Beike platform business, we granted a package of share awards to our management and recorded a share-based compensation of RMB2.5 billion (US$0.4 billion) in 2019, compared to only RMB0.3 billion in 2018.

          Research and development expenses.    Our research and development expenses increased by 134.2% from RMB671 million in 2018 to RMB1,571 million (US$222 million) in 2019. The increase was primarily attributable to (i) an increase of RMB731 million (US$103 million) in payroll and related expenses as a result of the increased number of our research and development personnel; and (ii) an increase of RMB89 million(US$13 million) in technological service fees.

Income tax expense (benefit)

          We recorded an income tax expense of RMB904 million (US$128 million) in 2019, compared to an income tax benefit of RMB71 million in 2018. We greatly increased our advertising and marketing expenses to promote Beike and rapidly expand our operation geographically after the launch of Beike platform in 2018. The large advertising expenses and the loss from some of our newly established local operation led to taxable loss in China of RMB143 million in 2018 while we generated a taxable income of RMB2.4 billion (US$0.3 billion) from China operation in 2019 after we scaled down our advertising spending and many of our local operation turned to profitable. Our operation, particularly the share-based compensation expenses, at Cayman level has no impact on our income tax expense (benefit).

Net loss

          As a result of the foregoing, we recorded a net loss of RMB2,180 million (US$308 million) in 2019, compared to a net loss of RMB428 million in 2018. Excluding the impact of certain non-cash items, most importantly share-based compensation expenses, our adjusted net income increased significantly from RMB131 million in 2018 to RMB1,656 million (US$234 million) in 2019, and our adjusted EBITDA increased from RMB607 million in 2018 to RMB2,917 million (US$412 million) in 2019. Please see "— Contribution Margin and Non-GAAP Metrics" for the reconciliation of net income (loss), adjusted net income (loss) and adjusted EBITDA.

Year ended December 31, 2018 Compared to Year ended December 31, 2017

Net revenues

          Our revenues increased by 12.3% from RMB25.5 billion in 2017 to RMB28.6 billion in 2018, primarily attributable to the increases in revenues from both existing and new home transaction services as a result of the launch of our Beike platform and the growth of our Lianjia brand, as well as an increase in revenues from emerging and other services.

          Existing home transaction services.    Our revenues from existing home transaction services increased by 9.2% from RMB18.5 billion in 2017 to RMB20.2 billion in 2018, primarily as a result of the growth in commission revenue, which in turn was mainly attributable to the increase of average commission rate. We launched our Beike platform in 2018, which also started to contribute to the growth. We recorded an increase of RMB168 million for platform service, franchise service and other value-added services in 2018 as compared to 2017.

          New home transaction services.    Our revenues from new home transaction services increased by 16.4% from RMB6.4 billion in 2017 to RMB7.5 billion in 2018, which was primarily attributable to an 8.0% increase of the average price of new home transactions completed on our platform. The commission rate of our new home transaction services increased from approximately 2.54% in 2017 to 2.66% in 2018, which also contributes to the revenue growth.

          Emerging and other services.    Our revenues from emerging and other services increased by 63.1% from RMB625 million in 2017 to RMB1,020 million in 2018, which was primarily attributable to a 70.3% increase in revenues from real estate financial services from RMB449 million in 2017 to RMB764 million in 2018. We offered many low-interest-rate products in 2017 as a promotional strategy, and subsequently adjusted the interest rate to a higher level in 2018, which resulted in a quick increase in financial services revenue.

Cost of revenues

          Our cost of revenues increased by 5.0% from RMB20.7 billion in 2017 to RMB21.8 billion in 2018, primarily attributable to the significant increase in split commission to connected agents and other sales channels.

  •
  Commission — split.  Our cost of revenues for commissions increased significantly by 49.3% from RMB933 million in 2017 to RMB1,393 million in 2018, which was primarily attributable to the significant increase in the number of transactions connected agents and other sales channels assisted us to complete.

  •
  Commission and compensation — internal.  Our cost of revenues for commission and compensation paid to internal agents and sales professionals largely stayed stable in 2017 and 2018 at RMB15.7 billion and RMB15.8 billion.

  •
  Cost related to stores.  Our cost related to stores decreased slightly from RMB3.5 billion in 2017 to RMB3.4 billion in 2018 as we worked to optimize our store network. The number of Lianjia stores changed from 7,941 as of December 31, 2017 to 7,673 as of December 31, 2018.

Operating expenses

          Sales and marketing expenses.    Our sales and marketing expenses increased by 149.3% from RMB999 million in 2017 to RMB2,490 million in 2018. The increase was primarily attributable to an increase of RMB940 million in advertising and promotional expenses and an increase of RMB570 million in payroll expenses due to our efforts to launch our Beike platform in 2018.

          General and administrative expenses.    Our general and administrative expenses increased by 15.1% from RMB4.3 billion in 2017 to RMB4.9 billion in 2018. The increase was primarily attributable to (i) an increase of RMB451 million in payroll expenses due to an increased number of our general and administrative personnel; and (ii) an increase of RMB91 million in recruiting and training expenses due to the growth of our personnel.

          Research and development expenses.    Our research and development expenses increased by 166.3% from RMB252 million in 2017 to RMB671 million in 2018. The increase was primarily attributable to an increase of RMB345 million in payroll and related expenses as a result of the increased number of our research and development personnel.

Income tax expense (benefit)

          We recorded an income tax benefit of RMB71 million in 2018, compared to an income tax expense of RMB399 million in 2017. The reason behind the taxable loss from China operation in 2018 is explained above.

Net loss

          As a result of the foregoing, we recorded a net loss of RMB428 million in 2018, compared to RMB538 million in 2017. Excluding the impact of certain non-cash items, most importantly share-based compensation, our adjusted net income increased from RMB71 million in 2017 to RMB131 million in 2018, and our adjusted EBITDA was RMB607 million in 2018, compared to RMB1,071 million in 2017.Please see "— Contribution Margin and Non-GAAP Metrics" for the reconciliation of net income (loss), adjusted net income (loss) and adjusted EBITDA.

Selected Quarterly Results of Operation

          The following table sets forth our unaudited consolidated quarterly results of operations for each of the five quarters from January 1, 2019 to March 31, 2020. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented.

	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
	(RMB in thousands)
Net revenues:
Existing home transaction services	6,019,381	6,625,199	6,054,779	5,869,149	3,375,332
New home transaction services	1,964,521	4,512,331	5,679,371	8,117,637	3,452,735
Emerging and other services	175,855	313,418	288,509	394,756	291,692

Total net revenues	8,159,757	11,450,948	12,022,659	14,381,542	7,119,759

Cost of revenues
Commission-split	(542,255)	(1,953,352)	(3,173,874)	(5,485,217)	(2,140,436)
Commission and compensation-internal	(4,644,561)	(5,038,111)	(4,862,917)	(4,898,538)	(3,554,617)
Cost related to stores	(738,267)	(746,376)	(799,071)	(794,958)	(717,662)
Others	(134,699)	(232,270)	(247,328)	(455,068)	(205,512)

Gross profit	2,099,975	3,480,839	2,939,469	2,747,761	501,532

Operating expenses:
Sales and marketing expenses	(634,031)	(904,366)	(736,579)	(830,923)	(577,095)
General and administrative expenses	(1,054,310)	(1,393,405)	(1,367,166)	(4,561,650)	(1,105,029)
Research and development expenses	(312,050)	(344,983)	(436,056)	(478,065)	(450,761)
Others	157,077	44,650	301,713	6,336	251,105

Income (loss) before income tax expense	256,661	882,735	701,381	(3,116,541)	(1,380,248)

Income tax benefit (expense)	(90,901)	(491,483)	(317,120)	(4,859)	148,861

Net income (loss)	165,760	391,252	384,261	(3,121,400)	(1,231,387)

          We also use adjusted net income (loss) in addition to net income (loss) to evaluate our business. The following table presents a reconciliation of net income (loss) to adjusted net income (loss) for each of the quarter indicated. Please refer to "— Contribution Margin and Non-GAAP

Metrics — Adjusted net income (loss) and adjusted EBITDA" for reasons and limitations of using non-GAAP financial measures.

	For the Three Months Ended

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020

	(RMB in thousands)
Net income (loss)	165,760	391,252	384,261	(3,121,400)	(1,231,387)
Add (less):
Share-based compensation expenses	—	46,048	63,238	2,846,304	—
Amortization of intangible assets resulting from acquisitions and Business Cooperation Agreement	13,791	135,875	147,361	153,386	153,047
Changes in Fair value from long term investments, loan receivable measured at fair value and contingent consideration	(48,641)	308,512	3,037	165,514	(12,723)
Tax effects on non-GAAP adjustments(1)	430	430	430	415	695

Adjusted net income (loss)	131,340	882,117	598,327	44,219	(1,090,368)

Note:

(1)
Tax effects on non-GAAP adjustments primarily comprised of tax effects relating to the amortization of intangible assets resulting from acquisitions.

          Our business is subject to seasonal fluctuations, normally with relatively weaker performance in the first quarter and stronger performance in the second quarter, consistent with the residential real estate industry in general. The first quarter of each calendar year generally contributes the smallest portion of our annual revenue, primarily due to a reduced number of housing transactions completed during the Chinese New Year holiday period in the quarter. The historical seasonality of our business, however, has been significantly offset by our rapid growth, especially in the new home transaction service business, but the seasonal fluctuation may increase in the future.

          Specifically, within the five quarters from January 1, 2019 to March 31, 2020, we granted share awards to our management in the fourth quarter of 2019 and recorded a share-based compensation of RMB2.5 billion (US$0.4 billion), and the COVID-19 adversely impacted our overall results of operation in the first quarter of 2020. These two events further distorted our normal seasonal cycle. See "— Results of operations — Three Months ended March 31, 2020 Compared to Three Months ended March 31, 2019" for a more detailed discussion on the impact of the COVID-19 on our results of operation in the first quarter of 2020.

Discussion of Key Balance Sheet Items

Cash, cash equivalents, restricted cash, and short-term investments

          Cash, cash equivalents, restricted cash, and short-term investments constitute our most liquid assets. Short-term investments include bank term deposit and investments in wealth management products issued by financial institutions. These products normally offer returns higher than bank deposits, maintain relatively low risk, and provide sufficient liquidity as they are redeemable upon short notice. We therefore consider such wealth management products part of our cash management program.

          The total amount increased significantly from RMB15.2 billion as of December 31, 2018 to RMB33.5 billion (US$4.7 billion) as of December 31, 2019, because we completed a large size private equity financing and syndicate loan transaction in the fourth quarter of 2019. We believe our healthy liquidity and capital resources help us navigate through unexpected events such as the COVID-19 pandemic. The total amount decreased from RMB33.5 billion (US$4.7 billion) as of December 31, 2019 to RMB29.5 billion (US$4.2 billion) as of March 31, 2020, which was mainly attributable to the cash used in operation.

Accounts receivable, net of allowance for credit losses

          Our accounts receivable, net of allowance for credit losses was RMB2.7 billion, RMB3.4 billion and RMB8.1 billion (US$1.1 billion) as of December 31, 2017, 2018 and 2019, respectively. A significant portion of accounts receivable was due from real estate developers for our new home transaction services. The accounts receivable increased significantly in 2019 as we greatly expanded our new home transaction service business. Our accounts receivable, net of allowance for credit losses decreased from RMB8.1 billion (US$1.1 billion) as of December 31, 2019 to RMB7.3 billion (US$1.0 billion) as of March 31, 2020, as we continued to collect receivables form real estate developers and control our credit risk exposure.

          We serve real estate developers in our new home transaction services, and grant them credit terms relatively longer compared to individual and small brokerage firm clients. Our accounts receivable turnover days for new home transaction services were 93 days in 2017, 117 days in 2018, 96 days in 2019 and 198 days in the first quarter of 2020, while the accounts receivable turnover days for existing home transaction service, where our clients are individual housing customers and brokerage firms on our platform, were 13 days in 2017, 14 days in 2018, 10 days in 2019 and 17 days in the first quarter of 2020. The increase of accounts receivable turnover days for new home transaction services to 198 days in the first quarter of 2020 was result of the slowdown in revenue growth and collection activities due to the COVID-19 pandemic.

          Accounts receivable turnover days for a given period are equal to average balances of accounts receivable, net of allowance for credit losses, at the beginning and the end of the period divided by total revenues during the period and multiplied by the number of days during the period.

Intangible assets, net

          Our intangible assets net of accumulated amortization and impairment amounted to RMB265 million, RMB197 million, RMB2,560 million (US$362 million) and RMB2,433 million (US$344 million) as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively. We entered into a business cooperation agreement with Tencent in late 2018, which grants us the access to the advertising resources from Tencent's products, and allows us to use Tencent's cloud services. We started utilizing such resources and services in early 2019, and therefore recorded a large increase in carrying amount of intangible assets (business cooperation agreement) as of December 31, 2019 compared to December 31, 2018.

Long-term investments, net

          Our long-term investments was RMB380 million, RMB418 million, RMB2,334 million (US$330 million) and RMB2,348 million (US$332 million) as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively. We invest regularly into the value chain of housing transactions. Along with our transition to build Beike platform, we started to make investments into key industry players in 2018. Consequently the long-term investment increased significantly from RMB418 million as of December 31, 2018 to RMB2,348 million (US$332 million) as of March 31, 2020.

Goodwill

          Our goodwill was RMB711 million, RMB1,135 million, RMB2,477 million (US$350 million) and RMB2,477 million (US$350 million) as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively. The rapid increase of goodwill in 2019 was the result of acquisition of Zhonghuan Real Estate Agency, a regional real estate brokerage firm that focuses operation in Southern China.

Prepayments, receivables and other assets

          The following table set forth the breakdown of this account as of the dates indicated.

	As of December 31,				As of March 31,

	2017	2018	2019		2020

	RMB	RMB	RMB	US$	RMB	US$

	(in thousands)
Current:
Advances to suppliers	82,134	157,210	254,534	35,947	369,694	52,211
Deposits paid to new home developers	2,476,640	277,766	3,311,371	467,655	3,027,492	427,565
Prepaid rental and other deposits	339,989	393,850	439,775	62,108	526,128	74,303
Staff advances	258,833	282,316	247,353	34,933	255,519	36,086
Receivables from equity investors	—	3,000,000	—	—	—	—
Receivables from escrow account	—	139,590	18,982	2,681	17,989	2,541
Interests receivable	6,245	15,224	93,950	13,268	31,737	4,482
VAT-input deductible	151,351	280,868	608,958	86,001	532,179	75,158
Others	278,873	318,190	318,073	44,920	326,489	46,109

Total	3,594,065	4,865,014	5,292,996	747,514	5,087,227	718,455

Non-current:
Prepayment for advertising resources	—	2,745,280	145,806	20,592	—	—
Deferred tax asset	147,535	672,622	520,292	73,479	530,164	74,873
Others	1,136	109	59,452	8,396	91,994	12,992

Total	148,671	3,418,011	725,550	102,467	622,158	87,865

          Deposits paid to real estate developers represents the earnest deposits we pay to developers for new home sales agency service contracts, and will be collected back after we meet our service commitment. The significant increase in 2019 was due to our expanding cooperation with developers for new home transaction services. We implement stringent selection process for the real estate projects for which we provide brokerage service, and will only agree to make earnest deposits for those we are confident in meeting our sales commitment.

          The business cooperation agreement with Tencent, which granted us the right to use advertising resources provided by Tencent, was executed in December 2018. We issued our preferred shares as consideration. We had not activated our rights to utilize the resources thereunder as of December 31, 2018. Therefore, the value of the consideration we paid was recorded as our prepayment, for relevant advertising resources.

          We were in the process of reorganization and established our Cayman holding company structure in 2018, which required all shareholders then to make payment offshore into our Cayman holding entity. These offshore payment obligations resulted in an RMB3.0 billion of receivables from equity investors as of December 31, 2018, which was fully settled in January 2019.

Accounts payable

          Our accounts payable was RMB370 million, RMB1,468 million, RMB4,213 million (US$595 million) as of December 31, 2017, 2018 and 2019, respectively. This rapid increase was primarily the result of increasing payables of advertising fees and commission to connected agents and other sales channels. Commission payable related to new home transaction business increased rapidly from RMB255 million as of December 31, 2017, to RMB761 million as of December 31, 2018, and to RMB3,528 million (US$498 million) as of December 31, 2019, as increasingly more brokerage firms joined and transacted on our Beike platform. Consequently, the ending balance of commission payable to them for their services in assisting us selling new homes grew rapidly. The advertising fee payable also increased, as a result of our effort to promote our Beike platform after its launch in 2018. Our accounts payable decreased from RMB4,213 million (US$595 million) as of December 31, 2019 to RMB3,404 million (US$481 million) as of March 31, 2020, primarily due to the slowdown of our new home transaction service business in the first quarter of 2020 an consequently reduced cost of commission-split to connected agents and other sales channels.

Borrowings

          Our long-term borrowings was zero, RMB113 million, RMB4,890 million (US$691 million) and RMB4,886 million (US$690 million) as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively. The significant increase of borrowing as of 2019 year end was the result of a US$675 million syndicate loan and a RMB103 million bank loan completed in October 2019.

          As of December 31, 2017, 2018 and 2019 and March 31, 2020, our short-term borrowings was RMB250 million, RMB210 million, RMB720 million (US$102 million) and RMB420 million (US$59 million).

Liquidity and Capital Resources

          The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,				For the Three Months Ended March 31,

	2017	2018	2019		2019	2020

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in thousands)
Selected Consolidated Cash Flow Data
Net cash (used in) provided by operating activities	(6,456,226)	3,216,797	112,626	15,906	(1,000,933)	(4,089,101)	(577,492)
Net cash (used in) provided by investing activities	(2,783,562)	2,609,149	(3,873,722)	(547,074)	(348,181)	(5,176,363)	(731,042)
Net cash provided by (used in) financing activities	9,576,284	(1,282,408)	23,026,396	3,251,948	3,934,414	(898,389)	(126,877)
Effect of exchange rate change on cash, cash equivalents and restricted cash	(330)	416	(94,922)	(13,406)	(94,336)	131,392	18,556

Net increase (decrease) in cash, cash equivalents and restricted cash	336,166	4,543,954	19,170,378	2,707,374	2,490,964	(10,032,461)	(1,416,855)
Cash, cash equivalents and restricted cash at the beginning of the period	7,880,078	8,216,244	12,760,198	1,802,085	12,760,198	31,930,576	4,509,459

Cash, cash equivalents and restricted cash at the end of the period	8,216,244	12,760,198	31,930,576	4,509,459	15,251,162	21,898,115	3,092,604

          To date, we have financed our operating and investing activities through cash flows from operations and cash generated by historical equity and debt financing activities. As of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively, our cash, cash equivalents and restricted cash were RMB8.2 billion, RMB12.8 billion, RMB31.9 billion (US$4.5 billion) and RMB21.9 billion (US$3.1 billion). Our cash and cash equivalents primarily consist of cash on hand, demand deposits and highly liquid investments placed with banks or other financial institutions with original maturities of less than three months. Our restricted cash are primarily pledged for bank borrowings, and escrow payments collected from the property buyers on behalf of and payable to the property sellers.

          We believe that our current cash, cash equivalents and restricted cash and expected cash provided by operating activities will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for an extended period of time. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions.

          Although we consolidate the results of our variable interest entities and their subsidiaries, we only have access to the assets or earnings of our variable interest entities and their subsidiaries through our contractual arrangements with our variable interest entities and their shareholders. See "Corporate History and Structure — Contractual Arrangements with Our VIEs and Their Shareholders". For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "— Holding Company Structure".

          Substantially all of our revenues have been, and we expect they are likely to continue to be, in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC subsidiaries are required to set aside at least 10% of its after-tax profits after making up previous years' accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC subsidiaries have not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE, its local branches and certain local banks.

          As a Cayman Islands exempted company and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to the approval or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC subsidiaries. We expect to invest substantially all of the proceeds from this offering in our PRC operations for general corporate purposes within the business scopes of our PRC subsidiaries and our VIEs. See "Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business".

Operating activities

          Net cash used in operating activities in the three months ended March 31, 2020 was RMB4,089 million (US$577 million). The difference between net cash used in operating activities and net loss of RMB1,231 million (US$174 million) in the same period was the result of RMB3,281 million (US$463 million) used for additional working capital, partially offset by the effect of adding back RMB445 million (US$63 million) for adjustments of non-cash items.

          The adjustment of non-cash items primarily consisted of RMB157 million (US$22 million) in amortization of intangible assets and RMB114 million (US$16 million) in depreciation expenses.

          The additional cash used for working capital was the result of a RMB3,087 million (US$436 million) decrease in employee compensation and welfare payable, a RMB809 million (US$114 million) decrease in accounts payable and a RMB790 million (US$112 million) decrease in income taxes payable, partially offset by a RMB734 million (US$104 million) increase in customer deposits payable and a RMB720 million (US$102 million) decrease in accounts receivable.

          Net cash provided by operating activities in 2019 was RMB113 million (US$16 million). The difference between net cash provided by operating activities and net loss of RMB2,180 million (US$308 million) in the same period was the result of adding back RMB4,159 million (US$587 million) for adjustments of non-cash items, removing RMB105 million (US$15 million) of realized gain on short-term investments, which is by nature an investing activity, and deducting RMB1,761 million (US$249 million) used for working capital.

          The adjustment of non-cash items primarily consisted of RMB2,956 million (US$417 million) in share-based compensation expense, RMB562 million (US$79 million) in depreciation expenses, RMB477 million (US$67 million) in amortization of intangible assets and RMB382 million (US$54 million) in net impairment losses on financial assets.

          The additional cash used for working capital was the result of a RMB5,041 million (US$712 million) increase in accounts receivable, a RMB3,401 million (US$480 million) increase in prepayments, receivables and other assets, partially offset by a RMB2,720 million (US$384 million) increase in accounts payable and a RMB1,589 million (US$224 million) increase in customer deposits payable. We collected deposits from housing customers to secure transactions that are in the process of closing, and this amount increased as a result of our growing gross transaction value.

          Net cash provided by operating activities in 2018 was RMB3,217 million. The difference between net cash provided by operating activities and net loss of RMB428 million in the same period was the result of adding back RMB824 million for adjustments of non-cash items, removing RMB258 million in realized gain on short-term investments, which is by nature an investment activity, and adding another RMB3,079 million released from working capital.

          The adjustment of non-cash items primarily consisted of RMB653 million in depreciation of property and equipment, RMB515 million in deferred tax benefits, RMB382 million in share-based compensation, and RMB139 million in amortization of intangible assets.

          The cash released from working capital was the result of a RMB1,746 million decrease in prepayments, receivables and other assets, a RMB1,098 million increase in accounts payable and a RMB909 million increase in employee compensation and welfare payable, partially offset by a RMB769 million increase in accounts receivable and a RMB338 million increase in amounts due from related parties. The increase in amounts due from related parties was mainly the result of deepening cooperation in home rental referrals with rental platform Ziroom.

          Net cash used in operating activities in 2017 was RMB6,456 million. The difference between net cash used in operating activities and net loss of RMB538 million in the same period was the result of adding back RMB1,195 million for adjustments of non-cash items, removing RMB256 million in realized gain on short-term investments, which is by nature an investment activity, and deducting RMB6,857 million used for working capital.

          The adjustment of non-cash items primarily consisted of RMB674 million in depreciation of property and equipment and RMB476 million in share-based compensation.

          The additional cash used for working capital was the result of a RMB2,400 million decrease in customer deposits payable, a RMB2,008 million decrease in accrued expenses and other current liabilities, a RMB1,419 million decrease in employee compensation and welfare payable, a RMB703 million increase in amounts due from related parties and a RMB700 million decrease in accounts payable, partially offset by a RMB861 million decrease in prepayments, receivables and other assets. The increase in amounts due from related parties was mainly the result of growing cooperation with rental platform Ziroom.

Investing activities

          Net cash used in investing activities in the three months ended March 31, 2020 was RMB5.2 billion (US$0.7 billion), consisting primarily of (i) RMB9.6 billion (US$1.4 billion) used to purchase short-term investments, offset by RMB3.8 billion (US$0.5 billion) maturities of short-term investments, and (ii) RMB4.1 billion (US$0.6 billion) of financing receivables originated, offset by RMB4.8 billion (US$0.7 billion) of financing receivables principal collected. The short-term investments are on low-risk and highly liquid products, and are part of our cash management program.

          Net cash used in investing activities in 2019 was RMB3.9 billion (US$0.5 billion), consisting primarily of (i) RMB16.2 billion (US$2.3 billion) of financing receivables originated in our financing service, offset by RMB14.8 billion (US$2.1 billion) of financing receivables collected, (ii) RMB10.4 billion (US$1.5 billion) used in purchases of short-term investments, offset by RMB11.1 billion (US$1.6 billion) maturities of short-term investments, and (iii) RMB1.9 billion (US$0.3 billion) of cash paid on long-term investments and time deposit.

          Net cash provided by investing activities in 2018 was RMB2.6 billion, consisting primarily of (i) RMB46.3 billion of maturities of short-term investments, offset by RMB41.0 billion used to purchase short-term investments, and (ii) RMB15.8 billion of financing receivables collected, offset by RMB15.6 billion of financing receivables originated in our financing service.

          Net cash used in investing activities in 2017 was RMB2.8 billion, consisting primarily of (i) RMB56.1 billion of purchases of short-term investments, offset by RMB55.5 billion received out of maturities of short-term investments, and (ii) RMB2.7 billion of financing receivables originated, offset by RMB1.4 billion of financing receivables collected.

Financing activities

          Net cash used in financing activities in the three months ended March 31, 2020 was RMB898 million (US$127 million), consisting primarily of (i) RMB1,483 million (US$209 million) of repayment of funding debt and (ii) RMB300 million (US$42 million) of repayment of short-term borrowings, partially offset by RMB842 million (US$119 million) of proceeds from funding debt.

          Net cash provided by financing activities in 2019 was RMB23.0 billion (US$3.2 billion), consisting primarily of (i) RMB15.8 billion (US$2.2 billion) of proceeds from issuance of preferred shares, (ii) RMB9.9 billion (US$1.4 billion) of reinjection of capital from preferred shareholders and (iii) RMB4.9 billion (US$0.7 billion) of proceeds from long-term borrowings, partially offset by (i) RMB6.9 billion (US$1.0 billion) of repatriation of capital to preferred shareholders to facilitate reorganization, (ii) RMB2.6 billion (US$0.4 billion) of repayment of funding debt and (iii) RMB2.4 billion (US$0.3 billion) of payment for preferred share buyback.

          Net cash used in financing activities in 2018 was RMB1.3 billion, consisting primarily of (i) RMB3.0 billion of repatriation of capital to preferred shareholders to facilitate reorganization and (ii) RMB2.5 billion of repayment of funding debt, partially offset by (i) RMB2.6 billion of proceeds from issuance of preferred shares and (ii) RMB2.3 billion of proceeds from funding debt.

          Net cash provided by financing activities in 2017 was RMB9.6 billion, consisting primarily of RMB8.7 billion of proceeds from issues of preferred shares and RMB1.1 billion of proceeds from funding debt.

Capital expenditures

          Our capital expenditures were RMB575 million in 2017, RMB543 million in 2018, RMB703 million (US$99 million) in 2019 and RMB149 million (US$21 million) in the three months ended March 31, 2020. Capital expenditures represent cash paid for purchase of property and equipment and intangible assets. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual obligations

          The following table sets forth our contractual obligations as of December 31, 2019:

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

Operating lease and other commitments	575,000	200,367	267,244	94,340	13,049
Borrowing	5,610,030	720,000	4,787,250	—	102,780
Lease liability obligations	5,517,868	2,385,706	2,513,627	571,317	47,218

          As of December 31, 2019, our total contractual obligations included RMB5 million in obligation to purchase property, plant and equipment, RMB2 million in obligation to purchase services, RMB11 million in investment commitment, and RMB557 million in operating lease commitments.

          We did not have any other significant capital and other commitments, long-term obligations or guarantees as of December 31, 2019.

Off-Balance Sheet Commitments and Arrangements

          We provide financial guarantees through our subsidiaries for loans that we facilitate for certain financial partners or individual lenders. We are obligated to compensate the lenders for the principal and interest payment in the event of the borrowers' default. Therefore, we effectively provide guarantees to lenders against the credit risk.

          Other than the above, we have not entered into any other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies, Judgments and Estimates

          An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain and requires significant judgment at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

          We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

          The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Reorganization

          The reorganization consists of transferring our business including existing and new home sales, home rentals, home renovation, financial services and other services, collectively referred as the Beike Business to our Group which is owned by the shareholders of Beijing Lianjia and Yiju immediately before and after the Reorganization. The shareholding percentages and rights of each shareholder of our Group are substantially the same in Beijing Lianjia, Yiju and in the Company immediately before and after the Reorganization. Accordingly, the Reorganization is accounted for in a manner similar to a common control transaction because of the high degree of common ownership, and it is determined that the transfers lack economic substance. Therefore, the accompanying consolidated financial statements are prepared as if the corporate structure of our group after the reorganization had been in existence since inception. Accordingly, the effect of the ordinary shares and the preferred shares issued by our Company pursuant to the reorganization have been retrospectively presented as of the beginning of the earliest period presented on the consolidated financial statement or the original issue date, whichever is later.

Basis of consolidation

          Our consolidated financial statements include the financial statements of our company, our subsidiaries, our VIE and its subsidiaries for which we are the ultimate primary beneficiary.

          Subsidiaries are those entities in which we, directly or indirectly, control more than one half of the voting power, or have the power to appoint or remove the majority of the members of the board of directors, or cast a majority of votes at the meeting of the board of directors, or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

          A VIE is an entity in which we have, or our subsidiary has, through contractual arrangements, the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore is the primary beneficiary of the entity.

          All intercompany transactions and balances between ourselves, our subsidiaries, our VIE and subsidiaries of the VIE have been eliminated upon consolidation.

Revenue recognition

          We adopted ASC 606, Revenue from Contracts with Customers, for all periods presented. According to ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, after considering reductions by estimates for refund allowances, price concession, discount and Value Added Tax ("VAT").

Existing home transaction services

          We generate revenue from existing home transaction services primarily by earning commissions from housing customers for sales or leases transactions facilitated by our own Lianjia brand where we act as the principal agent, or split of commissions with other brokerage firms acting as the principal agents in cooperation with us to complete transactions. In these transactions, the principal agent signs a housing agency service contract with housing customers and is responsible for fulfilling the obligations to provide the agency services under the contract. The Beike platform requires platform agreements to be signed by all brokerage firms registered with the platform. The platform agreements establish a cooperative relationship between the principal agent and all participating brokerage firms, which allows the principal agent to combine and control services provided by the participating agent. The platform agreements also set the principal agent's role and responsibility for overall agency services and a fee allocation structure for various standard cooperating roles of agency services. For each successful transaction completed through the platform, the platform will calculate commissions for each participating agent in accordance with the platform agreements and settle them through the platform's payment system.

          When we sign the housing agency service contracts with housing customers and split commissions with other brokerage firms who cooperate with us to complete the housing transactions in accordance with the platform agreement, we are considered to be the principal agent as we have the right to determine the service price and to define the service performance obligations, we have control over services provided and we are fully responsible for fulfilling the agency services pursuant to the housing agency service contracts it signed with the housing customers. Accordingly, we account for the commissions from these agency service contracts on a gross basis, with any commissions paid to other brokerage firms recorded as a cost of revenue.

          When other brokerage firms on Beike platform sign the housing agency service contracts with housing customers and split commissions with us in accordance with platform agreement for cooperation services by us in completing the housing transactions, we are considered as a participating agent who provides services to the principal agents as we are not the primary obligor for the agency service contract and do not have the right to determine the service price. Accordingly, we account for the commissions from these agency service contracts on a net basis which is the split commission.

          For agency commissions earned by us, either as the principal agent or participating agent, after deducting estimated potential refunds due to a terminated transaction, we recognize them as revenues when the performance obligations are satisfied at the time the housing customers sign the housing sale and purchase agreements or the lease agreements.

          We also generate revenue from existing home transaction services by earning (i) platform service fees from real estate brokerage firms on the Beike platform as a percentage of the transaction commissions earned on the platform for using our ACN and SaaS systems, (ii) franchise fees from brokerage firms as a percentage of the transaction commissions earned under our franchise brands such as Deyou brand, and (iii) other service fees for various services offered by Beike platform, such as transaction closing service through our transaction center.

          For platform service and franchise fees, we recognize the estimated fees that it expects to receive as revenues when we obtain the right to payment at the time the housing customers sign the housing sale and purchase agreements or the lease agreements.

          For other service fees, we recognize them as revenues when the services are provided.

New home transaction services

          We generate revenues from new home transaction services principally by earning sales commissions from real estate developers for new home sales facilitated by us. We sign new home agency service contracts with real estate developers in which the terms and conditions for sales commission earned are defined. We recognize sales commissions as revenues when the confirmations that terms and conditions for commissions earned are met are received from real estate developers or upon cash receipts of service fees if collection of the commissions are not considered probable at that time.

          We subcontract with other brokerage firms to fulfil our agency services contracts with the real estate developers and split commissions with these brokerage firms. We are considered as the principal agent for the agency service contracts signed with the developers as we have the right to determine the service price and to define the service performance obligations, we have control over the services provided by the other brokerage firms and we are fully responsible for fulfilling agency services pursuant to the new home agency service contracts signed with the real estate developers. Accordingly, we account for such agency service contracts on a gross basis and recognize split commissions to collaborating brokerage firms as cost of revenues.

Employee benefits

          Our full-time employees in mainland China are entitled to staff welfare benefits including pension, work-related injury benefits, maternity insurances, medical insurances, unemployment benefits and housing fund plans through a PRC government-mandated defined contribution plan. Chinese labor regulation requires that we make payments to the government for these benefits based on a certain percentage of the employees' salaries, up to a maximum amount specified by the local government. We have no legal obligation for the benefits beyond making the required contributions.

          Historically, the contributions made by us for employees might have been insufficient under the PRC laws and regulations, for which we made provisions based on its best estimates considering general administrative practice, historical precedent cases, legal advice and other factors. The provisions made are to be reversed if a) the potential exposures that the provisions were made for do not occur for a period of time and b) we believe that the probability that such exposures would materialize in the future is remote based on most recent developments. The balances of the provisions are included in employee compensation and welfare payable.

Allowance for credit losses

          Accounts receivable represents those receivables derived in the ordinary course of business, net of allowance for credit losses, including receivable from real estate property sellers, buyers and agents from the platform.

          We maintain an allowance for credit losses to reserve for potentially uncollectible receivable amounts. The allowance for credit losses is estimated based upon the Company's assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the customers' ability to pay.

Share-based compensation

          We grant share options to eligible employees and account for these share-based awards in accordance with ASC 718 Compensation — Stock Compensation.

          Employees' share-based awards are classified as equity awards and are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required, or b) using a straight-line method over the requisite service period, which is the vesting period.

          For share options granted which require both service conditions and the completion of an initial public offering ("IPO"), cumulative share-based compensation expenses for options that have satisfied the service conditions will be recorded upon the completion of the IPO. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

          We adopt the binomial option pricing model to determine the fair value of stock options. The determination of the fair value of stock options is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, exercise multiple, risk free interest rates and expected dividends. In accordance with ASU 2016-09, we make an entity-wide accounting policy election to account for forfeitures when they occur.

          The fair value of each option granted by us was estimated on the date of each grant using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	For the Years Ended December 31		For the Three Months Ended March 31,

	2018	2019	2020

Expected price volatility of the company's shares	50.6% ~ 51.5%	50.8% ~ 52.6%	51.8%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.4% ~ 3.7%	2.3% ~ 3.5%	1.3%
Expected term — years	10	10	10
Fair value of ordinary shares (US$)	2.73 ~ 3.03	3.04 ~ 3.77	3.77

          The risk-free interest rate is estimated based on the daily treasury long term rate of U.S. Department of the Treasury with a maturity period close to the expected term of the options. The expected volatility is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected term. Expected term is the contract life of the options. We have never declared or paid any cash dividends on our capital stock, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future.

Fair value of ordinary shares

          Prior to this offering, we have been a private company with no quoted market prices for our ordinary shares. We therefore need to make estimates of the fair value of our ordinary shares at various dates for the purposes of (i) at the date of issuance of convertible instruments as one of the inputs in determining the intrinsic value of the beneficial conversion feature; and (ii) at the date of grant of a share-based award to our employees or non-employees as the only input to determine the grant date fair value of the award.

          The following table sets forth the fair value of our ordinary shares estimated at different times with the assistance from an independent valuation firm.

Date	Fair Value per Share	Discount Rate	DLOM

	US$
2017/1/1	1.5	22%	20%
2017/9/30	2.0	21%	15%
2017/12/31	2.1	21%	15%
2018/6/30	2.7	21%	10%
2018/9/30	2.9	21%	10%
2018/12/28	3.0	20%	10%
2019/2/28	3.0	20%	10%
2019/5/31	3.0	19%	10%
2019/8/31	3.0	19%	10%
2019/11/15	3.8	18%	10%
2020/3/31	3.8	19%	10%

          In determining the fair value of our ordinary shares, we applied the income approach/discounted cash flow analysis as the primary approach based on our projected cash flow using our best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

          The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares from January 1, 2017 to March 31, 2020. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risk associated with achieving our forecasts were assessed in selecting the appropriate discount rates, which ranged from 18% to 22%.

          The option-pricing method was used to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management.

          The other major assumptions used in calculating the fair value of ordinary shares include:

          Discount rates.    The discount rates listed in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors.

          Comparable companies.    In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the real estate brokerage and financial services industry and (ii) their shares are publicly traded in the United States or Hong Kong.

          Discount for lack of marketability, or DLOM. DLOM listed in the table above was quantified by the Finnerty's Average Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event, such as an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. If the DLOM is used for the valuation is lower the determined fair value of the ordinary shares is higher.

          Fair value of our ordinary shares increased from US$1.5 as of January 1, 2017 to US$3.8 as of November 15, 2019 primarily due to:

  •
  the growth in our business;

  •
  our successful completion of four rounds of financing in 2017, 2018 and 2019, which provided us with the funding needed for our expansion,

  •
  as we progressed further towards this offering, we increased our estimated probability of a successful initial public offering. As our preferred shares would be automatically converted into ordinary shares upon the completion of a qualified offering, the increase in estimated probability of initial public offering success results in allocation of a higher portion of our business enterprise value to ordinary shares; and

  •
  the decrease of the DLOM from 20% as of January 1, 2017 to 10% as of November 15, 2019.

          The fair value of our ordinary shares remains at US$3.8 as of November 15, 2019 to March 31, 2020 due to the growth in our business and the progress towards this offering was mitigated by the ongoing uncertainty regarding the COVID-19.

Income tax

          Current income tax is recorded in accordance with the laws of the relevant tax jurisdictions.

          We apply the assets and liabilities method of income taxes in accordance of ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are provided based on temporary differences arising between the tax bases of assets and liabilities and financial statements, using enacted tax rates that will be in effect in the period in which the differences are expected to reverse.

          Deferred tax assets are recognized to the extent that these assets are more-likely-than-not to be realized. In making such a determination, we consider all positive and negative evidence, including results of recent operations and expected reversals of taxable incomes. Valuation allowances are established to offset deferred tax assets if it is considered more-likely-than-not that amount of the deferred tax assets will not be realized.

Uncertain tax positions

          In order to assess uncertain tax positions, we apply a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not, that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. We recognize interest and penalties related to income tax matters, if any, in income tax expense. We did not have any significant unrecognized uncertain tax positions as of December 31, 2017, 2018 and 2019 nor did we recognize any related interest and penalties.

Fair Value Determination Related to the Accounting for Business Combinations

          A component of our growth strategy has been to acquire and integrate complementary businesses into our ecosystem. We complete business combinations from time to time which require us to perform purchase price allocations. In order to recognize the fair value of assets acquired and liabilities assumed, mainly consisting of intangible assets and goodwill, as well as the fair value of any contingent consideration to be recognized, we use valuation techniques such as discounted cash flow analysis and ratio analysis in comparison to comparable companies in similar industries under the income approach, market approach and cost approach. Major factors considered include historical financial results and assumptions including future growth rates, an estimate of weighted average cost of capital and the effect of expected changes in regulation. Most of the valuations of our acquired businesses have been performed by independent valuation specialists under our management's supervision. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions and estimates that market participants would use. However, these assumptions are inherently uncertain and actual results could differ from those estimates.

Impairment Assessment on Goodwill and Intangible Assets

          Goodwill is tested for impairment on an annual basis and in between annual tests when an event occurs, or circumstances change that could indicate that the asset might be impaired. We early adopted ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, and in accordance with the FASB, a company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In the qualitative assessment, we consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If we decide, as a result of our qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of each reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The judgment in estimating the fair value of reporting units includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. We perform goodwill impairment testing at the reporting unit level on December 31 annually, and between annual tests whenever a triggering event occurs. No impairment of goodwill was recognized for the years ended December 31, 2017, 2018 and 2019, respectively. The COVID-19 outbreak adversely affected our business in the first quarter of 2020. Nevertheless, based on our business performance in April and May, we believe that the impact from COVID-19 is temporary and there will be no material impact on our long-term forecast. Therefore, no impairment of goodwill was recognized for the three months ended March 31, 2020. We will continue to monitor and evaluate the fair value of goodwill for each reporting unit. Should facts and circumstances change, a non-cash impairment charge could be recorded in the future.

          Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amounts by which the carrying amounts of the assets exceed the fair values of the assets. Changes in these estimates and assumptions could materially affect our financial condition and results of operations.

Holding Company Structure

          KE Holdings Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries and our variable interest entities in China. As a result, KE Holdings Inc.'s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. Our PRC subsidiaries in turn generate income from their own operation, and in addition enjoy all economic benefit and receive service fees from our VIEs pursuant to the exclusive business cooperation agreement with our VIEs. Our VIEs collectively held 23.5% of our group's cash, cash equivalents and restricted cash and 23.6% of our group's total assets as of December 31, 2019, and contributed 11.6% of our group's total revenue for 2019. The relatively large asset holding of our VIEs is the result of operating everything under these entities prior to our reorganization in 2018. As we now limit the operation of our VIEs to only the areas that are not open to foreign-invested enterprises, including the value-added telecommunication services and certain financial services, we expect the portion of asset held and revenue generated by our VIEs to continue to decrease in the future.

          If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. Under PRC law, each of our subsidiaries and our variable interest entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our subsidiaries and our variable interest entities in China may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until it generates accumulated profits and meets the requirements for statutory reserve funds.

Inflation

          To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017, 2018 and 2019 were increases of 1.8%, 1.9% and 4.5%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected by higher rates of inflation in China in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

          Substantially all of our revenues and expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in the ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars.

          The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

          To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amounts we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

          As of March 31, 2020, we had Renminbi-denominated cash and short term investments balance of RMB17.0 billion and U.S. dollar-denominated cash and short term investments balance of US$1.8 billion. Assuming we had converted RMB17.0 billion into U.S. dollars at the exchange rate of RMB7.0808 for US$1.00 as of March 31, 2020, our U.S. dollar cash and short term investments balance would have been US$4.2 billion. If the Renminbi had depreciated by 10% against the U.S. dollar, our U.S. dollar cash and short term investments balance would have been US$3.9 billion instead. Assuming we had converted US$1.8 billion into Renminbi at the exchange rate of RMB7.0808 for US$1.00 as of March 31, 2020, our Renminbi cash and short term investments balance would have been RMB29.5 billion. If the Renminbi had depreciated by 10% against the U.S. dollar, our Renminbi cash and short term investments balance would have been RMB30.8 billion instead.

Interest rate risk

          Our exposure to changes in interest rates is mainly from floating-rate borrowings, which include all our long-term borrowings. Any change in interest rates will cause the effective interest rates of borrowings to change and thus cause the future cash flows to fluctuate over time.

          Assuming all other variables were remained constant and the balances of outstanding debts at the end of the each reporting period had been outstanding for the entire year, an increase (decrease) in the interest rate by 0.25% would have resulted in a decrease (increase) in the net income before tax for the years ended December 31, 2017, 2018 and 2019 by RMB nil, RMB0.3 million and RMB12 million (US$2 million), respectively.

Internal Control Over Financial Reporting

          Prior to this offering, we have been a private company with limited reporting and accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the year ended December 31, 2019, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

          The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge and (i) to establish and implement key controls over period end closing and financial reporting and (ii) to handle complex accounting issues and to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements.

          To remediate the identified material weakness, we are currently in the process of establishing clear rules and responsibilities for accounting and financial reporting staffs to address complex accounting and financial reporting issues. Furthermore, we have hired and will continue to hire additional qualified financial and accounting personnel with working experience with U.S. GAAP and SEC reporting requirements. In addition, we plan to:

  •
  implement regular U.S. GAAP and SEC financial reporting training programs for our accounting and financial personnel;

  •
  develop and implement a comprehensive set of period-end financial reporting policies and procedures, especially for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are in compliance with U.S. GAAP and SEC reporting requirements; and

  •
  conduct regular and continuous U.S. GAAP accounting and financial reporting programs and send our financial staff to attend external U.S. GAAP training courses. We also intend to hire additional resources to strengthen the financial reporting function and set up a financial and system control framework.

          The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See "Risk Factors — Risks Related to Our Business and Industry — We have identified a material weakness in our internal control over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our ADSs".

Recently Issued Accounting Pronouncements

          A list of recently issued accounting pronouncements that are relevant to us is included in "Summary of Significant Accounting Policies — 2.34" of our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

          The information presented in this section has been derived from an industry report and a survey commissioned by us and prepared by China Insights Industry Consultancy Limited, an independent research firm, regarding our industry and our market position in China. The survey was conducted in March 2020 with 500 consumers who have used online real estate platforms in China during the past two years. We refer to this report as "CIC Report" and the survey as "CIC Survey".

Massive Residential Real Estate Market in China with Favorable Trends

          China has the largest housing market in the world in terms of the GTV and number of transactions of existing and new home sales and home rentals in 2019, according to the CIC Report. The total existing and new home sales and home rentals market reached RMB22.3 trillion in 2019 from RMB0.5 trillion in 2000 and is expected to further grow at a CAGR of 6.6% to RMB30.7 trillion by 2024, according to the CIC Report. The housing market in China has experienced prolonged expansion and is expected to enter into a new phase of steady growth, underpinned by continuous urban development, Chinese consumers' demand for quality housing and a stable policy environment. The growth of housing transactions in China also provides opportunities for other home-related services. China's residential real estate market, which includes existing and new home sales, home rentals and other home-related services, is poised to experience a robust growth.

  •
  Continuous urbanization.  China's urbanization rate reached 60.6% in 2019 and is expected to increase to approximately 70% by 2030, adding at least another 150 million urban population during the same period, according to the CIC Report. China's ongoing development of the 19 city clusters in its 13th Five-Year Plan is expected to drive a new wave of infrastructure development, which can greatly improve connectivity and labor mobility within and across the city clusters. The incoming urban population is expected to lead to additional housing demand and further propel the growth of housing activities. In addition, peripheral cities within a city cluster are expected to benefit from the spillover housing demand, as land supply remains limited and residential property prices remain relatively high in the more developed centers in the city cluster.

  •
  Demand for quality housing.  As of December 31, 2019, close to 20% of the existing homes in urban areas in China were built before 1990, according to the CIC Report. Many of these buildings are poorly maintained or suffer from inherent quality issues. In addition, approximately 15% of China's households still share common function rooms such as kitchen with others, according to the CIC Report. In China, the annual per capita disposable income in urban area is expected to grow at a CAGR of 7.7% to approximately RMB61.4 thousand by 2024. As the disposable income per capita continues to increase, Chinese consumers are gradually shifting from simply owning a home to having quality housing and upgraded living conditions. According to the CIC Report and Survey, approximately 25% of housing transactions in the past two years in China were motivated by housing upgrades, especially in first-tier cities where the percentage was 39.7%. The demand for upgraded housing quality and living conditions is expected to continue to drive the growth of China's residential real estate market.

  •
  Stable policy environment.  Along with the rapidly growing residential real estate market in China, there were several rounds of policy cycles aimed at taming the market fluctuations in the past. Since 2016, the Chinese government has emphasized that "houses are for living, not for speculation" to discourage speculative market behaviors. The government will continue to adopt "different policies in different cities as appropriate to their local conditions", which is expected to continue to guide the market towards more stable development and steady growth.

GTV of China's Housing Market, 2014-2024E

Source: the CIC Report

Existing Home Transactions Gaining More Importance

          After over 20 years of rapid development, China's residential real estate market has accumulated around 33.9 billion square meters of floor area in urban areas as of December 31, 2019. The high volume of existing homes, coupled with population inflow and limited land supply in urban areas is expected to underpin the growth of existing home sales and home rentals in China.

          Existing home sales.    The average housing turnover rate for existing homes in China, defined as the number of existing home sales over the total number of existing homes, was 1.1% in 2019, compared to approximately 3.8% in the United States, according to the CIC Report. Approximately 88.3% of the 6.0 million home sales in the United States were of existing homes in 2019, according to the CIC report, compared to 23.8% in China. The disparity indicates a significant growth potential in existing home sales in China. In 2019, existing home sales already surpassed new home sales in terms of number of transactions in 19 Chinese cities, and approximately 69.3% of the total home sales were of existing homes in Beijing. It is expected that the number of existing home sales as a percentage of total home sales in China will continue to increase from 23.8% in 2019 to 34.7% in 2024, according to the CIC Report.

          Home rentals.    Home rentals in China has also started to play a more significant role. The relatively high residential property prices have made rentals in urban China a more economically affordable solution, especially in top-tier cities that typically have a large population of immigrants. Approximately 13.3% of the population in China rented a home in 2019, and the percentage is expected to increase to 14.9% by 2024, according to the CIC Report.

          New home sales.    After 20 years of significant growth, the GTV of new home sales is expected to increase from RMB0.3 trillion in 2000 to RMB13.9 trillion in 2019 and is expected to increase moderately with a CAGR of 2.3% to RMB15.6 trillion in 2024, according to the CIC Report.

Increasing Demand for Other Home-related Services

GTV of China's Other Home-related Services Market, 2014-2024E

Source: the CIC Report

          The growth of housing transactions in China and increasing demand for quality living provide significant opportunities for other home-related services, such as home renovation, real estate financial solutions and other services. According to the CIC Report, market size of other home-related services in China reached approximately RMB7.9 trillion in 2019 and is expected to increase to approximately RMB15.0 trillion in 2024. The home renovation market, which is defined as the total spending on renovating existing and new homes, is expected to grow from approximately RMB2.9 trillion in 2019 to RMB4.1 trillion in 2024. The real estate financial solutions market mainly includes financial services for closing, commission factoring for new home sales, home equity loans, personal loans to agents, working capital loans to brokerage store managers, home renovation loans, and rental loans. The size of real estate financial solutions market is estimated at RMB2.9 trillion in 2019, and is expected to increase to RMB6.6 trillion in 2024 with increasing demand from housing customers and brokerage service providers for convenient and reliable financial solutions. In addition to the RMB2.9 trillion real estate financial solutions market, the total market size of escrow services reached RMB3.7 trillion in 2019 and is expected to grow to RMB6.9 trillion by 2024. In addition, high population density in local communities and demand for quality living also pave the way for a wide range of other home-related services such as repair and maintenance, smart community, property management and community care services. The market size for such services was estimated at approximately RMB0.9 trillion in 2014, and grew to approximately RMB2.1 trillion in 2019. The market size is expected to further increase to RMB4.3 trillion in 2024 at a CAGR of 15.4%, according to the CIC report.

The Growing Housing Transactions and Services Market

          As the residential real estate market in China enters a new phase of steady growth, the structural changes of the industry are expected to bring market supply and demand closer to balance, generating significant demand for brokerage services that efficiently match home buyers with home sellers. The high value and complex nature of housing transactions in China make real estate brokerage services indispensable to guide home buyers and sellers through the transaction process. Real estate agents in China also provide a broad range of services from initial engagement to closing, such as settlement, referring financial solutions and title transfer, making them a crucial component of the housing transactions and services market. As home buyers' search process lengthens, reliable information and professional services ranging from finding suitable options to valuation and negotiation are becoming critical and increasingly valued by home buyers in making home purchase decisions. Home sellers, real estate developers and landlords also look to brokerage service providers to effectively locate potential home buyers and tenants, and close transactions more smoothly.

          The total GTV of homes sold and leased through brokerage services in China increased from RMB3.2 trillion in 2014 to RMB10.5 trillion in 2019 and is estimated to reach RMB19.1 trillion in 2024, according to the CIC Report. The penetration rate of brokerage services in all housing transactions, including existing and new home sales and home rentals, in China, in terms of GTV, increased from 33.0% to 47.1% from 2014 to 2019, and will further grow to 62.2% in 2024, according to the CIC Report. In particular, the expansion of China's existing home sales market is expected to drive the GTV of existing homes sold through brokerage services from RMB5.9 trillion in 2019 to RMB10.8 trillion in 2024. On the other hand, the expected growth in the penetration rate of brokerage services in new home sales from 25.5% in 2019 to 42.5% in 2024 is expected to further drive the GTV of new homes sold through brokerage services from RMB3.6 trillion in 2019 to RMB6.6 trillion in 2024.

GTV of Homes Sold and Leased through Brokerage Services, 2014-2024E

Source: the CIC Report

          As the penetration rate of and the GTV of homes sold and leased through brokerage services increased, the commission revenue of brokerage services also grew from RMB63.6 billion in 2014 to RMB251.5 billion in 2019, and is expected to further increase to RMB507.8 billion in 2024.

 Commission Revenue of Brokerage Services in China, 2014-2024E

Notes:

(1)
Commission revenue from existing home sales and home rentals represents brokerage commissions paid by housing customers.

(2)
Commission revenue from new home sales represents brokerage commissions paid by real estate developers.

  Source: the CIC Report

          Existing home sales and home rentals.    Due to the complex nature of the business, the penetration rate for brokerage services in China's existing home sales and home rentals market is high. In 2019, approximately 88.0% of existing home sales and 54.4% home rentals in China were conducted through brokerage service providers in terms of GTV, according to the CIC Report. Along with the rapid growth of China's existing home sales and home rentals market, the total GTV of existing home sales and home rentals conducted through brokerage services rapidly grew from RMB2.6 trillion in 2014 to RMB6.9 trillion in 2019, and is expected to further grow to RMB12.5 trillion in 2024. As market supply and demand move closer to balance and the average sales period lengthens, existing home buyers and sellers increasingly rely on brokerage service providers to enhance results through matching, negotiation and other capabilities. In China, the commission is typically paid by home buyers, while an increasing number of home sellers are willing to pay for brokerage services. Commission from existing home sales ranges from 1.0% to 3.0% of the total transaction value in China, and is expected to increase with improving service quality and customer experience. According to the CIC Report, in the United States, the commission rate for existing home sales was approximately 5% in 2019. The commission from home rentals in China normally ranges from half to one month of the rent.

          New home sales.    Real estate developers in China have traditionally mainly deployed internal sales personnel and outsourced on-site sales service teams to engage with potential home buyers. As land supply becomes constrained in the more developed areas in city clusters, it is expected that the average size of new home projects will decrease, making it less economically viable for real estate developers to maintain a large full-time sales team. New home projects are increasingly located in the peripheral cities within a city cluster, making it difficult to target perspective home buyers in the more developed centers who have the upgraded demand. The shifting supply and demand dynamics in the new home sales market also make it more important for real estate developers to efficiently locate and convert customers to shorten their sales cycle. They are increasingly turning to brokerage service providers for their extensive network coverage, precise customer recommendations and effective customer conversion. In China, the penetration rate of brokerage services in new home sales increased from 10.0% in 2014 to 25.5% in 2019, compared to approximately 70% in the United States in 2019. Total GTV of new home sales generated through brokerage services amounted to RMB3.6 trillion in 2019. The outsourced on-site sales service team commission and other external marketing fees incurred by real estate developers were RMB44.8 billion and RMB170.5 billion respectively in 2019 and are expected to be RMB46.7 billion and RMB140.7 billion respectively in 2024. Total commission revenue for brokerage services in new home sales in China reached RMB81.8 billion in 2019, and is expected to further increase to RMB172.2 billion in 2024, according to the CIC report. As brokerage services have been playing a more important role in new home sales, the average commission rate of brokerage services in new home sales in China also increased from approximately 2.1% in 2017 to 2.2% and 2.3% in 2018 and 2019, respectively, while the average commission rate of outsourced sales service team decreased from approximately 0.88% in 2017 to 0.86% and 0.83% in 2018 and 2019, respectively.

Challenges in the Housing Transactions and Services Industry

          Despite the relatively high penetration rate of brokerage services in housing transactions, various challenges exist in China's housing transactions and services market:

  •
  Lack of Infrastructure for the Industry.  In China, the infrastructure for the housing transactions and services market had been significantly underdeveloped. For example, the lack of an industry-wide listing inventory similar to the Multiple Listing Service ("MLS") in the United States makes it challenging for housing customers and agents to easily access reliable and authentic property listings. As a result, duplicate or fraudulent property listings with inaccurate or outdated property and pricing information are common in the market. In addition, without an industry-wide infrastructure, there had been neither established mechanisms for service providers to collaborate nor widely recognized service standards. This hinders the improvement on service quality and leads to a general lack of trust from housing customers. As a result, it is not uncommon for housing customers to engage multiple agents for one housing transaction to ensure better access to high-quality property listings and services, which could greatly hamper transaction efficiency.

  •
  Lack of Cooperation Mechanisms for Agents.  China's housing transactions and services market is highly fragmented. According to the CIC Report, there were approximately 2 million agents in China and over 250 thousand brokerage stores as of December 31, 2019, with a large number of regional players with limited presence and resources. Brokerage stores and real estate agents in China are often confined to a small geographic area and engage in fierce competition for listing and customer resources. Without effective mechanisms for agents to share the commission revenue and be properly incentivized based on their respective roles, agents are less likely to cooperate, which jeopardizes the overall efficiency and the delivery of high-quality services.

  •
  Lack of Experienced Brokerage Service Providers.  Due to the intense competition in a highly fragmented market, productivity of agents in China is low compared to that of more developed markets, which leads to lower and less stable average income and higher turnover rate. The monthly turnover rate of agents in China was approximately 12%, which is significantly higher than that of the United States in 2019, and the median industry experience of agents in China was less than two years in 2019, compared to approximately eight years for agents in the United States, according to the CIC Report. Agents in China are also much younger with a median age of approximately 30, compared to approximately 55 in the Unites States in 2019, according to the CIC Report. Lack of experience, relevant training and coaching has contributed to inconsistent agency service quality in the industry.

  •
  Lack of Effective Marketing Solutions for Real Estate Developers.  Real estate developers in China are heavily dependent on pre-sale revenue to secure cash flows, partially due to their highly levered business model. The average cash ratio, defined as cash over short-term debt, of real estate developers in China, decreased from approximately 2.2x in 2018 to approximately 1.8x in 2019, according to the CIC Report. However, sales channels had been limited and available marketing services had failed to target customers in a more precise and cost-efficient manner to help shorten the sales cycle.

          The lack of an industry-wide infrastructure, cooperation mechanisms among agents and limited access to experienced brokerage service providers, as well as the ineffective marketing channels have made it challenging for agents to deliver services with satisfying quality and establish trust with housing customers and for real estate developers to achieve satisfying new home sell-through. This, in turn, has led to low conversion rate and inefficiency in the market. Agents' productivity in China was only about 28% of that of the active agents of the United States, as measured by GTV of existing home sales per agent in 2018, according to the CIC Report. The industry thus calls for empowering solutions that can help service providers identify and address housing customers' evolving needs, and further enhance customer experience and trust, as well as operational efficiency.

Emergence of an Integrated Housing Transactions and Services Platform

          Similar to how increasing internet penetration rate and technology development have reshaped other industries in China, digitalization is also gradually taking place in the housing transactions and services market and presents significant potential. Continuous industry digitalization can efficiently complement and optimize offline operations and provide elevated customer experience with a more efficient, secure and transparent transaction process. Housing customers increasingly embark their journeys online. Furthermore, the emergence of new technology, such as online virtual reality (VR) property showing, helps enhance decision-making efficiency, minimize the costs of physical home tours and further elevate the transaction experience for customers.

          In recent years, various platforms have emerged in China's housing transactions and services market with different business models and value propositions to brokerage service providers and housing customers. Some platforms focus on directing online traffic to agents with property listing resources and monetize through advertising revenue or membership fees. Other online platforms can facilitate certain steps of a housing transaction for commission revenue or membership fees. Meanwhile, an integrated online and offline platform with holistic solutions that meet the demand of housing customers and service providers has emerged to address the inherent pain points of the housing transactions and services market and create additional revenue opportunities.

          By implementing an effective agent cooperation mechanism with transparent and role-specific commission allocation, cross-store and cross-brand collaborations have become possible. As a result, housing customers no longer need to engage multiple agents for one housing transaction. Reliable and authentic property listings and online solutions offered by such platform also lead to improved transaction efficiency and elevated customer experience. In addition, such platform provides value-added services including SaaS systems and training services to brokerage brands, store managers and agents on the platform. Higher productivity and overall income of agents are expected to lead to more willingness to pay a portion of their collected commission revenue to the platform. At the same time, as the platform assumes more roles and responsibilities in a housing transaction, its share of commission revenue is also expected to increase accordingly.

          The integrated housing transactions and services platform also acts as a more effective channel for real estate developers, leveraging a vast network of offline stores to discover potential home buyers and generate new home sales. It is expected that an increasing portion of the sales and marketing spending of real estate developers will be paid to such platform, according to the CIC Report.

Key Success Factors

          The following are key factors to a successful integrated housing transactions and services platform in China:

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  Scale and quality of agent and store network.  Agents and physical stores are fundamental to China's housing transactions and services market, playing a key role in helping brokerage service providers capture potential customers by serving as a gateway into local communities. It is important to build an extensive agent and store network across brokerage brands. The platform's strong and unique value propositions to agents and store not only increase their stickiness to the platform, but also empower them to meet housing customers' evolving needs and establish trust with customers. An extensive agent and store network with an effective and efficient collaboration mechanism allows the platform to maintain close relationships with both housing customers and other industry participants such as real estate developers and other home-related service providers.

  •
  Brand recognition and customer experience.  Given the high-value characteristic of housing transactions, brand recognition is a vital factor for housing customers to choose their brokerage service providers. Superior customer experience increases trust, word-of-mouth effect and cross-sell capabilities, which is crucial to grow the platform's customer base. More housing customers on the platform further enhances the platform's value to brokerage service providers and other industry participants.

  •
  Technology infrastructure and data capabilities.  The lack of an industry-wide infrastructure including authentic listing inventory is a fundamental challenge faced by China's housing transactions and services market. Extensive authentic property listing inventory can only be accomplished by a platform with strong offline presence and access to comprehensive property information. In addition, advanced technology and data analysis capabilities of the platform also enable agents and other service providers to scale their business.

  •
  Abundant service offerings and business opportunities.  Housing customers are increasingly looking beyond basic brokerage services. The markets for other home-related services such as home renovation and real estate financial solutions are expected to grow at a fast pace in the future. Also, in addition to the large customer base, value-added service offerings can bring more industry participants to the platform. The platform then enjoys a strong network effect that creates value, propels growth, and strengthens the trust and connections among customers, industry participants and the platform.

BUSINESS

Our Mission

          Admirable service, joyful living.

          We founded our company with the belief that we can transform the housing transactions and services industry in China by improving the quality and efficiency of service providers and enhancing customer experience. We remain excited and maintain a long-term view in pursuing our mission by leveraging our people, data insights, technology and platform.

Our Vision

          We aspire to provide comprehensive and trusted housing services to 300 million families.

Overview

Who We Are

          Beike is the leading integrated online and offline platform for housing transactions and services. We are a pioneer in building the industry infrastructure and standards in China to reinvent how service providers and housing customers efficiently navigate and consummate housing transactions, ranging from existing and new home sales, home rentals, to home renovation, real estate financial solutions, and other services. We believe our proactive engagement with platform participants both online and offline enables us to know them better and serve them better. In 2019, we generated a GTV of RMB2,128 billion (US$300.5 billion), and facilitated over 2.2 million housing transactions on our platform, making us China's largest housing transactions and services platform, and the second largest commerce platform across all industries, according to the CIC Report. As of June 30, 2020, our platform had 265 real estate brokerage brands, over 42,000 community-centric stores and over 456,000 agents across 103 economically vibrant cities in China.

          We own and operate Lianjia, China's leading real estate brokerage brand and an integral part of our Beike platform. We believe the success and proven track record of Lianjia pave the way for us to build the industry infrastructure and standards and drive the rapid and sustainable growth of Beike. We have more than 18 years of operating experience through Lianjia since our inception in 2001. Such extensive industry experience has provided us with distinct insights into markets, business conditions and customer needs, which we believe are critical for us to offer effective and practical solutions.

Challenges Facing Our Industry

          According to the CIC Report, China's housing market reached RMB22.3 trillion in 2019 and is expected to grow to RMB30.7 trillion by 2024, at a CAGR of 6.6%. Despite the massive market size, the housing transactions and services industry has been struggling with low efficiency.

          In China, it is common for a home seller to contact multiple brokerage stores and agents as there is no industry framework for exclusive engagement. On the other hand, a home buyer has to deal with a number of stores and agents in the decision making process. Without an assurance mechanism for their economic interests, brokerage stores and agents are unwilling to share information and resources. Over time, information isolation and vicious competition in customer acquisition become prevalent in the industry. In addition, the industry is short of professional agents with experiences and tenure due to the historical lack of respect for the housing brokerage profession. These challenges hinder service efficiency and lead to lack of trust from housing customers.

Our Solutions — ACN and Beyond

          We believe the key to solving these industry challenges lies in the ability to build an industry-wide infrastructure that fundamentally solves the underlying conflicts within the industry. To that end, we introduced Agent Cooperation Network, or ACN, as the operating system underpinning our infrastructure, to redefine relationships among industry participants. We believe that ACN, from its inception, is similar to the Multiple Listing Service, or MLS, in the United States. Through over 18 years of refinement and evolvement under Lianjia and Beike, ACN has grown beyond MLS and enabled us to foster a culture of transparency, collaboration and shared success.

          ACN has been transforming the housing transactions and services industry in China through the following three reinventions: (i) fostering information and resources sharing among service providers to demolish the walls among isolated information islands, (ii) assigning cooperative roles of agents to achieve cross-store and cross-brand collaboration, and (iii) creating a professional network for agents, stores, brands and other service providers to get connected and engaged on the platform.

          Leveraging ACN's principles, we have built our core competencies that level up the industry playfield:

  •
  To effectively motivate agents to share information and resources, ACN redefines relationships among industry participants by promoting clearly-defined and role-specific collaborations. With effective governance mechanisms, agents respect and actively follow the rules in our ACN and timely post property listings on our platform without hesitation. ACN also prescribes various roles for agents in a housing transaction, which creates more opportunities for agents to participate in a transaction and earn allocated commission, increases transaction efficiency, shortens the lead conversion cycle and enhances agents retention.

  •
  We have invested significant resources to build and enrich our "Housing Dictionary" containing authentic and unique property listings since 2008. Our Housing Dictionary covered approximately 226 million homes as of June 30, 2020 and was the most comprehensive residential housing database in China, according to the CIC Report.

  •
  For over a decade, we spent tremendous efforts on implementing a series of digitalization and standardization efforts focused on data (including data for property, housing customers and agents), transaction process, and service quality.

  •
  We are also committed to investing in agents and enhancing the service quality in this industry. Lianjia has made relentless efforts in recruiting agents with college education and implemented multiple service commitments for our customers.

          As agents serving home buyers and sellers, or landlords and tenants, are connected through our ACN under same protocols and rules, these housing customers at different locations can be efficiently matched through collective efforts propelled by ACN. As our scale grows, we enjoy a network effect that improves efficiency, draws more participants to our ACN, and allows us to capture more transactions and greater opportunities for revenue growth. After pioneering a prototype ACN in Beijing and became the leading brand locally, Lianjia extended the power of ACN to Shanghai and other first and second tier cities in China and achieved leading positions in local markets.

          Built on the success of our time-tested ACN, we horizontally extended the core competencies of Lianjia to Beike platform in April 2018 and there were 265 real estate brokerage brands, over 42,000 community-centric stores and over 456,000 agents on our platform across 103 economically vibrant cities in China as of June 30, 2020. Our efficiency, as calculated by GTV of existing home transactions per store, was 1.6 times of the industry average in 2019, according to the CIC Report, and the efficiency of our connected brokerage stores were RMB20.3 million per store in the six months ended December 31, 2019, compared to RMB10.9 million per store in the same period in 2018. The rapid expansion of Beike platform has proven the scalability of our ACN and resulted in amplified network effect, as illustrated by our success in new home transactions. Leveraging our extensive community-centric store network, we are able to connect with more families and gain access to a large pool of housing customers, which allows us to act as a powerful sales channel for real estate developers and help them improve sell-through and cash cycle. At the same time, we share a substantial portion of commissions from real estate developers with brokerage brands and stores on our platform. Our exceptional value proposition to both ends increases their stickiness to our platform and makes us a partner of choice in the new home transaction market. Our GTV from new home transactions increased significantly from RMB280.8 billion in 2018 to RMB747.6 billion in 2019 while our GTV from existing home transactions grew from RMB821.9 billion in 2018 to RMB1,297 billion in 2019, demonstrating our ability to successfully expand service offerings through a self-reinforcing virtuous cycle.

Our Data Insights and Technology

          We believe our data insights and technology are our key edges. We collate and harness extensive amounts of unique data on our platform from our years of online and offline operations, which gives us unparalleled insight into the entire housing transactions and services value chains. We further utilize our vast data volume to run our proprietary algorithms to optimize products and solutions, guide efficient operations and develop local market insights for service providers on our platform. We also enhance customer experience and service efficiency through new technologies, such as virtual reality, artificial intelligence, big data and Internet-of-Things to create and develop real-life use cases and applications that benefit all platform participants. For example, we apply big data and artificial intelligence algorithms to analyze transactional and behavioral data to recommend quality listings that are more likely to be successfully sold, leading to more high-quality data collected that can further enhance our recommendation accuracy and fasten the transaction cycle. We also collect agent activity data and build various data models for agents to improve their lead conversion efficiency.

Our Platform

          The diagram below illustrates the major components and synergistic benefits of our data-driven Beike platform.

Our Scale and Financial Performance

(1)
As of June 30, 2020.

(2)
In terms of number and GTV of existing and new home sales in 2019, according to CIC Report.

(3)
Average mobile monthly active users, or MAU, in the three months ended June 30, 2020.

          We generate revenue mainly from fees and commissions in housing transactions and services. We have experienced substantial growth since the commencement of our operations, and our management team has a strong track record of executing our strategies. Our revenue increased by 60.6% from RMB28.6 billion in 2018 to RMB46.0 billion (US$6.5 billion) in 2019.

Market Opportunities

          According to the CIC Report, China has the largest housing market in the world in terms of GTV and number of transactions of existing and new home sales and home rentals in 2019. After a period of significant growth, the market is expected to enter an era of steady growth. It is expected that the existing home transactions market will gain more importance and grow with a CAGR of 12.4%, from RMB8.4 trillion in 2019 to RMB15.1 trillion in 2024, according to the CIC Report. As the supply and demand in China's housing market become more balanced, it is expected that significant market opportunities for real estate brokerage services will be generated. The total home sales and rental GTV through real estate brokerage services in China is expected to grow from RMB10.5 trillion in 2019 to RMB19.1 trillion by 2024, representing a growing penetration rate of brokerage services from 47.1% in 2019 to 62.2% in 2024. The penetration rate of brokerage services for new home sales in China in terms of GTV is expected to increase from 25.5% in 2019 to 42.5% in 2024, as real estate developers increasingly turn to brokerage service providers to better target and convert customers, according to the CIC Report.

Our Strengths

Largest integrated online and offline platform for housing transactions and services

          We are China's largest housing transactions and services platform and second largest commerce platform across all industries, both in terms of GTV in 2019, according to the CIC Report. In 2019, our platform generated over 2.2 million housing transactions and our GTV reached RMB2,128 billion (US$300.5 billion), representing a year-on-year growth of 84.5%.

          We have built and operated the only integrated online and offline housing transactions and services platform at scale in China, according to the CIC Report. ACN, together with other modules in our infrastructure, collectively reconstruct and streamline complex housing transactions and services and seamlessly integrate our offline and online operations:

  •
  Offline.  There were over 42,000 community-centric stores and over 456,000 agents affiliated with these stores across 103 economically vibrant cities in China in our extensive offline network as of June 30, 2020. Our unparalleled know-hows and capabilities, developed through our success with Lianjia, have been transparently extended to support hundreds of selected brokerage brands joining our platform to help them grow and succeed. Our offline stores serve as an entry point for our customers to our platform as they are conveniently located within the communities and at the same time have become our competitive advantage in the industry.

  •
  Online.  Our platform is significantly complemented by our online operations that drive efficiency and engagement among participants through data insights and technology. It is designed to share knowledge, mobilize resources and allow agents to track, manage and complete the transaction process from online contract signing to title clearance and transfer. Our purpose-built technologies and operational expertise allow us to expand efficiently, while maintaining our unwavering commitment to service quality.

          As a result, our extensive presence, both online and offline, brings us closer to housing customers and communities, allowing service providers on our platform to effectively hone deeper local market expertise, generate leads and win trust from customers. Our extensive store coverage allows our platform to amass housing information offline and gain local insights in customer needs and property features, providing solid basis for our data insights and technology to empower stores and agents. The connections between customers and agents through our online platform allow customers to quickly find the tangible touchpoints offline for speedy and efficient service delivery. The seamless integration of digitalized online operations and community-centric offline network distinguishes our infrastructure in the industry. As a result, our market share for existing and new home sales and home rentals through brokerage services, in terms of GTV, in China increased from 11.5% in 2018 to 19.2% in 2019. We believe we are uniquely positioned to further grow our market share and create more monetization opportunities as we continue to unleash the power of our integrated online and offline operational capabilities and lead the evolution of China's housing transactions and services industry.

Pioneer in developing industry infrastructure and promoting digitalization and standardization across data, transaction process and service quality

          Our infrastructure reshapes the landscape of China's housing transactions and services industry and we made it available to all industry participants along with our launch of Beike platform. This critical step in our business evolution was driven by our goal to maximize the efficiency and transparency of housing transactions and services industry for the benefit of all industry participants. In building this infrastructure, we endeavor to digitalize and standardize three key components, namely, data, transaction process and service quality, on our platform.

Data

          We have digitalized and standardized both property data and qualifications of service providers to help housing customers make intelligent decisions. "Authentic property listings", an industry standard that we introduced and advocated in China first, manifests our commitment to eradicating low transaction efficiency and untrustworthy customer services in our industry resulting from information asymmetry related to false, duplicate or outdated property data. The "Housing Dictionary" that we built has made authentic property listings possible. This extensive and real-time database contained comprehensive information on approximately 226 million homes as of June 30, 2020, the most comprehensive residential housing database in China, according to the CIC Report. As a result of years of substantial investment and efforts, our database provides multi-dimensional information with highest granularity in China to aid agents' operation and customers' decision making, according to the CIC Report. By building and maintaining the Housing Dictionary, we are able to quickly verify the authenticity of existing home listings posted and displayed on our platform. As of June 30, 2020, we had approximately 3.4 million authentic property listings for existing home sales, the largest in the industry in China, according to the CIC Report.

          We have invented a multi-factor agent evaluation framework called "Beike score", which quantifies agent's performance and service quality and is visible to platform participants to promote transparency. We are also quickly advancing our technological capabilities in artificial intelligence, virtual reality, or VR, and Internet-of-Things, and further enhancing the accessibility and richness of data available to platform participants.

Transaction Process

          We have digitalized and standardized the transaction process through ACN, an operating system that not only fosters reciprocity and bonding among various service providers, but also enables them to enhance efficiency and service quality through collaborative efforts and commission allocation. In particular, ACN allows multiple agents to work on one transaction and receive commissions based on their roles and contributions, resulting in more frequent cross-store and cross-brand collaborations. We believe that we have effectively created a system that is comparable to the MLS in the United States and refined it with technology to target the unique market dynamics in China. Leveraging our in-depth understanding of our industry and insights in market trends, we have been constantly implementing new initiatives and protocols in ACN to optimize the transaction process.

          In addition, we are also a pioneer in the industry to enhance transaction experience through migrating transaction steps and services online and promoting technological innovations such as personalized search, VR property showing, and real-time smart chat, a characteristic that has now become iconic to Beike and followed by our peers.

Service Quality

          Low operating efficiency and rapid turnover of personnel in the residential real estate industry make it challenging to retain agents with experience or local market expertise and cultivate professionalism. We tackle these industry pain points through motivating and empowering our agents to be more productive, so they are better rewarded in terms of career development, resulting in higher level of professionalism, self-esteem at work and service quality.

          Leveraging our profound understanding of China's residential real estate market accumulated throughout our 18-year operation of Lianjia, we offer our SaaS systems and various other toolkits for store managers and agents to seamlessly follow our ACN and support their entire workflows. In addition, carefully designed platform governance mechanisms, along with bespoke training programs, are in place to incentivize store managers and agents to constantly enhance service quality, productivity and collaboration. The full supportive nature of our platform empowers store managers to build and manage larger teams of agents and increase operational efficiency at store level. As a result, our stores and agents consistently deliver outstanding performance in terms of productivity and service quality, and our platform has a higher agent retention rate within the industry.

          To mitigate transaction risks and create a more secure transaction experience for housing customers, we roll out multiple commitments for transactions and services facilitated on our platform. Agents are encouraged to participate in these commitments, which are viewable from customer front end to promote high standard of service quality. Our endeavors have resulted in higher customer satisfaction rate among housing platforms in China, according to the CIC Survey.

          We believe our infrastructure is instrumental to the shared success of our business and our industry. As we achieve higher digitalization and standardization across data, transaction process and service quality, we are able to mobilize resources and align interests among agents better and place them to more appropriate roles and responsibilities, and match listings more precisely for customers. As a result, we and the industry participants on our platform benefit from higher lead conversion, transaction efficiency and enhanced customer satisfaction.

Brand of choice for industry participants

          Service quality is the foundation of our success and, guided by this principle, we aim to bring ultimate satisfaction to our housing customers, and growth and success to brokerage brands, stores and their affiliated agents on our platform. Over the past 18 years, our management built Lianjia from scratch to a household name synonymous with trust, integrity and experience. Lianjia has been recognized as "China's Famous Brand". Our profound understanding of China's residential real estate market and goodwill accumulated throughout our operation of Lianjia has led to the fast development of our Beike platform through a broad spectrum of service offerings made available by us and the service providers on our platform.

  •
  Goodwill among housing customers.  Housing transactions feature high average transaction value, and therefore invoke great emphasis on service quality and transparency. These attributes correlate with the strong preference of housing customers to work with brokerage brands with proven track record. As we gain trust from customers through existing and new home sales and home rentals, they often refer us to their families, friends and social contacts, or return to our platform when they have other home-related needs, be it home renovation, real estate financial solutions or other services. To uphold our brand image and further enhance our service quality, we are constantly investing in people and upgrading our operating paradigm to deliver a consistent and satisfactory experience under Beike. Our endeavors have resulted in high customer satisfaction rate.

  •
  Validation from platform participants.  Our commitment to the true openness and vision to elevate the entire housing industry have also made Beike the partner of choice. Since the inception of Beike, we have successfully attracted a large number of recognizable real estate brokerage brands in the industry. We have established business relationships with leading real estate developers, including all of the top 100 developers in terms of contracted sales in 2019 in China according to the CIC Report. We generated a GTV of RMB747.6 billion for new home sales in the year ended December 31, 2019, making us China's largest new home sales platform in terms of revenue and GTV, according to the CIC Report.

Proprietary technology platform built on powerful data insights and applications

          We have invested significantly in data insights and technology and made them our core competencies. The substantial volume of property listings and housing transactions, multi-layer agent-customer engagement through offline and online interfaces, as well as the broad participation of various parties on our platform, necessitate a reliable and scalable technology architecture.

          We generate large amounts of unique data from our platform's day-to-day operation. This includes the multi-dimensional housing data, user behavioral data, transactional and pricing data as a result of our extensive platform scale and high transaction volume. We believe this gives us unparalleled insight into the entire housing transactions and services value chain, which could be further utilized to feed our proprietary algorithms to optimize products and solutions, guide the efficient operation of our offline network and enhance the local market insights of agents on our platform.

          We aspire to lead the innovations in the new era of China's housing transactions and services industry by leveraging our data insights and technology. Therefore, we have been enhancing customer experience and platform efficiency through using new technology, such as virtual reality, artificial intelligence, big data and Internet-of-Things, to create and develop real-life use cases and applications and benefit all platform participants. For example,

  •
  Our VR property showing function allows customers to visit properties remotely using advanced VR technology, achieving an immersive real-time experience with on-demand real-time agent interaction, therefore significantly enhancing decision-making efficiency and minimizing the costs of physical home tours. In 2019, we had approximately 420 million views of VR property showing and our housing customers have aggregately spent 23 million hours on VR property showing. We had on average approximately 159,000 VR property showings guided by agents per day in the three months ended June 30, 2020, compared to an average of approximately 11,000 such VR property showings per day in the three months ended June 30, 2019.

  •
  Leveraging our proprietary technology, we have digitalized and standardized key work streams of our agents. Through our comprehensive SaaS systems, agents can post authentic property listings, interact with housing customers in real time, manage existing housing customers, cooperate with other agents through referrals and recommendations, browse for leads assigned or in the sharing pool, and access to visualized transaction process management.

  •
  By introducing "Beike's Pick", we apply big data and artificial intelligence to analyze transactional and behavioral data to recommend quality listings that are more likely to be successfully sold, leading to higher quality data collected that can further enhance our recommendation accuracy and fasten the transaction cycle.

  •
  By further developing financial solutions such as electronic wallets, knowledge graphs, and credit scoring, we are able to streamline services such as secure payment, escrow, mortgage facilitation services, title clearance and guarantee, bridge loans and other financial solutions to provide customers with the best in class financial services.

Robust platform with significant network effects to serve the ecosystem

          Our platform brings us close to a variety of participants in our ecosystem and industry, including housing customers, brokerage brands and their affiliated store managers and agents, real estate developers, strategic partners such as Tencent and other service providers.

          The rapid adoption of our platform has proven the compatibility of our infrastructure in empowering other brands and service providers. As we extend our reach to serve the entire industry, our platform has also attracted additional industry participants to leverage Beike's infrastructure to improve their own businesses, service quality and efficiency, such as real estate developers and financial institutions. As more service providers and industry participants are drawn to our platform, ACN enables them to collaborate for better service quality and higher efficiency, which in turn improve customer experience, enhance our brand and attract more customers in a self-reinforcing virtuous cycle. While we aim to foster the shared success and growth of our industry players, they collectively contribute to the network effects of our own scaling platform.

          Our success with new home sales is a compelling example. Leveraging our established infrastructure and trust with housing customers, we are able to act as a powerful sales channel for real estate projects. We have established business relationships with leading real estate developers, including all of the top 100 developers in China in terms of contracted sales in 2019 according to the CIC Report. As of December 31, 2018 and 2019, we had 3,486 and 7,769 new home projects on sale on our platform, respectively, representing approximately 9% and 22% of the total new home projects on sale in China at the time, respectively, according to the CIC Report. Our revenue from new home sales grew rapidly from RMB7.5 billion in 2018 to RMB20.3 billion in 2019 and grew from RMB2.0 billion in the three months ended March 31, 2019 to RMB3.5 billion (US$0.5 billion) in the three months ended March 31, 2020, demonstrating our exceptional value proposition to real estate developers and our ability to successfully expand service offerings on the platform. As we further digitalize and standardize data, transaction process and service quality, we believe we can reconstruct the value chain and transform the way real estate developers discover and interact with home buyers. Expansion of monetization avenues in this nature testifies our ability to scale our platform and infrastructure to reach more growth areas in the residential real estate industry efficiently and effectively.

Visionary management team with proven track record of innovations and execution

  Self-driven transformation is our core DNA.

          Led by our visionary founder and chairman Mr. ZUO Hui, we have transformed into a data-driven open platform and have gained a tremendous amount of industry and operational know-hows through 18 years of execution excellence. Mr. Zuo is the leader in our innovation and self-transformation efforts. In his chairman capacity, Mr. Zuo has led our senior management to execute his strong vision to build and launch our Beike platform, pioneer the creation of ACN, continuously invest in talents and technologies, and proactively address industry-wide issues to achieve our continued growth and success.

          Our senior management team has been with us for an average of more than ten years. Key members of our management team include Messieurs. PENG Yongdong, our executive director and chief executive officer who co-founded Beike with Mr. Zuo, SHAN Yigang, our executive director, XU Tao, our executive director and chief financial officer, XU Wangang, our executive director and co-chief operating officer, and WANG Yongqun, co-chief operating officer. Many of them have gone through rotations among different managerial roles and functions within our company and developed a holistic and deep understanding of our business and share our core values. In addition, substantially all of our regional captains are home grown and have local expertise and knowledge that are central to our success.

Our Strategies

          We will focus on the following key growth strategies to realize our vision:

Continue to develop our infrastructure to enhance efficiency and customer experience

          We intend to implement this strategy in the following directions:

Further expand our platform coverage

          We will continue to connect more brokerage brands and their affiliated stores and agents on our platform, strategically expanding our store network in new markets. We aim to continue to leverage the extensive reach of our platform to drive up volumes of cross-brand and cross-store home tours and transactions. We believe that a deeper penetration of our platform, more active participation from agents and brokerage brands, and the increasing number of property listings will add to the network effect that makes our platform more efficient and versatile in serving broader needs.

          Consistent with our past practice, refined operational know-hows, standards, and management programs from Lianjia will be further rolled out across our platform and shared with other brands and stores on our platform for the benefit of all agents and participants.

Deepen our penetration

          We intend to further penetrate in our existing markets, especially in the upcoming major cities where we already have a strong foothold. Regional or local incumbent players joining the platform are excited to share the industry know-hows, platform standards and protocols and technology available on Beike platform that increase the efficiency of platform participants. With the assistance of our infrastructure and data insights, we aim to help brokerage stores and agents joining our platform to further build local market expertise and relationship with the designated community they are responsible for. With our financial solutions, we are able to help stores to provide title clearance, escrow, and other financial solutions in an integrated end-to-end customer experience.

Continue to invest in our technology and enhance our data insights

          We will continue to invest in data insights and technology that empower our one-stop services to platform participants, and to make housing transactions fundamentally more efficient. We will further upgrade the proprietary technology that we developed, including adding more useful features to, and improving the functionalities of, existing applications for customers and agents, enhancing our algorithms for applications such as smart chat and VR property showing. We plan to further extend the breadth of our data analytics efforts and deepen our data insights. Through improved analytic capabilities, including AI and big data algorithms, we will be able to enhance our operations through improved matching accuracies, more robust listing authenticity verification and recommendation, better user interface, targeted marketing, and more tailored and secure financial services.

Further enhance our service quality and invest in talents

          While we enlarge our scale and broaden our service offerings, we will also relentlessly solidify our Beike brand by continuing to enhance service quality. With customers' needs on transaction security and efficiency and service reliability in mind, we will continue to improve our platform infrastructure to enhance customer experience. We intend to continue to assess and enhance our ACN to make sure that the transactions on our platform are done in the most efficient way. We also target to continue to promote authentic property listings and stick to our service standards and commitment to our customers.

          We will keep recruiting and retaining the top-talent agents and provide continuous training programs to ensure consistently high-quality service. We will continue to invest in our career development and training system for the agents on our platform and further implement related initiatives such as operating the brokerage academies and providing online training courses.

Expand service offerings

          We endeavor to provide one-stop solutions that address customers' demand along the home ownership lifecycle. To this end, we are increasing product and service offerings available on our platform by leveraging our infrastructure and standards.

          For example, by cooperating with more real estate developers, we are including more new home projects on our platform. We are also constantly replenishing our authentic property listings inventory for existing homes. We are broadening our product categories and have rolled out pilot programs in Beijing and other cities to test our home renovation services. Aside from housing customers, we care about the needs of our agents and store managers and have been providing supply chain finance products and credit loans catered to their needs. We will further optimize the products to appeal to more agents and store managers.

Selectively pursue strategic investments and acquisitions

          We made strategic acquisitions of real estate brokerage brands in Shanghai, Chengdu and Shenzhen in the past as part of our long-term strategy to selectively pursue acquisition and consolidation opportunities. We intend to explore acquisitions that would allow us to extend our market leadership position. We also intend to focus on alliances, investments and acquisitions that can attract new participants to our platform and broaden our service offerings. In addition, we plan to continue to invest in companies that are complementary to our platform business that can improve overall transaction efficiency.

Our Path of Evolution

          Driven by our mission and vision, we have gone through the following evolutionary paths in our business:

  •
  2001 to 2009: Lianjia grew into the largest real estate brokerage brand in Beijing according to the CIC Report, which enabled us to accumulate unparalleled know-hows and valuable human capital.

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  2010 to 2014: With the launch of Lianjia Online and Lianjia.com, we became a leading real estate brokerage brand with integrated online and offline operations.

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  2015 to 2018: We expanded nationwide to 29 cities in China.

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  April 2018 to present: We launched and expanded our Beike platform to cover the broad residential real estate ecosystem and provide information, services and solutions to our platform participants.

Our Platform

          We launched our Beike platform in 2018. Today, Beike is the leading integrated online and offline platform for housing transactions and services. In 2019, we generated a GTV of RMB2,128 billion (US$300.5 billion), and facilitated over 2.2 million housing transactions on our platform, making us China's largest housing transactions and services platform, and the second largest commerce platform across all industries, according to the CIC Report.

          We are a pioneer in building the industry infrastructure and standards in China to reinvent how service providers and housing customers efficiently navigate and consummate housing transactions, ranging from existing and new home sales, home rentals, to home renovation, real estate financial solutions, and other services. We believe the success of Lianjia, China's leading real estate brokerage brand which we own and operate on our platform, paves the way for us to build the industry infrastructure and standard, and support the rapid growth of Beike. We implemented through Lianjia's large network of stores a series of industry "firsts" over the years, including fostering agent collaborations for shared success through our ACN, building a "Housing Dictionary", promoting authentic property listings, and leveraging technology to digitalize and standardize processes. These efforts have ultimately resulted in Lianjia's market leadership as well as industry-leading service quality and efficiency, making it a trusted household name. More importantly, Lianjia has laid the foundation for our infrastructure with ACN, operational know-hows, data and technology systems that seamlessly integrate our online and offline network that has proven to work at a large scale. We further horizontally extended the core competencies of Lianjia to the Beike platform in 2018 so that we can help hundreds of real estate brokerage brands, including Lianjia, and their affiliated stores and agents to succeed. Meanwhile, we created an even more scalable infrastructure by a series of efforts, including digitalizing and standardizing three key components, namely, data, transaction process and service quality to specifically address the challenges facing our industry.

          Below is a diagram illustrating the composition and structure of our platform:

          Our Beike platform is an open platform for participants in the residential real estate industry and ecosystem. It enables housing customers, including home buyers, home sellers, landlords and tenants, to enjoy smooth housing transactions with high-quality real estate brokerage brands, stores and agents. Our platform serves as an innovative sales channel for real estate developers and also enables other ecosystem participants such as home renovation service providers and financial institutions to benefit from our data insights and technology as well as extensive customer and agent base. The foundation of our platform is ACN, through which we streamline the entire housing transaction process by promoting collaborations among brokerage brands, stores and agents, standardizing authentic property listings and applying a series of cooperation rules. We also offer various service modules to our platform participants, which, along with ACN, form the scalable infrastructure applicable and beneficial to the whole industry. These modules include SaaS systems, customer front end, community-centric store network, data insights and technology applications, financial services, training and recruiting programs and transaction service centers.

          Our service offerings to platform participants mainly include:

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  To housing customers:  As the leading housing transactions and services platform, we provide comprehensive services to satisfy the evolving needs of housing customers. These services primarily belong to three categories: (1) brokerage services relating to existing and new home sales and home rentals; (2) signing-to-closing support and financial services that include secure payment, escrow, mortgage facilitation services, title clearance and guarantee, bridge loans and other financial solutions; and (3) home renovation services such as interior designer referrals and home finishing and furnishing jobs. Together with the brokerage brands, stores, agents and other service providers, we provide housing customers with access to the largest authentic property listing inventory in China and handhold our customers throughout various phases of home ownership lifecycle professionally and efficiently.

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  To brokerage brands, stores and agents:  Our infrastructure is open to all real estate brokerage brands, stores and agents joining our platform. We provide primarily three categories of services to the brands, stores and agents on our platform: (1) platform services, to enable the brokerage service providers on our platform to conduct automatic role-based commission allocation and use our infrastructure and its different modules in a collaborative manner, including SaaS, data insights and technology, training and recruiting, signing-to-closing service, among other things; (2) branding services, which allow small brokerage stores to join reputable brokerage brands and benefit from better quality control and lead conversion, and (3) financial services such as business loans to help in the day-to-day management of the businesses.

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  To real estate developers:  Leveraging our established infrastructure and a broad base of housing customers, our platform is able to act as a powerful sales channel for new home projects, thereby reconstructing the value chain and transforming the way real estate developers discover and interact with home buyers. We primarily offer comprehensive sales and marketing solutions to real estate developers that include brokerage services, sales planning, reception services, online marketing as well as innovative tools.

          We have three main revenue streams, namely existing home transaction services, new home transaction services, and emerging and other services. For existing home transaction services, we generate revenues (i) from our own Lianjia brand where we charge commissions for existing home sales and home rentals, and split of commissions from other brokerage stores in collaboration with Lianjia agents to complete transactions, (ii) from brokerage stores on our Beike platform where we receive platform service fees, and those under our franchise brands such as Deyou to which we charge an additional franchise fee, and (iii) by providing other value-added services including transaction closing services, field work assistance such as on-site verification, agent recruiting and training services. For new home transaction services, we recognize revenues from sales commissions charged to real estate developers. In addition, we generate revenues from a variety of other home-related services, such as financial services and home renovation-related services.

          As we become a more trusted platform and the relationship between our agents and housing customers deepens, we are able to extend to other service verticals that are incidental to home ownership and other ecosystem participants. We endeavor to provide one-stop solutions that address customers' demands along the home ownership lifecycle, and we plan to further expand our service offerings and amplify the network effect of our ecosystem.

Our Value Propositions to Platform and Ecosystem Participants

          Through our platform, we bring values to housing customers, agents, real estate brokerage brands and store managers, real estate developers and many other parties that are united by our platform.

Value Proposition to Housing Customers

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  Integrated online and offline access to largest authentic property listing inventory.  We offer housing customers the largest authentic property listing inventory in China with detailed and real-time data on property information, floor plan and visual presentation, and neighborhood information.

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  Trusted professional services setting industry standards.  Our housing customers are served by a growing pool of over 456,000 agents as of June 30, 2020 who are trained to possess high professional qualifications and empowered by our infrastructure and its various modules. We also use artificial intelligence and data analytics to recommend suitable agents based on customers' needs.

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  Transparent and informed decision-making process.  Our rich housing transaction know-hows and standardized transaction service help housing customers make informed decisions and navigate around common pitfalls in housing transactions.

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  Convenient and secure transaction experience.  We offer convenient online services to our customers leveraging multiple online access points and also allow them to enter our platform through extensive offline store network. We also digitalized many transaction steps to achieve convenient, secure and cost-effective transaction experience.

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  Seamless signing to closing services.  We offer clearance and custodian solutions including secured payment, escrow, mortgage services, title clearance and guarantee facilitation services, bridge loans and other financial solutions.

Value Proposition to Agents

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  Effective customer matching and information sharing.  We help agents enhance their performance with lead referrals and customer matching services, and provide them with access to the largest authentic property listing inventory in China. Thanks to cross-brand and cross-store collaborations, an agent has access to and can sell listings posted or managed by other agents on our platform, making customer matching more efficient, resulting in more transactions and shorter transaction cycles on the platform.

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  Technology solutions to enhance operational efficiency.  Our data-driven platform allows agents to conduct and track transaction steps online and target customer needs with precision, and provides advanced solutions and products such as customer and lead recommendation, smart chat and VR property showing to increase transaction efficiency for the agents.

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  Collaboration among agents.  We actively promote and encourage cross-brand and cross-store collaborations among agents throughout the transaction stages. Each transaction generally involves multiple agents, each performing a clearly defined role with pre-allocated commissions, creating more opportunities for the agents to facilitate transactions and resulting in more stable income streams.

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  Abundant training and development opportunities.  We share our accumulated operational know-hows and industry insights with agents on our platform to build their professional skills and capabilities through online training courses and offline training camps.

Value Proposition to Real Estate Brokerage Brands and Store Owners

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  Abundant resources and solutions for business growth.  We offer data insights based on advanced AI and data analytic algorithms that allow brokerage brand owners and store managers to better understand their business operations. We also provide access to our largest authentic property listing inventory in China and customer leads and significantly broaden their business opportunities. Brokerage brands and store managers can also benefit from operational and managerial know-hows we have accumulated from the operation of Lianjia, thereby building a larger and more productive team of agents. We also provide account management solutions for brokerage brands and store managers to track their billing and earnings using our self-developed SaaS systems.

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  Other value-added services to enable better customer services.  We offer training programs for agents to enhance their service quality so that other brokerage brands can benefit from customer service skills we have accumulated from the operation of Lianjia. To further alleviate the operational burden for brokerage brands and store managers, we have also established one-stop transaction service centers that allow agents to complete cumbersome post-signing procedures for housing customers to deliver smooth transaction experience.

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  Revenue source diversification and cash cycle management.  Small brokerage brands and stores normally do not have access to new home projects. Even when they do, they generally have relatively low bargaining power with real estate developers, resulting in prolonged cash cycles and poor liquidity. Our Beike platform effectively collaborates with real estate developers and provides brokerage brands and store managers with access to high-quality new home projects, which can boost the revenues of brokerage brands and stores and shorten their cash cycle.

Value Proposition to Real Estate Developers

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  Effective marketing channels to shorten sales cycle.  We offer real estate developers access to our extensive and high-quality agent base across Lianjia and connected brokerage stores, as well as other sales channels that we specifically procured for new home transactions. We also provide advanced technologies such as VR property showing which brings home tours at customers' fingertips to efficiently promote new home projects.

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  Precise matching of housing customers.  Empowered by artificial intelligence, we deploy agents with relevant expertise that suits the attributes of property listings and the needs of housing customers to achieve optimized sales results. This technology also brings more leads to the developers.

Value Proposition to Other Participants

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  Quality referrals.  Leveraging our access to our broad customer base, we provide referrals of quality customers to other industry participants such as rental companies.

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  Effective customer acquisition.  Leveraging our close relationship with our housing customers, we are able to effectively bring customers to other home-related businesses, such as home renovation and real estate financial solutions.

Agent Cooperation Network (ACN)

          At the core of our infrastructure is ACN, an operating system that not only fosters reciprocity and bonding among various service providers, but also enables them to enhance service efficiency and customer experience through collaborative efforts and commission allocation. We designed our ACN to radically solve the underlying challenges faced by our industry. It serves as the operating system on Beike platform that consists rules and protocols to specify roles in cooperative housing transactions and prescribe agents' rights and obligations through commission allocation mechanism. Through ACN, we standardize authentic property listings, promote cooperation and information sharing among agents, streamline the whole transaction process, and enable agents to be more specialized in a transaction process and knowledgeable in a particular region. Built on our profound understanding of China's residential real estate market and goodwill accumulated throughout our 18-year operation of Lianjia, ACN has transformed the housing transactions and services industry in China through the following three reinventions: (i) fostering information and resource sharing among service providers to demolish the walls among isolated information islands, (ii) assigning cooperative roles of agents to achieve cross-store and cross-brand collaboration, and (iii) creating a professional network for agents, stores, brands and other service providers to get connected and engaged on the platform.

Agent Cooperation and Operational Rules

          We actively promote agent cooperation on our platform to enhance efficiency of the housing transactions and services industry. We partition a complete existing home transaction, including existing home sales and rentals, into different steps and allow multiple agents cross-brand and cross-store to cooperate in one transaction and share commissions based on their roles, through which the agents can become more specialized in their roles. In 2019, over 70% of the existing home transactions completed on our platform involve cross-store cooperation following our ACN.

          The graph below illustrates the transaction flow in ACN:

          For example, a home seller can be served by a group of agents, each performing different roles including posting, relationship and information management, documentation, field work, and key keeping. The agent filling a role for the home seller may share a portion of the commissions with the percentages specified under ACN rules. To post a new listing, the agent needs to fill in information such as whether it is for sale or for rent, the detailed address, floor plan, floor area, and target price, as well as information relating to the homeowner. The agent who posts the listing into the SaaS systems becomes the posting agent of this property. The information required to post a new listing is relatively preliminary and a managing agent is required to further enrich the property listing by supplementing and updating information related to the property and its owner. Among other things, this includes the preferred timeslots for property showing, price range and tax limitation, mortgage and title, description from the homeowner, facilities and other features of the property. The posting agent may refer the property listing to other agents for relationship and information management. In addition, a document agent needs to procure the deed and other certificates of the property and documentations of the homeowner and upload them into the system. Photographers may be booked through our SaaS systems to visit the property and collect visual data in forms of picture, video and virtual reality, and the agent who uploads the visual data into the system becomes the field agent. Based on the location and nature of the property, an agent, who works in a real estate brokerage store with relationship and information management rights to such property, will be appointed to keep and manage the key to the property.

          Our ACN encourages connection and collective work in conducting housing transactions by agents from both buy side and sell side on our platform. A home buyer's initiating agent can choose to cooperate with other buy-side agents who have more relevant transaction expertise or resources, and share commissions with the agent who closes the transaction. Agents may specify the commission allocation ratio upfront or share the commission based on the pre-agreed allocation ratio automatically, via our financial services.

          Through role partition and commission allocation, we make sure that agents are fairly compensated for work they have done to facilitate a successful transaction, and thereby foster a healthy yet competitive working environment. More importantly, agents who are less experienced are incentivized to learn and accumulate expertise by taking relatively easy roles in more transactions and be compensated.

          To protect property information and promote healthy competition among sell-side agents, we partition the geographic areas based on urban development and store distribution so that agents can become experts of the properties in their vicinity. A brokerage store has the right to manage existing home listings in vicinity of the store and act as sell-side agents for those listings. For buy-side agents, if their customers have intentions to buy homes in other regions, they can obtain a portion of the commission on completed transactions by recommending their housing customers to agents in the desired regions.

Platform Governance Mechanisms

          We implement detailed rules to incentivize agents to follow our ACN and stick to the high standards of professionalism in service delivery, and offer them privileged access if they perform well. We have implemented the following platform governance mechanisms to encourage compliance with our ACN:

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  Beike score.  We have established Beike score indicating the agent's performance and service quality to encourage more proactive cooperation and behaviors on our platform. A comprehensive multi-factor evaluation system is implemented to derive the Beike score, with attributes of agents such as professional qualifications, customer complaints, customer conversion rates and records of collaborative teamwork with other agents among these factors. Agents with higher Beike score can enjoy certain privileges, such as higher exposure to property listings, customized agent profile featured on customer front end, access to offline training camps and coupons for our online courses. Housing customers can view agents' Beike score on customer front end.

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  Beike coins.  An agent on our platform has Beike coins which can be earned in many ways including through various promotional events to encourage compliance with ACN. With Beike coins, agents may purchase utilities relating to their brokerage job and agent display spots of their responsible property listings on our customer front end to increase their exposure, bring more leads from Beike customer front end, and enhance transaction probabilities.

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  Credit points.  We have established a credit point system to encourage honest cooperation and fair competition on our platform. Agents begin to maintain their own credit points once they join our platform and there will be credit point deduction for ACN rule violations and inappropriate actions. Depending on the accumulated credit point deduction, the agent may be alerted, or restricted or barred from accessing our platform for a specific time period.

Store Qualification and Ranking System

          The conduct of real estate brokerage stores may affect the reputation of Beike platform and our business in general. As such, we have established standards and procedures for brokerage stores joining our platform. For example, in addition to compliance with basic regulatory requirements to which they are subject, stores are also required to maintain a minimum number of agents and we adjust this threshold based on the location of the stores. We believe that stores maintaining sufficient qualified agents tend to be more productive and efficient statistically in providing customer service.

          We rolled out a ranking system to reward high-performing brokerage stores on our platform. Through the ranking system, we believe that stores are more incentivized to engage in our platform and follow our standardized transaction procedures, thereby increasing efficiency and promoting collaborations across stores and brands.

Authentic Property Listings

          We believe that authentic property listing is the foundation of agent cooperation as effective collaboration among agents require valid and reliable listing information. Authentic property listing encourages information transparency and trust from housing customers, increases agents' operating efficiency, enhances transaction experience, and strengthens our brand image.

          An authentic property listing on our platform should meet the following requirements:

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  Truly existing.  The property should truly exist in our Housing Dictionary and meet various verification requirements on our platform.

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  Truly available for sale or for rent.  The owner's intention is either proved by a valid agency agreement which clearly specifies the scope of agency services, or verified through online and offline communication with the owner.

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  Verified address and property related data.  The property address of the listing should be the true physical and title address. The agents should make sure that floor area, transfer right, ownership and floor plan are accurate for property. The pictures and VR data should be real and taken on-site.

  •
  Authentic price.  The owner should have confirmed and agreed with the most updated price on the platform, and the owner can adjust the price.

          We monitor and verify the authenticity of property listings on our platform and timely update or delete unqualified listings through customer callback, physical visits and big data analysis. When an agent is posting a new property listing in our SaaS systems, information of the listing is checked against Housing Dictionary to ensure authenticity of the listing. Floor plan and other visual and environmental data can be automatically populated in the listing based on the data in Housing Dictionary to enhance the quality of the listing. We strive to maintain the authenticity and accuracy of our property listings through strict enforcement of authentic property listing rules, under which agents who are found to have posted fraudulent information could be fined or penalized through our credit point system.

          We believe that we have a leading authenticity rate for our property listing inventory in the industry and will continue to devote sufficient resources to fortify this key strength of ours. See "Risk Factors — Risks Related to Our Business and Industry — If our platform is unable to continue to offer comprehensive authentic property listings, our business, financial condition and results of operations could be materially and adversely affected."

Modules in Our Infrastructure

          Based on our ACN, we have been constantly innovating and building various modules to supplement our infrastructure that serves participants on our platform, such as agents, brokerage stores and brands, housing customers, and real estate developers. Examples of modules include SaaS systems for agents and store managers, Beike front end for housing customers, data insights and applications as the foundation of our platform, virtual reality technology that benefits agents, housing customers and real estate developers, community-centric store network that serves housing customers offline, payment solutions tied to electronic wallets that enable secure online and offline transactions, transaction service centers that streamline the transaction process for agents and housing customers, title clearance and escrow services that effectively help with closing, as well as agent development and recruiting services for agents and store managers. Together with ACN, these modules form integral parts of our infrastructure supporting various phases of housing transactions and other home-related services offered on our platform.

SaaS Systems

          We empower agents and brokerage stores through our SaaS systems, which incorporate the cooperation mechanisms that we envision in ACN and many other tools and functions relating to housing transactions and services. We implement A+ SaaS system for connected brokerage stores and agents and Link SaaS system for Lianjia personnel. Link SaaS system includes functional support for our internal operation and is otherwise substantially the same with A+ SaaS system. Assisted by the SaaS systems in their day-to-day work, agents and store managers can seamlessly follow our digitalized and standardized housing transaction process. Agents and store managers can access the cloud-based SaaS systems conveniently through desktop application, website, or mobile application.

Smart Property Listing

          We have established the mechanism of collecting property data on our platform and agents are also encouraged to update the listing in a timely manner. Our system automatically compares the property listing information with existing data in our Housing Dictionary to spot inconsistency, and alerts the posting agent if the price is unreasonable according to local property pricing policies and guidance, if any. With the enormous and organized housing data stored in our Housing Dictionary, information such as neighborhood maps and pictures, floor plans and adjacent facilities may be automatically populated to provide complete and consistent introduction of properties in the same neighborhood.

          We implement a verification procedure in our SaaS systems to ensure the reliability and authenticity of any new listing information. In addition to cross-verification with Housing Dictionary, our SaaS systems also arrange automatic call-backs and short messages to confirm with owners regarding the listings. A property listing will be visible in our SaaS systems and on Beike customer front end after it is verified, normally within 24 hours of posting. Once the property listing is visible, agents on our platform may start to introduce the listing to their customers and initiate dialogues for potential transactions.

Efficient Lead Recommendation and Referrals

          We aim to provide high-quality customer services and our SaaS systems track agents' interaction with customers to ensure timely communication. In general, a housing customer initially engaged by a particular agent is visible to that agent and his or her store manager. However, if the agent fails to follow up, the customer will become visible in the "sharing pool" where other agents in the same store can proactively take ownership. The store manager may also assign customers in the sharing pool to a particular agent in the store.

          Agents can always actively seek for new leads of housing customers in our SaaS systems, including browsing the sharing pool and engaging with platform assigned customers. Agents may initiate contacts with customers in the sharing pool using a system-generated phone number to protect customer privacy, subject to anti-spam rules to limit interaction frequency with a particular customer. When a customer provides contact information on Beike front end, including ke.com website, Beike app and Beike Weixin mini program, and/or through an instant message system, customer service hotline or other online interfaces, our platform will automatically assign the customer to an agent. The assignment is based on the neighborhood ranking that takes into account agent's transaction history, lead conversion and home tours in the neighborhood. The selected agent will be informed through the instant message system, and the agent is required to respond to the customer within 24 hours. The incoming customer is initially visible to the assigned agent as a private customer lead and will subsequently fall into the sharing pool if the customer is not timely contacted.

Cooperative and Intelligent Customer Relationship Management

          Agents can manage housing customer information through our SaaS systems and initiate cooperation with other agents to maximize the possibility of a successful transaction. An agent may record a housing customer by filling in information such as name, phone number, source of customer, customer's demand and degree of interest. Through our SaaS systems, agents may conveniently search for customers visible to them using filtering and ranking functions. In addition, our SaaS systems will also tag certain customers as "high potential" based on intelligent analysis on customers' browsing and searching behavior on our platform so that agents can efficiently prioritize.

          Agents may review follow-up interactions with a customer, including the customer's feedback and home tours history. Customer's online browsing and following actions are automatically logged from Beike customer front end into the SaaS systems through phone number matching, subject to the acceptance of our data privacy policies by such customer. Preferences and queries of the customers will be recorded for reference during agents' follow-ups. Through the mobile application of the SaaS systems, agents may also communicate with housing customers using an instant message system.

          We deploy technology to effectively interact with the customers and maximize lead conversion. For example, our SaaS systems contribute to customer conversion through compiling recommended property listings ranked by big data analytics for the agents to present to customers. We also use algorithms to detect fraudulent home tour record input by agents to ensure honest performance. We now support virtual reality property showing where the agent can directly communicate with the customer in virtual reality domain and introduce the listing using the mobile application of our SaaS systems.

Standardized Transaction Procedures

          One aspect of our efforts to digitalize and standardize housing transaction process is reflected in the transaction facilitation functions of our SaaS systems. For example, we provide template contracts for home sales, home rentals, deposit and other related activities. Agents may easily prepare contracts in our system by choosing the type of contract and relevant property listing. Information related to the property will be automatically populated in the draft contracts. Our system will also alert the agents if any fee or commission in the contract exceeds the range specified in local rules and ordinances. The draft contract then needs to be reviewed by the store manager and a legal professional on duty before the agent can arrange signing. After the customer signs the contract, the agent will upload the contract into the system for record.

          We also offer a visualized transaction management system that allows agents to track, manage and complete the transaction process from online contract signing, payment, escrow, mortgage, to title clearance, transfer and pledge. Once the transaction is completed and after the confirmation of the store manager, commissions may be distributed according to the agents' roles in the transaction automatically.

Insightful Operation Statistics for Store Managers

          We aim to increase efficiency of the housing transactions and services industry through promoting efficient operation management by store managers on our platform. Through our SaaS systems, store managers can easily access summary operating data including instant message response rate, customer service hotline taking and responding rate, conversion rate at various steps from posting to contract signing, and statistics on revenues and commissions. Our SaaS systems also allow store managers to review and manage transaction and administrative records. Store managers can examine property listing details and customer engagement records maintained by agents.

          To promote a reliable and cooperative system, stores have their own credit points based on the credit points of their agents. The store managers can review their agent's credit points and the activities triggering the change of credit points. Credit point is one factor for determining the ranking of the store, which may result in limitations or rights on our platform. We believe that the incentive system on store level allows store managers to foster the sustainable and healthy development of a store and its agents.

Beike Customer Front End

          Our Beike customer front end, including ke.com website, Beike app, Beike Weixin mini program, offers housing customers relevant housing transaction resources and guide them along their journey to make an informed housing transaction decision.

Rich and Personalized Property Listing Display

          We believe that the authentic and extensive property listings on our platform form the foundation for high-quality customer services and successful transactions. Housing customers can easily access abundant existing and new home listings and rental listings through our ke.com website, Beike app, and Beike Weixin mini program. Property listings can be filtered by neighborhood, price, number of rooms, floor area and other attributes. For existing home listings, customers can view visual presentations including virtual reality or pictures, floor plans, certificate of the brokerage store, agents' comments on the listing and past transaction history in the same neighborhood. Additionally, for new home projects, we provide an introduction to floor plans offered by the projects, updates relating to the sales, comments from agents and discussion among other housing customers. For rental listings, we also specify facilities and furniture provided by the landlord and details of rent, commission and deposit, and display a draft contract for reference. In addition, we include neighborhood data extracted from Housing Dictionary, such as transportation, education, healthcare and entertainment resources and other services, so that housing customers can take these into consideration.

          The screenshots below demonstrate the interfaces for property listings and agent recommendation as seen from Beike app:

          We believe that providing information specific to local conditions and customers' personal preferences is a key element in our customer front end's ability to attract housing customers. Our customers can see lists of recommended existing and new home listings, as well as rental listings, on the home page of customer front end generated by our data analytical algorithms based on customers' past behavioral patterns. Moreover, under individual listings we also recommend to the customers other related listings based on similarity in terms of location, price and floor plan and behavioral pattern of other customers who have viewed the same listing.

Instant Interactions with Reliable Agents

          We believe that detailed professional profiles of agents promote transparency in the housing transactions and services market and promote trust on our platform. We display information of agents under property listings and customers may initiate inquiries through instant messaging or phone calls with one click. We have built individual profiles for agents so that customers can view the agents' names and titles, employment history, transaction records, awards, and ratings and reviews from past customers. In addition, we display Beike score of the agents and percentile on our platform, which generally represents service quality of the agents.

          Capitalizing on the large agent base on our platform, we are able to serve housing customers in a timely and efficient manner. Customer hotline and instant messaging system are available on various interfaces on Beike customer front end to allow instant on-demand connection. Housing customers can directly authorize agents on our platform to find desirable homes on the home page of Beike customer front end. Customers need to input basic information and demand. Our platform will then automatically assign an agent to contact the customer and address his or her needs. In addition, homeowners may also input basic information relating to their properties for sale or rent and our agents will generally initiate contact within 30 minutes during working hours to serve their needs.

Comprehensive Knowledge Base

          We have designed an interactive knowledge base on existing home sales process including buyer qualification, signing, payment procedures, escrow, mortgage, tax, title clearance, fund release, potential risks and other transaction matters. We have also developed calculators covering several transaction scenarios such as mortgage, home changing, inheritance and advance payment that are available on our Beike customer front end.

          In addition, to foster a welcoming and informational community on our platform, we have invited many real estate media content providers to regularly publish opinions and market news covering a substantial number of housing transaction aspects. Customers may browse recommended content on Beike customer front end or choose to follow certain publishers.

Our Community-centric Store Network

          Property transactions are generally high in value and involve high-risk, which requires substantial information analysis and research prior to consummation. Unlike a click-and-buy product, every residential property is unique in various aspects, such as location, property features, conditions and age, resulting in different values. Convenient accessibility and abundant local insights and knowledge on the community often carry heavy weights when housing customers select real estate brokerage agents in housing transactions. Furthermore, as China is a populous country, residential communities with high population density are prevalent in urban areas. Focusing on community outreach and engagement, community-centric stores serve as convenient access points for local walk-in housing customers and as tangible offline touchpoints of our platform.

          Our extensive store network allows our platform to amass housing information offline and gain local insights in customer needs and property features. The connections between customers and agents through our online platform allow customers to quickly find stores and agents offline for speedy, efficient and convenient delivery of local service. In addition, the supporting tools available on our platform empowers store managers to build and manage larger teams of agents and increase operational efficiency at store level, solidifying our advantages as an integrated online and offline platform. As each store functions as a working unit, where store managers perform managerial functions, we are able to maintain operational efficiency as our scale continues to grow.

Working in a larger-sized store also helps increase productivity of agents, where one could build business rapport with the colleagues and get more motivated to perform better.

          In recent years, an increasing number of stores on our platform start to offer complimentary convenience services, such as printing, charging, and internet browsing, to community residents. Through these high-frequency interactions, our agents are able to build connections with housing customers, which not only generates effective housing transaction leads, but also positions us well for other home-related services, such as home renovation, real estate financial service and community services.

Professional Development and Support

          As we believe the success of our platform substantially hinges on the efficiency and service quality of the agents on our platform, we are fully committed to sharing our accumulated industry know-hows with the agents on our platform through offline trainings and online courses.

Offline Training System

          We have established a comprehensive offline training system designed to improve the operational efficiency of the agents on our platform. We offer various types of regular trainings to our agents, including: (i) a mandatary three-day entrance training for agents and store managers joining our platform; (ii) regular promotional training that introduces advanced professional and management skills for agents entering higher levels in our ranking system; and (iii) customized training camps in which seminars are conducted and case studies are discussed and explained. We have been putting great efforts into training programs for new entrants. For example, new Lianjia agents in Shanghai are required to participate in a 30-day full-time training camp.

          Huaqiao Academy.    To further develop talents in senior positions and promote professionalism of real estate brokerage store owners, we opened Huaqiao Academy, an advanced career development academy providing professional brokerage certificates for store owners and senior management teams in real estate brokerage brands, in Kunshan, Jiangsu in 2019. The curriculum offered at Huaqiao Academy focuses on comprehensive skill-sets related to real estate brokerage such as finance, negotiation and management. Graduates of Huaqiao Academy will receive our platform certification.

          Beike Erudite Exam.    To assess competency, promote professionalism and ensure service quality, we host Beike Erudite Exam on Beike platform for agents on our platform to participate. We provide abundant resources for agents to gain knowledge and develop professional skills required to pass the exam. Agents excelling in the exam are awarded with Beike score.

Online Open Courses and Beike Agent Academy

          In addition to offline training programs, we offer online training courses to agents on our platform through our Beike Agent Academy mobile app. As of June 30, 2020, Beike Agent Academy provided agents with access to more than 4,200 online audio/video courses ranging from customer acquisition and management, interpersonal skills, to technology and management skills. Besides the 24/7 access to online open courses, agents can watch live streaming provided by experienced agents and managers through which they can instantly interact with the instructors.

Other Supports

          Leveraging our industry understanding and know-hows we have accumulated for years, we are able to assist stores on our platform with agent recruiting. We also support the agents to grow their business by organizing promotional events, enabling them to serve the communities, enlarge their customer base, and deepen their cooperation with other agents.

Signing-to-closing Support and Financial Services

          Through collaboration between our online and offline transaction centers and Beike Financial, our financial services business unit, we offer comprehensive signing-to-closing transaction support and financial services to our housing customers. These services include secure payment, escrow, mortgage services, title clearance and guarantee, bridge loans and other financial solutions in various scenarios.

Online and Offline Transaction Service Centers

          A housing transaction is typically a stressful exercise that involves many steps and procedural formalities in China, such as submitting purchase agreement to the housing administration, paying taxes to the taxation authority, conducting title transfer and registration of housing ownership with the municipal housing administration, and completing loan application with a bank and/or guarantee services with a guarantee company. These steps often take weeks and involve tens of visits to different locations. To reduce the hassle for both housing customers and agents, we operate the N-Trading System, or the NTS, a comprehensive online transaction support system available on Beike platform. Through the NTS, housing customers are able to accomplish many necessary transaction steps, such as signing the contracts online and submitting the contracts to the relevant housing administration. The NTS also makes transaction process visible via our apps and websites, which allows customers and agents to monitor various transaction steps and to provide feedbacks and inputs online.

          In addition to the comprehensive online transaction support, we have established offline transaction service centers to facilitate housing transactions, helping housing customers and agents transfer property titles and complete administrative procedures seamlessly and effortlessly. We have opened 98 transaction service centers in China as of June 30, 2020, where we collaborate with banks, guarantee companies, real estate appraisers, and government agencies and station their personnel on-site. Our transaction support staff are also available to help with various administrative procedures in the transaction service centers. As a result, housing customers and agents are able to complete most steps necessary to close a transaction in our transaction service centers.

          Combining the online NTS system and the offline administrative support, we believe that our platform makes transactions much easier, saves time and cost, and leads to elevated customer experience.

Payment and Escrow Services

          In 2014, we established eHomePay, an online payment platform providing digital payment processing services in housing transactions. As a licensed online payment platform, eHomePay also creates electronic wallets for participants on our platform. These electronic wallets are instrumental in automated accounting, settlement, and disbursement of funds from customers to real estate brokerage stores and agents.

          Also functioning as an escrow service, eHomePay solves the trust problem in housing transactions in China where home buyers are concerned with whether the property titles to be received are free of encumbrance after making the payment, and home sellers are unwilling to transfer titles until they receive payment confirmation. The eHomePay platform would operate an escrow account to ensure both the buyer and the seller fulfill their obligations. The eHomePay platform enhances customer experience and ensures payment security, which in turn strengthens our brand image and attracts more customers to our Beike platform. As of December 31, 2019, eHomePay was the only real estate payment platform with a valid license granted by the People's Bank of China, according to the CIC Report.

Mortgage Facilitation Services

          To further enhance the efficiency of our transaction service centers, we have developed in-depth cooperation with banks and other financial institutions as part of our financial services to facilitate mortgage application processes. Our NTS system connects directly with reputable banks and helps our customers apply for mortgage online. Our customers receive optimal user experience and qualified applicants may receive disbursements on the same day they complete the application.

          Mortgage facilitation services enable our loan service professionals to advise agents in advance, which allows agents to more easily match the appropriate property for their buyers. We also provide bridge loans to smooth the transactions to ensure timely settlement and contract closure.

Title Clearance Services

          We help clear titles for home sellers on our platform via credit risk analysis and other financial solutions. Services such as guaranteed payments, bridge loans and title insurance can be provided alone or in combination to complete title clearance and settle the transaction. In these services, we leverage our collaborative relationship with financial institutions and connect the home sellers to banks or other financial institutions to facilitate application for loans backed by the proceeds from the transaction. In addition, we often provide guarantees to facilitate transactions if home sellers expect to receive an advance payment from the buyer to clear the mortgages. The financial guarantee companies under Beike Financial would perform guarantee services to facilitate these transactions.

Additional Financial Services

          We also refer various qualified consumer financing products from our financial partners to our customers to finance the expenses after housing transactions, such as home renovation loans and rental installment services.

Other Modules

          The modules in our infrastructure also include our data insights and applications, as well as virtual reality and other technologies. See "— Data Insights and AI Applications" and "— Our Technology — RealSee Virtual Reality (VR)".

Housing Customers on Our Platform

          We endeavor to strengthen housing customer experience on our platform. Our housing customers include home buyers and sellers, landlords and tenants. We built Beike customer front end to provide housing customers with mobile and online access to our housing transaction brokerage services, property listings with rich visual presentations and other comprehensive home-related information. We also provide financial services to customers to achieve smooth negotiation with financial institutions.

          Through our infrastructure and platform, we address housing customers' demands on existing and new home sales and home rentals. We provide brokerage services through offline agent and brokerage store network as well as Beike online customer front end. As we gain trust from customers through housing transactions, they often refer us to their families, friends and social contacts, or return to our platform.

          Leveraging close connection between our agents and housing customers, we started to provide home renovation, re-modeling, and home furnishing services to our customers. We actively explore our customers' needs for home renovation through our Beike customer front end, brokerage stores, and experience centers. Customers may browse through portfolios of various independent interior designers on Beike Renovation mobile app. We cooperate with qualified and strictly selected contractors and directly control the supply chain. We purchase customized supplies, distribute and deliver the supplies through our own supply chain, and manage construction teams to execute the work. We also use VR to virtually show our customers what their homes will look like in the future through RealSee VR technology, which features an extremely realistic experience. In facilitating home renovation transactions, our platform is able to display a wide variety of possible design plans, better match customers with qualified and appropriate interior designers and encourage healthy competition among interior designers, contractors and suppliers, which we believe lead to enhanced customer experience.

Real Estate Brokerage Brands on Our Platform

          We believe a large and active network of agents, brokerage stores and brokerage brands across China provides a solid foundation for serving a large number of housing customers. As of June 30, 2020, there were over 456,000 agents and over 42,000 community-centric brokerage stores on our platform, representing 265 real estate brokerage brands. Through the agents, stores and brokerage brands on our platform, we are able to effectively hone local market expertise, generate leads and build relationships with our housing customers.

Lianjia

          We started to operate real estate brokerage business under "Lianjia" brand in existing home sales market in 2001 and Lianjia has been recognized as "China's Famous Brand." Through Lianjia, we provide brokerage services to housing customers, offer marketing and sales services to real estate developers for new home sales and extend brokerage business to home rentals. Leveraging our strong online and offline operational capabilities, we implemented through Lianjia a series of industry "firsts" and successfully developed rules, operational know-hows, data and technology systems that resulted in superior service quality and efficiency. For example, Lianjia was among the first to propose tripartite agreements in housing transactions, including brokerage service providers as a party to provide full transparency and elevated trust. Housing Dictionary was launched on Lianjia in 2008 and we have been compiling, analyzing and mining property data ever since. Lianjia pioneered the migration from offline to online through launching Lianjia.com in 2010 and building its own Link SaaS system ahead of our peers. Lianjia also established the prototype of ACN in 2011, which we tested and refined before rolling out on Beike.

          Lianjia aims to provide highest quality customer services in China and has strived to provide best customer experience. Taking service quality as its priority, Lianjia has been improving its customer services and established a comprehensive set of rules and standards accumulated over the past 18 years. Many ACN rules developed during Lianjia business operations, including authentic property listings, were compiled to guide Lianjia agents. Lianjia also pioneers in adopting protocols on service quality, such as service commitments and customer complaint handbooks, which are now standards and rules we aim to apply throughout the entire Beike platform.

          We screen and recruit high-quality agents on Lianjia and train them to provide efficient and professional services to housing customers. Lianjia has built a strong and comprehensive agent development program that encompasses campus recruiting, regular examinations, offline training and online courses. Approximately 39.2% of Lianjia agents were college graduates or above as of June 30, 2020. In particular, approximately 48.9% of Lianjia agents in Beijing and approximately 56.4% of Lianjia agents in Shanghai were college graduates or above as of June 30, 2020. For new hires in Shanghai, we arrange a 30-day systematic full-time training that integrates close to 200 course hours and real job drills to equip them with the skills of a qualified Lianjia agent. To encourage our agents to improve their skill sets, we have regular examinations each year for our agents, and set up multiple agent skill certifications such as signing certificate, instructor certificate, etc.

          As we are constantly investing in people and upgrading our operating paradigm, Lianjia's efficiency, in terms of total GTV per store, increased by 14.2% from 2018 to 2019. As of June 30, 2020, Lianjia had approximately 134,000 agents, including agents employed by us and from labor dispatching or outsourcing agencies, and approximately 7,700 offline brokerage stores across 29 cities in China. As of June 30, 2020, Lianjia had approximately 26,200 and 19,300 agents, as well as approximately 1,400 and 1,000 brokerage stores, in Beijing and Shanghai, respectively. Although the GTV served by Lianjia brand contributes to a significant portion of our total GTV, we expect its contribution as a percentage of our total GTV will decrease over time along with the proliferation of our platform.

Relationship between Lianjia and Beike

          Capitalizing on our unparalleled industry know-hows and scalable infrastructure that we have established during our operation of Lianjia, we established Beike platform in 2018 to open our solutions to other qualified brokerage brands, stores and agents. Today, Lianjia is the most recognized and influential brand on Beike platform. In Beijing and Shanghai, where Lianjia has established significant market penetration, Lianjia is currently the only real estate brokerage brand with presence on Beike platform to guarantee high-quality customer services and strengthen market-leading positions in these two markets.

          In cities other than Beijing and Shanghai, many other real estate brokerage brands have joined our platform because of Lianjia's proven track record and market leadership. Today, Lianjia serves as the beacon for other brokerage brands on our platform thanks to its high operational efficiency, top-notch customer services and well-trained agents. Lianjia complies with qualifications and rules that we consistently implement on Beike platform just like other brokerage brands and is subject to a higher standard in many cases, such as the education level of its agents and number of agents per store.

Other Brands

          By sharing our deep industry understanding, operational know-hows, and powerful infrastructure, as well as highly efficient online and offline integration, we help other real estate brokerage brands to grow and succeed. As of June 30, 2020, our platform connected 264 real estate brokerage brands other than Lianjia, which operated approximately 34.6 thousand brokerage stores with approximately 321.8 thousand agents. As of June 30, 2020, approximately 77.7% of the existing home listings on our platform were posted by agents affiliated with connected stores, including stores operated by our franchise brand Deyou and in 2019, 46.9% of the GTV on our platform was generated by connected real estate brokerage stores and the sales channels we specifically procured for new home transactions.

          We generally enter into cooperation agreements with other brokerage brands. Under these agreements, we offer the brokerage brands access to the authentic property listing inventory and modules on our platform. The brokerage brands, in return, would commit to following our ACN as well as other protocols on the platform and subscribe to an agreed-upon fee structure depending on the depth of cooperation. The cooperation agreements also specifically allocate responsibilities between the brokerage brands and us so that we are not responsible for the lawsuits and disputes arising from the brokerage brands' business activities.

Deyou

          We own Deyou brand, which is offered under a franchise model for connected brokerage stores that seek for branding effect and access to solutions offered by Beike platform. Participating brokerage stores can reduce their operating cost, increase business efficiency and productivity, enhance exposure to updated market news and industry trends, gain access to extensive authentic property listing inventory and be referred to high-quality customer leads on Beike platform. They are able to keep the culture of being a small team while enjoying the full-fledged infrastructure of a tremendous platform and cooperating within our extensive store network.

Cooperation with Real Estate Developers

          According to the CIC Report, as land supply becomes more constrained in the more developed areas in city clusters, average size of new home projects is expected to decrease, making it less economically viable for real estate developers to maintain a large full-time sales team. New home projects are increasingly located in the peripheral cities within a city cluster, creating difficulties for the developers to target perspective home buyers in the more developed centers who have the upgraded demand. The shifting supply and demand dynamics in the new home sales market also make it more important for real estate developers to efficiently locate and convert customers to shorten their sales cycle. Real estate developers are increasingly turning to brokerage service providers for more effective and comprehensive sales and marketing solutions given their knowledge of the local community and the access to a large pool of housing customers with genuine demand.

          We are gradually favored and trusted by real estate developers to facilitate an increasing number of new home sales in China. The number of new home projects on our platform increased from 3,486 as of December 31, 2018 to 7,769 as of December 31, 2019. New home sales through our platform generated a GTV of RMB747.6 billion in the year ended December 31, 2019, making us the largest new home sales platform in China, according to the CIC Report. We have been successful of entering local markets and building relationships with real estate developers. For example, we entered Zhengzhou, China in 2018, and in the three months ended December 31, 2019, we facilitated over 15,000 new home sales, accounting for approximately 28.4% of the total number of new home sales in Zhengzhou during that period, according to the CIC Report. We have established business relationships with leading real estate developers, including all of the top 100 developers in terms of contracted sales in 2019 in China according to the CIC Report.

          We empower real estate developers with our comprehensive and effective infrastructure and transform their interaction with housing customers through advanced technology, such as VR property showing. Our VR property showing allows agents to interact with housing customer in real time in VR space, which can greatly enhance customer experience and increase conversion rate on our platform. For example, Sunac's Yu He Chen Yuan new home project in Xi'an opened their virtual sales office on our platform using VR property showing technology on February 22, 2020. 1,079 new home units were subscribed with deposit paid within the same day after opening.

          We have various cooperation methods with real estate developers. For example, we enter into strategic cooperation with big real estate developers to get favorable terms for facilitating the sales of their new home projects. We also have local business development teams that directly cooperate with individual new home projects under various cooperation modes. For new home sales facilitated by us, the real estate developer typically pays us the commission after the home buyer signs the sales and purchase agreement with the real estate developer and makes the down payment.

Data Insights and AI Applications

          Our platform generates a significant amount of data from historical property data accumulation, interactions on our platform, and transactions that we facilitate. Moreover, given our scale, we have a holistic view of the market, including supply, demand and pricing trends. These data provide us with valuable insights and help us provide customized products and services, match agents with listings, housing customers, and facilitate transactions.

Our Data Foundation

          Our proprietary data processing system is the foundation of our business. Our system delivers speed and scalability, providing data and analytics support across the products and services on our platform. We have optimized our database structure to make it more suitable for artificial intelligence and machine learning processes. Our data mainly include:

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  Housing Dictionary.  We launched Housing Dictionary in 2008 and have been building it for over a decade. Housing Dictionary is the most comprehensive real estate database in China as of June 30, 2020, according to the CIC Report. It encompasses a wide range of home-related information from the neighborhoods, the communities, the buildings, to the floors and rooms. As of June 30, 2020, our Housing Dictionary covered approximately 226 million properties, 4.5 million landscape maps, 4.8 million buildings and 10.2 million building units in over 549 thousand communities located in approximately 332 cities across 33 provinces in China. Agents on our platform can browse information relating to their own cities in Housing Dictionary through our SaaS systems. Agents can supply new property information or raise amendment through mobile app, Weixin mini program and other entrances. External data may be easily merged into Housing Dictionary and checked for duplicates. Amendment, deletion or addition to Housing Dictionary is subject to manual review and requires evidencing photos to make sure the information in Housing Dictionary is accurate and reliable. Through Housing Dictionary, we verify the authenticity of property listings, supplement real estate information on our platform and offer property valuation services based on property data and past transaction history.

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  Housing customer profiles.  We have developed comprehensive profiles for housing customers on our platform based on their viewing, interaction and other behavioral data, as well as transaction records and other platform activities based on information collected under their approval. Once the platform behavioral data is collected, we store, cleanse, structure and encrypt data for modeling and analysis in an anonymized fashion.

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  Agent modeling.  We have collected agent activity data including training, business interaction and performance on our platform and further build various data models for agents based on information collected under their approval. These data models include credit points, Beike score, skill development model, display model, among others.

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  Topological data on properties, agents and housing customers.  We have accumulated big data on the topological relationships among housing customers, agents, and property listings on our platform based on information collected under their approval. These include search and clicks, following and saving, instant messaging, customer service calls, home tours, etc. We are able to mine potential correlation features that can further optimize our matching and recommendation algorithms.

Artificial Intelligence (AI) Applications

          We have optimized our database structure to make it more suitable for artificial intelligence and machine learning processes. Based on our accumulative data collection, we are well-positioned to develop various AI applications to enhance the operation of our platform. In addition, we have provided some of our AI applications to other ecosystem participants.

          Examples of the AI applications on our platform include:

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  Intelligent search and prediction.  We use advanced machine learning algorithms such as relevance ranking and click-through-rate prediction to produce high-quality search results. We use deep learning algorithms to intelligently predict the transaction probability of a property listing based on static features and time series features. We also provide valuation services using our proprietary algorithm based on Housing Dictionary and extensive transaction history.

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  User profiling and personalization.  We have developed comprehensive profiles of agents and housing customers on our platform based on their performance data, viewing and transaction records and other platform activities, subject to their approval. Through agent profiles, we are able to predict which agents are more likely to quit the job so that we can adjust our retaining efforts, thereby decreasing our turnover rate. We use advanced machine learning algorithms such as collaborative filtering to predict a customer's interests and offer personalized experience. We also use deep learning and other AI algorithms to efficiently match property listings with customers in multiple application scenarios.

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  Beike's Pick.  We have deployed Beike's Pick that recommends high-quality property listings to housing customers based on a rating system that considers factors such as property features, property viewing history, and property showing records. Based on housing customers' profiles, we are able to predict their interests on Beike's Pick properties with high accuracy and push the listings to their agents. In general, property listings on Beike's Pick enjoy more exposure on our platform, resulting in faster transaction decision, shorter transaction period and higher conversion rate.

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  Textual and speech assistant.  We have developed Smart Chat using natural language processing (NLP) algorithms. Smart Chat provides intelligent customer services to housing customers through instant messaging system and offers draft response for agents' consideration when they are interacting with customers. We also deploy intelligent AI home presentation to our customers, in which the content is generated through floor plan analysis and Housing Dictionary and the voice is generated through a text-to-speech system. In addition, we have developed smart teacher using AI for agent training scenarios.

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  Floor plan analysis.  We have developed a floor plan processing system that can standardize and vectorize normal floor plans and use topological graph algorithms and rule-based algorithms to tag and rate vector floor plans. The floor plan system can then generate floor plan analysis articles.

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  Authentic property listing monitoring.  We have implemented automatic authentic property listing monitoring that uses advanced optical character recognition (OCR), facial and object recognition, semantic analysis and other AI algorithms to tag suspect property listings for manual review.

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  Financial credit analysis and credit scoring.  We use AI and big data technology to enrich financial services with functions such as credit scoring, anti-fraud, anti-money laundering and big data risk control. We also employ AI to assess risks associated with businesses and real estate developers by compiling and connecting data points to produce risk maps and warnings.

Our Technology and Research and Development

          We aspire to lead the innovations in the new era of China's housing transactions and services industry by leveraging our data insights and technologies. Our platform is built on a robust cloud-based technology infrastructure with comprehensive functionalities that support the entire lifecycle of housing transactions from initial customer acquisition, agent cooperation, lead referrals to property listing management, transaction workflow management, and further to payment, title clearance and escrow, financial services and closing management. We have developed our data and artificial intelligence (AI) technologies specifically to increase business operational efficiency on our platform and of our agents. See "— Data Insights and AI Applications". Our platform also provides agents, real estate developers, and housing customers with access to advanced virtual reality options to enrich customer experience.

Research and Development

          We invest substantial resources in research and development to improve our technology, develop new products that are complementary to existing products and find ways to better support agents and other participants on our platform. We spent RMB252 million, RMB671 million, RMB1,571 million (US$222 million) and RMB451 million (US$64 million) in research and development in the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020, respectively.

          As of June 30, 2020, we had 3,080 research and development professionals. Our research and development team includes big data engineers that monitor and build our database and data processing systems, AI algorithm engineers that conduct modeling and algorithm research, security and risk management engineers that focus on cybersecurity and risk control, infrastructure maintenance engineers that maintain the stability of our platform, platform development engineers that develop and implement products and services on our platform, virtual reality engineers that specialize on RealSee virtual reality products, and engineers that build systems and products to support our financial services.

Technological Infrastructure

          We have developed a secure, efficient and cost-effective cloud-based core system to operate our business. Cloud-based technology allows us to process large amount of complex data in-house, which significantly reduces cost and improves operational efficiency. We currently rely on our three data centers, as well as third-party cloud services such as Tencent Cloud, for our computing, storage, bandwidth, content delivery network, backup and other services. The robust technology infrastructure supports instant scaling with great flexibility to support traffic spikes. We have the capability to operate and serve during outbreaks related to servers, cables and power in data center scale or city scale. Even in the extreme hypothetical situation where all core data are deleted, we are able to restore to full service with our multi-layer backup system in a relatively short time. As of the date of this prospectus, we have not experienced any service outbreak that materially affected our business operation. See "Risk Factors — Risks Related to Our Business and Industry — The proper functioning of technologies deployed by our platform is essential to our business. Any failure to maintain the satisfactory performance of our websites, mobile apps and systems could materially and adversely affect our business and reputation".

RealSee Virtual Reality (VR)

          We are the pioneer of introducing VR experience to the housing transactions and services industry in China. We started to research on VR technology from as early as 2015 and built our VR lab in early 2016. As of June 30, 2020, we had 160 dedicated research and development professionals working on our RealSee VR technology and products. We believe that the power of VR technology can help agents grow their business, get more housing customers, and deliver top-level services, especially when a growing number of housing customers start their housing transaction journeys by searching properties online. In addition, interactions between agents and housing customers during VR property showing sessions are digitalized and recorded, which can be used for agents' personalized training and skill improvement in a timely manner. Through the digitalized VR property showing data, we can also present to the agents the most frequently asked questions regarding a property in real time.

          We believe that our RealSee VR technology is a game changer and has already been transforming the way the housing transactions and services industry functions. Typically, customers physically visit multiple properties before deciding on the one they want, which is inconvenient, expensive and time consuming. RealSee VR technology allows home buyers to virtually visit properties without leaving their couches and move within the properties by clicking on special hotspots in the interface. We offer our housing customers three-dimensional walkthroughs of properties along with on-demand real time explanation from our agents using Beike customer front end. We have also rolled out VR sales offices for new home projects where customers can check out virtually staged prototype homes and connect with our guiding agents with one click.

          Our RealSee VR technology is based on our strong research in both computer vision and AI, including automatic 3-dimension (3D) reconstruction with intelligent hole filling and monocular depth estimation through deep learning algorithms. Our advanced VR technology significantly reduces the virtual reality sickness compared to traditional 3D reconstruction that contains misshaped objects. With a proprietary VR database covering 3D space data of over three million homes, our technology delivers effective object recognition with precise coordinates in 3D environment and smart space analysis representing property-related information such as daylight ratio and structural relationship. With a growing collection of 3D space data, we are able to continuously optimize our algorithms and update our technology swiftly. In addition, we offer AI interior design through deep learning algorithms that allow users to design furniture, choose interior display items and modify the property structures. Empowered by Unreal Engine 4, our real-time rendering provides high-quality visual experience comparable to graphics in modern video games.

          Our products based on RealSee VR technology include:

  •
  VR cameras and shooting solutions.  Our VR camera offers efficient, precise and detailed 3D scanning that provides the visual data foundation of complete 3D reconstruction. Users can upload collected visual data through a tablet for automatic modeling and processing on an easily customizable dashboard. We believe that our VR cameras can be used in housing transactions and services industry as well as other industries.

  •
  VR property showing.  Our VR presentation mode includes computer-generated speech that can explain the property to the housing customers when they walk around the property. Our VR home tour mode allows agents to interact with housing customer in real time in VR space. We have also rolled out VR sales office for new home projects that can greatly enhance customer experience and increase conversion rate on our platform. In 2019, we had approximately 420 million views of VR property showings and our housing customers have aggregately spent 23 million hours for such services. We facilitated on average approximately 159,000 VR property showings in VR home tour mode per day in the three months ended June 30, 2020, compared to an average of approximately 11,000 VR property showings in VR home tour mode per day in the three months ended June 30, 2019.

  •
  Home renovation rendering system.  Our FutureHome home renovation system allows instant rendering of home renovation effects on 3D data. We also implement other AI-empowered functions such as automatic generation and analysis of home renovation plans.

Technology for Financial Solutions

          We have developed cutting-edge technology to power the financial services on our platform. The core of our financial technology lies in our electronic wallets built in eHomePay. Capable of handling money transactions with high frequencies and value on our ecosystem, the electronic wallet is essentially a robust system that digitally transfers, clears and settles money in the most stringent financial accounting method. It is embedded in our services and solutions and is available free-of-charge to customers, agents, and other platform participants. Our financial solution module uses technologies including big data, AI, blockchain technology, and toolsets such as facial recognition, financial identity authentication, digital signing and optical character recognition (OCR). These technologies strengthen our ability to provide innovative solutions and enhance customer experience.

Our Environmental, Social and Governance (ESG) Initiatives

          We believe our continued growth rests on integrating social values into our business. With the aspiration to promote joyful living, we endeavor to utilize our online and offline network to offer public welfare resources to everyone in the communities we serve. Since the inception of our operations, we have established various environmental, social and governance initiatives to comprehensively improve our corporate governance and benefit society.

Environmental Sustainability Initiatives

          We are committed to supporting non-profit organizations devoted to protecting the environment. Through Beijing Lianjia Public Welfare Foundation, a charitable organization established in 2018 where we act as the founding sponsor, we provide funds to charitable organizations in various areas. We are currently supporting three influential environmental organizations, including: (i) a leading research center dedicated to connecting and analyzing environmental data, building information platforms on environmental protection and promoting green decision-making in government policies and business activities; (ii) a non-profit organization devoted to combating pollution through applying ecological data analytics and promoting public participation; and (iii) a long-standing non-profit organization dedicated to water protection and resource management that has conducted lots of field work.

Social Responsibility Initiatives

          We recognize our responsibility in bringing improvements to the society where we live and work. As we believe that the foundation of real estate brokerage services is the communities of which our brokerage stores are an integral part, we give back to the communities through a series of initiatives to effectuate our belief.

          Poverty relief and rural development.    We are committed to providing charitable contributions to the underserved communities in China, many of which are in rural areas. We hope to leverage the power of our platform to address the living needs of these communities and offer localized and effective solutions. As of June 30, 2020, we contributed more than RMB39 million to the initiatives related to poverty relief and rural development. For example, we provided funding support for the education of more than 1,000 students in poverty in Gansu, China as of June 30, 2020. We have donated to build more than 150 libraries for elementary schools in less developed areas. We also collaborate with a third-party foundation to fund surgeries for children with serious diseases in rural areas.

          College Entrance Examination rest area.    To support the community members' efforts in pursuing higher education, we launched the initiative in 2015 to offer comprehensive services and modify our stores as rest areas during the two or three-day period of the National College Entrance Examination in China.

Initiatives to Support the COVID-19 Campaign

          We believe it is our responsibility to stand out in difficult times and our commitment to society is embodied in our efforts during the COVID-19 outbreak. We proactively supported China's nationwide efforts to contain the spread of COVID-19 and launched a variety of initiatives to combat the pandemic. To promote better corporate governance, we formed an emergency committee to lead our efforts promptly after the outbreak. We also prioritized the well-being of our employees and the real estate agents on our platform by enforcing daily health checks and encouraging working-from-home arrangements to reduce the risk of contracting the disease to the extent possible. In addition, we launched free online courses on maintaining productivity in times of adversity.

          At the same time, we took responsibility to support the communities. We made an RMB10 million donation to the China Red Cross Foundation to fund purchases of negative pressure ambulances, and donated face masks to a city in Hubei Province that suffered severely from COVID-19. Our local branches also provided monetary support and supplies and organized fund-raising events to support the campaign. Moreover, to utilize our nationwide store network, we encourage the brokerage stores on our platform to reach out to the anti-disease authorities in the communities to offer support, such as conducting body temperature checks and disinfecting public areas. We also established an initiative to organize emergency service centers in the communities to distribute supplies and receive packages. We believe our supportive efforts in this special time strengthened our ties with the communities we serve and consolidated our long-standing value in being socially responsible.

Privacy and Data Security

          We attach paramount importance to the protection of the personal privacy of our housing customers. To ensure the confidentiality and integrity of our data, we maintain a comprehensive and rigorous data protection program. We gain access to vast amounts of behavioral data through housing transactions completed on our platform and we encrypt and store the data on our own and third-party cloud servers, which are protected by state-of-the-art anti-hacking measures and firewalls. We collect housing customer information only with their consents. We connect housing customers with suitable agents and, other than masked contact information, we do not provide housing customers' personal identifiable information to any agent at initial stage. We also implement strict anti-spam measures in our ACN to make sure that our housing customers are not harassed.

          We deploy a variety of technical solutions to prevent and detect risks and vulnerabilities in user privacy and data security, such as encryption, firewall, vulnerability scanning and log audit. For instance, we store and transmit all customer data in encrypted formats and have a team of professionals who are dedicated to the ongoing review and monitoring of data security practices. We maintain data access logs that record all attempted and successful access to our data and conduct automated monitoring and routine manual verification of large data requests. We also have clear and strict authorization and authentication procedures and policies in place. Our employees only have access to data which is directly relevant and necessary to their job responsibilities for limited purposes and are required to obtain authorization upon every access attempt. See "Risk Factors — Risks Related to Our Business and Industry — Our business generates and processes a large amount of data, and the improper use, collection or disclosure of such data could subject us to significant reputational, financial, legal and operational consequences, and deter current and potential customers from using our services".

          Additionally, we are even more stringent with our privacy and data controls on financial data. We have an independent financial data security team that develops additional technical solutions to safeguard our customers' data. We also use write-once-read-many, or WORM, architecture for financial applications, especially in our electronic wallets, to ensure that data are always logged and never re-written or erased. These methods, along with algorisms that cross-validate any exchange of money, ensure that our customers' money is safe and protected.

Customer Services

          Providing satisfactory housing customer services is a high priority for Beike platform. Our commitment to housing customers is reflected in the high level of scrutiny over agents' behavior as well as our platform's service commitments. We continue optimizing our customer services to guarantee the best possible housing transaction experience.

          We have built a comprehensive customer service team of over 500 employees as of June 30, 2020, consisting of a platform service team at our headquarters and employees at our customer service centers scattered across China. The agents support group of our platform service team is responsible for providing Q&A and general support service to real estate brokerage brands, store managers, agents and other staff on Beike platform for issues related to products and functions of the platform as well as handling complaints and reports from them. The customers support group of our platform service team is responsible for handling questions and complaints on our Beike customer front end and conducting satisfaction survey. We are committed to ensure reliable, accurate, sufficient and timely customer service information so as to improve transaction security and customer experience. Another group in our platform service team focuses on customer business development, addressing housing customers' requests for posting property listings on the platform.

          Our customer service centers in various cities primarily served local housing customers, whose responsibilities mainly include dealing with customer complaints in their respective cities, implementing our service commitments and solving related issues, and supervising the overall service delivered to customers.

Risk Management and Quality Control

          We have implemented various policies and procedures to ensure rigorous risk management and quality control.

Authentic Property Listings and Anti-fraud

          We have a dedicated team to constantly monitor transactions, listings, and agents' behavior on our platform. As we believe the authenticity and accuracy of our property listings are critical to our success and brand image, we strictly enforce our authentic property listing rules and anti-fraud measures. We have established dedicated quality control teams in different areas to monitor the authenticity of the listings in their respective areas and to actively conduct investigations to detect problematic listings and other fraudulent activities. We are also able to enforce automatic authentic property listing monitoring with advanced OCR, facial and object recognition, semantic analysis and other AI algorithms to flag suspect property listings for manual review, which improves the efficiency of our anti-fraud measures.

          We will immediately remove listings that are found to be false or duplicate from our platform and inform the responsible agents to make necessary corrections. If a case amounts to a violation of our ACN, we will deduct credit points of the agent. Accumulated credit point deduction may cause the agent to be alerted, imposed various limitations on the ability to utilize our platform, or barred from the platform for a specific time period. Additionally, many of the real estate brands on our platform also penalize stores and agents found to have engaged in fraudulent activities under their standards.

Anti-corruption Measures

          An effective set of anti-kickback policies and procedures is critical to ensuring the integrity of the agents on our platform and protecting our brand image. We have adopted an Anti-Corruption Compliance Policy in which we strictly forbid any kickbacks or other payments to a customer to secure purchases. The prohibition applies to both direct and indirect payments, such as payments in disguise of discounts and gifts.

          To effectuate our anti-kickback policies and policies against other prohibited conducts, our internal control department, legal department, and corporate governance department coordinate to monitor the compliance of our business activities and handle complaints and whistle-blowing cases through our internal compliance reporting email. We post violations and our decisions on our internal website. We have also established a Professional Ethics Promotion Center where we cooperate with personnel in law enforcement departments, prosecutors, and courts to promote integrity and professional ethics of our employees and the participants of our platform.

Risk Management for Financial Services

          We operate our own risk management team for real estate financial services offered on our platform. Leveraging complex and advanced technologies such as big data analytics and machine learning algorithms, we have developed our risk models based on our rich and extensive data. These models can be used in assessing credit risks for different types of financial services we offer, such as bridge loans, guarantee services and home renovation loans. Our models are continuously refined by our risk analysis team using the latest available performance observations to ensure their effectiveness. We also utilize data from external credit reports to supplement our risk analysis. To achieve higher level of precision, we implement customized risk management strategies for each city with its specific custom base.

Marketing and Business Development

          We promote our platform and enhance brand awareness through a variety of online and offline branding and business development activities. We cooperate with websites and mobile app, particularly popular search engines and social media platforms, for online and mobile marketing. We also conduct offline marketing primarily in the form of promotional events, posters, and television commercials. For example, in Chinese New Year holidays in 2019 and 2020, we engaged in extensive promotional activities in forms of television and movie advertising and posters in the transportation system. We also sponsored CCTV broadcasting of 2018 World Cup and organized the 2019 New Brokerage Business Summit in November 2019 to welcome various participants in the industry, during which we also launched our new products and services. In addition, we started to sponsor the Chinese Women's Volleyball Team in January 2020 for a period of two years.

          We believe that our high-quality real estate brokerage services lead to strong word-of-mouth referrals, which drive customer awareness of our brands. As we gain trust from housing customers through facilitating housing transactions, they often refer us to their families, friends and social acquaintance, or return to our platform when they have other home-related needs, be it home rentals, renovation or other services.

          As of June 30, 2020, we had approximately 3,600 business development and supporting staff engaged in expanding our business geographically. We follow a standard process to enter a new geographic area. After enlarging the data in the Housing Dictionary of the target city to reach a satisfying level, we will set out our business development team to reach out to local real estate brokerage stores that share similar vision and values with us to discuss on potential cooperation. As soon as we have built a comprehensive network of stores, agents and listings, we would then open offline stores and connect that city onto our online platform.

Intellectual Property

          We regard our patents, trademarks, copyrights, domain names, know-hows, proprietary technologies, and similar intellectual property as critical to our success. As of June 30, 2020, we had 387 patents registered and 761 pending patent applications. We also owned 2,987 registered trademarks, copyrights to 169 software programs developed by us relating to various aspects of our operations, and 67 registered domain names, including ke.com and Lianjia.com.

          We seek to protect our technology and associated intellectual property rights through a combination of patent, copyright and trademark laws, as well as license agreements and other contractual protections. In addition, we enter into employment agreements with confidentiality arrangements with our employees, and cooperation agreements with confidentiality arrangements with brokerage brands and business partners to protect our proprietary rights. The agreements we enter into with our employees also provide that all patents, software, inventions, developments, works of authorship and trade secrets created by them during the course of their employment with us are our property.

          We intend to protect our technology and proprietary rights vigorously. We have employed internal policies, confidentiality agreements, encryptions and data security measures to protect our proprietary rights. From time to time, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. See "Risk Factors — Risks Related to Our Business and Industry — Our failure to protect our intellectual property rights may undermine our competitive position, and external infringements of our intellectual property rights may adversely affect our business". and "Risk Factors — Risks Related to Our Business and Industry — We have been and may be subject to intellectual property infringement claims or other allegations, which may materially and adversely affect our business, financial condition and prospects".

Competition

          The housing transactions and services industry in China is rapidly evolving and increasingly competitive. Although we believe no other industry player in China operates under the integrated platform business model similar to ours, we face competition from players in different segments of the housing transactions and services industry. We compete with other online housing transaction platforms for property listings and housing transactions, as well as traffic-focused platforms for customer traffic. For our new home sales business, we also compete with other new home sales channels. In addition to these platforms and companies at the national level, we compete with offline traditional real estate brokerage stores and brands for agents and housing customers locally. We also compete with other companies for value-added services related to housing transactions.

          We believe that we are strategically positioned in China's housing transactions and services industry and we compete with others primarily on the following factors: (i) the ability to build and expand our integrated online and offline platform for housing transactions and services; (ii) the amount and authenticity of property listings on our platform; (iii) the ability to further develop the industry infrastructure to enhance efficiency and customer experience; (iv) the superior service quality of our platform as well as the agents on our platform; (v) our brand recognition and reputation; and (vi) our ability to develop advanced technologies and utilize such technologies in housing transactions and services.

Employees

          We had a total of 87,706 employees as of June 30, 2020. The following table sets forth the numbers of our employees categorized by function as of June 30, 2020.

Function	Number of Employees

Agents and supporting staff	64,543
Platform operations	9,200
Research and development	3,080
Business development, sales and marketing	4,193
Administration and management	6,690

Total	87,706

          As of June 30, 2020, our employees were mainly based in mainland China. A large portion of our employees are based in Beijing where our headquarters is located and the rest are mainly at our subsidiaries and branches across the nation.

          Our success depends on our ability to attract, motivate, train and retain qualified personnel. See "— Modules in Our Infrastructure — Professional Development and Support". We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team. In addition, we invest significant resource in the recruitment of employees to support our fast growth of business operations. In particular, we have been successfully attracted a large number of college graduates to join our offline operations in delivering real estate brokerage services to housing customers and experienced and talented research and development professionals to join us in expanding and enhancing our platform technology capabilities.

          As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Certain of our PRC subsidiaries and consolidated affiliated entities have failed to make social insurance and housing fund contributions in full for their employees. See "Risk Factors — Risks Related to Our Business and Industry — Enforcement of stricter labor laws and regulations and increases in labor costs in the PRC may materially and adversely affect our business and our profitability". Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of our business. We have granted, and plan to continue to grant, share-based incentive awards to our employees in the future to incentivize their contributions to our growth and development.

          We enter into standard labor contracts with our employees. To date, we have not experienced any significant labor disputes. None of our employees are represented by labor unions.

          In addition to our own employees, our labor force also includes dispatched workers. Historically, we had a relatively large number of dispatched workers. In 2020, we have initiated and implemented a comprehensive plan, including making more direct employment and outsourcing arrangements, to lower the percentage of dispatched workers without any material impact upon our labor demands. As of June 30, 2020, the total number of our dispatched workers was 9,495, which was below 10% of our total labor force of 97,201, and we do not expect the reduction in the percentage of dispatched workers to have any material impact on our business. See also "Risk Factors — Enforcement of stricter labor laws and regulations and increases in labor costs in the PRC may materially and adversely affect our business and our profitability". In addition to employees and dispatched workers, we also work with labor outsourcing agencies to place their outsourced personnel in stores on our platform to perform onsite supporting services to meet our temporary staffing demand with flexibility. We do not count these outsourced personnel towards our total labor force as these personnel do not enter into employment arrangements with us.

Facilities

          We are headquartered in Beijing where we leased an aggregate area of over 92,000 square meters as of June 30, 2020 for office space. We leased approximately 7,800 facilities as of June 30, 2020 primarily for real estate brokerage stores we operate under Lianjia brand across 29 cities in China. We owned a facility of approximately 55,210 square meters as of June 30, 2020 as our training center, Huaqiao Academy, in Kunshan, Jiangsu Province, China.

Insurance

          In addition to providing social security insurance for our employees as required by PRC law, we also provide supplemental commercial medical insurance for our employees. Consistent with customary industry practice in China, we do not maintain business interruption or product transportation insurance, nor do we maintain key-man insurance. See "Risk Factors — Risk Factors Related to Our Business and Industry — We have limited insurance coverage, which could expose us to significant costs and business disruption".

Legal Proceedings

          From time to time, we have been and will be involved in disputes and legal or administrative proceedings in the ordinary course of our business. As we routinely enter into business contracts with real estate developers, brokerage brands, housing customers and other platform and industry participants, we have been and may continue to be involved in legal proceedings arising from contract disputes. In October 2018, we were named as a defendant in a civil lawsuit involving contract disputes filed in Sichuan by a local real estate developer (the "Plaintiff") claiming refunds and damages of approximately RMB150 million. As of the date of this prospectus, the foregoing civil lawsuit is still pending, and we have asserted counterclaims against the Plaintiff. We believe that the claims made by the Plaintiff are without merit and the damages sought are groundless, and will defend ourselves vigorously. As of the date of this prospectus, none of the pending legal proceedings have resulted, and we believe that they will not result, in any material adverse effect on our business, financial condition or results of operations. Regardless of the outcome, however, litigations or other legal or administrative proceedings may result in substantial costs and diversion of management resources and attention. See "Risk Factors — Risks Related to Our Business and Industry — We have in the past been subject to legal and regulatory proceedings and administrative investigations and may continue to be subject to these proceedings and investigations from time to time. If the outcome of these proceedings or investigations is adverse to us, it could have a material adverse effect on our business, reputation, results of operations and financial condition".

REGULATION

          This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

Regulations Related to Foreign Investment

          The establishment, operation and management of companies in China are governed by the PRC Company Law, as amended in 2005, 2013 and 2018. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law is promulgated by the National People's Congress on March 15. 2019 and has taken effect since January 1, 2020, which replaced the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the PRC Wholly Foreign-owned Enterprise Law. The Foreign Investment Law implements the administrative system of pre-entry national treatment along with a negative list for foreign investments, and establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

          Pursuant to the Foreign Investment Law, "foreign investments" refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as "foreign investors") in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either "restricted" or "prohibited" in the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the "prohibited" industries, and shall meet certain requirements as stipulated under the Negative List for making investment in "restricted" industries.

          In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within China, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise should be imposed legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

          On December 26, 2019, the State Council further issued the Regulations on Implementing the PRC Foreign Investment Law, or the Implementation Regulations, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Equity Joint Venture Law, Provisional Regulations on the Duration of PRC Equity Joint Venture Law, the Regulations on Implementing the PRC Cooperative Joint Venture Law, and the Regulations on Implementing the PRC Wholly Foreign-owned Enterprise Law. The Implementation Regulations restates certain principles of the Foreign Investment Law and further provides that, among others, (1) if a foreign-invested enterprise established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the foreign-invested enterprise and may publicize such non-compliance thereafter; (2) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of a foreign-invested enterprise established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such foreign-invested enterprise, remain binding upon the parties during the joint venture term of the enterprise.

          On June 23, 2020, the NDRC and the MOFCOM promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2020 version), or the 2020 Negative List, which took into effect on July 23, 2020. In addition, the NDRC and the MOFCOM promulgated the Encouraged Industry Catalogue for Foreign Investment (2020 version), or the 2019 Encouraged Industry Catalogue, which also took into effect on July 30, 2019. Industries not listed in the 2020 Negative List and 2019 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in restricted category projects is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

          Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Investment Enterprises promulgated by the MOFCOM, on October 8, 2016 and amended on July 30, 2017 and June 29, 2018, respectively, establishment and changes of foreign investment enterprises not subject to the approval under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the MOFCOM and the SAMR jointly approved the Foreign Investment Information Report Measures, or the Information Report Measures, on December 19, 2019, which has taken effect since January 1, 2020. According to the Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Investment Enterprises, foreign investors or foreign invested enterprises shall report their investment related information to the competent local counterpart of the MOFCOM through Enterprise Registration System and National Enterprise Credit Information Notification System.

Regulations on Real Estate Brokerage Business and Real Estate Agency Enterprises

          Pursuant to the PRC Urban Real Estate Administration Law, the real-estate agencies include real-estate brokerage agencies. Real estate agencies are required to have: (a) their own names and entities; (b) fixed premises to offer services; (c) necessary property and fund for operation; (d) adequate number of professionals; and (e) other conditions stipulated by laws and administrative regulations. To establish a real estate brokerage agency, one shall apply for incorporation registration of such real estate brokerage agency with the competent local AMR to obtain its business license before opening its business operation.

          Specifically, the real estate brokerage business in China is primarily governed by the Real Estate Brokerage Administrative Measures, which was jointly promulgated by the MOHURD, the NDRC and the Ministry of Human Resources and Social Security on January 20, 2011 and amended on April 1, 2016. Pursuant to the Real Estate Brokerage Administrative Measures, the real estate brokerage business refers to the activities of providing intermediary and agency services to and collecting commissions from clients by real estate brokerage institutions and real estate brokers for purpose of promoting real estate transactions. To qualify as a real estate brokerage institution, an entity and its branches shall have sufficient number of qualified real estate brokers and file with the local counterpart of the MOHURD within 30 days after obtaining its business license. The real estate brokerage services shall be uniformly undertaken by real estate brokerage institution, with the service remunerations collected by the agencies collectively. Branches shall undertake businesses in the name of the parental real-estate agencies. Individual real estate brokers are not allowed to undertake real estate brokerage services in his/her own behalf. In addition, real estate brokerage entity which provide real estate brokerage services such as providing real estate information, on-site house viewing, and contract drafting shall enter into written real estate brokerage service agreements with their clients. Real estate brokerage agencies shall not charge any fee that is not published to the public and shall not use false or misleading price contents and other pricing technique to cheat on clients. Furthermore, real estate brokerage institutions and brokers must not: (a) counterfeit and disseminate the price-up information, or gang up with real-estate developers or operators to reserve premises for higher price and manipulate the market price; (b) conceal the real housing transaction information from the interested parties, and earn price discrepancies between lower buy-in price and higher sell-out (rent) price; (c) solicit business through improper means such as concealing, fraud, coercing or bribing, or lure/force real estate buyers into transaction; (d) disclose or improperly use the personal information/business secret of real estate buyers to seek unjust profits; (e) for illegal purposes such as evasion of property transaction tax, sign contracts of different prices for the same house; (f) change the internal structure of the house and divide them for rental; (g) embezzle and misappropriate the property transaction capital; (h) buy or rent his/her own agented house; (i) offer brokerage services with respect to indemnificatory houses that are not permitted to be sold or prohibited-for-sales houses; and (j) conduct other behaviors prohibited by laws and regulations.

          According to the Opinions on Strengthening the Management over Real-Estate Agencies to Promote Healthier Development of the Industry as jointly promulgated and implemented on July 29, 2016 by the MOHURD, NDRC, MIIT, People's Bank of China, SAT, State Administration for Industry and Commerce and China Banking Regulatory Commission, governmental departments undertake enhanced regulation of real estate brokerage institutions. Real estate brokerage institutions are required to check the ownership information of the property and the identification for the client before publication of the property information. Upon approval of the client, the agency shall verify the ownership information in the competent real-estate department and prepare specification of the house conditions. The property information published shall be authentic, comprehensive and accurate. The agency shall not publish the information of the properties without the prior written authorization of owner and shall not conceal the mortgage status of the property or other relevant information of the transaction. The real estate agency shall not in any form force client to take service of any financial institution it appoints. Property information shall be removed within 2 working days upon its sale or rental.

Regulation Related to Value-Added Telecommunications Services

Regulation on Value-Added Telecommunications Services

          The PRC Telecommunications Regulations, or the Telecommunications Regulations, promulgated on September 25, 2000 by the State Council of the PRC and most recently amended in February 2016, are the primary regulations governing telecommunications services. Under the Telecommunications Regulations, a telecommunications service provider is required to procure operating licenses from the MIIT or its provincial counterparts, prior to the commencement of its operations, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains. In case of serious violations, the operator's websites may be ordered to be closed.

          The Telecommunications Regulations categorize all telecommunication services in China as either basic telecommunications services or value-added telecommunications services, and value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructures. The Administrative Measures for Telecommunications Business Operating License promulgated by the MIIT in June 2017, or the Telecom License Measures, set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining the licenses and the administration and supervision of these licenses. Pursuant to the Telecom License Measures, a commercial operator of value-added telecommunication services must first obtain an operating license for value-added telecommunication business, or the VATS License. The Telecom License Measures also provides that an operator providing value-added services in multiple provinces is required to obtain a cross-region VATS License, whereas an operator providing value-added services in one province is required to obtain an intra-provincial VATS License. Pursuant to the Telecom License Measures, any telecommunication services operator must conduct telecommunication business pursuant to the type and within the scope of business as specified in its VATS License.

          Pursuant to the Catalog of Telecommunications Services, which was promulgated by the Ministry of Information Industry of the PRC (the predecessor of the MIIT) on February 21, 2003 and last amended by the MIIT on June 6, 2019, both online data processing and transaction processing services and internet information services fall within Class 2 value-added telecommunication services. The "online data processing and transaction processing services" mean the online data processing and transaction/affair processing services provided for users through public communication networks or the internet, using various kinds of data and affair/transaction processing application platforms connected to various kinds of public communication networks or the internet. A telecommunication services operator engaged in online data processing and transaction processing services shall obtain a VATS License for online data processing and transaction processing services. The "information services" refer to the information services provided for users via the public communication network or the internet and by the information collection, development, processing and construction of information platforms. The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, sets out guidelines on the provision of internet information services. The Internet Content Measures classifies internet information services into commercial internet information services and non-commercial internet information services. Pursuant to the Internet Content Measures, commercial internet information services refer to the provision with charge of payment of information or website production or other service activities to online users via the internet, non-commercial internet information services refer to the provision with free of charge of information that is in the public domain and openly accessible to online users via the internet. The Internet Content Measures requires that a provider of commercial internet information services shall obtain a

VATS License for internet information services. The Internet Content Measures further requires that a provider of non-commercial internet information services shall carry out record-filing procedures with the provincial level counterparts of the MIIT.

Regulation on Foreign Investment Restriction on Value-Added Telecommunications Services

          According to the 2019 Negative List, the equity ratio of foreign investment in the value-added telecommunications enterprises is subject to the cap of 50% except for the investment in the e-commerce operation business, a domestic multi-party communication business, an information storage and re-transmission business and a call center business.

          Specifically, foreign direct investment in telecommunications companies in China is governed by the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016. The regulations require that foreign-invested value-added telecommunications enterprises must be in the form of a Sino-foreign equity joint venture, and the ultimate capital contribution percentage by foreign investor(s) in a foreign-invested value-added telecommunications enterprise must not exceed 50%, other than certain exceptions. In addition, the main foreign investor who invests in a foreign-invested value-added telecommunications enterprises operating the value-added telecommunications business in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements shall obtain approvals from the MIIT, which retain considerable discretion in granting such approval.

          In 2006, the predecessor to the MIIT issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, according to which a foreign investor in the telecommunications service industry of China must establish a foreign invested enterprise and apply for a telecommunications businesses operation license. This circular further requires that: (i)PRC domestic telecommunications business enterprises must not lease, transfer or sell a telecommunications businesses operation license to a foreign investor through any form of transaction or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications services operations of a foreign investor; (ii)value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii)each value-added telecommunications enterprise must have the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (iv)all providers of value-added telecommunications services are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the circular and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holder, including revoking its license for value-added telecommunications business.

Regulations Related to Mobile Internet Applications

          In June 2016, the CAC promulgated the Administrative Provisions on Mobile Internet Application Information Services, or the Mobile Application Administrative Provisions, which became effective on August 1, 2016. Pursuant to the Mobile Application Administrative Provisions, a mobile internet app refers to an app software that runs on mobile smart devices providing information services after being pre-installed, downloaded or embedded through other means. Mobile internet app providers refer to the owners or operators of mobile internet apps. Internet app stores refer to platforms which provide services related to online browsing, searching and downloading of app software and releasing of development tools and products through the internet.

          Pursuant to the Mobile Application Administrative Provisions, an internet app program provider must verify a user's mobile phone number and other identity information under the principle of mandatory real name registration at the back-office end and voluntary real name display at the front-office end. An internet app provider must not enable functions that can collect a user's geographical location information, access user's contact list, activate the camera or recorder of the user's mobile smart device or other functions irrelevant to its services, nor is it allowed to conduct bundle installations of irrelevant app programs, unless it has clearly indicated to the user and obtained the user's consent on such functions and app programs. In respect of an internet app store service provider, the Mobile Application Administrative Provisions require that, among others, it must file a record with the local authority within 30 days after it rolls out the internet app store service online. It must also examine the authenticity, security and legality of internet app providers on its platform, establish a system to monitor app providers' credit and file a record of such information with relevant governmental authorities. If an app provider violates the regulations, the internet app store service provider must take measures to stop the violations, including giving a warning, suspension of release, withdrawal of the app from the platform, keeping a record of the incident and reporting the incident to the relevant governmental authorities.

Regulations on Advertising Services

          On April 24, 2015, the Standing Committee of the National People's Congress enacted the revised Advertising Law of the PRC, or the Advertising Law, effective on September 1, 2015 which was further amended on October 26, 2018. The Advertising Law increases the potential legal liability of advertising services providers and strengthens regulations of false advertising. The Advertising Law sets forth certain content requirements for advertisements including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest.

          On July 4, 2016, the State Administration for Industry and Commerce (currently known as the State Administration for Market Regulations) issued the Interim Measures on the Administration of Online Advertising, or the Internet Advertising Measures, which came into effect on September 1, 2016. The Advertising Law and the Internet Advertising Measures require that online advertisements may not affect users' normal use of internet and internet pop-up ads must display a "close" sign prominently and ensure one-key closing of the pop-up windows. The Internet Advertising Measures provide that all online advertisements must be marked "advertisement" so that consumers can distinguish them from non-advertisement information. Moreover, the Internet Advertising Measures require that, among other things, sponsored search advertisements shall be prominently distinguished from normal research results and it is forbidden to send advertisements or advertisement links by email without the recipient's permission or induce internet users to click on an advertisement in a deceptive manner.

Regulations Related to Financing

Regulations Related to Online Payment

          On June 14, 2010, the PBOC issued the Administrative Measures on Non-Financial Institution Payment Service and its implementing rules, which set forth the basic regulatory requirements for payment market entry. According to the Administrative Measures on Non-Financial Institution Payment Service, non-financial institution payment service shall mean any of the following monetary asset transfer services provided by non-financial institutions as an intermediary between the payor and the payee: (i) online payment; (ii) pre-payment card issuance and receipt; (iii) bank card acceptance; (iv) other payment services as specified by the PBOC. Pursuant to the Administrative Measures on Non-Financial Institution Payment Service, non-financial institution which provides payment services shall obtain a payment business license to become a payment institution. No non-financial institution or individual shall engage in payment services without the PBOC's approval either expressly or in disguise.

          On July 13, 2012, the PBOC issued a Circular on the Establishment of Payment Institution Supervision and Report System, or Circular 176, which requires the payment institutions to submit annual self-evaluation report. Circular 176 also includes a list of major payment institutions as its attachment. On June 7, 2013, the PBOC further issued the Administrative Measures for Deposit of Clients' Reserves of Payment Institution, or the Administrative Measures of Reserves. According to the Administrative Measures of Reserves, clients' reserves shall mean the cash that payment institution received from its clients to be paid to the payee. Such reserves shall be fully deposit to the special reserve account opened at the qualified bank for keeping such reserve. The reserve can only be used for the payment business requested by the clients and any entity, individual cannot use, misappropriate, or borrow such reserve or use it as a guarantee.

          On December 28, 2015, the PBOC issued the Administrative Measures for Internet Payment Services of Non-Bank Payment Institutions, or the Online Payment Administrative Measures. Pursuant to the Online Payment Administrative Measures, online payment services shall mean activities where a payor or payee initiates a remote payment instruction via public network information system from its computer, mobile terminal or other electronic devices and, without interaction between the electronic device of the payer and the exclusive device of the receiver, and where the payment institution provides money transfer services between the payee and the payor. A payment institution shall obtain an online payment service permit before engaging in the online payment business. Payment institutions licensed for Internet payment services may, open a payment account for the client as requested at his or her own discretion. Payment institutions only licensed for providing mobile payment, landline payment or digital television payment services shall not open payment accounts for clients. Payment institutions shall fully warn their clients about the potential risk of online payments and provide necessary safety education and risk warning before processing the online payment services. Payment institutions shall establish and prefect their risk reserve procedures and a transaction compensation procedure, and shall protect the legitimate rights and interests of their clients by compensating in full amount of the losses of their clients if such losses cannot be effectively proved to be caused by the clients. In addition, a payment institution shall also provide transaction record search service for their clients for free through websites with legal and independent domain names and uniform service hotline for clients to search transaction records of at least the last year.

          Beijing Ehomepay Technologies Co., Ltd., one of the subsidiaries of our consolidated affiliated entities, has obtained the license for non-financial institution payment service covering online payment service.

Regulations Related to Micro Credit Business

          According to the Guiding Opinion on the Pilot Operation of Micro Credit Companies, or the Guiding Opinion, which was promulgated by the CBRC and the PBOC on May 4, 2008, a micro credit company is a company that specializes in operating a micro-loan business with investments from natural persons, legal entities or other social organizations, and which does not accept public deposits. The establishment of a micro credit company is subject to the approval of the competent government authority at the provincial level. The provincial governments may launch the pilot operation of micro credit companies within their prefectural regions if they could designate a competent department, financial affairs office or other relevant institutions to be responsible for the supervision and administration of micro credit companies and willing to take responsibility for handling the micro credit companies' risks.

          Based on the Guiding Opinion, many provincial governments, including that of Beijing, promulgated local implementing rules on the administration of micro credit companies. In January 2009, the General Office of the People's Government of Beijing Municipality issued the Pilot Implementation Measures of Micro Credit Company of Beijing, which specifies the requirement for establishment and operation of micro credit companies in Beijing. According to this regulation, establishment of a micro credit company in Beijing is subject to the prior approval of the finance regulatory authority of the municipality. Besides, the funds of the micro loans provided by the micro credit company shall be limited to the capital contributions or donations of its shareholders, funds provided by no more than two banks and other funds as approved by the authorities.

          On November 21, 2017, the Internet Financing Risk Special Rectification Work Leading Team Office, or the Leading Team Office, issued a Circular on Immediate Suspension on Approval of the establishment of Online Micro Credit Enterprises, which stated that effective from November 21, 2017, no local governmental authorities shall approve any newly established online micro credit enterprises and shall not approve any new cross-province small loan lending business for existing micro credit enterprises.

          Beijing Beike Micro Credit Co., Ltd., one of the subsidiaries of our consolidated affiliated entities, has obtained the approval for its establishment as a micro credit company in Beijing.

Regulations on Financing Guarantee

          In March 2010, seven governmental authorities including the predecessor of the CBIRC, the MOFCOM and the Ministry of Finance, or the MOF, promulgated the Interim Administrative Measures for Financing Guarantee Companies, which requires an entity or individual to obtain a prior approval from the relevant governmental authority before engaging in the financing guarantee business. Financing guarantee is defined as an activity whereby the guarantor and the creditor, such as a financial institution in the banking sector, agree that the guarantor shall bear the guarantee obligations in the event that the secured party fails to perform its financing debt owed to the creditor. On August 2, 2017, the PRC State Council promulgated the Regulations on the Supervision and Administration of Financing Guarantee Companies, which became effective on October 1, 2017. These regulations define "financing guarantee" as a guarantee provided for the debt financing, including but not limited to the extension of loans or issuance of bonds, and set out that the establishment of a financing guarantee company or engagement in the financing guarantee business without approval may result in administrative penalties and even criminal liabilities. These regulations on financing guarantee also set forth that the outstanding guarantee liabilities of a financing guarantee company shall not exceed ten times of its net assets, and that the balance amount of outstanding guarantee liabilities of a financing guarantee company for the same guaranteed party shall not exceed 10% of its net assets, while the balance amount of outstanding guarantee liabilities of a financing guarantee company for the same guaranteed party and its affiliated parties shall not exceed 15% of its net assets. On April 2, 2018, the afore-mentioned seven governmental authorities further issued four supplementary administrative measures for implementing the Regulations on the Supervision and Administration of Financing Guarantee Companies, or the Four Supplementary Measures. The Four Supplementary Measures provide further guidance on the application for and management of financing guarantee business license, the calculation of the outstanding guarantee liabilities of the financing guarantee companies, the administration of the asset ratio of financing guarantee companies, and the business cooperation between financing banks and financing guarantee companies.

          On October 9, 2019, nine governmental authorities including the CBIRC, the NDRC, the MOFCOM and the MOF jointly issued another circular on the Issuance of the Supplementary Provisions on Supervision and Administration of Financing Guarantee Companies, or the CBIRC Circular 37, which further clarified that residential real estate guarantee companies (centers) which was established according to the Circular on the Issuance of the Temporary Measures on the Administration of Residential Real Estate Guarantee Business shall be regulated under the financing guarantee regulations and shall acquire a financing guarantee business license before June, 2020. In addition, a financing guarantee company shall include the words "financing guarantee" in its company name. The CBIRC Circular 37 also amended one of the Four Supplementary Measures by including the outstanding liabilities of residential real estate guarantee business as a factor in calculating the overall outstanding guarantee liabilities of a financing guarantee company.

          Beijing Zhongrongxin Financing Guarantee Co., Ltd., one of the subsidiaries of our consolidated affiliated entities, and Shenzhen Beike Financing Guarantee Co., Ltd., one of our PRC subsidiaries have obtained the license for financing guarantee business.

Regulations Related to Insurance Brokerage

          On February 1, 2018, the CIRC, the predecessor of CBIRC, promulgated the Provisions on the Regulation of Insurance Brokers, which became effective on May 1, 2018. Pursuant to the Provisions on the Regulation of Insurance Brokers, the establishment and operation of an insurance broker must meet the qualification requirements specified by the CIRC, obtain the approval from the CIRC and be licensed by the CIRC. Specifically, the paid-in registered capital of a cross-province insurance brokerage company must be at least RMB50 million and that for an intra-province insurance brokerage company (the one only operates within the province in which it is registered) must be at least RMB10 million.

          On April 27, 2018, the CBIRC promulgated the Notice on Relaxing Restrictions on the Business Scope of Foreign-Funded Insurance Brokerage Companies, which became effective on April 27, 2018. Pursuant to this notice, the foreign-funded insurance brokerage institutions that obtain insurance brokerage business permits upon approval by the insurance regulatory authority of the State Council may engage in the following insurance brokerage business within the territory of the People's Republic of China: (i) drafting insurance application proposals, selecting insurers, and undergoing the insurance application formalities for insurance applicants; (ii) assisting the insured parties or beneficiaries in claiming compensation; (iii) reinsurance brokerage business; (iv) providing disaster or loss prevention or risk evaluation and management advisory services; (v) other business approved by the CBIRC.

          Although the insurance brokerage business is not listed under the 2019 Negative List, according to the administrative guidelines published by the CIRC, a foreign investor must satisfy the following requirements before it can invest in the insurance brokerage industry: (i) it has engaged in insurance business for more than thirty years within the territories of World Trade Organization members; (ii) it has established a representative office in China for more than two years; (iii) its total assets shall be no less than US$200 million as of the end of the year prior to its application.

          Beijing Anli Insurance Brokerage Co., Ltd., one of the subsidiaries of our consolidated affiliated entities, has obtained the license for insurance brokerage business.

Regulations Related to Commercial Factoring

          On June 27, 2012, the MOFCOM promulgated the Notice on Pilot Scheme for Commercial Factoring, or Notice 419, along with other circulars to launch the pilot scheme for commercial factoring in Shanghai Pudong New District, Tianjin Binhai New District and certain other areas. According to the local implementation rules, a commercial factoring enterprise may be established upon approval by the local counterparts of the MOFCOM or other competent authorities (e.g. local financial work offices) in the said regions. The business scope of a commercial factoring company may cover trade financing services, management of sales ledgers, customer credit investigation and evaluation, management and collection of accounts receivable and credit risk guarantee. On May 8, 2018, the MOFCOM announced that the regulatory authority of commercial factoring industry has been transferred from the MOFCOM to the CBIRC since April 20, 2018. On October 18, 2019, the CBIRC announced the Circular on Enhancing the Supervision and Management of Commercial Factoring Enterprises, which further emphasized that commercial factoring enterprises shall not engage in, among others, the following businesses: (i) absorbing public funds either directly or in disguise; (ii) lending or borrowing money from other commercial factoring enterprises, directly or in disguise; (iii) facilitating loans or entrusted by another person to facilitate loan.

          Zhongjia Guotai Commercial Factoring (Shenzhen) Co., Ltd. and Beike (Tianjin) Commercial Factoring Co., Ltd., the subsidiaries of our PRC subsidiaries are respectively approved by the competent authorities in Shenzhen and Tianjin to provide commercial factoring services.

Regulation Related to Internet Security and Privacy Protection

Regulations Related to Internet Security

          The Decision in Relation to Protection of Internet Security enacted by the Standing Committee of the National People's Congress on December 28, 2000, as amended in August 2009, provides that, among other things, the following activities conducted through the internet, if constituted a crime under PRC laws, are subject to criminal punishment: (i) hacking into a computer or system of strategic importance; (ii) intentionally inventing and spreading destructive programs such as computer viruses to attack the computer system and the communications network, thus damaging the computer system and the communications networks; (iii) in violation of national regulations, discontinuing the computer network or the communications service without authorization; (iv) leaking state secrets; (v) spreading false commercial information; or (vi) infringing intellectual property rights through internet.

          The Provisions on Technological Measures for Internet Security Protection, or the Internet Security Protection Measures, promulgated on December 23, 2005 by the Ministry of Public Security require internet service providers and organizations that use interconnection implementing technical measures for internet security protection, like technical measures for preventing any matter or act that may endanger network security, for example, computer viruses, invasion or attacks to or destruction of the network. All internet access service providers are required to take measures to keep a record of and preserve user registration information. Under these measures, value-added telecommunications services license holders must regularly update information security and content control systems for their websites and must also report any public dissemination of prohibited content to local public security authorities. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.
          On November 7, 2016, the Standing Committee of the National People's Congress promulgated the Cybersecurity Law, which came into effect on June 1, 2017, and applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The Cybersecurity Law defines "networks" as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging and processing information in accordance with certain rules and procedures. "Network operators", who are broadly defined as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations in accordance with tiered cybersecurity system's protection requirements, which include formulating internal security management rules and manual, appointing cybersecurity responsible personnel, adopting technical measures to prevent computer viruses and cybersecurity endangering activities, adopting technical measures to monitor and record network operation status and cybersecurity events; (ii) formulating cybersecurity emergency response plans, timely handling security risks, initiating emergency response plans, taking appropriate remedial measures and reporting to regulatory authorities; and (iii) providing technical assistance and support for public security and national security authorities for protection of national security and criminal investigations in accordance with the law. Network service providers who do not comply with the Cybersecurity Law may be subject to fines, suspension of their businesses, shutdown of their websites, and revocation of their business licenses.

Regulations Related to Privacy Protection

          On December 7, 2011, the MIIT issued the Several Provisions on Regulating the Market Order of Internet Information Services, pursuant to which an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of a user. In addition, an internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, online lending service providers must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.

          Pursuant to the Decision on Strengthening the Protection of Online Information, issued by the Standing Committee of the National People's Congress in 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information, issued by the MIIT in 2013, any collection and use of a user's personal information must be subject to the consent of the user, be legal, reasonable and necessary and be limited to specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

          With respect to the security of information collected and used by mobile apps, pursuant to the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information by Apps, which was issued on January 23, 2019, app operators should collect and use personal information in compliance with the Cybersecurity Law and should be responsible for the security of personal information obtained from users and take effective measures to strengthen the personal information protection. Furthermore, app operators must not force their users to make authorization by means of bundling, suspending installation or in other default forms and should not collect personal information in violation of laws, regulations or breach of user agreements. Such regulatory requirements were emphasized by the Notice on the Special Rectification of Apps Infringing upon User's Personal Rights and Interests, which was issued by MIIT on October 31, 2019. On November 28, 2019, the CAC, the MIIT, the Ministry of Public Security and the SMAR jointly issued the Methods of Identifying Illegal Acts of Apps to Collect and Use Personal Information. This regulation further illustrates certain commonly-seen illegal practices of apps operators in terms of personal information protection, including "failure to publicize rules for collecting and using personal information", "failure to expressly state the purpose, manner and scope of collecting and using personal information", "collection and use of personal information without consent of users of such App", "collecting personal information irrelevant to the services provided by such app in violation of the principle of necessity", "provision of personal information to others without users' consent", "failure to provide the function of deleting or correcting personal information as required by laws" and "failure to publish information such as methods for complaints and reporting". Among others, any of the following acts of an app operator will constitute "collection and use of personal information without consent of users": (i) collecting an user's personal information or activating the permission for collecting any user's personal information without obtaining such user's consent; (ii) collecting personal information or activating the permission for collecting the personal information of any user who explicitly refuses such collection, or repeatedly seeking for user's consent such that the user's normal use of such app is disturbed; (iii) any user's personal information which has been actually collected by the app operator or the permission for collecting any user's personal information activated by the app operator is beyond the scope of personal information which such user authorizes such app operator to collect; (iv) seeking for any user's consent in a non-explicit manner; (v) modifying any user's settings for activating the permission for collecting any personal information without such user's consent; (vi) using users' personal information and any algorithms to directionally push any information, without providing the option of non-directed pushing such information; (vii) misleading users to permit collecting their personal information or activating the permission for collecting such users' personal information by improper methods such as fraud and deception; (viii) failing to provide users with the means and methods to withdraw their permission of collecting personal information; and (ix) collecting and using personal information in violation of the rules for collecting and using personal information promulgated by such app operator.

          Pursuant to the Notice of the Supreme People's Court, the Supreme People's Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People's Court and the Supreme People's Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen's personal information: (i) providing a citizen's personal information to specified persons or releasing a citizen's personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen's consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen's personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen's personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

Regulation Related to Intellectual Property

Patent

          Patents in the PRC are principally protected under the Patent Law of the PRC. The Chinese patent system adopts a first-to-file principle. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright

          Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, as most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and internet service providers.

          The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated by the National Copyright Administration on April 6, 1992 and amended on May 26, 2000 and February 20, 2002, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration, or the NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

Trademark

          Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark office of National Intellectual Property Administration under the SAMR, formerly the Trademark Office of the SAMR. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain Name

          Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the MIIT on August 24, 2017 and effective as of November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations on Employment and Social Welfare

Labor Contract Law

          The PRC Labor Contract Law, which became effective on January 1, 2008 and amended on December 28, 2012, primarily aims at regulating rights and obligations of employer and employee relationships, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be executed in writing if labor relationships are to be or have been established between employers and employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employee wages must not be lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social Insurance

          As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State

Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the SAT will become solely responsible for collecting social insurance premiums.

Housing Fund

          In accordance with the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees' housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Labor Dispatch

          Pursuant to the Labor Law of the PRC and Interim Provisions on Labor Dispatch, which was promulgated on 24 January 2014 and became effective on 1 March 2014, labor dispatch employment is a supplemental form which can only be adopted for temporary, auxiliary or alternative job positions. Temporary positions are positions subsisting for no more than six months; auxiliary positions are positions of non-major business serving for major businesses; and alternative positions are positions that can be held by dispatched laborers for a certain period of time during which the former laborers are temporarily out of their positions for reasons. An employer is required to strictly control the number of dispatched laborers not to exceed 10% of the total number of its labor force.

Regulation Related to Foreign Exchange and Dividend Distribution

Regulation on Foreign Currency Exchange

          The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

          In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, as amended in May 2015, which substantially amends and simplifies the foreign exchange procedure. Pursuant to Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

          Besides, the PRC governmental authorities have gradually relaxed restrictions on the settlement of the foreign exchange capitals of foreign-invested enterprises in recent years. In March 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 replaced both the Circular of the SAFE on Issues Relating to the Improvement of Business Operations with Respect to the Administration of Foreign Exchange Capital Payment and Settlement of Foreign-invested Enterprises, or Circular 142, and the Circular of the SAFE on Issues concerning the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises in Certain Areas, or Circular 36. Circular 19 allows all foreign-invested enterprises established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments and removes certain other restrictions that had been provided in Circular 142. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective June 2016, which reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). On October 23, 2019, SAFE further issued Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or the Circular 28, which took effect on the same day. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China as long as such investments do not violate the Negative List and the target investment projects are genuine and in compliance with laws. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments.

Regulation on Dividend Distribution

          The principal regulations governing distribution of dividends of foreign-invested enterprises is the PRC Company Law. Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. In addition, a PRC company, including a foreign-

invested enterprise in China, is required to allocate at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprise. A PRC company may, at its discretion, allocate a portion of its after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulation on Foreign Exchange Registration of Overseas Investment by PRC Residents

          In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, replacing the SAFE Circular on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a "special purpose vehicle" refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while "round trip investment" refers to direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

          In 2015, SAFE promulgated the SAFE Notice 13, which has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failing to disclose the control of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulation Related to Stock Incentive Plans

          In February 2012, SAFE promulgated the Notice on Foreign Exchange Administration of PRC Residents Participating in Share Incentive Plans of Offshore Listed Companies, or the Stock Option Rules, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, domestic individuals, which means the PRC residents and non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, who participate in a stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures.

Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly-listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agents must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with SAFE or its local branches before exercising rights.

Regulation Related to Tax

Enterprise Income Tax

          Under the Enterprise Income Tax Law of the PRC, or the EIT Law, which became effective on January 1, 2008 and was subsequently amended on February 24, 2017 and December 29, 2018, and its implementing rules, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. An enterprise established outside of the PRC with its "de facto management bodies" located within the PRC is considered a "resident enterprise", meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define a de facto management body as a managing body that in practice exercises "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. Enterprises qualified as "High and New Technology Enterprises" are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its "High and New Technology Enterprise" status.

          The EIT Law and the implementation rules provide that an income tax rate of 10% should normally be applicable to dividends payable to investors that are "non-resident enterprises", and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and other jurisdictions. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the competent tax authority. However, based on the Notice on Certain

Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement on Relevant Issues Concerning the "Beneficial Owners" in Tax Treaties issued on February 3, 2018 by the SAT and effective from April 1, 2018, which replaces the Notice on the Interpretation and Recognition of Beneficial Owners in Tax Treaties and the Announcement on the Recognition of Beneficial Owners in Tax Treaties by the SAT, comprehensive analysis based on the stipulated factor therein and actual circumstances shall be adopted when recognizing the "beneficial owner" and agents and designated wire beneficiaries are specifically excluded from being recognized as "beneficial owners".

Value-added Tax and Business Tax

          Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to approval by the relevant tax authorities. Whereas, pursuant to the Provisional Regulations on Value-Added Tax of the PRC and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchase can be offset against such output VAT.

          In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries, including the VATS, on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Certain small taxpayers under PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

          On April 4, 2018, the Ministry of Finance and the State Administration of Taxation issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the abovementioned notice, the taxable goods previously subject to VAT rates of 17% and 11% respectively become subject to lower VAT rates of 16% and 10% respectively starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10% respectively become subject to lower VAT rates of 13% and 9% respectively starting from April 1, 2019.

Dividend Withholding Tax

          The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

          Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have met the relevant conditions and requirements under this arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009, if the relevant PRC tax authorities determine, in their discretions, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Circular on Several Questions regarding the "Beneficial Owner" in Tax Treaties, which was issued on February 3, 2018 by the SAT and became effective on April 1, 2018, when determining the applicant's status as the "beneficial owner" regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed according to the actual circumstances of the specific cases. This circular further provides that an applicant who intends to prove his or her status as the "beneficial owner" must submit the relevant documents to the relevant tax bureau pursuant to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers' Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

          On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. Pursuant to SAT Circular 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a 'reasonable commercial purpose' in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to SAT Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding Regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by the SAT. SAT Circular 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of SAT Circular 7. SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on Anti-Monopoly

          On August 30, 2007, the SCNPC adopted the PRC Anti-Monopoly Law or the AML, which became effective on August 1, 2008 and provides the regulatory framework for the PRC anti-monopoly. Under the AML, the prohibited monopolistic acts include monopolistic agreements, abuse of a dominant market position and concentration of businesses that may have the effect to eliminate or restrict competition.

          Pursuant to the AML, a business operator that possesses a dominant market position is prohibited from abusing its dominant market position, including conducting the following acts: (i) selling commodities at unfairly high prices or buying commodities at unfairly low prices; (ii) without justifiable reasons, selling commodities at prices below cost; (iii) without justifiable reasons, refusing to enter into transactions with their trading counterparts; (iv) without justifiable reasons, allowing trading counterparts to make transactions exclusively with itself or with the business operators designated by it; (v) without justifiable reasons, tying commodities or imposing unreasonable trading conditions to transactions; (vi) without justifiable reasons, applying differential prices and other transaction terms among their trading counterparts who are on an equal footing; and (vii) other acts determined as abuse of dominant market position by the relevant governmental authorities.

          Pursuant to the AML and relevant regulations, when a concentration of undertakings occurs and reaches any of the following thresholds, the undertakings concerned shall file a prior notification with the anti-monopoly agency (i.e., the State Administration for Market Regulation) , (i) the total global turnover of all operators participating in the transaction exceeded RMB10 billion in the preceding fiscal year and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion in the preceding fiscal year, and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year) are triggered, and no concentration shall be implemented until the anti-monopoly agency clears the anti-monopoly filing. "Concentration of undertakings" means any of the following: (i) merger of undertakings; (ii) acquisition of control over another undertaking by acquiring equity or assets; or (iii) acquisition of control over, or exercising decisive influence on, another undertaking by contract or by any other means.

          In addition, pursuant to the AML and relevant regulations, entering into monopolistic agreements, which means agreements or concerted practices to eliminate or restrict competition, are prohibited, unless such agreements satisfy the specific exemptions prescribed therein, such as improving technologies or increasing the efficiency and competitiveness of small and medium-sized undertakings.

          If business operators fail to comply with the AML or other relevant regulations, the anti-monopoly agency is empowered to cease the relevant activities, unwind the transactions, and confiscate illegal gains and fines,

Regulations on M&A Rules and Overseas Listings

          On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, adopted the Regulations on Mergers of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the asset of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. However, the Foreign Investment Law has partly replaced the M&A Rules in terms of its rules on equity or assets acquisition of a non-related domestic company by a foreign investor. As for equity/assets acquisition of a related domestic company by a foreign investor, such activity shall still be subject to the M&A Rules.

MANAGEMENT

Baihui Partnership

          To ensure the sustainability and governance of our company and better align them with the interests of our stakeholders, our management is expected to establish an executive partnership, the Baihui Partnership, to help us better manage our business and to carry out our vision, mission and value continuously. The structure of the Baihui Partnership is expected to be designed to promote people with diverse skillsets but sharing the same core values and beliefs that we hold dear.

          The Baihui Partnership will be operated under principles, policies and procedures that evolve with the development of our business and encompass the following major aspects:

Nomination and Election of Partners

          Partners will be elected annually through a nomination process, whereby existing partners may propose candidates to the partnership committee (the "Partnership Committee"). Election of new partners requires the affirmative vote of not less than 75% of all the partners. In order to be elected a partner, the partner candidate must meet certain quality standards to be determined by the Baihui Partnership from time to time.

          The Baihui Partnership and its major rights and functions, such as its right to appoint Executive Directors to our board and CEO nomination right, will not become effective until the Baihui Partnership consists of no less than five limited partners. The initial partners of the Baihui Partnership include Mr. Zuo Hui and Mr. Shan Yigang, each holding 50% of limited partnership interests, and thus, the Baihui Partnership has yet come into effect.

Partnership Committee

          The Partnership Committee will be the primary management body of the Baihui Partnership. The Partnership Committee must consist of no more than five partners, and all decisions of the Partnership Committee will be made by certain votes of the members. The authorities of the Partnership Committee include, but not limited to, the following areas:

  •
  allocating the relevant portion of the annual cash bonus pool for the Partner members of management, with any amounts payable to Partners who are the Company's directors and executive officers subject to approval of the compensation committee of the Company's board of directors;

  •
  manage, invest, distribute and dispose of the assets of the Baihui Partnership, including the aggregate deferred bonuses and any income thereof, or Partnership Assets, for the benefit of the partnership;

  •
  propose to Baihui Partnership candidates to be nominated as the executive director or the chief executive officer, replace or remove the executive director and the chief executive officer, pursuant to our post-offering memorandum and articles of association; and

  •
  administrating the election of partners.

          Partnership Committee members serve for a term of three years and may serve multiple terms, unless terminated upon his or her death, resignation, removal, incapacity of such member or termination of his or her membership in the partnership or certain conditions as determined by Baihui Partnership. Prior to each election that takes place once every certain years, the Partnership Committee will nominate a number of partner candidates to stand for election by Baihui Partnership. The initial members of the Partnership Committee include Mr. Zuo Hui and Mr. Shan Yigang.

Executive Director Appointment and CEO Nomination Right

          The Baihui Partnership will be entitled to appoint Executive Directors and nominate and recommend the chief executive officer of the company.

          An Executive Director refers to a director of the company that is (i) neither a director who satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange nor a director who is affiliated with or was appointed to our board by a holder or a group of affiliated holders of preferred shares and/or class A ordinary shares converted from preferred shares of our company prior to our initial public offering, and (ii) maintains an employment relationship with our company.

          Pursuant to our post-offering articles of association and subject to applicable law or listing rules, our board of directors shall consist of not less than three but not more than nine directors, and the Board shall include (i) at least two (2) Executive Directors, if there are no more than five (5) Directors on the Board of Directors, (ii) at least three (3) Executive Directors, if there are more than five (5) Directors but no more than seven (7) Directors and (iii) at least four (4) Executive Directors, if there are more than seven (7) Directors but no more than nine (9) Directors on the Board of Directors. The Executive Directors shall be nominated by the Baihui Partnership for so long as the Baihui Partnership consists of at least five (5) limited partners and is operating under the terms of its partnership agreement, which we refer to as the Partnership Condition hereinafter. Our board of directors is obligated to cause the Executive Director candidates duly nominated by the Baihui Partnership to be appointed as Directors by the board upon the delivery by the Baihui Partnership of a written notice (duly executed by the general partner of Baihui Partnership on behalf of Baihui Partnership) to us.

          In the event that any such Executive Director candidate is not appointed by the Board or any Executive Director nominated by the Partnership is removed in accordance with our then effective memorandum and articles of association, the Partnership shall have the right to appoint a different person to serve as an interim Executive Director until the next general meeting of our company. Such appointment of the interim Executive Directors to the board shall become effective immediately upon the delivery by the Baihui Partnership of a written notice (duly executed by the general partner of Baihui Partnership on behalf of Baihui Partnership) to us, without the requirement for any further resolution, vote or approval by the shareholders or the board.

          If at any time the total number of Executive Directors on the board nominated by the Baihui Partnership is less than two, three or four, as applicable based on the then board composition, for any reason, the Baihui Partnership shall be entitled to appoint such number of Executive Directors to the board as may be necessary to ensure that the board includes the number of Executive Directors as required pursuant to our articles of association. Such appointment of the Executive Directors to the board shall become effective immediately upon the delivery by the Baihui Partnership of a written notice (duly executed by the general partner of Baihui Partnership on behalf of Baihui Partnership) to us, without the requirement for any further resolution, vote or approval by the shareholders or the board.

          Subject to the right of the Baihui Partnership to appoint Executive Directors, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board.

          Under our post-offering articles of association, for so long as the Partnership Condition is satisfied, the Baihui Partnership has the right to nominate candidates for chief executive officer of our company. Any such candidate who has been nominated by the Baihui Partnership shall stand for appointment by the nominating and corporate governance committee of the board of directors.

In the event that such candidate is not appointed by the nominating and corporate governance committee, the Baihui Partnership may nominate a replacement nominee until the nominating and corporate governance committee appoints such nominee as chief executive officer, or until the nominating and corporate governance committee fails to appoint more than three such candidates nominated by the Baihui Partnership consecutively, after which time our board of directors may then nominate and appoint any person to serve as the chief executive officer of our company.

Bonus Allocation

          Each year, the board of directors, acting on the recommendation of our compensation committee, shall approve (i) the aggregate cash bonus pool for senior management of the company for the preceding fiscal year based on a percentage of our adjusted pre-tax operating profits for such fiscal year; and (ii) the allocation of such cash bonus pool between senior management member who are also partners of the Baihui Partnership and who are not partners.

          Once the aggregate cash bonus pool is determined, the Partnership Committee will then determine (i) the allocation of the aggregate bonus pool between current year bonus pool and deferred bonus pool, if it deems advisable; and (ii) the allocation of the bonus pool among the partners. The bonus amounts payable to partners who are executive officers or directors will be subject to approval of the compensation committee. The Partnership Committee may also determine, at its sole discretion, to pay bonus out of the Partnership Assets.

Partner Termination, Retirement and Removal

          Partners may elect to retire or withdraw from the Baihui Partnership at any time. Conditions of automatic retirement as determined by Baihui Partnership apply to partners. Unless otherwise provided, partners may be removed upon affirmative vote of a majority of all partners, in the event that the Partnership Committee determines that such partner fails to meet any of the qualifying standards and so recommend to the partnership.

Amendment of Partnership Agreement

          Amendment of the partnership agreement requires certain affirmative vote of all partners. The Partnership Committee may administer and modify the terms of the partnership agreement, but only to the extent such modifications are administrative or technical in nature that are not inconsistent with other provisions of the partnership agreement as in effect at the time.

Directors and Executive Officers

          The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
ZUO Hui	49	Founder and Chairman of the Board
PENG Yongdong	40	Executive Director and Chief Executive Officer
SHAN Yigang	47	Executive Director
XU Tao*	46	Executive Director and Chief Financial Officer
XU Wangang*	54	Executive Director and Co-Chief Operating Officer
WANG Yongqun	49	Co-Chief Operating Officer
KONG Ling Xin*	39	Executive Director
BAO Fan	49	Independent Director
GAO Xi*	39	Director
HUANG Liming*	42	Director
LI Zhaohui (Jeffrey)	44	Director
TAO Hongbing*	53	Director
CHEN Xiaohong**	50	Independent Director Appointee

Notes:

*
Each of Mr. XU Tao, Mr. XU Wangang, Mr. KONG Ling Xin, Mr. GAO Xi, Mr. HUANG Liming and Mr. TAO Hongbing has submitted their resignation letters to resign from the Board, effective upon the SEC's declaration of the effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

**
Ms. CHEN Xiaohong has accepted the appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

          ZUO Hui is our founder and has served as the chairman of our board of directors since our inception. Mr. Zuo has dedicated to China's housing transactions and services industry for over 20 years. Mr. Zuo has been the chairman of the board of Beijing Lianjia since he founded Beijing Lianjia in 2001. He also founded Ziroom Inc., an affiliate of our company that engages in the business of long-term apartment rentals. In addition, Mr. Zuo holds positions in various social organizations, such as the vice president of China Institute of Real Estate Appraisers and Agents since 2013, the vice president of the China Real Estate Chamber of Commerce since 2016, and a standing member of the 12th Executive Committee of All-China Federation of Industry and Commerce since 2017. Mr. Zuo received his bachelor's degree in computer and application from Beijing College of Chemical Technology (now known as Beijing University of Chemical Technology) in 1992 and an EMBA degree from Peking University in 2008.

          PENG Yongdong has served as our executive director since December 2018 and he co-founded Beike with Mr. Zuo. Mr. Peng has been the chief executive officer of Lianjia.com (Beijing) Technology Co., Ltd., which later changed its name to Beike Zhaofang (Beijing) Technology Co., Ltd., since 2017 and the vice general manager of Beijing Lianjia since 2010. Prior to that, Mr. Peng was a senior consultant of strategy and revolution at IBM between 2006 and 2010. From 2001 to 2004, he acted as a senior manager at BEL. Mr. Peng obtained his bachelor's degree in electrical engineering from Zhejiang University in 2001 and an IMBA degree from Tsinghua University in 2006 (a joint program by Tsinghua University and Massachusetts Institute of Technology).

          SHAN Yigang has served as our executive director since July 2018. He has been a director of Beijing Lianjia since 2007. Prior to joining Beijing Lianjia, Mr. Shan was the co-founder of Dalian Haowangjiao Real Estate Brokerage Co., Ltd. from 1999 to 2007. Mr. Shan obtained his EMBA degree from Tsinghua University in 2019.

          XU Tao has served as our executive director since December 2018. Mr. Xu has served as the chief financial officer of Beike Zhaofang (Beijing) Technology Co., Ltd. since 2016. Prior to that, Mr. Xu was the chief financial officer of SenseTime Technology (China) Co., Ltd. from June to November in 2016. Between 2014 and 2015, he served as the chief financial officer of Didi Infinity Technology Development Limited Company. Prior to that, Mr. Xu was the chief financial officer of Dimension Data Information Technology (Beijing) Co., Ltd. from 2011 to 2014. From 2008 to 2011, Mr. Xu served as the financial director of China in Sun Microsystems China Co., Ltd. From 2001 to 2008, Mr. Xu served as the chief financial officer at Lucent Technology (China) Co., Ltd. Prior to that, he worked as the financial manager of Beijing Sohu Internet Information Service Co., Ltd. from 1999 to 2001 and worked at Pepsi Cola (China) Co., Ltd. between 1996 and 1998. Mr. Xu received his bachelor's degree in accounting from Capital University of Economics and Business in 1996 and a master's degree in international accounting from the University of New South Wales in 2005.

          XU Wangang has served as our executive director since December 2018. Mr. Xu has been our co-chief operating officer since 2018. Prior to that, he worked as the general manager and the head of western region from 2015 to 2018 at Chengdu Lianjia Real Estate Brokerage Co., Ltd., an affiliate of our company. Between 2004 and 2015, Mr. Xu served as the general manager of Sichuan Yicheng Real Estate Brokerage Co., Ltd. Mr. Xu started his career as a staff member in technology R&D at No.10 Research Institute of Ministry of Information Industries and its affiliates (now known as China Electronics Technology Group Corporation No.10 Research Institute) in 1986, where he was promoted to a manager later. Mr. Xu graduated from University of Electronic Science and Technology of China with a bachelor's degree in electronic engineering in 1986.

          KONG Ling Xin has served as our executive director since December 2018. Mr. Kong has been in charge of the Beike Financial business unit since 2018 and is responsible for strategy, daily operations, and execution of financial services and financial technology infrastructure. Mr. Kong served as the chief technology officer of Dianrong, a leading online lending platform in China, from 2013 to 2018. Prior to that, Mr. Kong worked as the vice president of production for TipCat Interactive Inc., a producer for multiplayer mobile games. From 2008 to 2012, Mr. Kong served as a program manager at Microsoft. Prior to that, Mr. Kong held various technology-related positions at Packeteer Inc., Code Green Networks Inc. and NetApp. Mr. Kong received a bachelor's degree in symbolic systems from Stanford University in 2003.

          WANG Yongqun has served as our co-chief operating officer since May 2018. Dr. Wang has also been in charge of general business operation of Beijing Lianjia and is also the general manager in charge of business operation and management of Shanghai Lianjia Real Estate Brokerage Co., Ltd., an affiliate of our company, since 2017. Before that, he served as the vice president of Beijing Lianjia from 2008 to 2017, in charge of functional management. Dr. Wang was the chief information officer of SF Express Co., Ltd. from 2004 to 2007, where he led the research and development, implementation and maintenance of logistics system. Dr. Wang served as the technology director of Beijing Huierying Technology Co., Ltd. between 2002 and 2004. He also acted as the technology manager of Lucent Technology (China) Co., Ltd. from 1998 to 2002. Dr. Wang obtained his bachelor's degree in mathematics from Sichuan University in 1992 and his master's degree in mathematics in 1995 from Peking University, where he also received his doctor's degree in computer science in 1998.

          BAO Fan has served as our director since December 2018. Mr. Bao is the founder, chairman and chief executive officer of China Renaissance Holdings Limited (together with its subsidiaries,

"China Renaissance Group"). Prior to founding China Renaissance Group in December 2005, Mr. Bao was the chief strategy officer of AsiaInfo Holdings Inc., a Chinese IT and software service provider. Prior to that, Mr. Bao worked as an investment banker at Morgan Stanley and Credit Suisse for six years. Mr. Bao attended Fudan University studying English literature from 1989 to 1990, and thereafter went abroad to pursue further studies. He received his master's degree in business and economics from the BI Norwegian School of Management in 1995.

          GAO Xi has served as our director since April 2020. Mr. Gao is the chief financial officer, vice president and company secretary of Sunac China Holding Limited, or Sunac. Since 2011, Mr. Gao served as the manager, director and general manager of the capital management department of Sunac. Prior to that, Mr. Gao had held various positions in different departments of Sunac, including the capital operations center, financial management center and financing management department, since joining Sunac in 2007. Mr. Gao received a master's degree in quantitative economics from Shanxi University of Finance & Economics in 2008.

          HUANG Liming has served as our director since December 2018. Mr. Huang has been a partner of Hillhouse Capital since 2017. Prior to that, he was the managing director of ICBC Tianjin Advisory LLP from 2011 to 2017. From 2010 to 2011, he acted as the executive director of J.P. Morgan Securities (Asia Pacific) Limited. Before that, Mr. Huang served as a vice president of Affinity Equity Partners for about a year. Mr. Huang worked as an associate in the investment banking department at Goldman Sachs (Asia) L.L.C. and later held the position of the executive director of the Asia Special Situation Group between 2003 and 2009. Mr. Huang received his bachelor's degree from Fudan University in 1999, where he also obtained his master's degree in 2002.

          LI Zhaohui (Jeffrey) has served as our director since December 2018. Mr. Li works as the Vice President and Head of Mergers and Acquisitions Department at Tencent Holdings Ltd., and as the managing partner of Tencent Investment. Before joining Tencent in 2010, Mr. Li served as an investment principal at Bertelsmann Asia Investment Fund. Prior to that, Mr. Li held various positions related to product and business in Google and Nokia. Mr. Li received a bachelor's degree from Peking University in 1998 and an MBA degree from Duke University Fuqua School of Business in 2004.

          TAO Hongbing has served as our director since December 2018. Mr. Tao has been the chairman of the board of Yuanjing Mingde Management Consulting Co., Ltd., an affiliate of the company, since 2018. Prior to that, Mr. Tao worked as the general manager of new home sales department of Beijing Lianjia from 2015 to 2018. Between 2012 to 2015, Mr. Tao worked as chairman of the board and president of Gaoce Real Estate Agency, an affiliate of our company. Before that, Mr. Tao worked as president of SYSWIN Real Estate Agency from 2005 to 2011. Mr. Tao obtained a bachelor's degree in economics from Lanzhou Business College (now known as Lanzhou University of Finance and Economics) in 1989 and an EMBA degree from Tsinghua University in 2007.

          CHEN Xiaohong will serve as our independent director starting from the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Ms. Chen is the Founding and Managing Partner of H Capital. Before founding H Capital in 2014, Ms. Chen served as a Managing Director at Tiger Global responsible for its investment activities in China. Prior to that, Ms. Chen was at Joyo.com in 2004 for eight months serving as VP of Business Development and from 1994 to 2004 at Veronis Suhler Stevenson, lastly serving as a Managing Director. Ms. Chen currently serves on the board of directors of a number of private companies. Ms. Chen received her B.A. in History from Peking University in 1992 and a Master's degree in Library Science from Rutgers University in 1994.

Board of Directors

          Our board of directors will consist of six directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. Subject to the New York Stock Exchange rules and disqualification by the chairman of the relevant board meeting, a director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our directors may exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

          We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee's members and functions are described below.

          Audit Committee.    Our audit committee will consist of CHEN Xiaohong, PENG Yongdong and BAO Fan. CHEN Xiaohong will be the chairman of our audit committee. We have determined that CHEN Xiaohong and BAO Fan satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We have determined that CHEN Xiaohong qualifies as an "audit committee financial expert". The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

  •
  discussing the annual audited financial statements with management and the independent auditors;

  •
  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

  •
  overseeing the fairness and appropriateness of our proposed related party transactions;

  •
  meeting separately and as often as it determines necessary with management and the independent auditors; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

          Compensation Committee.    Our compensation committee will consist of BAO Fan, SHAN Yigang and CHEN Xiaohong. BAO Fan will be the chairman of our compensation committee. We have determined that BAO Fan and CHEN Xiaohong satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

          Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of ZUO Hui, BAO Fan and CHEN Xiaohong. ZUO Hui will be the chairman of our nominating and corporate governance committee. We have determined that BAO Fan and CHEN Xiaohong satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

  •
  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

          Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

          Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of the officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

          Our officers are elected by and serve at the discretion of the board of directors. Our directors shall serve and hold office until expiry of his or her terms or until such time as they are removed from office by ordinary resolutions of the shareholders. Pursuant to our post-offering articles of association, our board of directors shall consist of not less than three but not more than nine directors and certain number of Executive Directors shall be appointed by Baihui Partnership. Baihui Partnership is also entitled to nominate and recommend the chief executive officer of our company, and any such candidate nominated by the Baihui Partnership shall stand for appointment by the nominating and corporate governance committee of our board of directors. In the event that the nominating and corporate governance committee fails to appoint more than three such candidates nominated by the Baihui Partnership consecutively, then our board of directors may then appoint the chief executive officer. For more details, see "Management — Baihui Partnership — Executive Director Appointment and CEO Nomination Right". A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to us; (iv) without special leave of absence from the Board, is absent from meetings of the Board for four consecutive meetings and the Board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Employment Agreements and Indemnification Agreements

          We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer's employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

          Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

          In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer's termination, or in the year preceding such termination, without our express consent.

          We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

          For the year ended December 31, 2019, we paid an aggregate of RMB36 million (US$5 million) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and our VIEs are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plans

2018 Share Option Plan

          In 2018, our shareholders and board of directors adopted the Pre-IPO Share Option Scheme, or the 2018 Share Option Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. Before we incorporated our Cayman holding company KE Holdings Inc. and adopted this 2018 Share Option Plan, Beijing Lianjia, our main operating entity in China before the reorganization, had also granted share awards to our employees. Upon the adoption of 2018 Share Option Plan at the Cayman holding company level, we and our employees agreed to switch all share awards granted at Beijing Lianjia level to the options to purchase ordinary shares in KE Holding Inc., under the same terms and conditions.

          The maximum aggregate number of class A ordinary shares issuable pursuant to all awards under the plan is 350,225,435, subject to further amendment.

          The following paragraphs describe the principal terms of the Plan.

          Type of Awards.    The Plan permits the awards of options.

          Plan Administration.    The Plan is administered by the Administrator(s) designated by our board of directors from time to time. The Administrator determines, among others, the participants eligible to receive awards, the number of options to be granted to each eligible participant, and the terms and conditions of each award grant. In August 2018, Mr. SHAN Yigang, our executive director, was appointed the Administrator of the plan.

          Award Agreement.    Awards granted under the Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, restrictions on transfer of the award, and the provisions applicable in the event that the grantee's employment or service terminates.

          Eligibility.    We may grant awards to our employees, directors and consultants.

          Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

          Exercise of Awards.    Our board of directors and the Administrator determine the exercise price, as applicable, for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time set by the Administrator at the time of grant.

          Transfer Restrictions.    Awards may not be transferred in any manner by the participant unless approved by the Board in writing or, on the death of the grantee, to his or her personal representative(s).

          Termination and Amendment of the Plan.    Unless terminated earlier, the Plan has a term of ten years. Our board of directors may amend or vary any of the provisions of the Plan, which may or may not affect adversely any rights which have accrued to any grantee at the time. Any such amendment or variation of provisions by the board directors shall not require any prior consent by or notice to any other party.

          Historically, we have granted options to purchase 187,034,325 class A ordinary shares to our directors and executive officers, which have all vested and been exercised. As of the date of this prospectus, there was no award granted under the 2018 Share Option Plan to our directors and executive officers that remained outstanding. In addition, 69,012,245 class A ordinary shares underlying option awards granted to certain of our employees have been exercised by these grantees, and are held in trusts for the grantees' benefit. As of the date of this prospectus, granted options to purchase 68,911,930 class A ordinary shares remain outstanding, and an aggregate of 25,266,935 class A ordinary shares may be issued pursuant to share awards under the 2018 Share Option Plan.

2020 Share Incentive Plan

          In July 2020, our shareholders and board of directors adopted the 2020 Global Share Incentive Plan, or the 2020 Share Incentive Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The maximum aggregate number of class A ordinary shares which may be issued pursuant to all awards under the 2020 Share Incentive Plan is initially 80,000,000, plus, commencing with the fiscal year beginning January 1, 2021, an annual increase on the first day of each fiscal year during the ten-year term of the plan, by an amount equal to 1% of the total number of shares issued and outstanding on an as-converted fully diluted basis on the last day of the immediately preceding fiscal year, or such lesser number of shares as determined by our board of directors.

          As of the date of this prospectus, no award has been granted under the 2020 Share Incentive Plan.

          The following paragraphs describe the principal terms of the 2020 Share Incentive Plan.

          Types of awards.    The plan permits the awards of options, restricted shares, and restricted share unit awards or other types of awards approved by our board of directors or compensation committee (the "Committee") of the board.

          Plan administration.    Our board of directors or the Committee (the plan administrator) administer the plan. The board or the Committee determines, among other things, the participants eligible to receive awards, the type or types of awards to be granted to each eligible participant, the number of awards to be granted to each eligible participant, and the terms and conditions of each award grant.

          Award agreement.    Awards under the plan are evidenced by an award agreement that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant's employment or service terminates, and the Company's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

          Eligibility.    We may grant awards to our directors, consultants, and employees.

          Vesting schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

          Exercise of awards.    The exercise price per share subject to an option is determined by the plan administrator and set forth in the award agreement which may be a fixed price or a variable price related to the fair market value of the shares.

          Transfer restrictions.    Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions provided in the plan, such as transfers to our company or a subsidiary of ours, transfers to the immediate family members of the participant by gift, the designation of a beneficiary to receive benefits if the participant dies, permitted transfers or exercises on behalf of the participant by the participant's duly authorized legal representative if the participant has suffered a disability, or, subject to the prior approval of the plan administrator or our executive officer or director authorized by the plan administrator, transfers to one or more natural persons who are the participant's family members or entities owned and controlled by the participant and/or the participant's family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the participant and/or the participant's family members, or to such other persons or entities as may be expressly approved by the plan administrator, pursuant to such conditions and procedures as the plan administrator may establish.

          Termination and amendment of the 2020 Share Incentive Plan.    Unless terminated earlier, the 2020 Share Incentive Plan has a term of ten years. Our board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no termination, amendment, or modification of the plan may adversely affect in any material way any award previously granted pursuant to the plan without the prior written consent of the participant.

PRINCIPAL SHAREHOLDERS

          Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each of our principal shareholders who beneficially own 5% or more of our total outstanding shares.

          The calculations in the table below are based on 3,064,438,135 ordinary shares outstanding on an as-converted basis as of the date of this prospectus, including 2,179,136,855 class A ordinary shares and 885,301,280 class B ordinary shares, and                          class A ordinary shares and 885,301,280 class B ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

          Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering			Ordinary Shares Beneficially Owned Immediately After This Offering

	Class A Ordinary Shares	Class B Ordinary Shares	% of total ordinary shares on an as- converted basis	Class A Ordinary Shares	Class B Ordinary Shares	% of total ordinary shares on an as- converted basis	% of aggregate voting power***

Directors and Executive Officers**:
ZUO Hui(1)	547,348,915	885,301,280	46.8%
PENG Yongdong(2)	110,116,275	—	3.6%
SHAN Yigang(3)	47,777,775	—	1.6%
XU Tao	*	—	*
XU Wangang(4)	54,272,705	—	1.8%
WANG Yongqun	*	—	*
BAO Fan(5)	115,926,065	—	3.8%
GAO Xi	—	—	—
HUANG Liming	—	—	—
KONG Ling Xin	—	—	—
LI Zhaohui (Jeffrey)	—	—	—
TAO Hongbing	*	—	*
CHEN Xiaohong†	*	—	*
All Directors and Executive Officers as a Group	676,432,875	885,301,280	51.0%
Principal Shareholders:
Propitious Global Holdings Limited(6)	—	885,301,280	28.9%
Entities affiliated with Tencent(7)	376,315,795	—	12.3%
SVF II Shell Subco (Singapore) Pte. Ltd.(8)	313,596,495	—	10.2%
Entities affiliated with Hillhouse(9)	161,255,685	—	5.3%

Notes:

*
Aggregate number of shares accounts for less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

**
Except as indicated otherwise below, the business address of our directors and executive officers is Building Fudao, No.11 Kaituo Road, Haidian District, Beijing, People's Republic of China. The business address of Mr. ZUO Hui, Mr. SHAN Yigang, and Mr. XU Tao is 5th Floor, Building 16, No. 5 Jiangtai Road, Chaoyang District, Beijing, People's Republic of China. The business address of Dr. WANG Yongqun is 28/F, Oriental Cable Building, 699 Nanjing West Road, Jing'an District, Shanghai, People's Republic of China. The business address of Mr. BAO Fan is Units 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The business address of Mr. GAO Xi is Room 501, Unit 2, Building 2, Qiuruijiayuan Street, Chenda Ruijing Road, Beichen District, Tianjin,

  People's Republic of China. The business address of Mr. HUANG Liming is Flat C, 10/F, Sun Tower/Block 1A, 1 Austin Road West, The Arch, Tsim Sha Tsui, Kowloon, Hong Kong. The business address of Mr. KONG Ling Xin is 5/F, No. 9 East Jiuxianqiao Road, Building A1, Chaoyang District, Beijing, People's Republic of China. The business address of Mr. LI Zhaohui is 10/F, China Technology Trade Center, No. 66 North 4th Ring West Road, Haidian District, Beijing, People's Republic of China. The business address of Mr. TAO Hongbing is T2-13, Wangjing Poly International Plaza, Chaoyang District, Beijing, People's Republic of China. The business address of Ms. CHEN Xiaohong is Room 1001, Liangmaqiao DRC Office Building D1, Chaoyang District, Beijing, People's Republic of China.

***
For each person or group included in this column, percentage of total voting power represents voting power based on both class A and class B ordinary shares held by such person or group with respect to all of our outstanding class A and class B ordinary shares as a single class. Each holder of our class A ordinary shares is entitled to one vote per share. Each holder of our class B ordinary shares is entitled to ten votes per share. Our class B ordinary shares are convertible at any time by the holder into class A ordinary shares on a one-for-one basis.

†
Ms. CHEN Xiaohong has accepted the appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

(1)
Represents 885,301,280 class B ordinary shares held by Propitious Global Holdings Limited, a company incorporated in British Virgin Islands and beneficially owned by Mr. ZUO Hui, and 547,348,915 class A ordinary shares held by certain shareholders. The registered address of Propitious Global Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. The above-mentioned shareholders granted an irrevocable voting proxy for all their existing class A ordinary shares to Mr. ZUO.

(2)
Represents (i) 53,000,000 class A ordinary shares held by New Eminence International Limited, a company incorporated in British Virgin Islands, and (ii) 57,116,275 class A ordinary shares held by GainWell Investment Corp., a company incorporated in British Virgin Islands. These shares are beneficially owned by Mr. PENG Yongdong. The registered address of New Eminence International Limited and GainWell Investment Corp. is Portcullis Chambers, 4th Floor Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, VG1110, British Virgin Islands.

(3)
Represents 47,777,775 class A ordinary shares held by Clover Rich Limited, a company incorporated in British Virgin Islands, and beneficially owned by Mr. SHAN Yigang. The registered address of Clover Rich Limited is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

(4)
Represents (i) 24,354,655 class A ordinary shares held by Blossom South Limited, a company incorporated in British Virgin Islands, and (ii) 29,918,050 class A ordinary shares held by GainWell Investment Corp. These shares are beneficially owned by Mr. XU Wangang. The registered address of Blossom South Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(5)
Represents (i) 82,765,330 Series B preferred shares held by Tianjin Huaxing Fengxiang Technology Partnership Enterprise (Limited Partnership), a limited partnership organized in China, (ii) 27,917,310 Series C preferred shares held by Tianjin Huaxing Fengfu Technology Partnership Enterprise (Limited Partnership), a limited partnership organized in China, (iii) 3,947,370 Series D preferred shares held by Huaxing Growth Capital III, L.P., a limited partnership organized in the Cayman Islands, and (iv) 1,296,055 Series D preferred shares held by Villa Shell I Limited, a company incorporated in the British Virgin Islands.

The general partner of Tianjin Huaxing Fengxiang Technology Partnership Enterprise (Limited Partnership) and Tianjin Huaxing Fengfu Technology Partnership Enterprise (Limited Partnership) is indirectly controlled by China Renaissance Holdings Limited, a company listed on the Hong Kong Stock Exchange (stock code: 1911) through certain contractual arrangements. The general partner of Huaxing Growth Capital III, L.P. and the management shareholder of Villa Shell I Limited are also indirectly controlled by China Renaissance Holdings Limited. Because of Mr. BAO Fan's role as the chief executive officer, director and a principal shareholder of China Renaissance Holdings Limited, he might be deemed to be the "beneficial owner" of the shares specified above as defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(6)
Represents 885,301,280 class B ordinary shares held by Propitious Global Holdings Limited, a company incorporated in British Virgin Islands and beneficially owned by Mr. ZUO Hui. The registered address of Propitious Global Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

(7)
Represents (i) 41,637,070 class A ordinary shares and 7,532,425 Series B Preferred Shares held by Morespark Limited, a company incorporated in Hong Kong, which is beneficially owned and controlled by Tencent; (ii) 18,873,590 class A ordinary shares, 3,414,355 Series B preferred shares and 11,337,500 Series D+ preferred shares held by Parallel Stellar Investment Limited, a company incorporated in the Cayman Islands, which is beneficially owned and controlled by Tencent; (iii) 44,024,130 Series B preferred shares, 13,958,715 Series C preferred shares, 131,578,945 Series D preferred shares and 25,011,695 Series D+ preferred shares held by Tencent Mobility Limited, a company incorporated in Hong Kong, which is beneficially owned and controlled by Tencent; and (iv) 78,947,370 Series D preferred shares held by Parallel Galaxy Investment Limited, a company incorporated in Hong Kong, which is beneficially owned and controlled by Tencent. The registered address of Morespark Limited, Tencent Mobility Limited and Parallel Galaxy Investment Limited is Level 29, Three Pacific Place, 1 Queen's Road East, Wanchai, Hong Kong. The registered address of Parallel Stellar Investment Limited is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. All the preferred shares beneficially held by Tencent will be converted into class A ordinary shares immediately prior to the completion of this offering.

(8)
Represents 105,263,160 Series D preferred shares and 208,333,335 Series D+ preferred shares held by SVF II Shell Subco (Singapore) Pte. Ltd., a company incorporated in Singapore. The registered address of SVF II Shell Subco (Singapore) Pte. Ltd. is 138 Market Street, #27-01A, CapitaGreen, Singapore. All the preferred shares beneficially held by SVF II Shell Subco (Singapore) Pte. Ltd. will be converted into class A ordinary shares immediately prior to the completion of this offering. SVF II Shell Subco (Singapore) Pte. Ltd. is wholly owned by SoftBank Vision Fund II-2, L.P., a Jersey limited partnership, which is managed by SB Investment Advisers (UK) Limited, a wholly owned subsidiary of the Softbank Group Corp. established in the U.K. SB Investment

  Advisers (UK) Limited is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting, and disposal of the investments under its management.

(9)
Represents (i) 60,510,660 class A ordinary shares, 10,946,780 Series B preferred shares and 22,216,645 Series D+ preferred shares held by HH PDII Holdings Limited, a company incorporated in the Cayman Islands, which is beneficially owned and controlled by Hillhouse; (ii) 46,528,970 Series C preferred shares held by HH SHL Holdings Limited, a company incorporated in British Virgin Islands, which is beneficially owned and controlled by Hillhouse; and (iii) 21,052,630 Series D preferred shares held by HH SPR-IX Holdings Limited, a company incorporated in the Cayman Islands, which is beneficially owned and controlled by Hillhouse. The registered address of HH PDII Holdings Limited and HH SPR-IX Holdings Limited is 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands. The registered address of HH SHL Holdings Limited is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, VG1110, British Virgin Islands. All the preferred shares beneficially held by Hillhouse will be converted into class A ordinary shares immediately prior to the completion of this offering.

          As of the date of this prospectus, 105,263,160 Series D preferred shares and 208,333,335 Series D+ preferred shares were held by one record holder in the United States.

          We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIEs and their Shareholders

          See "Corporate History and Structure".

Private Placements

          See "Description of Share Capital — History of Securities Issuances".

Investor Rights Agreement

          See "Description of Share Capital — Investor Rights Agreement".

Employment Agreements and Indemnification Agreements

          See "Management — Employment Agreements and Indemnification Agreements".

Transactions with Ziroom Inc.

          We had related party transactions with Ziroom Inc. and its subsidiaries (collectively, "Ziroom"), a group company under control of Mr. ZUO Hui, our founder and chairman of the board. We had revenues from Ziroom in the amount of RMB269 million, RMB357 million, RMB309 million (US$44 million) and RMB20 million (US$3 million) in 2017, 2018, 2019 and in the three months ended March 31, 2020, respectively, including agency services revenue from facilitating sales, leases or renovations of properties with Ziroom, online marketing services revenue, and interest income from loans provided to Ziroom. We incurred costs related to services from Ziroom in the amount of RMB4,604 thousand, RMB482 thousand (US$68 thousand) and RMB92 thousand (US$13 thousand) in 2018, 2019 and in the three months ended March 31, 2020, respectively.

          As of December 31, 2017, 2018 and 2019 and March 31, 2020, Ziroom had amounts due to us of RMB538 million, RMB602 million, RMB610 million (US$86 million) and RMB505 million (US$71 million), respectively, primarily including commission receivables. As of December 31, 2017, 2018 and 2019 and March 31, 2020, we had amounts due to Ziroom of RMB86 million, RMB104 million, RMB123 million (US$17 million) and RMB122 million (US$17 million), respectively.

Transactions with Yuanjing Mingde

          We had related party transactions with Yuanjing Mingde Management Consulting Co., Ltd. ("Yuanjing Mingde"), a company under control of Mr. ZUO Hui. We had revenues from Yuanjing Mingde in the amount of RMB27 million, RMB61 million, RMB227 million (US$32 million) and RMB56 million (US$8 million) in 2017, 2018, 2019 and in the three months ended March 31, 2020, respectively, including agency services revenue from facilitating sales, leases or renovations of properties with Yuanjing Mingde, and interest income from loans provided to Yuanjing Mingde. We incurred costs related to services and purchases from Yuanjing Mingde in the amount of RMB850 thousand (US$120 thousand) and RMB1,494 thousand (US$211 thousand) in 2019 and in the three months ended March 31, 2020, respectively.

          As of December 31, 2017, 2018 and 2019 and March 31, 2020, Yuanjing Mingde had amounts due to us of RMB19 million, RMB37 million, RMB141 million (US$20 million) and RMB195 million (US$28 million), respectively. As of December 31, 2018 and 2019 and March 31, 2020, we had amounts due to Yuanjing Mingde of RMB4 million, RMB5 million (US$0.7 million) and RMB4 million (US$0.6 million), respectively. As of December 31, 2019 and March 31, 2020, we had short-term loans receivable from Yuanjing Mingde of RMB1.9 billion.

          In June 2018, we entered into a RMB1.5 billion loan agreement with Yuanjing Mingde at a fixed borrowing rate of 10%. Yuanjing Mingde repaid RMB1.2 billion in August 2018, and extended the maturity date of the remaining RMB0.3 billion to August 31, 2018, with a fixed borrowing rate of 12%. The balance of this loan has been fully repaid.

          In November 2018, we entered into a six-month RMB1.9 billion loan agreement with Yuanjing Mingde at a fixed borrowing rate of 10%. Yuanjing Mingde has fully repaid the loan in July 2020.

Transactions with Vanlian

          We had related party transactions with Vanlian (Beijing) Decoration Co., Ltd. ("Vanlian"), an affiliate of our company. We had commission service revenue from cooperation on property renovation business with Vanlian in the amount of RMB1 million, RMB5 million and RMB4 million (US$0.5 million) and RMB1 million (US$0.2 million) in 2017, 2018, 2019 and in the three months ended March 31, 2020, respectively.

          As of December 31, 2017, 2018, 2019 and March 31, 2020, Vanlian had amounts due to us of RMB39 million, RMB40 million, RMB6 million (US$0.8 million) and RMB7 million (US$1 million), respectively. As of December 31, 2019 and March 31, 2020, we had amounts due to Vanlian of RMB100 thousand (US$14 thousand). We had short-term loan receivable of RMB5 million as of December 31, 2017, which was settled in May 2018.

Transactions with IFM

          We had related party transactions with IFM Investments Limited ("IFM"), an affiliate of our company in which we hold 37.6% interest. We had revenues from IFM in the amount of RMB1 million, RMB11 million (US$2 million) and RMB2 million (US$0.3 million) in 2018, 2019 and in the three months ended March 31, 2020, respectively, including revenue from technical and training support services provided to IFM, revenue from customer referrals and interest income from loans provided to IFM. We incurred costs related to services from IFM in the amount RMB3 million (US$0.4 million) and RMB1 million (US$0.2 million) in 2019 and in the three months ended March 31, 2020, respectively .

          As of December 31, 2018 and 2019 and March 31, 2020, IFM had amounts due to us of RMB41 million, RMB5 million (US$0.7 million) and RMB6 million (US$0.8 million), respectively. As of December 31, 2019 and March 31, 2020, we had amounts due to IFM of RMB46 million (US$6 million) and RMB17 million (US$2 million), respectively. We had short-term loan receivable of RMB20 million (US$3 million) as of December 31, 2019 and March 31, 2020.

Transactions with Mr. ZUO Hui

          As of December 31, 2017, 2018, 2019 and March 31, 2020, we had amounts due to Mr. ZUO Hui, our founder and chairman of the board, of RMB1 million, RMB117 million, RMB1 million (US$155 thousand) and RMB1 million (US$155 thousand), respectively.

Share Incentive Plans

          See "Management — Compensation of Directors and Executive Officers — Share Incentive Plans".

 DESCRIPTION OF SHARE CAPITAL

          We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

          As of the date of this prospectus, our authorized share capital is US$500,000 divided into 25,000,000,000 shares with a par value of US$0.00002 each, comprising of (i) 20,500,000,000 class A ordinary shares, (ii) 1,250,000,000 class B ordinary shares, (iii) 750,000,000 series B preferred shares, (iv) 750,000,000 series C preferred shares, (v) 1,000,000,000 series D preferred shares, and (vi) 750,000,000 series D+ preferred shares.

          As of the date of this prospectus, 3,064,438,135 shares are issued and outstanding. All of our issued and outstanding shares are fully paid.

          Immediately prior to the completion of this offering, our authorized share capital will be changed into US$500,000 divided into 25,000,000,000 shares with a par value of US$0.00002 each, comprising of (i) 23,614,698,720 class A ordinary shares, (ii) 885,301,280 class B ordinary shares, and (iii) 500,000,000 undesignated shares, of such class or classes (however designated) as our board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares and ordinary shares will be converted into, and/or re-designated and re-classified, as class A ordinary shares on a one-for-one basis, save and except that the 885,301,280 shares held by Propitious Global Holdings Limited will be converted into, and/or re-designated and re-classified as, class B ordinary shares. Following such conversion and/or re-designation, we will have             class A ordinary shares issued and outstanding and 885,301,280 class B ordinary shares issued and outstanding. Following completion of this offering, we will have class A ordinary shares issued and outstanding and class B ordinary shares issued and outstanding, assuming the underwriters do not exercise the option to purchase additional ADSs. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

          Our shareholders have conditionally adopted a fourth amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association and which will become effective and replace our current third amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

          Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

          Ordinary Shares.    Our ordinary shares are divided into class A ordinary shares and class B ordinary shares. Holders of our class A ordinary shares and class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

          Conversion.    Class B ordinary shares may be converted into the same number of class A ordinary shares by the holders thereof at any time, while class A ordinary shares cannot be converted into class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any class B ordinary share by a holder thereof to any person other than our founder Mr. ZUO Hui or one of his affiliates, or upon a change of control of the ultimate beneficial ownership of any class B ordinary share to any person other than our founder Mr. ZUO Hui or one of his affiliates, such class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. In addition, if at any time Mr. ZUO Hui and his affiliates collectively own less than 5% of the total number of the issued and outstanding class B ordinary shares upon completion of this offering, all of the issued and outstanding class B ordinary shares will be automatically converted into the same number of Class A ordinary shares.

          Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

          Voting Rights.    Holders of class A ordinary shares and class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each class B ordinary share shall be entitled to ten votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

          An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the outstanding ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our post-offering memorandum and articles of association provide that in respect of any resolution relating to a Special Partnership Matter, or which in any way affects a Special Partnership Matter, including any amendment to any provision of our memorandum or articles of association which relates to a Special Partnership Matter, must be approved as a special resolution, and that for these purposes a special resolution requires the affirmative vote of no less than 95% of votes cast by our shareholders at a general meeting. A "Special Partnership Matter" includes, for so long as the Partnership Condition is satisfied, (i) the rights of the Baihui Partnership to appoint our Executive Directors and to nominate and recommend the chief executive officer of our company as described under "Management — Baihui Partnership — Executive Director Appointment and CEO Nomination Right", and (ii) the procedures regarding the election, appointment and removal of directors or size of our board of directors. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

          General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

          Shareholders' general meetings may be convened by a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present in person or by proxy or by electronic or virtual means, holding shares which carry not less than one-half of all votes attaching to all issued and outstanding shares of our company entitled to vote at such general meeting.

          The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

          Transfer of Ordinary Shares.    Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

          Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

          If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

          The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and our register of members (shareholders) closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

          Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

          Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

          Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

          Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights attached to, or otherwise conferred upon the holders of the shares of, any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights attached to or otherwise conferred upon the holders of the shares of any class shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

          Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares, without the need for any approval or consent from our shareholders.

          Our post-offering memorandum and articles of association also authorize our board of directors, without the need for any approval or consent from our shareholders, to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights, voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

          Our board of directors may issue preference shares without the need for any approval or consent from, or other action by, our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

          Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information".

          Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

  •
  limit the ability of shareholders to requisition and convene general meetings of shareholders.

          However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

          Exempted Company.    We are an exempted company with limited liability incorporated under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

  •
  does not have to hold an annual general meeting;

  •
  may issue negotiable or bearer shares or shares with no par value;

  •
  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  may register as a limited duration company; and

  •
  may register as a segregated portfolio company.

          "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

          The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

          Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

          A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90.0%) of the votes at a general meeting of the subsidiary.

          The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

          Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

          Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

          The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

          If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

          Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority".

          Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

          In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

          As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

          Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

          Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

          The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

          Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

          Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

          Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

          Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

          Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

          Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

          Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, whenever the capital of our company is divided into different classes, the rights attached to any such class may only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

          Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

          Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

          The following is a summary of our securities issuances in the past three years.

Ordinary Shares

          On July 6, 2018, we issued 5 ordinary share to Harneys Fiduciary (Cayman) Limited, which was transferred to Propitious Global Holdings Limited, 437,695 ordinary shares to Propitious Global

Holdings Limited and 20,700 ordinary shares to Clover Rich Limited. On September 4, 2018, we issued 971,577,300 ordinary shares to Propitious Global Holdings Limited and 57,829,300 ordinary shares to Clover Rich Limited. On September 6, 2018, we issued 100,000,000 ordinary shares to New Eminence International Limited for our executive officers who exercised their vested stock options.

          On December 28, 2018, we (i) re-designated the ordinary shares held by Clover Rich Limited into 57,850,000 class A ordinary shares, of which 4,885,840 shares were surrendered; (ii) re-designed the ordinary shares held by New Eminence International Limited into 100,000,000 class A ordinary shares; and (iii) re-designated the ordinary shares held by Propitious Global Holdings Limited into 972,015,000 class B ordinary shares, of which 38,725,750 shares were surrendered. We also issued 289,034,485 class A ordinary shares to certain shareholders of Beijing Lianjia and Yiju Taihe or such shareholders' affiliates as these shareholders entered into contractual arrangements with our PRC subsidiaries whereby we obtained control over Beijing Lianjia and Yiju Taihe.

          On January 30, 2019, Clover Rich Limited surrendered 315,000 class A ordinary shares it held.

          On November 29, 2019, we issued 95,193,795 class A ordinary shares to GainWell Investment Corp. for our executive officers who exercised their vested stock options.

          In April 2020, we issued (i) 509,915 class A ordinary shares to Shimeng Limited for an aggregate consideration of US$2,325,213; (ii) 11,252,055 class A ordinary shares to Shengpu Limited for an aggregate consideration of $51,309,379; (iii) 10,553,165 class A ordinary shares to Minggui Limited for an aggregate consideration of $48,122,440; (iv) 187,175 class A ordinary shares to Fu Rui Business Management (BVI) Limited for an aggregate consideration of $711,258; and (v) 149,740 class A ordinary shares to Yuan Sheng Business Management (BVI) Limited for an aggregate consideration of $569,006.

          On July 20, 2020, we issued 60,852,775 class A ordinary shares to Shing Lee International Limited for our employees who exercised their vested stock options.

Preferred Shares

          In December 2018, as part of our reorganization, KE Holdings Inc. issued 298,483,760 Series B Preferred Shares and 328,654,935 Series C Preferred Shares to certain original investors of Beijing Lianjia and Yiju Taihe or such investors' affiliates.

          In December 2018, we issued (i) an aggregate of 131,578,945 Series D preferred shares to Tencent Mobility Limited for a total consideration of US$500,000,000 including cash and in-kind contribution; (ii) an aggregate of 78,947,370 Series D preferred shares to Parallel Galaxy Investment Limited for an aggregate consideration of US$300,000,000; (iii) an aggregate of 3,947,370 Series D preferred shares to Huaxing Growth Capital III, L.P. for an aggregate consideration of US$15,000,000; (iv) an aggregate of 26,315,790 Series D preferred shares to Knight Ray Limited for an aggregate consideration of US$100,000,000; (v) an aggregate of 5,844,735 Series D preferred shares to H Capital V, L.P. for an aggregate consideration of US$22,210,000; (vi) an aggregate of 7,313,160 Series D preferred shares to H Capital XM, L.P. for an aggregate consideration of US$27,790,000; (vii) an aggregate of 1,381,580 Series D preferred shares to Haixia Tiger L.P. for an aggregate consideration of US$5,250,000; and (viii) an aggregate of 21,052,630 Series D preferred shares to HH SPR-IX Holdings Limited for an aggregate consideration of US$80,000,000.

          In January 2019, we issued (i) an aggregate of 3,157,895 Series D preferred shares to Perseus Technology Investment Limited for an aggregate consideration of US$12,000,000 and (ii) an aggregate of 10,526,315 Series D preferred shares to Levee Venture Ltd. for an aggregate consideration of US$40,000,000.

          In April 2019, we issued (i) an aggregate of 1,296,055 Series D preferred shares to Villa Shell I Limited for an aggregate consideration of US$4,925,000; (ii) an aggregate of 7,894,735 Series D preferred shares to Redview Capital Investment I Limited for an aggregate consideration of US$30,000,000; and (iii) an aggregate of 13,157,895 Series D preferred shares to CGVC Company Limited for an aggregate consideration of US$50,000,000.

          In May 2019, we issued an aggregate of 2,326,445 Series C preferred shares to Trinity Investment Holdings Ltd. for an aggregate consideration of RMB50,000,000.

          In August 2019, we issued (i) an aggregate of 4,210,525 Series D preferred shares to Star Cavity Limited for an aggregate consideration of US$15,999,995 and (ii) an aggregate of 8,947,370 Series D preferred shares to PA Golden Shell Limited Partnership for an aggregate consideration of US$34,000,006.

          In October 2019, we issued an aggregate of 139,586,795 Series C preferred shares to Golden Shell (BVI) Company Limited for an aggregate consideration of RMB3,000,000,000.

          In November 2019, we issued an aggregate of 105,263,160 Series D preferred shares to SVF II Shell Subco (Singapore) Pte. Ltd. for an aggregate consideration of US$400,000,008.

          In November 2019, we issued (i) an aggregate of 208,333,335 Series D+ preferred shares to SVF II Shell Subco (Singapore) Pte. Ltd. for an aggregate consideration of US$950,000,007.6; (ii) an aggregate of 25,011,695 Series D+ preferred shares to Tencent Mobility Limited for an aggregate consideration of US$114,053,329.20; (iii) an aggregate of 11,337,500 Series D+ preferred shares to Parallel Stellar Investment Limited for an aggregate consideration of US$51,699,000.00; (iv) an aggregate of 22,216,645 Series D+ preferred shares to HH PDII Holdings Limited for an aggregate consideration of US$101,307,901.20; (v) an aggregate of 32,894,735 Series D+ preferred shares to SC GGF III Holdco, Ltd. for an aggregate consideration of US$149,999,991.60; and (vi) an aggregate of 11,085,245 Series D+ preferred shares to SCC Growth V Holdco P, Ltd. for an aggregate consideration of US$50,548,717.20.

Grant of Options

          We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See "Management — Compensation of Directors and Executive Officers — Share Incentive Plans".

Investor Rights Agreement

          We entered into our second amended and restated investor rights agreement on November 29, 2019 with our shareholders, which consist of holders of ordinary shares and preferred shares. The amended and restated investor rights agreement provides for certain shareholders' rights, including right of first refusal, co-sale rights, and preemptive rights, and contains provisions governing our board of directors and other corporate governance matters. The special rights other than registration rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering.

Registration Rights

          Pursuant to our second amended and restated investor rights agreement dated November 29, 2019, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

          Demand Registration Rights.    At any time following 180 days after the effective date of this prospectus, shareholders holding at least five percent of then outstanding shares could submit a request that we effect the registration of the registrable securities under the Securities Act where the anticipated gross proceeds would be at least US$200 million. Upon such a request, we shall promptly give notice of such requested registration to the other shareholders and thereupon shall use reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of (i) all registrable securities for which the requesting shareholders has requested registration and (ii) other registrable securities of the same class as those requested to be registered by the requesting shareholder that any shareholders with rights to request registration have requested us to register by request received by us within five business days after such shareholders receive our notice of the demand Registration

          Piggyback Registration Rights.    If, at any time following our initial public offering, we propose to file a registration statement for a public offering of our securities (except registration statement field in relation to demand registration, Form F-3 registration, Form S-3 registration or to any employee benefit plan or a corporate reorganization), we shall give each holder written notice of such registration at least 10 business days prior to filing of such registration statement and, upon the written request of any holder given within 5 business days after the receipt of such notice, we shall use reasonable best efforts to effect the registration under the Securities Act of all registrable securities that have been so requested to register by all such shareholders, to the extent requisite to permit the disposition of the registrable securities so to be registered. We shall pay all registration expenses in connection with each of such piggyback registration.

          Form F-3 Registration Rights.    After the closing of our initial public offering, we shall use best efforts to qualify for registration on Form F-3. At any time following the consummation of an initial public offering and when we are eligible to use a Form F-3 registration statement, shareholders may request us in writing to file an unlimited number of registration statements on Form F-3 for a public offering of registrable securities for which we are entitled to use Form F-3 or a comparable form to register the requested registrable securities.

          Expenses of Registration.    We will bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand (subject to certain exceptions), piggyback or F-3 registration.

          Termination of Registration Rights.    Our shareholders' registration rights will terminate (i) if we complete a liquidation, (ii) all such registrable securities proposed to be sold by a shareholder may then be sold under Rule 144 promulgated under the Securities Act, or (iii) after five years of the completion of this offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

          The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent             class A ordinary shares (or a right to receive             class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

          You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

          Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

          As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

          The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

          The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

          Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

          Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation". The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

          Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

          Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

          Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

          The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

          You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

          You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

          ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders or as described in the following sentence. If we asked the depositary to solicit your instructions at least 40 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that:

  •
  we wish to receive a discretionary proxy to vote uninstructed class A ordinary shares;

  •
  as of the instruction date we reasonably do not know of any substantial shareholder opposition to the proxy item(s); and

  •
  the proxy item(s) is not materially adverse to the interests of shareholders,

          then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to the proxy item(s). If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

          Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

          We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

          In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

          The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

          From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

          The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

          You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

          The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

          If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

          If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

          If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

          If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

          The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

  •
  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

  •
  we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

  •
  the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

  •
  we appear to be insolvent or enter insolvency proceedings;

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

          If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

          After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

          The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

  •
  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

  •
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  •
  the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

          In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

          Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

          ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

          In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as

Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

          In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

          The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

          The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of this offering, we will have               ADSs outstanding, representing               class A ordinary shares, or approximately       % of our outstanding class A and class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs. We have submitted an application to list the ADSs on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

          [We, our directors and executive officers and our existing shareholders] have agreed, for a period of 180 days after the date of this prospectus, [not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed and subject to certain other exceptions),] without the prior written consent of the representatives of the underwriters and subject to applicable notice requirements.

          Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

          All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding class A ordinary shares, in the form of ADSs or otherwise, which will equal approximately                class A ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our class A ordinary shares in the form of ADSs or otherwise, on the New York Stock Exchange, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

          Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

          In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

 TAXATION

          The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices, our PRC counsel.

Cayman Islands Taxation

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

          Payments of dividends and capital in respect of our ordinary shares or ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or ADSs, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.

People's Republic of China Taxation

          Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

          We believe that KE Holdings Inc. is not a PRC resident enterprise for PRC tax purposes. KE Holdings Inc. is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that KE Holdings Inc. meets all of the conditions above. KE Holdings Inc. is a company incorporated outside of the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body". There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

          If the PRC tax authorities determine that KE Holdings Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of KE Holdings Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that KE Holdings Inc. is treated as a PRC resident enterprise.

United States Federal Income Tax Considerations

          The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires the ADSs in this offering and holds the ADSs or Class A ordinary shares as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the "IRS") or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  pension plans;

  •
  cooperatives;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former U.S. citizens or long-term residents;

  •
  tax-exempt entities (including private foundations);

  •
  holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

  •
  investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own 10% or more of our stock (by vote or value); or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

          Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the ADSs or our Class A ordinary shares.

General

          For purposes of this discussion, a "U.S. Holder" is a beneficial owner of the ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

          If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the ADSs or Class A ordinary shares are urged to consult their tax advisors regarding an investment in the ADSs or Class A ordinary shares.

          For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

          A non-U.S. corporation, such as our company, will be a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

          Although the law in this regard is not entirely clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our consolidated VIEs for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current taxable year and any subsequent taxable year.

          Assuming that we are the owner of our consolidated VIEs for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering, and the expected price of the ADSs in the offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets and the value of our assets. Fluctuations in the market price of the ADSs may cause us to be or become a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.

          If we are a PFIC for any year during which a U.S. Holder holds the ADSs or ordinary shares, the PFIC rules discussed below under "— Passive Foreign Investment Company Rules" generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

          The discussion below under "— Dividends" and "— Sale or Other Disposition" is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under "— Passive Foreign Investment Company Rules".

Dividends

          Any cash distributions paid on the ADSs or Class A ordinary shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes.

Dividends received on the ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

          Individuals and other non-corporate U.S. Holders will be subject to tax at the lower capital gain tax rate applicable to "qualified dividend income", provided that certain conditions are satisfied, including that (1) the ADSs or Class A ordinary shares are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty (the "Treaty"), (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. We intend to list the ADSs on the New York Stock Exchange. Provided the listing is approved, we believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years. Because the Class A ordinary shares will not be listed on a U.S. exchange, dividends received with respect to Class A ordinary shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or Class A ordinary shares.

          In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "Taxation — People's Republic of China Taxation"), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether the ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation described in the preceding paragraph.

          For U.S. foreign tax credit purposes, dividends paid on the ADSs or Class A ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. If PRC withholding taxes apply to dividends paid to a U.S. Holder with respect to the ADSs or Class A ordinary shares, such U.S. Holder may be able to obtain a reduced rate of PRC withholding taxes under the Treaty if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder's U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead, subject to applicable limitations, claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

          A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or Class A ordinary shares. The gain or loss will generally be capital gain or loss. Individuals and other non-corporate U.S. Holders who have held the ADSs or Class A ordinary shares for more than one year will generally be eligible for reduced tax rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, U.S. Holders may be eligible for the benefits of the Treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or Class A ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). U.S. Holders are urged to consult their tax advisors regarding the creditability of any PRC tax.

Passive Foreign Investment Company Rules

          If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or Class A ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income; and

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

          If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or Class A ordinary shares and any of our subsidiaries, our consolidated VIEs or any of the subsidiaries of our consolidated VIEs is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our consolidated VIEs or any of the subsidiaries of our consolidated VIEs.

          As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the ADSs and we cease to be a PFIC, the holder will not take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

          The mark-to-market election is available only for "marketable stock", which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs, but not our Class A ordinary shares, will be traded on a qualified exchange upon their listing on the New York Stock Exchange. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

          Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

          We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

          If a U.S. Holder owns the ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consideration of owning and disposing of the ADSs or Class A ordinary shares if we are or become a PFIC, including the availability and possibility of making a mark-to-market election.

          THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE ADSS AND CLASS A ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

          Subject to the terms and conditions set forth in the underwriting agreement, dated               among us and the underwriters named below, for whom [Goldman Sachs (Asia) L.L.C., Morgan Stanley & Co. LLC, China Renaissance Securities (Hong Kong) Limited and J.P. Morgan Securities LLC] are acting as the representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ADSs shown opposite its name below:

Underwriter	Number of ADSs
[Goldman Sachs (Asia) L.L.C.
Morgan Stanley & Co. LLC
China Renaissance Securities (Hong Kong) Limited
J.P. Morgan Securities LLC]

Total

          The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. [The underwriting agreement provides that the underwriters will purchase all of the ADSs if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.]

          The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ADSs, that you will be able to sell any of the ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.

          The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

          Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc.

          The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036, U.S.A. The address of China Renaissance Securities (Hong Kong) Limited is Units 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, U.S.A.

Option to Purchase Additional ADSs

          We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of               ADSs from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be severally and not jointly obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter's initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ADSs than the total number set forth on the cover page of this prospectus.

Commission and Expenses

          The underwriters have advised us that they propose to offer the ADSs to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of US$             per ADS. After the offering, the initial public offering price, concession and reallowance to dealers may be varied by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

          The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

		Per ADS				Total

		Without Option to Purchase Additional ADSs		With Option to Purchase Additional ADSs		Without Option to Purchase Additional ADSs		With Option to Purchase Additional ADSs

Public offering price	US$		US$		US$		US$
Underwriting discounts and commissions paid by us	US$		US$		US$		US$
Proceeds to us, before expenses	US$		US$		US$		US$

          We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$             . [We have also agreed to reimburse the underwriters for expenses up to US$             relating to clearance of this offering with FINRA and certain other fees and expenses in connection with this offering.]

Determination of Offering Price

          Prior to this offering, there has not been a public market for the ADSs. Consequently, the initial public offering price for the ADSs will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

          We offer no assurances that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to the offering or that an active trading market for the ADSs will develop and continue after the offering.

Listing

          We have submitted an application to have the ADSs listed on the New York Stock Exchange under the trading symbol "BEKE".

Stamp Taxes

          If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Lock-Up Agreements

          [We, our officers, directors and existing shareholders] have agreed, subject to specified exceptions, not to directly or indirectly during the period ending 180 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (iv) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

          [The underwriters] may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs prior to the expiration of the lock-up period.]

Stabilization

          The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

          "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing the ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs.

          "Naked" short sales are sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

          A stabilizing bid is a bid for the purchase of ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ADSs. A syndicate covering transaction is the bid for or the purchase of ADSs on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

          None of we or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Discretionary Sales

          The underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

Electronic Distribution

          A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

          The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking, investment and wealth management and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and debt and equity securities (or related derivative securities) and financial instruments (including loans) for their own account and for the accounts of their customers as agent or as discretionary manager, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. BAO Fan, our independent director, is the chairman and chief executive officer of China Renaissance Holdings Limited which wholly owns China Renaissance Securities (Hong Kong) Limited, an underwriter in connection with this offering.

Selling Restrictions

          No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

          This prospectus does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act"), has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act. It does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act as set out below. Accordingly, if you receive this prospectus in Australia:

          A.      You confirm and warrant that you are either:

    a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

    a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

    a person associated with the Company under Section 708(12) of the Corporations Act; or

    a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

          The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

          B.      As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bermuda

          ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

          The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands)", BVI Companies"), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Canada

          The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

          This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Finance Center

          This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

          In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each referred as a "Relevant Member State", an offer to the public of the ADSs which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

          provided that no such offer of ADSs shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

          In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

          For the purposes of this provision, the expression an "offer ADSs to the public" in relation to the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe to the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong

          No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CEO, or which do not constitute an offer or invitation to the public for the purpose of the CEO and the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance.

          This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Indonesia

          This prospectus does not, and is not intended to, constitute a prospectus for a public offering of securities and this offering does not, and is not intended to, constitute a public offering of securities under Law Number 8 of 1995 regarding Capital Market and its implementing regulations. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

          In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

  •
  a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

  •
  a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

  •
  an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

  •
  a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

  •
  a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above average risk);

  •
  an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

  •
  an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

          Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan

          The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

          The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

          Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

          No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People's Republic of China

          This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the

PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

          In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

          This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

          This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

            (a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

            (b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

          securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

                (i)  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

               (ii)  where no consideration is or will be given for the transfer;

              (iii)  where the transfer is by operation of law;

              (iv)  as specified in Section 276(7) of the SFA; or

               (v)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

South Africa

          Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

                 i.  the offer, transfer, sale, renunciation or delivery is to:

              (a)     persons whose ordinary business is to deal in securities, as principal or agent;

              (b)     the South African Public Investment Corporation;

              (c)     persons or entities regulated by the Reserve Bank of South Africa;

              (d)     authorized financial service providers under South African law;

              (e)     financial institutions recognized as such under South African law;

              (f)      a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

              (g)     any combination of the person in (a) to (f); or

                ii.  the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

          No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this prospectus does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Switzerland

          The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Taiwan

          The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

          This prospectus is not intended to constitute an offer, sale or delivery of ADSs or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

          The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

          In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

          This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a "relevant person").

          This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

          Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority Inc., or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

 LEGAL MATTERS

          We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of our class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Jingtian & Gongcheng. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

 EXPERTS

          The financial statements as of December 31, 2019, 2018 and 2017, and for each of the three years in the period ended December 31, 2019 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

          Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2019 and March 31, 2020	F-101 - F-104
Unaudited Interim Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 2019 and 2020	F-105 - F-106
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders' Deficit for the Three Months Ended March 31, 2019 and 2020	F-107
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2019 and 2020	F-108 - F-110
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-111 - F-168

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of KE Holdings Inc.

Opinion on the Financial Statements

          We have audited the accompanying consolidated balance sheets of KE Holdings Inc. and its subsidiaries (the "Company") as of December 31, 2019, 2018 and 2017, and the related consolidated statements of comprehensive loss, of changes in shareholders' deficit and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, 2018 and 2017, and the results of its operations and its cash flows for the each of three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

          These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

          Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People's Republic of China
April 24, 2020, except for the effects of the composition of reportable segments as described in Note 25, as to which the date is June 12, 2020, and the effects of the share subdivision as described in Note 1, as to which the date is July 24, 2020

We have served as the Company's auditor since 2018.

KE Holdings Inc.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,

	2017	2018	2019		2019

	RMB	RMB	RMB	US$ (Note 2.5)	RMB	US$ (Note 2.5)

					Pro forma (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	5,236,100	9,115,649	24,319,332	3,434,546	24,319,332	3,434,546
Restricted cash	2,980,144	3,516,594	7,380,341	1,042,303	7,380,341	1,042,303
Short-term investments	7,587,433	2,523,199	1,844,595	260,507	1,844,595	260,507
Short-term financing receivables, net of allowance for credit losses of RMB16,650, RMB54,306 and RMB92,223 as of December 31, 2017, 2018 and 2019, respectively	1,289,259	938,479	2,125,621	300,195	2,125,621	300,195
Accounts receivable, net of allowance for doubtful accounts of RMB136,910, RMB207,245 and RMB460,962 as of December 31, 2017, 2018 and 2019, respectively	2,668,772	3,354,816	8,093,219	1,142,981	8,093,219	1,142,981
Amounts due from related parties	702,658	1,040,741	927,306	130,961	927,306	130,961
Loan receivables from related parties	9,500	2,020,292	1,929,076	272,438	1,929,076	272,438
Prepayments, receivables and other assets	3,594,065	4,865,014	5,292,996	747,513	5,292,996	747,513

Total current assets	24,067,931	27,374,784	51,912,486	7,331,444	51,912,486	7,331,444

Non-current assets
Property and equipment, net	1,201,396	957,350	1,134,228	160,184	1,134,228	160,184
Right-of-use assets	4,801,518	5,131,882	5,625,015	794,403	5,625,015	794,403
Long-term financing receivables, net of allowance for credit losses of RMB37, RMB339 and RMB847 as of December 31, 2017, 2018 and 2019, respectively	4,738	105,781	265,868	37,548	265,868	37,548
Long-term investments, net	379,972	418,469	2,333,745	329,588	2,333,745	329,588
Intangible assets, net	264,726	196,998	2,560,442	361,603	2,560,442	361,603
Goodwill	710,983	1,135,034	2,477,075	349,830	2,477,075	349,830
Non-current restricted cash	—	127,955	230,903	32,610	230,903	32,610
Other non-current assets	148,671	3,418,011	725,550	102,467	725,550	102,467

Total non-current assets	7,512,004	11,491,480	15,352,826	2,168,233	15,352,826	2,168,233

TOTAL ASSETS	31,579,935	38,866,264	67,265,312	9,499,677	67,265,312	9,499,677

KE Holdings Inc.

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,

	2017	2018	2019		2019

	RMB	RMB	RMB	US$ (Note 2.5)	RMB	US$ (Note 2.5)

					Pro forma (unaudited)
LIABILITIES
Current liabilities
Accounts payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB555,876 and RMB120,892 as of December 31, 2018 and 2019, respectively)	370,496	1,468,258	4,212,705	594,948	4,212,705	594,948
Amounts due to related parties (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB105,360 and RMB104,957 as of December 31, 2018 and 2019, respectively)	86,973	225,902	263,659	37,236	263,659	37,236
Employee compensation and welfare payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB3,426,821 and RMB1,587,750 as of December 31, 2018 and 2019, respectively)	7,462,830	8,371,889	9,113,011	1,287,003	9,113,011	1,287,003
Customer deposits payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB2,658,121 and RMB3,173,825 as of December 31, 2018 and 2019, respectively)	2,489,991	2,793,353	4,382,803	618,970	4,382,803	618,970
Payable to preferred shares investors(including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB2,414,607 and nil as of December 31, 2018 and 2019, respectively)	—	2,414,607	—	—	—	—
Income taxes payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB152,577 and RMB206,334 as of December 31, 2018 and 2019, respectively)	535,719	312,474	994,815	140,495	994,815	140,495
Short-term borrowings (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB210,000 and RMB720,000 as of December 31, 2018 and 2019, respectively)	250,000	210,000	720,000	101,683	720,000	101,683
Lease liabilities current portion (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB481,800 and RMB98,260 as of December 31, 2018 and 2019, respectively)	1,726,206	1,916,575	2,222,745	313,912	2,222,745	313,912
Short-term funding debt (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB931,209 and RMB2,291,723 as of December 31, 2018 and 2019, respectively)	1,128,230	931,209	2,291,723	323,653	2,291,723	323,653
Contract liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB8,118 and RMB49,191 as of December 31, 2018 and 2019, respectively)	244,438	303,814	593,373	83,800	593,373	83,800
Accrued expenses and other current liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB267,119 and RMB205,337 as of December 31, 2018 and 2019, respectively)	1,752,403	1,624,800	3,002,841	424,082	3,002,841	424,082

Total current liabilities	16,047,286	20,572,881	27,797,675	3,925,782	27,797,675	3,925,782

KE Holdings Inc.

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,

	2017	2018	2019		2019

	RMB	RMB	RMB	US$ (Note 2.5)	RMB	US$ (Note 2.5)

					Pro forma (unaudited)
Non-current liabilities
Deferred tax liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB409,587 and RMB49,524 as of December 31, 2018 and 2019, respectively)	518,091	532,931	22,446	3,170	22,446	3,170
Lease liabilities non-current portion (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB613,872 and RMB101,727 as of December 31, 2018 and 2019, respectively)	2,577,773	2,789,012	2,914,240	411,570	2,914,240	411,570
Long term borrowings	—	112,900	4,890,030	690,604	4,890,030	690,604
Long term funding debt (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of nil and RMB7,500 as of December 31, 2018 and 2019, respectively)	—	—	7,500	1,059	7,500	1,059
Other non-current liabilities	—	—	97,829	13,816	97,829	13,816

Total non-current liabilities	3,095,864	3,434,843	7,932,045	1,120,219	7,932,045	1,120,219

TOTAL LIABILITIES	19,143,150	24,007,724	35,729,720	5,046,001	35,729,720	5,046,001

Commitments and contingencies (Note 28)
MEZZANINE EQUITY
Series B convertible redeemable preferred shares (US$0.00002 par value; 750,000,000 shares authorized as of December 31, 2017, 2018 and 2019, respectively; 397,021,435, 298,483,760 and 298,483,760 issued and outstanding with redemption value of 7,508,263, 6,039,616 and 6,406,056 as of December 31, 2017, 2018 and 2019, respectively; no shares issued and outstanding, pro forma)	7,508,263	6,039,616	6,406,056	904,708	—	—
Series C convertible redeemable preferred shares (US$0.00002 par value; 750,000,000 shares authorized as of December 31, 2017, 2018 and 2019, respectively; 452,780,235, 470,568,175 and 470,568,175 issued and outstanding with redemption value of 10,089,160, 11,288,505 and 12,118,251 as of December 31, 2017, 2018 and 2019, respectively; no shares issued and outstanding, pro forma)	10,089,160	11,288,505	12,118,251	1,711,424	—	—
Series D convertible redeemable preferred shares (US$0.00002 par value; nil, 1,000,000,000 and 1,000,000,000 shares authorized as of December 31, 2017, 2018 and 2019, respectively; nil, 276,381,580 and 430,835,530 issued and outstanding with redemption value of nil, 5,334,188 and 11,831,223 as of December 31, 2017, 2018 and 2019, respectively; no shares issued and outstanding, pro forma)	—	5,334,188	11,831,223	1,670,888	—	—
Series D+ convertible redeemable preferred shares (US$0.00002 par value; nil, nil and 750,000,000 shares authorized as of December 31, 2017, 2018 and 2019, respectively; nil, nil and 310,879,155 issued and outstanding with redemption value of nil, nil and 10,017,365 as of December 31, 2017, 2018 and 2019, respectively; no shares issued and outstanding, pro forma)	—	—	10,017,365	1,414,722	—	—

TOTAL MEZZANINE EQUITY	17,597,423	22,662,309	40,372,895	5,701,742	—	—

KE Holdings Inc.

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,

	2017	2018	2019		2019

	RMB	RMB	RMB	US$ (Note 2.5)	RMB	US$ (Note 2.5)

					Pro forma (unaudited)
SHAREHOLDERS' EQUITY (DEFICIT)
KE Holdings Inc. shareholders' equity (deficit):

Ordinary Shares (US$0.00002 par value; 22,500,000,000 shares authorized as of December 31, 2017; 21,250,000,000 and 20,500,000,000 Class A Ordinary Shares authorized as of December 31, 2018 and 2019, respectively; 1,250,000,000 Class B Ordinary Shares authorized as of December 31, 2018 and 2019, respectively; 1,299,972,880 shares issued and outstanding as of December 31, 2017; 441,998,645 and 584,865,410 Class A Ordinary Shares issued and outstanding as of December 31, 2018 and 2019, respectively; 933,289,250 and 885,301,280 Class B Ordinary Shares issued and outstanding as of December 31, 2018 and 2019, respectively; 2,980,933,310 shares (including 2,095,632,030 Class A and 885,301,280 Class B) issued and outstanding as of December 31, 2019, pro forma)

	178	189	202	29	413	58
Additional paid-in capital	—	—	2,533,889	357,853	42,906,573	6,059,566
Statutory reserves	144,463	174,645	253,732	35,834	253,732	35,834
Accumulated other comprehensive income (loss)	(327)	(134)	63,308	8,941	63,308	8,941
Accumulated deficit	(5,370,788)	(7,988,936)	(11,775,637)	(1,663,038)	(11,775,637)	(1,663,038)

Total KE Holdings Inc. shareholders' equity (deficit)	(5,226,474)	(7,814,236)	(8,924,506)	(1,260,381)	31,448,389	4,441,361
Non-controlling interests	65,836	10,467	87,203	12,315	87,203	12,315

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	(5,160,638)	(7,803,769)	(8,837,303)	(1,248,066)	31,535,592	4,453,676

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY (DEFICIT)	31,579,935	38,866,264	67,265,312	9,499,677	67,265,312	9,499,677

The accompanying notes are an integral part of the consolidated financial statements.

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB	US$ (Note 2.5)

Net revenues:
Existing home transaction services (including revenue from related parties of RMB268,776, RMB355,181 and RMB369,326 for 2017, 2018 and 2019, respectively)	18,461,231	20,154,642	24,568,508	3,469,736
New home transaction services (including revenue from related parties of RMB28,773, RMB2,105, and RMB11,080 for 2017, 2018 and 2019, respectively)	6,419,251	7,471,924	20,273,860	2,863,216
Emerging and other services (including revenue from related parties of RMB80, RMB4,781 and RMB5,197 for 2017, 2018 and 2019, respectively)	625,216	1,019,933	1,172,538	165,594

Total net revenues	25,505,698	28,646,499	46,014,906	6,498,546

Cost of revenues:
Commission-split	(933,162)	(1,393,167)	(11,154,698)	(1,575,344)
Commission and compensation-internal	(15,663,301)	(15,767,582)	(19,444,127)	(2,746,035)
Cost related to stores	(3,543,781)	(3,400,545)	(3,078,672)	(434,792)
Others (including cost from related parties of nil, RMB5,162 and RMB108,390 for 2017, 2018 and 2019, respectively)	(597,397)	(1,215,229)	(1,069,365)	(151,023)

Total cost of revenues	(20,737,641)	(21,776,523)	(34,746,862)	(4,907,194)

Gross profit	4,768,057	6,869,976	11,268,044	1,591,352

Operating expenses:
Sales and marketing expenses	(998,575)	(2,489,692)	(3,105,899)	(438,637)
General and administrative expenses	(4,281,571)	(4,927,367)	(8,376,531)	(1,182,992)
Research and development expenses	(251,802)	(670,922)	(1,571,154)	(221,889)

Total operating expenses	(5,531,948)	(8,087,981)	(13,053,584)	(1,843,518)

Loss from operations	(763,891)	(1,218,005)	(1,785,540)	(252,166)
Interest income, net (including interest income from related parties of RMB218, RMB61,778 and RMB226,976 for 2017, 2018 and 2019, respectively)	81,171	121,374	230,339	32,530
Share of results of equity investees	12,832	1,762	11,382	1,607
Fair value changes in investments, net	75,357	(39,176)	(109,193)	(15,421)
Foreign currency exchange gain (loss), net	(3)	224	(54,052)	(7,634)
Other income, net	456,196	634,756	431,300	60,911

Loss before income tax expense	(138,338)	(499,065)	(1,275,764)	(180,173)
Income tax benefit (expense)	(399,283)	71,384	(904,363)	(127,720)

Net loss	(537,621)	(427,681)	(2,180,127)	(307,893)
Less: net income attributable to non-controlling interests shareholders	36,809	40,143	3,419	483

Net loss attributable to KE Holdings Inc.	(574,430)	(467,824)	(2,183,546)	(308,376)

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB	US$ (Note 2.5)

Accretion on convertible redeemable preferred shares to redemption value	(849,652)	(1,237,109)	(1,866,528)	(263,604)
Deemed dividends upon re-designation of Series B Preferred Shares to Series C Preferred Shares	(17,797)	—	—	—
Deemed dividends to preferred shareholders upon repurchases of preferred shares	—	(562,138)	—	—
Deemed dividends upon re-designation of ordinary shares to preferred shares	—	(118,934)	—	—

Net loss attributable to KE Holdings Inc.'s ordinary shareholders	(1,441,879)	(2,386,005)	(4,050,074)	(571,980)

Net loss	(537,621)	(427,681)	(2,180,127)	(307,893)
Other comprehensive income (loss)
Currency translation adjustments	(327)	193	63,442	8,960

Total comprehensive loss	(537,948)	(427,488)	(2,116,685)	(298,933)
Less: Comprehensive income attributable to non-controlling interests shareholders	36,809	40,143	3,419	483

Comprehensive loss attributable to KE Holdings Inc.	(574,757)	(467,631)	(2,120,104)	(299,416)
Accretion on convertible redeemable preferred shares to redemption value	(849,652)	(1,237,109)	(1,866,528)	(263,604)
Deemed dividends upon re-designation of Series B Preferred Shares to Series C Preferred Shares	(17,797)	—	—	—
Deemed dividends to preferred shareholders upon repurchases of preferred shares	—	(562,138)	—	—
Deemed dividends upon re-designation of ordinary shares to preferred shares	—	(118,934)	—	—

Comprehensive loss attributable to KE Holdings Inc.'s ordinary shareholders	(1,442,206)	(2,385,812)	(3,986,632)	(563,020)

Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	1,345,194,322	1,362,565,880	1,378,235,522	1,378,235,522
Net loss per share attributable to ordinary shareholders
— Basic	(1.07)	(1.75)	(2.94)	(0.42)
— Diluted	(1.07)	(1.75)	(2.94)	(0.42)
Share-based compensation expenses included in:
Cost of revenues	—	—	—	—
Sales and marketing expenses	—	—	—	—
General and administrative expenses	475,783	382,196	2,955,590	417,409
Research and development expenses	—	—	—	—

The accompanying notes are an integral part of the consolidated financial statements.

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Attributable to owners of KE Holdings Inc.

			Treasury		Additional Paid-in	Statutory	Accumulated Other Comprehensive	Accumulated		Non- controlling	Total
	Ordinary Shares		Shares		Capital	Reserves	Income (Loss)	Deficit	Total	Interests	Deficit

	Shares	RMB	Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balance at December 31, 2016	1,340,685,700	184	—	—	—	86,961	—	(3,472,195)	(3,385,050)	29,027	(3,356,023)
Net income (loss)	—	—	—	—	—	—	—	(574,430)	(574,430)	36,809	(537,621)
Share-based compensation	—	—	—	—	161,757	—	—	—	161,757	—	161,757
Accretion on convertible redeemable preferred shares to redemption value (Note 22)	—	—	—	—	(161,757)	—	—	(687,895)	(849,652)	—	(849,652)
Deemed dividends upon re-designation of Series B Preferred Shares to Series C Preferred Shares (Note 22)	—	—	—	—	—	—	—	(17,797)	(17,797)	—	(17,797)
Appropriation to statutory reserves	—	—	—	—	—	57,502	—	(57,502)	—	—	—
Currency translation adjustments	—	—	—	—	—	—	(327)	—	(327)	—	(327)
Re-designation of ordinary shares to preferred shares (Note 22)	(40,712,820)	(6)	—	—	—	—	—	(560,969)	(560,975)	—	(560,975)

Balance at December 31, 2017	1,299,972,880	178	—	—	—	144,463	(327)	(5,370,788)	(5,226,474)	65,836	(5,160,638)

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Attributable to owners of KE Holdings Inc.

			Treasury		Additional Paid-in	Statutory	Accumulated Other Comprehensive	Accumulated		Non- controlling	Total
	Ordinary Shares		Shares		Capital	Reserves	Income (Loss)	Deficit	Total	Interests	Deficit

	Shares	RMB	Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balance at December 31, 2017	1,299,972,880	178	—	—	—	144,463	(327)	(5,370,788)	(5,226,474)	65,836	(5,160,638)
Net income (loss)	—	—	—	—	—	—	—	(467,824)	(467,824)	40,143	(427,681)
Exercise of share options	100,000,000	14	—	—	—	—	—	—	14	—	14
Share-based compensation	—	—	—	—	345,473	—	—	—	345,473	—	345,473
Accretion on convertible redeemable preferred shares to redemption value (Note 22)	—	—	—	—	(298,612)	—	—	(938,497)	(1,237,109)	—	(1,237,109)
Deemed dividends to preferred shareholders upon repurchases of preferred shares (Note 22)	—	—	—	—	—	—	—	(562,138)	(562,138)	—	(562,138)
Deemed dividends upon re-designation of ordinary shares to preferred shares (Note 22)	—	—	—	—	—	—	—	(118,934)	(118,934)	—	(118,934)
Appropriation to statutory reserves	—	—	—	—	—	30,182	—	(30,182)	—	—	—
Currency translation adjustments	—	—	—	—	—	—	193	—	193	—	193
Re-designation of ordinary shares to preferred shares (Note 22)	(24,999,985)	(3)	—	—	—	—	—	(500,573)	(500,576)	—	(500,576)
Deemed issued shares in connection with acquisition of a subsidiary (Note 24)	—	—	—	—	76,836	—	—	—	76,836	—	76,836
Acquisition of a subsidiary with non-controlling interests	—	—	—	—	—	—	—	—	—	3,563	3,563
Acquisition of non-controlling interests	—	—	—	—	(123,697)	—	—	—	(123,697)	(85,221)	(208,918)
Dividend paid to a non-controlling interest holder	—	—	—	—	—	—	—	—	—	(13,854)	(13,854)

Balance at December 31, 2018	1,374,972,895	189	—	—	—	174,645	(134)	(7,988,936)	(7,814,236)	10,467	(7,803,769)

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Attributable to owners of KE Holdings Inc.

			Treasury		Additional Paid-in	Statutory	Accumulated Other Comprehensive	Accumulated		Non- controlling	Total
	Ordinary Shares		Shares		Capital	Reserves	Income (Loss)	Deficit	Total	Interests	Deficit

	Shares	RMB	Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balance at December 31, 2018	1,374,972,895	189	—	—	—	174,645	(134)	(7,988,936)	(7,814,236)	10,467	(7,803,769)
Net income (loss)	—	—	—	—	—	—	—	(2,183,546)	(2,183,546)	3,419	(2,180,127)
Exercise of share options	95,193,795	13	—	—	—	—	—	—	13	—	13
Share-based compensation	—	—	—	—	2,846,304	—	—	—	2,846,304	—	2,846,304
Accretion on convertible redeemable preferred shares to redemption value (Note 22)	—	—	—	—	(419,296)	—	—	(1,447,232)	(1,866,528)	—	(1,866,528)
Repurchase of ordinary shares (Note 21)	—	—	(8,806,005)	(184,675)	—	—	—	—	(184,675)	—	(184,675)
Re-issuance of treasury shares (Note 21)	—	—	8,806,005	184,675	70,372	—	—	—	255,047	—	255,047
Repurchase of deemed issued shares	—	—	—	—	—	—	—	(76,836)	(76,836)	—	(76,836)
Appropriation to statutory reserves	—	—	—	—	—	79,087	—	(79,087)	—	—	—
Currency translation adjustments	—	—	—	—	—	—	63,442	—	63,442	—	63,442
Acquisition of a subsidiary with non-controlling interests(Note 24)	—	—	—	—	—	—	—	—	—	124,807	124,807
Acquisition of non-controlling interests	—	—	—	—	36,509	—	—	—	36,509	(42,892)	(6,383)
Disposal of a subsidiary	—	—	—	—	—	—	—	—	—	(6,353)	(6,353)
Dividend paid to a non-controlling interest holder	—	—	—	—	—	—	—	—	—	(2,245)	(2,245)

Balance at December 31, 2019	1,470,166,690	202	—	—	2,533,889	253,732	63,308	(11,775,637)	(8,924,506)	87,203	(8,837,303)

The accompanying notes are an integral part of the consolidated financial statements.

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB	US$ (Note 2.5)

Cash flows from operating activities:
Net loss	(537,621)	(427,681)	(2,180,127)	(307,893)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	674,202	653,376	561,995	79,369
Amortization of intangible assets	137,001	138,918	477,323	67,411
Net impairment losses on financial assets	158,419	67,084	382,129	53,967
Provision of credit losses for financing receivables	16,687	37,958	38,425	5,427
Deferred tax benefits	(203,012)	(514,851)	(438,661)	(61,951)
Share of results of equity investees	(12,832)	(1,762)	(11,382)	(1,607)
Dividends received from equity method investments	12,000	8,000	8,000	1,130
Fair value changes in investments	(75,357)	39,176	109,193	15,421
Loss on disposal of subsidiaries	—	—	15,368	2,170
Realized gain on short-term investments	(256,281)	(257,937)	(104,893)	(14,814)
Foreign currency exchange loss (gain)	3	(224)	54,052	7,634
Loss on disposal of property, equipment and intangible assets	12,052	13,881	7,448	1,052
Share-based compensation expenses	475,783	382,196	2,955,590	417,409
Changes in assets and liabilities:
Accounts receivable	(498,216)	(769,062)	(5,040,865)	(711,905)
Amounts due from related parties	(702,658)	(338,083)	113,435	16,020
Prepayments, receivables and other assets	861,175	1,746,259	(3,401,469)	(480,381)
Right-of-use assets	(48,707)	(330,364)	(493,133)	(69,644)
Other non-current assets	(2,757)	1,019	192,566	27,196
Accounts payable	(699,805)	1,097,762	2,719,717	384,097
Amounts due to related parties	86,973	138,929	37,757	5,332
Employee compensation and welfare payable	(1,418,917)	909,037	727,231	102,705
Customer deposits payable	(2,400,021)	303,362	1,589,450	224,473
Contract liabilities	(64,489)	59,376	289,559	40,894
Lease liabilities	(100,044)	401,608	431,398	60,925
Accrued expenses and other current liabilities	(2,008,455)	82,065	379,564	53,605
Income taxes payable	138,651	(223,245)	682,341	96,365
Other liabilities	—	—	10,615	1,499

Net cash provided by (used in) operating activities	(6,456,226)	3,216,797	112,626	15,906

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB	US$ (Note 2.5)

Cash flows from investing activities:
Purchases of short-term investments	(56,127,259)	(40,977,288)	(10,351,585)	(1,461,922)
Maturities of short-term investments	55,459,660	46,313,084	11,136,382	1,572,758
Cash paid for business combination, net of cash acquired	—	(358,776)	(772,783)	(109,138)
Proceeds from disposal of subsidiaries, property, equipment and long-lived assets	66,430	70,725	29,570	4,176
Purchases of property, equipment and intangible assets	(575,185)	(542,853)	(703,008)	(99,284)
Financing receivables originated	(2,707,481)	(15,622,792)	(16,178,638)	(2,284,860)
Collections of financing receivables principal	1,396,797	15,834,571	14,792,984	2,089,168
Purchases of long-term investments	(291,524)	(96,730)	(1,917,860)	(270,854)
Loans to related parties	(5,000)	(5,000,000)	(584,576)	(82,558)
Repayments of loans from related parties	—	2,989,208	675,792	95,440

Net cash provided by (used in) investing activities	(2,783,562)	2,609,149	(3,873,722)	(547,074)

Cash flows from financing activities:
Proceeds from issuance of preferred shares	8,730,000	2,584,907	15,844,058	2,237,607
Cash paid for non-controlling interests in subsidiaries	—	(164,918)	(6,383)	(901)
Repurchase of ordinary shares	—	—	(207,145)	(29,254)
Proceeds from re-issuance of treasury shares	—	—	232,885	32,890
Repurchase of deemed issued shares	—	—	(140,074)	(19,782)
Proceeds from short-term borrowings	422,286	210,000	3,333,343	470,758
Repayments of short-term borrowings	(417,204)	(250,000)	(2,823,343)	(398,732)
Proceeds from long-term borrowings	—	112,900	4,880,423	689,247
Repayments of long-term borrowings	(159,840)	—	—	—
Proceeds from funding debt	1,128,230	2,340,949	3,950,227	557,879
Repayments of funding debt	—	(2,537,970)	(2,582,213)	(364,678)
Payment to partner companies due to liquidation of a controlled limited partnership	—	(258,247)	—	—
Reinjection of capital from preferred shareholders in connection with the Reorganization (Note 1)	—	—	9,892,606	1,397,102
Repatriation of capital to preferred shareholders to facilitate the Reorganization (Note 1)	—	(3,000,000)	(6,931,136)	(978,863)
Repurchases of preferred shares	—	(306,175)	(2,414,607)	(341,008)
Dividends paid to equity holders of the Company	(127,188)	—	—	—
Dividends paid to non-controlling shareholders of subsidiaries	—	(13,854)	(2,245)	(317)

Net cash provided by (used in) financing activities	9,576,284	(1,282,408)	23,026,396	3,251,948

Effect of exchange rate change on cash, cash equivalents and restricted cash	(330)	416	(94,922)	(13,406)

Net increase in cash and cash equivalents and restricted cash	336,166	4,543,954	19,170,378	2,707,374

KE Holdings Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB	US$ (Note 2.5)

Cash, cash equivalents and restricted cash at the beginning of the year
Including:
Cash and cash equivalents at the beginning of the year	2,990,066	5,236,100	9,115,649	1,287,376
Restricted cash at the beginning of the year	4,890,012	2,980,144	3,516,594	496,638
Non-current restricted cash at the beginning of the year	—	—	127,955	18,071

Total	7,880,078	8,216,244	12,760,198	1,802,085

Cash, cash equivalents and restricted cash at the end of the year
Including:
Cash and cash equivalents at the end of the year	5,236,100	9,115,649	24,319,332	3,434,546
Restricted cash at the end of the year	2,980,144	3,516,594	7,380,341	1,042,303
Non-current restricted cash at the end of the year	—	127,955	230,903	32,610

Total	8,216,244	12,760,198	31,930,576	4,509,459

Supplemental disclosures:
Cash paid for income taxes	(463,644)	(666,712)	(660,683)	(93,306)
Cash paid for interest	(44,193)	(128,076)	(236,827)	(33,446)
Non-cash investing and financing activities
Preferred shares issued for prepayment of intangible assets	—	2,402,120	—	—
Accretions of convertible redeemable preferred shares	849,652	1,237,109	1,866,528	263,604
Deemed dividends	17,797	681,072	—	—
Prepayments for long-term investments	—	—	40,000	5,649
Changes in accounts payable related to property and equipment addition	89,321	(69,489)	48,230	6,811

The accompanying notes are an integral part of the consolidated financial statements.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

(a)    Principle activities and subsidiaries

          KE Holdings Inc. ("the Company") was incorporated in the Cayman Islands on July 6, 2018 under the Cayman Islands Companies Law as an exempted company with limited liability. The Company through its consolidated subsidiaries, variable interest entities (the "VIE"s) and the subsidiaries of the VIEs (collectively, the "Group"), is principally engaged in operating a leading integrated online and offline platform for housing transactions and services in the People's Republic of China (the "PRC" or "China").

          As of December 31, 2019, the details of the Company's major subsidiaries, consolidated VIEs (inclusive of the VIEs' subsidiaries) are as follows:

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of direct or indirect economic ownership

Subsidiaries
Beike Group (Cayman) Limited	August 6, 2018	Cayman Island	100%
Beike Group (BVI) Limited	July 12, 2018	British Virgin Islands	100%
Sharehome HK International Limited	December 16, 2016	Hong Kong	100%
Beike (Tianjin) Investment Co., Ltd. ("Beike Tianjin")	September 29, 2018	PRC	100%
Jinbei (Tianjin) Technology Co., Ltd. ("Jinbei Technology")	August 22, 2018	PRC	100%
Beike Jinke (Tianjin) Technology Co., Ltd. ("Beike Jinke")	October 30, 2018	PRC	100%
Lianjia (Tianjin) Enterprise Management Co., Ltd. ("Lianjia Enterprise Management")	August 13, 2018	PRC	100%
Beijing Lianjia Zhidi Real Estate Brokerage Co., Ltd. ("Lianjia Zhidi")	June 25, 2008	PRC	100%
Beijing Fangyuan Real Estate Consulting Services Co., Ltd.	October 24, 2016	PRC	100%
Beijing Lianjia Gaoce Real Estate Brokerage Co., Ltd.	September 20, 2016	PRC	100%
Deyou Real Estate Agency Co., Ltd. ("Deyou Real Estate Agency")	December 30, 2015	PRC	100%
Shanghai Deyou Property Consulting Co., Ltd.	December 30, 2015	PRC	100%
Shenzhen Lianjia Real Estate Brokerage Co., Ltd.	December 23, 2015	PRC	100%
Shenzhen Fangjianghu Technology Co., Ltd.	August 25, 2016	PRC	100%
Sichuan Lianjia Real Estate Brokerage Co., Ltd.	December 31, 2015	PRC	100%
Chengdu Fangjianghu Information Technology Co., Ltd.	April 12, 2016	PRC	100%
Tianjin Lianjia Baoye Real Estate Agency Co., Ltd.	May 20, 2008	PRC	100%
Tianjin Lianjia Fangjianghu Technology Co., Ltd.	September 23, 2016	PRC	100%
Zhengzhou Fangjianghu Information Technology Co., Ltd.	August 28, 2017	PRC	100%
Beike Zhaofang (Beijing) Technology Co., Ltd. ("Beike Zhaofang")	August 3, 2015	PRC	100%
Beike Technology Co., Ltd.	June 28, 2017	PRC	100%
Consolidated VIEs
Beijing Lianjia Real Estate Brokerage Co., Ltd. ("Beijing Lianjia")	September 30, 2001	PRC	100%
Beijing Yiju Taihe Technology Co., Ltd. ("Yiju Taihe")	July 23, 2010	PRC	100%
Tianjin Xiaowu Information & Technology Co., Ltd. ("Tianjin Xiaowu")	November 14, 2017	PRC	100%
Subsidiaries of VIEs
Beijing Zhongrongxin Financing Guarantee Co., Ltd.	July 25, 2008	PRC	100%
Beijing Ehomepay Technologies Co., Ltd.	August 8, 2013	PRC	100%

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

(b)    History and reorganization of the Group

          The Group commenced operations in the PRC in 2001 through Beijing Lianjia, which was established in September 2001 by Mr. Zuo Hui (the "Founder" and chairman of the board of directors). Beijing Lianjia and its subsidiaries developed various businesses over time and expanded nationwide in China. During January 2017, the Group restructured Yiju Taihe, which was originally a subsidiary of Beijing Lianjia and operated financial service businesses, to mirror the holding structure substantially identical to that of Beijing Lianjia. In November 2017, the Group incorporated Tianjin Xiaowu, to conduct operations related to value-added telecommunication services. The Founder is the ultimate controlling party of the Group as he has held majority voting power over the Group throughout the Group's history.

          Along with the launch of the Group's Beike platform, the Company was incorporated in the Cayman Islands in July 2018 as the Group's holding company to facilitate offshore financing. During July to December 2018, the Company established a series of intermediary holding entities which directly or indirectly hold the equity interests in Beike Tianjin, Jinbei Technology, and Beike Jinke, all of which are the Company's wholly-owned PRC subsidiaries (collectively, "WFOEs"). Through a series of transactions, most of the original subsidiaries of Beijing Lianjia have become the subsidiaries of the applicable WFOEs and the Group's other PRC subsidiaries. For example, most of Beijing Lianjia's operating entities are transferred to Lianjia Zhidi and Lianjia Enterprise Management, both of which are wholly-owned subsidiaries of Beike Tianjin.

          Then, through a series of reorganization transactions (the "Reorganization"), the Company obtained control over Beijing Lianjia, Yiju Taihe and Tianjin Xiaowu through contractual arrangements. In connection with the Reorganization, most of the shareholders of Beijing Lianjia and Yiju Taihe or such shareholders' affiliates subscribed for ordinary shares, Series B and C convertible redeemable preferred shares of the Company as applicable, substantially in proportion to their previous respective equity interests in Beijing Lianjia and Yiju Taihe prior to the reorganization. To effect the Reorganization, the Group returned onshore capital of RMB3,000 million and RMB 6,931 million to preferred shareholder in 2018 and 2019, respectively. Such capital was reinjected to the Group offshore in 2019.

          The Reorganization was completed on December 28, 2018.

          On July 22, 2020, the Company effected a 5-for-1 share subdivision, following which each of the Company's issued and unissued ordinary shares and preferred shares was subdivided into five ordinary shares and preferred shares, respectively. Upon the subdivision, the number of shares reserved for issuance under the Company's existing share incentive plans and the number of shares to be issued under the options and other awards granted by the Company pursuant to the existing share incentive plans were adjusted to reflect the subdivision. All applicable share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the 5-for-1 share subdivision.

(c)
Basis of Presentation for the Reorganization

          During the Reorganization, the shareholding percentages and rights of each shareholder of the Group are substantially the same in Beijing Lianjia, Yiju Taihe and in the Company immediately before and after the Reorganization. Accordingly, the Reorganization is accounted for as a common

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

control transaction because the Founder has control over the Group before and after the Reorganization.

          There was no change in the basis of presentation of the financial statements resulting from these Reorganization transactions. The assets and liabilities have been stated at historical carrying amounts. The financial statements are prepared as if the corporate structure of the Group had been in existence since inception of the Group.

(d)    VIE Companies (excluding the consolidated trusts as discussed in Note 2.11)

          Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services, finance businesses and certain other businesses, the Group operates its platforms and other restricted businesses in the PRC through certain PRC domestic companies, whose equity interests are held by certain management members of the Group ("Nominee Shareholders"). The Group obtained control over these PRC domestic companies by entering into a series of contractual arrangements with these PRC domestic companies and their respective Nominee Shareholders. These contractual agreements include powers of attorney, exclusive business cooperation agreement, exclusive option agreements, equity pledge agreements and spousal consent letters. These contractual agreements can be extended at the Group's relevant PRC subsidiaries' options prior to the expiration dates. Management concludes that these PRC domestic companies are VIEs of the Group, of which the Group is the ultimate primary beneficiary. As such, the Group consolidated the financial results of these PRC domestic companies and their subsidiaries in the Group's consolidated financial statements.

          The following is a summary of the contractual agreements (collectively, "Contractual Agreements") that the Group, through its subsidiaries, entered into with the VIEs and their Nominee Shareholders:

i)
Contractual Agreements with VIEs

Power of Attorney

          Pursuant to the power of attorney agreements among the WFOEs, the VIEs and their respective Nominee Shareholders, each Nominee Shareholder of the VIEs irrevocably undertakes to appoint the WFOE, or a PRC citizen designated by the WFOE as the attorney-in-fact to exercise all of the rights as a shareholder of the VIEs, including, but not limited to, the right to convene and attend shareholders' meeting, vote on any resolution that requires a shareholder vote, such as appoint or remove directors and other senior management, and other voting rights pursuant to the then-effective articles of association (subject to the amendments) of the VIEs. Each power of attorney agreement is irrevocable and remains in effect as long as the Nominee Shareholder continues to be a shareholder of the VIEs.

Exclusive Business Cooperation Agreements

          Pursuant to the exclusive business cooperation agreements among the WFOEs and the VIEs, respectively, the WFOEs have the exclusive right to provide the VIEs with services related to, among other things, comprehensive technical support, professional training, consulting services and marketing and promotional services. Without prior written consent of the WFOEs, the VIEs agree

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

not to directly or indirectly accept the same or any similar services provided by any others regarding the matters ascribed by the exclusive business cooperation agreements. The VIEs agree to pay the WFOEs services fees, which will be determined by the WFOEs. The WFOEs have the exclusive ownership of intellectual property rights created as a result of the performance of the agreements. The agreements will remain effective except that the WFOEs are entitled to terminate the agreements in writing.

Exclusive Option Agreements

          Pursuant to the exclusive option agreements among the WFOEs, the VIEs and their respective Nominee Shareholders, the Nominee Shareholders of the VIEs irrevocably grant the respective WFOEs an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in the VIEs (except for 3.03% of Beijing Lianjia's equity interests pledged to a third party as of December 31, 2018, while the pledge was removed in December 2019 and all equity interests were subject to the exclusive option agreements).The purchase price with respect to the equity interests in Tianjin Xiaowu shall be the amount of paid-in capital or the lowest price permitted by applicable PRC law, and the purchase price with respect to the equity interests in other VIEs shall be the higher of RMB1 or the lowest price permitted by applicable PRC law. The shareholders of the VIEs further undertake to pay to the WFOEs any dividends and other distributions they receive in relation to the equity interests they held in the VIEs, to the extent permitted by PRC law. The shareholders of the VIEs undertake that, without prior written consent of the WFOEs, they will not create any pledge or encumbrance on their equity interests in the VIEs, approve any transfer or in any manner disposal of their equity interests, or any disposition of any assets of the VIEs (other than limited exceptions). The shareholders of each of the VIEs agree, among other things, without prior written consent of the WFOEs, not to cause the relevant VIEs to merge with any other entities, increase or decrease its registered capital, declare or distribute dividends, amend its articles of association, enter into any material contract (other than those occurring in the ordinary course of business), appoint or remove its directors, supervisors or other management, be liquidated or dissolved (unless mandated by PRC laws), lend or borrow money (except for payables incurred in the ordinary course of business other than through loans) or undertake any actions that may adversely affect the VIEs' operating status and asset value. These agreements will remain effective until all of the equity interests of the relevant VIEs have been transferred to the WFOEs and/or its designated person. Jinbei Technology has the unilateral right to terminate the agreement with Tianjin Xiaowu.

Equity Pledge Agreements

          Pursuant to the equity pledge agreements among the WFOEs, the VIEs and their respective Nominee Shareholders, the Nominee Shareholders of the VIEs pledged all of their respective equity interests in the VIEs to the WFOEs as security for performance of the obligations of the VIEs and their Nominee Shareholders under the exclusive business cooperation agreements, the power of attorney agreements, the exclusive option agreements and the equity pledge agreements, except for 3.03% of Beijing Lianjia's equity interests pledged to a third party as of December 31, 2018. The pledge was removed in December 2019 and all equity interests became subject to the equity pledge agreements. The Nominee Shareholders of the VIEs also undertake that, during the term of the equity pledge agreements, unless otherwise approved by the WFOEs in writing, they will not

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

transfer the pledged equity interests or create or allow any new pledge or other encumbrance on the pledged equity interests. As of the date of this report, the Group has registered all such equity pledges with the local branch of the State Administration for Market Regulation in accordance with PRC laws to perfect the respective equity pledges. After the completion of the equity pledge registrations, in the event of a breach by the VIEs or its shareholders of contractual obligations under these agreements, the WFOEs will have the right to dispose of the pledged equity interests in the VIEs.

Spousal Consent Letters

          Pursuant to the spousal consent letters, each of the spouses of the applicable individual Nominee Shareholders of the VIEs unconditionally and irrevocably agrees that the equity interest in the VIEs held by and registered in the name of his or her respective spouse will be disposed of pursuant to the relevant exclusive business cooperation agreements equity pledge agreements, the exclusive option agreements and the power of attorney agreements, without his or her consent. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by her respective spouses. In addition, in the event that any of them obtains any equity interest in the VIEs held by their respective spouses for any reason, such spouses agree to be bound by similar obligations and agreed to enter into similar contractual arrangements.

ii)
Risks in relation to VIE structure

          Part of the Group's business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. The Company has concluded that (i) the ownership structure of the VIEs is not in violation of any existing PRC law or regulation in any material respect; and (ii) each of the VIE Contractual Agreements is valid, legally binding and enforceable to each party of such agreements and will not result in any violation of PRC laws or regulations currently in effect. However, uncertainties in the PRC legal system could cause the relevant regulatory authorities to find the current VIE Contractual Agreements and businesses to be in violation of any existing or future PRC laws or regulations.

          On March 15, 2019, the National People's Congress adopted the Foreign Investment Law of the PRC, which became effective on January 1, 2020, together with their implementation rules and ancillary regulations. The Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, but it contains a catch-all provision under the definition of "foreign investment", which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. It is unclear that whether the Group's corporate structure will be seen as violating the foreign investment rules as the Group are currently leveraging the contractual arrangements to operate certain businesses in which foreign investors are prohibited from or restricted to investing. If variable interest entities fall within the definition of foreign investment entities, the Group's ability to use the contractual arrangements with its VIE and the Group's ability to conduct business through the VIEs could be severely limited.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

          In addition, if the Group's corporate structure and the contractual arrangements with the VIEs through which the Group conducts its business in the PRC were found to be in violation of any existing or future PRC laws and regulations, the Group's relevant PRC regulatory authorities could:

  •
  revoke or refuse to grant or renew the Group's business and operating licenses;

  •
  restrict or prohibit related party transactions between the wholly owned subsidiary of the Group and the VIEs;

  •
  impose fines, confiscate income or other requirements which the Group may find difficult or impossible to comply with;

  •
  require the Group to alter, discontinue or restrict its operations;

  •
  restrict or prohibit the Group's ability to finance its operations, and;

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

          The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the Group's businesses. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIEs or the right to receive its economic benefits, the Group would no longer be able to consolidate the VIEs. The management believes that the likelihood for the Group to lose such ability is remote based on current facts and circumstances. However, the interpretation and implementation of the laws and regulations in the PRC and their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

Summary of Financial Information of the Group's VIEs

          In accordance with VIE Contractual Agreements, the Company (1) could exercise all shareholder's rights of the VIEs and has power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered as ultimate primary beneficiary of the VIEs and has consolidated the VIEs' financial results of operations, assets and liabilities in the Company's consolidated financial statements. Therefore, the Company considers that there are no assets in the VIEs that can be used only to settle obligations of the VIEs, except for the registered capital of the VIEs amounting to approximately RMB2.5 billion and RMB1.9 billion as of December 31, 2018 and 2019, as well as certain non-distributable statutory reserves amounting to approximately RMB59 million and RMB61.2 million as of December 31, 2018 and 2019. As the VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIEs. There is currently no

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

          The following table set forth the assets, liabilities, results of operations and changes in cash, cash equivalents and restricted cash of the consolidated VIEs (inclusive of the VIEs' subsidiaries) taken as a whole, which were included in the Group's consolidated financial statements with intercompany transactions eliminated. The VIE Contractual Arrangements were effected upon the completion of the Reorganization on December 28, 2018; thus, the statements of comprehensive loss and the statements of cash flows of the VIEs for the year ended December 31, 2018 were not material. The following disclosures present the financial positions of the businesses that currently

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

constitute the VIE entities as of December 31, 2018 and 2019 and the operation results for the year ended December 31, 2019:

	As of December 31,

	2018	2019

	RMB	RMB

	(in thousands)
Cash and cash equivalents	5,776,195	3,569,728
Restricted cash	3,029,012	3,792,659
Short-term investments	2,523,199	1,821,946
Short-term financing receivables, net	938,479	2,125,621
Accounts receivable, net	153,787	78,480
Amounts due from related parties	756,674	664,078
Loan receivables from related parties	2,020,292	1,924,500
Prepayments, receivables and other assets	953,111	718,610
Amounts due from non-VIE subsidiaries	9,962,730	18,089,207

Total current assets	26,113,479	32,784,829

Property and equipment, net	279,492	163,450
Right-of-use assets	1,257,511	219,632
Long-term financing receivables, net	105,781	265,868
Long-term investments, net	116,266	306,874
Intangible assets, net	55,688	58,262
Goodwill	7,522	7,522
Non-current restricted cash	127,955	131,574
Other non-current assets	115,397	8,045

Total non-current assets	2,065,612	1,161,227

Total assets	28,179,091	33,946,056

Accounts payable	555,876	120,892
Amounts due to related parties	105,360	104,957
Employee compensation and welfare payable	3,426,821	1,587,750
Customer deposits payable	2,658,121	3,173,825
Payable to preferred shares investors	2,414,607	—
Income taxes payable	152,577	206,334
Short-term borrowings	210,000	720,000
Lease liabilities current portion	481,800	98,260
Short-term funding debt	931,209	2,291,723
Contract liabilities	8,118	49,191
Accrued expenses and other current liabilities	267,119	205,337
Amounts due to non-VIE subsidiaries	4,108,857	20,487,070

Total current liabilities	15,320,465	29,045,339

Deferred tax liabilities	409,587	49,524
Lease liabilities non-current portion	613,872	101,727
Long-term funding debt	—	7,500

Total non-current liabilities	1,023,459	158,751

Total liabilities	16,343,924	29,204,090

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

For the Year Ended December 31, 2019

RMB

(in thousands)
Total net revenues	6,793,851
Net loss	(187,538)
Net cash provided by operating activities	6,701,805
Net cash used in investing activities	(698,934)
Net cash used in financing activities	(7,442,072)
Net decrease in cash, cash equivalents and restricted cash	(1,439,201)

2. Significant accounting policies

2.1
Basis of preparation

          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Significant accounting policies followed by the Group in the preparation of its accompanying consolidated financial statements are summarized below.

2.2
Basis of consolidation

          The consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIEs (inclusive of the VIEs' subsidiaries) for which the Company is the ultimate primary beneficiary.

          A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

          A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiaries is the primary beneficiary of the entity.

          All transactions and balances between the Company, its subsidiaries, consolidated VIEs (inclusive of VIEs' subsidiaries) have been eliminated upon consolidation. The results of subsidiaries and VIEs acquired or disposed of during the year are recorded in the consolidated statements of comprehensive loss from the effective dates of acquisition or up to the effective dates of disposal, as appropriate.

2.3
Use of estimates

          The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities,

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

disclosure of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting periods in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group's consolidated financial statements include, but are not limited to, (i) revenue recognition, (ii) provision for credit losses of accounts receivable, financing receivables and other receivables, (iii) assessment for impairment of long-lived assets, intangible assets and goodwill, (iv) fair value of financial guarantee, (v) valuation and recognition of share-based compensation expenses, (vi) useful lives of property and equipment and intangible assets, (vii) fair value of short-term and long-term investments, (viii) fair value of ordinary shares and convertible redeemable preferred shares, (ix) liabilities related to employee welfare benefits and (x) provision for income tax and valuation allowance for deferred tax assets. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

2.4
Foreign currencies and foreign currency translation

          The Group's reporting currency is Renminbi ("RMB"). The functional currency of the Company and its subsidiaries incorporated in the Cayman Islands, BVI and Hong Kong is United States dollars ("US$") and the functional currency of the PRC entities in the Group is RMB. The Company's subsidiaries with operations in other jurisdictions generally use their respective local currencies as their functional currencies.

          Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in foreign currency exchange gain(loss), net in the consolidated statements of comprehensive loss.

          The financial statements of the Group are translated from the functional currencies into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gain and loss are translated into RMB using the periodic average exchange rates. Translation differences are recorded currency translation adjustments as a component of other comprehensive income in the consolidated statements of comprehensive loss.

2.5
Convenience translation

          Translations of the consolidated balance sheets, the consolidated statements of comprehensive loss and the consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2019 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB7.0808, representing the index rates stipulated by the federal reserve board/ the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on March 31, 2020. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2019, or at any other rate.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.6
Fair value measurements

          Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

          Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

    Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

    Level 2 — Other inputs that are directly or indirectly observable in the marketplace.

    Level 3 — Unobservable inputs which are supported by little or no market activity.

          Accounting guidance also describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

          When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

2.7
Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand, demand deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal or use, and which have original maturities less than three months and are readily convertible to known amount of cash.

2.8
Restricted cash and non-current restricted cash

          Cash that is legally restricted as to withdrawal or for use or pledged as security is reported separately on the face of the consolidated balance sheets. In accordance with Accounting Standards Codification ("ASC") 230, the amounts generally described as restricted cash and restricted cash equivalents are included in the total cash, cash equivalents and restricted cash balances in the consolidated statements of cash flows.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

          The Group's restricted cash is classified into current and non-current portion based on the length of restricted period, and is mainly comprised of 1) cash received from the property buyers but not yet paid to the sellers through the Group's online payment platform, which is placed with banks in escrow accounts; 2) cash pledged with commercial banks for the Group's bank loans; 3) security deposits for the Group's guarantee and financing services; 4) security deposits for forward exchange contract.

2.9
Short-term investments

          Short-term investments include investments in financial instruments with a variable interest rate indexed to performance of underlying assets. In accordance with ASC 825 — "Financial Instruments", the Group elected the fair value option at the date of initial recognition and carried these investments at fair value. Changes in the fair value are reflected in the consolidated statements of comprehensive loss.

2.10
Accounts receivable

          Accounts receivable represents those receivables derived in the ordinary course of business, net of allowance for doubtful accounts, including receivable from real estate property sellers, buyers and agents from the platform.

          The Group maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivable amounts. The allowance for doubtful accounts is estimated based upon the Group's assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the customers' ability to pay.

2.11
Financing receivables

          The Group generates financing receivables by providing personal credit loans to property buyers, tenants and other individual borrowers. The Group has the intent and the ability to hold such financing receivables for the foreseeable future or until maturity or payoff.

Financing receivables from consolidated Trusts

          The Group has entered into arrangements with consolidated trusts ("Trusts"), pursuant to which the Group invested in the financing receivables using funds from the consolidated Trusts. The Trusts are administered by third-party trust companies, which act as the trustees, with funds contributed by the Group and/or other third-party investors for the purposes of providing returns to the beneficiary of the Trusts. The Group has power to direct the activities of the Trusts and has the obligation to absorb losses or the right to receive benefits from the Trusts that could potentially be significant to the Trusts. As a result, the Trusts are considered consolidated VIEs of the Group under ASC 810 — "Consolidation".

          Therefore the loans funded by the consolidated Trusts are recorded as the Group's financing receivables. The proceeds received from the third-party investors are recognized as funding debts. Cash received via consolidated Trusts that has not yet been distributed is recorded as restricted cash.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

Financing receivables from micro-loan platforms

          The Group also offers micro loans to borrowers via micro-loan platforms. The loans offered mainly include: 1) installment loans for home improvements to property owners, 2) loans provided to external small property agents, 3) loans provided to other individuals. As the Group undertakes substantially all the risks and rewards, the micro loans are recognized as financing receivables on the consolidated balance sheets.

Measurement of financing receivables

          Financing receivables are measured at amortized cost and reported on the consolidated balance sheets at outstanding principal adjusted for any write-offs and the allowance for credit losses.

Allowance of credit losses

          The allowance of credit losses reflects the Group's estimated probable incurred losses. The Group assesses the creditworthiness and collectability of the portfolios of respective financial receivables, mainly based on delinquency levels and historical write-offs of respective underlying loans, where applicable, using an established systematic process on a pooled basis within each credit risk levels of the borrowers. When assigning borrowers into different credit risk levels, factors like location, education background, income level, outstanding external borrowings, and external credit references of the borrowers are considered. In the consideration of above factors, the Group determines that each portfolio of respective financial receivables subject to credit losses within each credit risk level is homogenous with similar credit characteristics. The allowance of credit losses and corresponding receivables are written off after the 3rd year of delinquency, as before then there is still a significant portion of the delinquent balance being collected based on historical data.

Accrued interest receivable

          Accrued interest income on financing receivables is calculated based on the effective interest rate of the loan and recorded as interest income as earned. When a financing receivable reaches 1 day past due, it is placed on non-accrual status, and the Group stops accruing interest of the financing receivables as of such date. The accrued but unpaid interest as of such date is not reversed. The Group assesses the collectability of accrued interest together with the unpaid principal amount and provides reserves if warranted. Interest income for non-accrual financing receivables is recognized on a cash basis. Cash receipt of non-accrual financing receivables would be first applied to any unpaid principal, late payment fees, if any, before recognizing interest income. The Group does not resume accrual of interest after a loan has been placed on non-accrual basis.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.12
Property and equipment, net

          Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed based upon the usage of the asset, which is approximated using a straight-line method over the estimated useful lives of the assets, which range as follows:

• Office building	20 - 40 years
• Vehicles	4 years
• Computer equipment	3 - 5 years
• Furniture and office equipment	3 - 5 years
• Leasehold improvement	lesser of the term of the lease or the estimated useful lives of the assets

          Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in other income, net in the consolidated statements of comprehensive loss.

2.13
Intangible assets, net

          Intangible assets mainly include those acquired through business combinations and purchased intangible assets. Intangible assets acquired through business combinations are recognized as assets separate from goodwill if they satisfy either the "contractual-legal" or "separability" criterion. Intangible assets arising from business combinations are recognized and measured at fair value upon acquisition. Purchased intangible assets are initially recognized and measured at cost upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives based upon the usage of the asset, which is approximated using a straight-line method as follows:

• Software	3 - 10 years
• Trademarks and domain names	3 - 5 years
• Customer relationships	3 - 5 years
• Non-competition agreements	3 - 5 years
• Advertising resources	5 years
• Licences	6 - 10 years

          Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amounts by which the carrying amounts of the assets exceed the fair values of the assets.

          No impairment charges of intangible assets were recognized for the years ended December 31, 2017, 2018 and 2019.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.14
Goodwill

          Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in a business combination.

          Goodwill is not depreciated or amortized but is tested for impairment on an annual basis, and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company early adopted ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, and in accordance with the FASB, a company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of each reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The judgment in estimating the fair value of reporting units includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. The Group performs goodwill impairment testing at the reporting unit level on December 31 annually. No impairment of goodwill was recognized for the years ended December 31, 2017, 2018 and 2019.

2.15
Long-term investments

(i)
Equity investments accounted for using the equity method

          In accordance with ASC 323 — "Investment — Equity Method and Joint Ventures", the Group applies the equity method of accounting to equity investments, in common stock or in-substance common stock, over which it has significant influence but does not own a majority equity interests or otherwise control.

          An investment in in-substance common stock is an investment that has risk and reward characteristics that are substantially similar to that entity's common stock. The Group considers subordination, risks and rewards of ownership and obligation to transfer value when determining whether an investment in an entity is substantially similar to one in that entity's common stock.

          Under the equity method, the Group initially records its investment at cost. The difference between the cost of the equity investment and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill or as an intangible asset as appropriate. The Group subsequently adjusts the carrying amount of the investment to recognize the Group's proportionate share of each equity investee's net income or loss into the consolidated statements of comprehensive loss after the date of acquisition. When the Group's share of losses in

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

the equity investee equals or exceeds its interest in the equity investee, the Group does not recognize further losses, unless the Group has incurred obligations or made payments or guarantees on behalf of the equity investee, or the Group holds other investments in the equity investee.

          The Group continually reviews its investment in equity investees under the equity method to determine whether a decline in fair value to below the carrying value is other-than-temporary. The primary factors the Group considers in its determination are the duration and severity of the decline in fair value, the financial condition, operating performance and the prospects of the equity investee, and other company specific information such as recent financing rounds.

          The fair value determination, particularly for investments in early stage privately-held companies, requires significant judgment to determine appropriate estimates and assumptions. Changes in these estimates and assumptions could affect the calculation of the fair value of the investments and the determination of whether any identified impairment is other-than-temporary. If any impairment is considered other-than-temporary, the Group writes down the asset to its fair value and takes the corresponding charge to the consolidated statements of comprehensive loss. Impairment was recorded for equity method investments for the years ended December 31, 2017, 2018 and 2019 was nil, nil and RMB1.5 million, respectively.

(ii)
Investments accounted for at fair values

          Beginning January 1, 2017, the Group early adopted ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"). Securities with readily determinable fair values are measured at fair value. Equity securities accounted for at fair values include investments in i) marketable equity securities, which are publicly traded stock and ii) unlisted companies, for which the Company measures at fair value on a recurring basis. Pursuant to ASC 321, for equity investments measured at fair value with changes in fair value recorded in earnings, the Company does not assess whether those securities are impaired.

          For investments in convertible note and loan receivables with maturities of over one year, the Group elected the fair value option. The fair value option permits the irrevocable election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The investments accounted for under the fair value option are carried at fair value with realized or unrealized gains and losses recorded in the consolidated statements of comprehensive loss. For wealth management products with variable interest rates referenced to performance of underlying assets and with original maturities greater than one year, the Group elected the fair value method at the date of initial recognition and carries these investments at fair value in accordance with ASC 825 — "Financial Instruments". Changes in the fair value of these investments are reflected on the consolidated statements of comprehensive loss as fair value changes in investments, net. Fair value is estimated based on quoted prices of similar products provided by financial institutions at the end of each reporting period. The Group classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

(iii)
Equity investments measured at Measurement Alternative and NAV practical expedient

          Private equity funds pursue various investment strategies. Investments in private equity funds generally are not redeemable due to the closed-ended nature of these funds. These private equity

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

funds, over which the Group does not have the ability to exercise significant influence, are accounted for under the existing practical expedient in ASC Topic 820, Fair Value Measurements and Disclosures ("ASC 820") to estimate fair value using the net asset value per share (or its equivalent) of the investment ("NAV practical expedient").

          For investments in an investee over which the Group does not have significant influence and which do not have readily determinable fair value and do not qualify for NAV practical expedient, the Company may elect to record these investments at cost, less impairment, and plus or minus subsequent adjustments for observable price changes, in accordance with ASU 2016-01. Under this measurement alternative, changes in the carrying value of the equity investment will be required to be made whenever there are observable price changes in orderly transactions for the identical or similar investment of the same issuer. For those equity investments that the Company elects to use the measurement alternative, the Company makes a qualitative assessment of whether the investment is impaired at each reporting date. If a qualitative assessment indicates that the investment is impaired, the Company has to estimate the investment's fair value in accordance with the principles of ASC 820. If the fair value is less than the investment's carrying value, the Company recognizes an impairment loss in net income equal to the difference between the carrying value and fair value. No impairment was recorded for equity investments without readily determinable fair values for the years ended December 31, 2017, 2018 and 2019.

2.16
Leases

          The Group mainly leases brokerage sales stores, offices and land use rights from property owners. These are all classified as operating leases. Effective January 1, 2019, the Group adopted the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-02, "Leases (Topic 842)" ("ASC 842"), along with several additional clarification ASU's issued during 2018, collectively "new lease standard", using a full retrospective basis with the cumulative effect recognized at the beginning of the earliest comparative period presented. The new lease standard requires entities that lease assets with lease terms of more than 12 months recognize right-of-use ("ROU") assets and lease liabilities created by those leases on their balance sheets. This new lease standard also requires new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. As part of the adoption of the new lease standard, the Group elected the package of practical expedients which allows the Group to not re-assess (i) if any existing arrangements contained a lease, (ii) the lease classification of any existing leases and (iii) initial direct costs for any existing lease. The Group also elected the practical expedient which allows use of hindsight in determining the lease term for leases in existence at the date of adoption. The Group elected to not assess whether existing or expired land easements contained a lease, as allowed by the practical expedient. The adoption of ASC 842 resulted in recognition of ROU assets of RMB4,812 million, current operating lease liabilities of RMB1,732 million and non-current operating lease liabilities of RMB2,726 million upon the adoption date. And there was no cumulative effect on retained earnings.

          Rental contracts for the sales stores and offices are typically made for fixed periods ranging from few months to five years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. Land use rights are amortized on a straight-line basis over the shorter of the estimated useful life, generally 44 years, or the estimated usage periods or

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

the terms of the agreements. The Group's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The determination of whether an arrangement is or contains a lease is made at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether the Group obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.

          The Company elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract.

          The majority of the Group's leases have fixed payments schedules, with certain leases including additional payments based on excess consumption of services. For leases with additional payments based on excess consumption of services, no amount is included in the calculation of the lease liabilities or corresponding asset as it is not probable excess consumption. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

          Under a lease, the lessees are required to recognize ROU assets and lease liabilities. ROU assets represent the Group's right to use an underlying asset for the lease term and are recognized as the amount of the lease liabilities, adjusted for lease incentives received. Lease liabilities represent the Group's obligation to make lease payments arising from the lease and are recognized at the present value of the future lease payments at the lease commencement date. As the interest rate implicit in most of the Group's leases is not readily determinable, the Group uses the incremental rate ("IBR") to determine the present value of the future lease payments. The IBR is a hypothetical rate based on the Group's understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis.

          Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities accounts on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

2.17
Borrowings

          Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method.

          Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

2.18
Funding debts

          Funding debts represents the proceeds received from third-party investors less amounts paid to such investors of the consolidated Trusts. Accrued interest payable is calculated based on the effective interest rates of the funding debts.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.19
Statutory reserves

          In accordance with the laws applicable to the Foreign Investment Enterprises ("FIEs") established in the PRC, the Group's subsidiaries registered as WFOEs have to make appropriations from its annual after-tax profits as determined under generally accepted accounting principles in the PRC ("PRC GAAP") to reserve funds including general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the annual after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the company. Appropriations to the enterprise expansion fund and staff bonus and welfare fund are made at the respective company's discretion.

          In addition, in accordance with the PRC Company Laws, the Group's consolidated VIEs (inclusive of VIEs' subsidiaries) incorporated in PRC are required to make appropriations on annual basis from their after-tax profits to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

          The use of the general reserve fund, enterprise expansion fund, statutory surplus fund and discretionary surplus fund are restricted to offsetting of losses or increasing of the registered capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to employees and for the collective welfare of all employees. None of these reserves is allowed to be transferred to the company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

          For the years ended December 31, 2017, 2018 and 2019, profit appropriation to general reserve fund and statutory surplus fund for the Group's entities incorporated in the PRC was approximately RMB57.5 million, RMB30.2 million and RMB79.1 million, respectively. No appropriation to other reserve funds was made for any of the periods presented.

2.20
Revenue recognition

          The Group adopted ASC 606 — "Revenue from Contracts with Customers" for all periods presented. According to ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group's customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, after considering reductions by estimates for refund allowances, price concession, discount and Value Added Tax ("VAT").

Existing home transaction services:

          The Group generates revenue from existing home transaction services primarily by earning commissions from housing customers for sales or leases transactions facilitated by the Group's own Lianjia brand where the Group acts as the principal agent, or splits of commissions with other brokerage firms acting as the principal agents in cooperation with the Group to complete transactions. In these transactions, the principal agent signs a housing agency service contract with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

housing customers and is responsible for fulfilling the obligations to provide the agency services under the contract. The Beike platform requires platform agreements to be signed by all brokerage firms registered with the platform. The platform agreements establish a cooperative relationship between the principal agent and all participating brokerage firms, which allows the principal agent to combine and control services provided by the participating agent. The platform agreements also set the principal agent's role and responsibility for overall agency services and a fee allocation structure for various standard cooperating roles of agency services. For each successful transaction completed through the platform, the platform will calculate commissions for each participating agent in accordance with the platform agreements and settle them through the platform's payment system.

          When the Group signs the housing agency service contracts with housing customers and splits commissions with other brokerage firms who cooperate with the Group to complete the housing transactions in accordance with the platform agreement, the Group is considered to be the principal agent as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the agency services pursuant to the housing agency service contracts it signed with the housing customers. Accordingly, the Group accounts for the commissions from these agency service contracts on a gross basis, with any commissions paid to other brokerage firms recorded as a cost of revenue.

          When other brokerage firms on Beike platform sign the housing agency service contracts with housing customers and split commissions with the Group in accordance with platform agreement for cooperation services by the Group to complete the housing transactions, the Group is considered as a participating agent who provides services to the principal agents as the Group is not the primary obligor for the agency service contract and does not have the right to determine the service price. Accordingly, the Group accounts for the commissions from these agency service contracts on a net basis.

          For agency commissions earned by the Group, either as the principal agent or participating agent, after deducting estimated potential refunds due to a terminated transaction, the Group recognizes them as revenues when the performance obligations are satisfied at the time the housing customers sign the housing sale and purchase agreements or the lease agreements.

          The Group also generates revenue from existing home transaction services by earning (i) platform service fees from real estate brokerage firms on the Beike platform as a percentage of the transaction commissions earned on the platform for using the Group's ACN and SaaS systems, (ii) franchise fees from brokerage firms as a percentage of the transaction commissions earned under the Group's franchise brands such as the Deyou brand, and (iii) other service fees for various services offered by Beike platform, such as transaction closing service through the Group's transaction center.

          For platform service and franchise fees, the Group recognizes the estimated fees that it expects to receive as revenues when the Group obtains the right to payment at the time the housing customers sign the housing sale and purchase agreements or the lease agreements.

          For other service fees, the Group recognizes as revenues when the services are provided.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

New home transaction services:

          The Group generates revenues from new home transaction services principally by earning sales commissions from real estate developers for new home sales facilitated by the Group. The Group signs new home agency service contracts with real estate developers in where the terms and conditions for sales commission earned are defined. The Group recognizes sales commissions as revenues when the confirmations that terms and conditions for commissions earned are met are received from real estate developers or upon cash receipts of service fees if collection of the commissions are not considered probable at that time.

          The Group subcontracts with other brokerage firms to fulfil its agency services contracts with the real estate developers and splits commissions with these brokerage firms. The Group is considered as the principal agent for the agency service contracts signed with the developers as it has the right to determine the service price and to define the service performance obligations, it has control over the services provided by the other brokerage firms and it is fully responsible for fulfilling agency services pursuant to the new home agency service contracts signed with the real estate developers. Accordingly, the Group accounts for such agency service contracts on a gross basis and recognizes split commissions to collaborating brokerage firms as cost of revenues.

Emerging and other services:

          The Group generates revenues from emerging and other services such as financial services and home renovation services. Service fees for emerging and other services are generally recognized as revenues when services are provided.

Practical Expedients

          The Group has used the following practical expedients as allowed under ASC 606:

(i)
The effect of a significant financing component has not been adjusted for contracts when the Group expects, at contract inception, that the period between when the Group transfers a promised good or service to the customer will be one year or less.

(ii)
The Group expenses the costs to obtain a contract as incurred when the expected amortization period is one year or less.

Contract Balances

          Timing of revenue recognition may differ from the timing of invoicing to customers. For certain services, customers are required to pay before the services are delivered. The Group recognizes a contract asset or a contract liability in the consolidated balance sheets, depending on the relationship between the Group's performance and the customer's payment.

          The Group classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Group recognizes an accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and if

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

it has the unconditional right to receive consideration. The Group did not have any capitalized contract as of December 31, 2017, 2018 and 2019.

          Contract liabilities are recognized if the Group receives consideration in advance of performance, which is mainly in relation to the existing home transaction services, new home transaction services and emerging and other services. The Group expects to recognize a significant majority of this balance as revenue over the next 12 months, and the remainder thereafter. The contract liabilities of the Group as of December 31, 2017, 2018 and 2019 are listed in the table below:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Contract liabilities:
Existing home transaction services	125,861	186,475	136,498
New home transaction services	61,602	62,329	334,429
Emerging and other services	56,975	55,010	122,446

Total	244,438	303,814	593,373

2.21
Funding cost

          Funding cost mainly consists of interest expense the Group pays in relation to the funding debts, to fund its financing receivables.

2.22
Advertising expenses

          Advertising expenses are generally prepaid to the third parties for online traffic acquisition and offline advertising services such as television, outdoor and inner-building channels. Advertising expenses are expensed as sales and marketing expenses when the services are received. For the years ended December 31, 2017, 2018 and 2019, advertising expenses recognized in the consolidated statements of comprehensive loss were RMB711.6 million, RMB1,651.3 million and RMB1,287.5 million, respectively.

2.23
Share-based compensation

          The Group grants share options to eligible employees and accounts for these share-based awards in accordance with ASC 718 — "Compensation-Stock Compensation".

          Employees' share-based awards are classified as equity awards and are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required, or b) using a straight-line method over the requisite service period, which is the vesting period.

          For share options granted which require both service conditions and the completion of an initial public offering ("IPO"), cumulative share based compensation expenses for options that have satisfied the service conditions will be recorded upon the completion of the IPO. All transactions in

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

          The Group uses the binomial option pricing model to determine the fair value of stock options. The determination of the fair value of stock options is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

          In accordance with ASU 2016-09, the Group has chosen to account for forfeitures when they occur.

2.24
Income taxes

Income tax

          Current income tax is recorded in accordance with the laws of the relevant tax jurisdictions.

          The Group applies the assets and liabilities method of income taxes in accordance of ASC 740 — "Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are provided based on temporary differences arising between the tax bases of assets and liabilities and financial statements, using enacted tax rates that will be in effect in the period in which the differences are expected to reverse.

          Deferred tax assets are recognized to the extent that such assets are more-likely-than-not to be realized. In making such a determination, the Group considers all positive and negative evidence, including results of recent operations and expected reversals of taxable income. Valuation allowances are established to offset deferred tax assets if it is considered more-likely-than-not that amount of the deferred tax assets will not be realized.

Uncertain tax positions

          The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying the two-step approach to determine the amount of the benefit to be recorded. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more-likely-than-not that the position will be sustained, including resolution of related appeals or litigation processes. If the tax positions meet the "more likely than not" recognition threshold, the second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. The Group classifies interest and penalties related to income tax matters, if any, as income tax expense.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

          The Group did not have any significant interest or penalties associated with tax positions for the years ended December 31, 2017, 2018 and 2019. The Group did not have any significant unrecognized uncertain tax positions for the years ended December 31, 2017, 2018 and 2019.

2.25
Employee benefits

          Full-time employees of the Group in mainland China are entitled to staff welfare benefits including pension, work-related injury benefits, maternity insurances, medical insurances, unemployment benefits and housing fund plans through a PRC government-mandated defined contribution plan. Chinese labor regulation requires that the Group makes payments to the government for these benefits based on a certain percentage of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond making the required contributions.

          Historically, the contributions made by the Group for employees might have been insufficient under the PRC laws and regulations, for which the Group made provisions based on its best estimates considering general administrative practice, historical precedent cases, legal advice and other factors. The provisions made are to be reversed if a) the potential exposures that the provisions were made for do not occur for a period of time and b) the Group believes that the probability that such exposures would materialize in the future is remote based on most recent developments. The balances of the provisions are included in employee compensation and welfare payable. The net impact of additions and reversals of the provisions was an increase or (decrease) in employee welfare benefit expenses of RMB25.8 million, RMB8.5 million and (RMB174 million) in 2017, 2018 and 2019, respectively. Currently, the Group is implementing a remediation plan to reduce the possibility of non-compliance of relevant law and regulations for employee welfare benefits. The total amounts of such employee welfare benefit expenses, including the provision's net impact, were approximately RMB1.37 billion, RMB1.69 billion and RMB2.04 billion for the years ended December 31, 2017, 2018 and 2019, respectively.

2.26
Net loss per share

          Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretion on convertible redeemable preferred shares to redemption value and deemed dividends to a preferred shareholder, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the loss.

          Diluted loss per share is computed using the weighted average number of additional ordinary shares that would had been outstanding assuming the conversion of all dilutive potential ordinary shares.

2.27
Comprehensive loss

          Comprehensive loss is defined to include all changes in equity deficit of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive loss includes net loss and currency translation adjustments of the Group.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.28
Related parties

          Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative shareholder, or a related corporation.

2.29
Segment reporting

          Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker ("CODM"). The chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as a management committee including chief executive officer, chief financial officer and two chief operational officers.

          The group operates in three operating segments: (i) Existing home transaction services; (ii) New home transaction services; (iii) Emerging and other services, and the segment information is set out in Note 25.

2.30
Commitments and contingencies

          In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. An accrual for a loss contingency is recognized if it is probable that a liability has been incurred and the amount of liability can be reasonably estimated. If a potential loss is not probable, but reasonably possible, or is probable but the amount of liability cannot be reasonably estimated, then the nature of contingent liability, together with an estimate of the range of the reasonably possible loss, if determinable and material, is disclosed.

          Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of guarantee would be disclosed.

2.31
Government grants

          Government grants are recognized as income in other income, net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the consolidated statements of comprehensive loss upon receipt and when all conditions attached to the grants are fulfilled.

          For the years ended December 31, 2017, 2018 and 2019, the Group recognized government grants of approximately RMB198 million, RMB336 million and RMB345 million, respectively, in other income, net in the consolidated statements of comprehensive loss.

2.32
Business combinations and non-controlling interests

          The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 — "Business Combinations". The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers, liabilities incurred by the Company and equity instruments issued by the Company. Transaction

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

costs directly attributable to the acquisition are expensed as incurred. Identifiable assets acquired and liabilities assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive loss. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Subsequent to the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any further adjustments are recorded in the consolidated statements of comprehensive loss.

          In a business combination achieved in stages, the Company re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of comprehensive loss.

2.33
Concentration and risks

Concentration of customers and suppliers

          There are no customers or suppliers from whom revenues or purchases individually represent greater than 10% of the total revenues or the total purchases of the Group for the years ended December 31, 2017, 2018 and 2019.

Concentration of credit risk

          Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable, other receivables, short-term investments and long-term investments. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2017, 2018 and 2019, all of the Group's cash and cash equivalents, restricted cash and short-term investments were held by major financial institutions located in the PRC, Hong Kong, the USA, Japan and Australia, which the management believes are of high credit quality. On May 1, 2015, China's new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in China are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. This Deposit Insurance Regulation would not be effective in providing complete protection for the Group's accounts, as its aggregate deposits are much higher than the compensation limit. However, the Group believes that the risk of failure of any of these PRC banks is remote. Bank failure is uncommon in China and the Group believes that those Chinese banks that hold the Group's cash and cash equivalents, restricted cash and short-term investments are financially sound based on public available information.

          Accounts receivable, other receivables and long-term investments are typically unsecured and are mainly derived from the ordinary course of business in the PRC. The risk with respect to these financial instruments is mitigated by credit evaluations the Group performs on its customers and its

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

ongoing monitoring processes of outstanding balances. As of December 31, 2019, only one customer's total receivable amounting to RMB3,148 million is considered to subject to concentration credit risk.

Currency convertibility risk

          The PRC government imposes controls on the convertibility of RMB into foreign currencies. The Group's cash and cash equivalents, restricted cash and short-term investments denominated in RMB that are subject to such government controls amounted to RMB15.8 billion, RMB11.0 billion, and RMB14.9 billion as of December 31, 2017, 2018 and 2019, respectively. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of China (the "PBOC"). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

Foreign currency exchange rate risk

          In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated by more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The appreciation of the RMB against the US$ was approximately 6% in 2017. The depreciation of the RMB against the US$ was approximately 5% and 2% in 2018 and 2019, respectively. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

2.34
Recently issued but not yet adopted accounting pronouncements

          In June 2016, the FASB issued ASU No. 2016-13 (ASU 2016-13), Financial Instruments — Credit Losses, which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU 2016-13 is effective for public companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company expects the cumulative-effect adjustment on the retained earnings as of January 1, 2020 related to the initial application of ASU 2016-13 to be immaterial.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

          In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements in ASC 820, "Fair Value Measurement" ("ASC 820"). The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The new standard is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The Company expects the impact of this accounting standard update on its consolidated financial statements to be immaterial.

          In August 2018, the FASB issued ASU 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement ("CCA") That Is a Service Contract. This update amends the current guidance that exists for CCAs by providing explicit accounting for implementation costs of a hosting arrangement that is a service contract. The amendments effectively align the accounting for implementation costs for hosting arrangements, regardless of whether they convey a license to the hosted software. Thus, a hosting arrangement that is a service contract will follow the guidance in ASC 350-40 — "Intangibles — Goodwill and other, Internal-use software", to determine which implementation costs to capitalize or expense. This new standard is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. Entities can choose to adopt the new guidance (1) prospectively to eligible costs incurred on or after the date the guidance is first applied or (2) retrospectively. The Company expects the impact of this accounting standard update on its consolidated financial statements to be immaterial.

          In December 2019, the FASB issued ASU 2019-12, "Simplifying the Accounting for Income Taxes" to remove specific exceptions to the general principles in Topic 740 and to simplify accounting for income taxes. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

          In January 2020, the FASB issued ASU 2020-01, "Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815", which clarifies the interaction of the accounting for equity investments under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Cash, Cash Equivalents, Restricted Cash

          Cash, cash equivalents and restricted cash consisted of the following:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Cash and cash equivalents:
Cash	5,236,100	9,115,649	22,991,101
Cash equivalents	—	—	1,328,231
Restricted cash:
Current	2,980,144	3,516,594	7,380,341
Non-Current	—	127,955	230,903

Total cash, cash equivalents and restricted cash	8,216,244	12,760,198	31,930,576

(i)
Cash and cash equivalents consist of cash on hand and demand deposits which have original maturities of three months or less and are readily convertible to known amount of cash. The weighted average interest rate of cash equivalent for the year ended December 31, 2019 is 2.21%. The balance of cash as of December 31, 2018 included deposits in transit amounting to RMB1.4 billion which were received on January 2, 2019.

(ii)
The Group's restricted cash is classified into current and non-current portion based on the length of restricted period, and is mainly comprised of 1) cash received from the property buyers but not yet been paid to the sellers through the Company's online payment platform, which is placed with banks in escrow accounts; 2) cash pledged with commercial banks for the Group's bank loans; 3) security deposits for the Group's guarantee and financing services; 4) security deposits for forward exchange contract. The proportion for each type of restricted cash are 87.62%, 0%, 12.38% and 0% as of December 31, 2017; 86.33%, 3.51%, 10.16% and 0% as of December 31, 2018; 61.69%, 29.61%, 8.11% and 0.59% as of December 31, 2019, respectively.

4. Short-term Investments

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Short-term investments:
Bank time deposits	—	—	1,225
Wealth management products	7,587,433	2,523,199	1,843,370

Total	7,587,433	2,523,199	1,844,595

          Bank time deposits are time deposits with original maturities of longer than three months but less than one year or the long-term bank deposit with maturity date within one year.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Short-term Investments (Continued)

          The Company's wealth management products are issued by multiple financial institutions, which are mainly money market funds, structural deposits and contain a variable interest rate. To estimate the fair value of short-term investments, the Company refers to the quoted rate of return provided by financial institutions at the end of each year using discounted cash flow method. The Company classifies the valuation techniques that use these inputs as level 2 of fair value measurement. The weighted average interest rates for the wealth management products are 5.09%, 3.46% and 3.51% for the years ended December 31, 2017, 2018 and 2019, respectively. The Group elects to measure the investment in wealth management products at fair value with the fair value changes recorded in fair value changes in investments, net in the consolidated statements of comprehensive loss.

5. Prepayments, receivables and other assets

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Current:
Advances to suppliers	82,134	157,210	254,534
Deposits paid to new home developers(i)	2,476,640	277,766	3,311,371
Prepaid rental and other deposits	339,989	393,850	439,775
Staff advances	258,833	282,316	247,353
Receivable from equity investors(ii)	—	3,000,000	—
Receivables from escrow account	—	139,590	18,982
Interest receivables	6,245	15,224	93,950
VAT-input deductible	151,351	280,868	608,958
Others	278,873	318,190	318,073

Total	3,594,065	4,865,014	5,292,996

Non-current:
Prepayment for advertising resources(iii)	—	2,745,280	145,806
Deferred tax asset (Note 19)	147,535	672,622	520,292
Others	1,136	109	59,452

Total	148,671	3,418,011	725,550

(i)
Deposits paid to new home developers

Deposits paid to new home developers refers to the earnest deposits paid by the Group to developers for new home transaction service contracts.

(ii)
Receivable from equity investors

To consummate the Reorganization, RMB3.0 billion, which equals the issuance price of a holder of Series C Preferred Shares, was repatriated to this investor to facilitate the investor's outbound direct investment registration procedures including repaying the US$ equivalent of RMB3.0 billion to the Company. The amount was received by the Company in January 2019.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Prepayments, receivables and other assets (Continued)

(iii)
Prepayment for advertising resources

In December 2018, the Group and Tencent Holdings Limited and its subsidiaries ("Tencent") entered into a business cooperation agreement (the "BCA") pursuant to which Tencent provides the Group i) certain advertising resources; and ii) certain marketing and cloud services, as part of the consideration for Series D Preferred Shares issued to Tencent (Note 22). The BCA was initially recorded as a prepayment included in other non-current assets as of December 31, 2018; and subsequently the resources mentioned in i) was reclassified into intangible asset upon launch of the resources in April 2019, while the services mentioned in ii) were amortized into expenses on an actual consumption basis.

6. Accounts receivable, net

          Accounts receivable, net consists of the following:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
New home transaction services	1,993,292	2,778,942	7,838,045
Existing home transaction services	772,357	761,249	604,191
Emerging and other services	40,033	21,870	111,945

Accounts receivable	2,805,682	3,562,061	8,554,181
Allowance for doubtful accounts	(136,910)	(207,245)	(460,962)

Accounts receivable, net	2,668,772	3,354,816	8,093,219

          The movements in the allowance for doubtful accounts were as follows:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Balance at the beginning of the year	(79,366)	(136,910)	(207,245)
Additions	(75,498)	(83,088)	(328,868)
Write-offs	17,954	12,753	75,151

Balance at the end of the year	(136,910)	(207,245)	(460,962)

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Financing receivables, net

          Financing receivables, net as of December 31, 2017, 2018, and 2019 consisted of the following:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Short-term:
Financing receivables from consolidated Trusts	1,303,855	893,212	1,915,721
Financing receivables from micro-loan platforms	2,054	99,573	302,123

Total short-term financing receivables	1,305,909	992,785	2,217,844
Allowance for credit losses	(16,650)	(54,306)	(92,223)

Total short-term financing receivables, net	1,289,259	938,479	2,125,621

Long-term:
Financing receivables from consolidated Trusts	—	35,082	28,565
Financing receivables from micro-loan platforms	4,775	71,038	238,150

Total long-term financing receivables	4,775	106,120	266,715
Allowance for credit losses	(37)	(339)	(847)

Total long-term financing receivables, net	4,738	105,781	265,868

          These balances represent short-term and long-term financing receivables are personal credit loans to home buyers and tenants, and to other individual borrowers.

          The following table summarizes the balances of financing receivables by due date as of December 31, 2017, 2018 and 2019:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Due in months
0 - 12	1,305,909	992,785	2,217,844
13 - 24	858	19,761	102,274
25 - 36	3,917	86,359	164,441

Total financing receivables	1,310,684	1,098,905	2,484,559

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Financing receivables, net (Continued)

          The activities in the provision for credit losses for the years ended December 31, 2017, 2018 and 2019, respectively, consisted of the following:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Beginning balance	—	(16,687)	(54,645)
Provisions	(16,687)	(37,958)	(38,425)
Write-offs	—	—	—

Ending balance	(16,687)	(54,645)	(93,070)

          Aging analysis of past due financing receivables as of December 31, 2017, 2018 and 2019 is as follows:

	1 - 29 Days Past Due	30 - 59 Days Past Due	60 - 89 Days Past Due	90 - 179 Days Past Due	180 days or greater Past Due	Total Past Due	Current	Total

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Personal credit loans	8,750	—	—	—	—	8,750	1,301,934	1,310,684
December 31, 2017	8,750	—	—	—	—	8,750	1,301,934	1,310,684

Personal credit loans	25,004	17,845	6,859	46,485	49,701	145,894	953,011	1,098,905
December 31, 2018	25,004	17,845	6,859	46,485	49,701	145,894	953,011	1,098,905

Personal credit loans	34,876	17,807	9,388	10,461	116,703	189,235	2,295,324	2,484,559
December 31, 2019	34,876	17,807	9,388	10,461	116,703	189,235	2,295,324	2,484,559

8. Property and equipment, net

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Office building	151,695	152,088	424,508
Vehicles	48,659	34,060	29,199
Computer equipment	568,713	661,039	716,833
Furniture and office equipment	300,366	317,243	313,915
Leasehold improvement	1,211,299	1,353,620	1,687,359
Construction in progress	106,592	110,570	122,343

	2,387,324	2,628,620	3,294,157
Less: accumulated depreciation and impairment	(1,185,928)	(1,671,270)	(2,159,929)

Net book value	1,201,396	957,350	1,134,228

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Property and equipment, net (Continued)

          Depreciation expenses recognized for the years ended December 31, 2017, 2018 and 2019 were RMB674.2 million, RMB653.4 million, and RMB562.0 million, respectively.

9. Intangible assets, net

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Software	88,184	113,933	157,041
Trademarks and domain name	171,804	103,422	161,417
Customer relationships	179,893	52,143	35,642
Non-competition agreement	163,750	122,480	122,480
Advertising resources (Note 5)	—	—	2,441,670
Licence	—	27,788	340,413

Total	603,631	419,766	3,258,663

Less: accumulated amortization	(281,515)	(169,478)	(644,931)
Less: accumulated impairment	(57,390)	(53,290)	(53,290)

Net book value	264,726	196,998	2,560,442

          Amortization expenses recognized for the years ended December 31, 2017, 2018 and 2019 amounted to RMB137 million, RMB139 million and RMB477 million, respectively.

          The impaired intangible assets consisted of the trademarks acquired through business acquisitions in 2015. As of December 31, 2016, RMB57.4 million impairment loss was recognized on the two acquired trademarks in total as the financial performances of the acquired business were significantly below the forecasts on the acquisition dates. During the years ended December 31, 2017, 2018 and 2019, no impairments loss were recognized on the intangible assets of the Group.

          Estimated amortization expense relating to the existing intangible assets with finite lives for each of the next five years is as follows:

Amounts

RMB

(in thousands)
For the years ending December 31,
2020	613,570
2021	562,698
2022	545,950
2023	544,658
2024	183,900

2,450,776

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Leases

          The group has operating leases for agency sales offices, administrative offices, entrusted houses and land use rights in China. The recognition of whether a contract arrangement contains a lease is made by evaluating whether the arrangement conveys the right to use an identified asset and whether the group obtains substantially all the economic benefits from and has the ability to direct the use of the asset.

          Operating lease assets and liabilities are included in the items of "Right-of-use assets, Lease liabilities current portion, Lease liabilities non-current portion" on the consolidated balance sheets.

          The components of lease cost for the year ended December 31, 2017, 2018 and 2019 were listed as follows:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Operating lease cost	2,580,279	2,612,145	2,631,991
Short-term lease cost	31,997	41,765	30,065

Total	2,612,276	2,653,910	2,662,056

          Supplemental cash flows information related to leases was as follows:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows payment from operating leases	2,473,103	2,511,699	2,705,440

Right-of-use assets obtained in exchange for lease liabilities:
Right-of-use assets obtained in exchange for new operating lease liabilities	2,105,493	2,699,783	4,443,056

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Leases (Continued)

          Supplemental balance sheet information related to leases was as follows:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Operating Leases
Administrative office leases	406,336	787,586	764,303
Store leases	4,395,182	4,305,016	4,371,957
Entrusted house leases	—	39,280	460,857
Land use rights	—	—	27,898

Total operating lease assets	4,801,518	5,131,882	5,625,015

Operating lease liabilities, current	1,726,206	1,916,575	2,222,745
Operating lease liabilities, non-current	2,577,773	2,789,012	2,914,240

Total operating lease liabilities	4,303,979	4,705,587	5,136,985

	For the Year ended December 31,

	2017	2018	2019

Weighted-average remaining lease term (in years)
Operating leases	2.54	2.19	2.91
Land use right	—	—	43.34
Weighted-average discount rate
Operating leases	5.1%	5.1%	5.3%
Land use right	5.1%	5.1%	5.3%

          Maturities of lease liabilities were as follows:

As of December 31,

2019

RMB

(in thousands)
2020	2,385,706
2021	1,636,566
2022	877,061
2023	422,059
2024	149,258
Thereafter	47,218

Total undiscounted lease payments	5,517,868
Less: imputed interest	(380,883)

Total lease liabilities	5,136,985

          The group's lease agreement generally do not contain an option for the group to renew a lease for a term agreed by the group. The group's lease agreement generally do not contain any residual value guarantees or material restrictive covenants. Payments under the lease arrangements are primarily fixed.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Long-term investments, net

          The following sets forth the changes in the Group's long-term investments:

	Investments in equity method investees	Investments accounted for at fair values	Equity investments measured under measurement alternative and NAV practical expedient	Long-term time deposits	Total

	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Balance at December 31, 2016	73,690	16,743	66,430	1,185	158,048
Investments made	—	270,024	21,500	—	291,524
Income (loss) from investment	12,832	—	—	13	12,845
Fair value change through earnings	—	(4,015)	—	—	(4,015)
Disposal of investment	—	—	(66,430)	—	(66,430)
Dividend received	(12,000)	—	—	—	(12,000)

Balance at December 31, 2017	74,522	282,752	21,500	1,198	379,972
Investments made	24,230	30,000	42,500	—	96,730
Acquired in a business combination	800	—	—	—	800
Income (loss) from investment	1,762	—	—	6	1,768
Fair value change through earnings	—	(61,545)	8,744	—	(52,801)
Dividend received	(8,000)	—	—	—	(8,000)

Balance at December 31, 2018	93,314	251,207	72,744	1,204	418,469
Investments made	300,030	1,365,773	37,057	215,000	1,917,860
Income (loss) from investment	12,882	—	—	—	12,882
Investment impairment	(1,500)	—	—	—	(1,500)
Fair value change through earnings	—	(38,384)	34,422	—	(3,962)
Disposal of investment	(800)	—	—	—	(800)
Dividend received	(8,000)	—	—	—	(8,000)
Transfer to short-term investments	—	—	—	(1,204)	(1,204)

Balance at December 31, 2019	395,926	1,578,596	144,223	215,000	2,333,745

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Long-term investments, net (Continued)

Investments in equity method investees

          The Group's investments accounted for under the equity method totaled RMB74.5 million, RMB93.3 million, RMB395.9 million as of December 31, 2017, 2018 and 2019, respectively. The Group applies the equity method of accounting to account for its equity investments in common stock or in-substance common stock, over which it has significant influence but does not own a majority equity interest or otherwise control. For the year ended December 31, 2019, the Group made RMB300.0 million new investments under the equity method, mainly including RMB215 million equity investment in a company which is primarily engaged in providing residential property rental agency and management services in the PRC.

Investments accounted for at fair values

          Investments accounted for at fair values include (i) marketable equity securities, which are publicly traded stocks or funds measured at fair value and (ii) unlisted equity securities or debt securities which use significant unobservable inputs to measure the fair value on recurring basis, (iii) long-term loan receivables accounted for under the fair value option method of accounting, and (iv) investments in wealth management products with maturity date in over one year, which are financial instruments with variable interest rates or principal not-guaranteed with certain financial institutions and are measured at fair value in accordance with ASC 825-"Financial Instruments".

          The following table shows the carrying amount and fair value of investments accounted for at fair values:

	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	RMB	RMB	RMB	RMB

	(in thousands)
Marketable securities(i)	170,000	—	(8,779)	161,221
Unlisted equity securities(ii)	73,645	—	(1,204)	72,441
Investment in convertible note(ii)	40,000	9,090	—	49,090

December 31, 2017	283,645	9,090	(9,983)	282,752

Marketable securities(i)	200,000	—	(71,295)	128,705
Unlisted equity securities(ii)	73,645	—	(921)	72,724
Investment in convertible note(ii)	40,000	9,778	—	49,778

December 31, 2018	313,645	9,778	(72,216)	251,207

Marketable securities(i)	200,000	—	(106,623)	93,377
Unlisted equity securities(ii)	203,154	5,801	—	208,955
Loan receivables measured at fair value(ii)	29,834	—	—	29,834
Wealth management product(iii)	1,246,430	—	—	1,246,430

December 31, 2019	1,679,418	5,801	(106,623)	1,578,596

(i)
Marketable securities — investments in Dongyirisheng Home Improvement Group Inc. ("Dongyirisheng")

The Group accounted for the investment in Donyirisheng, a listed Company on the Shenzhen Stock Exchange, at fair value through earnings. The fair values as of December 31, 2017,

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Long-term investments, net (Continued)

  2018 and 2019 are RMB161 million, RMB129 million and RMB93 million, respectively. The marketable securities are valued using the market approach based on the quoted prices in active markets at the reporting date. The Group classifies the valuation techniques that use these inputs as Level 1 of fair value measurements.

(ii)
Investment in IFM Investments Limited ("IFM")

In October 2017, the Group purchased 10% ownership in IFM, a company focusing on real estate agency business in the PRC, through subscription of 308,084,916 convertible redeemable preferred shares newly issued by IFM at an aggregated subscription price of RMB60 million. Concurrent with the preferred share investment, the Group entered into a convertible note purchase agreement on August 14, 2017 to purchase convertible notes issued by IFM in the principal amount of US$ equivalent of RMB40 million with maturity period of 30 months and interest rate per annum of 12%. The convertible notes were convertible into IFM's preferred shares at a discounted price. The Group elected the fair value option to measure the preferred share investments and the entire convertible note with the assistance of an independent valuation firm. As of December 31, 2017, the fair value of the Group's equity investment in IFM and the convertible note was approximately RMB55 million and RMB49 million, respectively. As of December 31, 2018, the fair value of the Group's equity investment in IFM and convertible note was approximately RMB56 million and RMB50 million, respectively.

In 2019, the Group launched many incentive programs to incentivize real estate brokerage firms to join the Group's platform. IFM is one of the leading firms in the real estate agency business industry. In May, 2019, to incentivize IFM to join the Group's platform, the Group made additional investment of RMB308 million to acquire certain percentage of IFM's preferred and ordinary shares, converted the convertible note into preferred shares and provided RMB130 million loan to IFM's controlling shareholder, which is secured by 17.5% ownership of IFM. Total consideration of the additional investment in IFM and the loan to IFM's controlling shareholder was RMB438 million. The fair value of the additional investment in IFM and the loan to IFM's controlling shareholder was RMB120.1 million on the transaction date. The difference of RMB317.9 million between the consideration paid and the fair value received was considered and recognized as deemed marketing expenses. As of December 31, 2019, the Group held 37.6% in IFM and continued to account for the investment in IFM and loan to IFM's controlling shareholder at fair value amounting to RMB225.4 million. The Group classifies the valuation techniques that use these inputs as Level 3 of fair value measurements.

Other than the equity investment in IFM, the investment in unlisted equity securities was primarily equity investments in a private company focusing on home improvement business in the PRC.

(iii)
Wealth management products

In December 2019, the Group invested RMB1.05 billion (US$150 million) in a wealth management product with variable interest rate issued by a financial institution in Hong Kong. The wealth management product has an original maturity of three years, thus is classified as a long-term investment as a whole in the Company's financial statements. As of December 31, 2019, the carrying value approximates to the fair value of the wealth management products.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Long-term investments, net (Continued)

  Other long-term wealth management products are deposits with variable interest rates or principal not-guaranteed with certain financial institutions in the PRC.

Equity investments measured under measurement alternative and NAV practical expedient

          Equity investments without readily determinable fair values include investments in private equity funds accounted for under NAV practical expedient, and investments in private companies accounted for under measurement alternative.

          Investments in private equity generally are not redeemable due to the closed-ended nature of these funds. Investment in private equity funds over which the Group does not have the ability to exercise significant influence are accounted for under the NAV practical expedient. As of December 31, 2017, 2018 and 2019, the carrying amount of the Group's investment in private equity fund was approximately RMB12.5 million, RMB33.7 million and RMB68.1 million, respectively. During the years ended December 31, 2017, 2018, and 2019, fair value changes recognized for this equity investment were nil, RMB8.7 million and RMB34.4 million, respectively. Investments in the private equity fund is subject to a lock-up period of 8 years which restricts investor from withdrawing from the fund during the investment period. As of December 31, 2017, 2018 and 2019, investments accounted for under measurement alternative were RMB9.0 million, RMB39.0 million and RMB76.1 million, respectively. There was no upward or downward adjustment including impairment identified by the management for the year ended December 31, 2017, 2018 and 2019. Also, the Company classifies the valuation techniques on those investments that use similar identifiable transaction prices as Level 2 of fair value measurements.

Long-term time deposits

          Long-term time deposits represent time deposits placed with banks with original maturities more than one year and those matured date within one year will be reclassified to short-term investments. As of December 31, 2017, 2018 and 2019, there were time deposits denominated in RMB amounting to approximately RMB1.2 million, RMB1.2 million and RMB215 million with maturity date in May 2024, respectively.

12. Goodwill

          The Group's goodwill as of December 31, 2017, 2018 and 2019 was RMB711.0 million, RMB1,135.0 million and RMB2,477.1 million, respectively.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Goodwill (Continued)

          For the years ended December 31, 2017, 2018 and 2019, the changes in the carrying value of goodwill by segment are as follows:

	Real estate business	Existing home transaction services	New home transaction services	Emerging and other services	Total

	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Balance as of December 31, 2016	710,983	—	—	—	710,983

Balance as of December 31, 2017	710,983	—	—	—	710,983
Goodwill(i)	1,342,816	—	—	—	1,342,816
Accumulated impairment loss(i)	(631,833)	—	—	—	(631,833)
New additions(ii)	424,051	—	—	—	424,051
Re-assignment of goodwill(iii)	(1,135,034)	848,732	286,302	—	—

Balance as of December 31, 2018	—	848,732	286,302	—	1,135,034
Goodwill	—	1,305,371	461,496	—	1,766,867
Accumulated impairment loss	—	(456,639)	(175,194)	—	(631,833)
New additions(iv)	—	1,343,556	—	16,193	1,359,749
Disposal of a business(v)	—	(17,708)	—	—	(17,708)

Balance as of December 31, 2019	—	2,174,580	286,302	16,193	2,477,075
Goodwill	—	2,631,219	461,496	16,193	3,108,908
Accumulated impairment loss	—	(456,639)	(175,194)	—	(631,833)

(i)
During 2011 to 2017, the Group acquired several real estate agency companies, such as Deyou Real Estate Agency, Shenzhen Zhonglian Real Estate Agency Co., Ltd., Sichuan Yicheng Real Estate Brokerage Co., Ltd., Beijing Gaoce Real Estate Agency Co., Ltd., Dalian Haowangjiao Real Estate Agency Co., Ltd. and Mantanghong (China) Real Estate Co., Ltd., which primarily operated existing home transaction services and new home transaction services in the PRC. Total consideration for these acquisitions consisted of issuance of Class A Ordinary Shares of the Company valued at approximately RMB1,871.1 million, issuance of shares of the Group's subsidiaries valued at approximately RMB39.5 million and RMB482.6 million in cash. The excess of purchase price over net tangible assets and identifiable intangible assets acquired were recorded as goodwill which amounted to RMB1,342.8 million at the acquisition date. The Group estimated the fair value of acquired assets and liabilities with the assistance of an independent valuation firm. As of December 31, 2016, the Company provided RMB631.8 million of impairment charge on goodwill, as the financial performances of certain acquired business were significantly below the forecasts on the acquisition dates.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Goodwill (Continued)

(ii)
During the year ended December 31, 2018, the additions under real estate business was mainly related to the acquisition of Eall (TianJin) Networking Technology Co., Ltd. ("Eall") (Note 24), which was all reassigned to existing home transaction services segment subsequent to the Reorganization.

(iii)
Prior to the Reorganization, the Group had one reportable segment. Concurrent with the Reorganization, the Group changed its internal organizational structure and separated the real estate business segment into three segments which were existing home transaction services, new home transaction services and emerging and other services. The Company reassigned goodwill, including accumulated impairments, to the reporting units affected at the time the structure change was made using a relative fair value allocation approach. All goodwill was reassigned to existing home transaction services and new home transaction services as the reporting units affected related to these two segments.

(iv)
During the year ended December 31, 2019, the additions under existing home transaction services was related to the acquisition of Nanchang Zhonghuan Hulian Information Co., Ltd. ("Zhonghuan") (Note 24), while all the additions under other service segment was related to the acquisition of a subsidiary operating home improvement business.

(v)
In November 2019, the Group disposed of one of Zhonghuan's subsidiaries. The net assets disposed constituted a business and a portion of Zhonghuan's goodwill which amount equals to RMB17.7 million was disposed.

          Considering the fact that the performance and operating profit did not meet expectations, the Group performed a quantitative analysis for the reporting unit of Zhonghuan, with the assistance of an independent valuation firm. Based on the assessment, the fair value exceeded the carrying amounts of the reporting unit and no impairment provision was made in 2019.

          For other reporting units, the management performed a qualitative analysis by taking into consideration the macroeconomics, overall financial performance, industry and market conditions. Based on the assessment, the Group determined that it was not necessary to perform a quantitative goodwill impairment test and concluded that no impairment indicators on its goodwill were noted as of December 31, 2017, 2018, and 2019.

13. Borrowings

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB
	(in thousands)
Short-term borrowings(i)	250,000	210,000	720,000

Long-term borrowings(ii)	—	112,900	4,890,030

Total	250,000	322,900	5,610,030

(i)
Short-term borrowings as of December 31, 2017, 2018 and 2019 consisted of several bank loans denominated in RMB. All of these bank borrowings were repayable within one year. The

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Borrowings (Continued)

  interest rate for the outstanding borrowings for 2017, 2018 and 2019 ranged from approximately 4.35% to 5.22% per annum.

  Short-term borrowings as of December 31, 2017, 2018 and 2019 amounted to RMB250 million, RMB200 million and RMB720 million, respectively, were fully guaranteed by Mr Zuo Hui.

(ii)
In February 2018, the Group entered into a 35-month US$16.45 million (RMB131.6 million) facility agreement with a bank. The facilities were priced at 170 basis points over LIBOR. By the end of December 31, 2018, the facility was fully drawn down, and the borrowings will be due in 2021. A cash security deposit of RMB131.6 million was provided by the Group to facilitate the borrowing at the end of December 31, 2019.

In October 2019, Sharehome HK International Limited entered into a 3-year US$675 million (RMB4,774.0 million) revolving credit facilities agreement with a group of 10 arrangers. The debt issuance costs of US$5.56 million (RMB39.3 million) were presented as a direct deduction from the principal amount of the facility in the consolidated balance sheets. By the end of December 31, 2019, the facility was fully drawn down, and the borrowings will be due in 2022. The effective interest rate for the facility was 4.52% as of December 31, 2019.

The revolving credit facilities agreement requires Sharehome HK International Limited to meet certain annually financial covenants calculated from the fiscal year most recently ended, including: (i) a net leverage ratio, which requires that at the end of each fiscal year the ratio of (a) total net debt to (b) EBITDA, may not exceed 1.50 to 1.00; and (ii) a interest coverage ratio, which requires that at the end of each fiscal year the ratio of EBITDA to interest expense, as defined in the Amended Credit Agreement, may not be less than 6.00 to 1.00. The Company was in compliance with all covenants as of December 31, 2019.

In October 2019, the Group entered into a 5.5-year RMB156 million facility agreement with a bank at a fixed borrowing rate of 4.9%. To facilitate this borrowing, an equity investment and a real estate property have been mortgaged. By the end of December 31, 2019, RMB102.78 million of the facility was drawn down, and the borrowings will be due in 2025.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Borrowings (Continued)

          As of December 31, 2019, the borrowings will be due according to the following schedule:

Principal amount

RMB

(in thousands)
within 1 year	720,000
between 1 to 2 years	114,758
between 2 to 3 years	4,672,492
between 3 to 4 years	—
between 4 to 5 years	—
beyond 5 years	102,780

Total	5,610,030

14. Accounts payable

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Payable related to new home transaction business	254,656	761,289	3,528,331
Payable for advertising fees	38,344	560,760	365,379
Payable for internet service fees	15,958	33,389	80,064
Payable for leasehold improvements	50,309	55,817	59,107
Others	11,229	57,003	179,824

Total	370,496	1,468,258	4,212,705

15. Accrued expenses and other current liabilities

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Payable related to escrow accounts services(i)	549,236	421,579	425,858
Other tax payables	444,000	393,058	390,952
Deposit related to franchise services	—	263,683	728,994
Payable related to business combination(ii)	—	—	780,937
Guarantee liabilities	40,186	31,758	50,343
Others	718,981	514,722	625,757

Total	1,752,403	1,624,800	3,002,841

(i)
Payable related to escrow accounts services refers to escrow payments such as deposits, down payments and other payments collected from the property buyers on behalf of and

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Accrued expenses and other current liabilities (Continued)

  payable to the property sellers. The escrow payments will be paid to property sellers according to the payment schedule of the Property Purchase Agreement agreed by both parties.

(ii)
Payable related to business combination relates to the consideration payable for acquisition of a subsidiary in the form of mandatorily redeemable non-controlling interest. Please refer to Note 24 for more details.

16. Funding Debts

          The following table summarized the Group's outstanding funding debts as of December 31, 2017, 2018 and 2019, respectively:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Short-term:
Loan payables to investors of consolidated Trusts	1,128,230	931,209	2,291,723

Total short-term funding debt	1,128,230	931,209	2,291,723

Long-term:
Loan payables to investors of consolidated Trusts	—	—	7,500

Total long-term funding debt	—	—	7,500

          The following table summarizes the remaining contractual maturity dates of the Group's funding debts and associated interest payments:

	Less than 1 year	1 - 2 years	2 - 3 years	More than 3 years	Total

	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Loan payables to investors of consolidated Trusts	2,291,723	7,500	—	—	2,299,223

Total funding debts	2,291,723	7,500	—	—	2,299,223

Interest payments	8,731	—	—	—	8,731

Total interest payments	8,731	—	—	—	8,731

          For the years ended December 31, 2017, 2018 and 2019, terms of most funding debts borrowed by the Group from investors of certain consolidated trusts ranged from 30 days to 25 months. Since most of trusts allowed borrower's repayment to reinvest in issuing new loans, the terms of funding debts are not matched with the terms of the corresponding financial receivables. The funding debts had a weighted average interest rate of 7.57%, 7.92% and 7.94% for the years ended December 31, 2017, 2018 and 2019, respectively.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Other income, net

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Investment income, net(i)	262,924	311,515	96,807
Government grants	198,188	335,502	344,811
Net loss on disposal of property and equipment and intangible assets	(12,052)	(13,881)	(7,448)
Others	7,136	1,620	(2,870)

Total	456,196	634,756	431,300

(i)
Investment income, net primarily consisted of investment income related to short-term investments, cash dividend from equity investments, and offset in part by losses in disposal of equity investments. Cash dividend from equity investments mainly includes additional cash dividend amount of RMB45 million from a partnership company for the year ended December 31, 2018.

18. Interest Income, net

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Interest income	126,381	172,681	437,869
Interest expense	(43,791)	(43,517)	(181,099)
Bank charges	(1,355)	(7,767)	(26,416)
Others	(64)	(23)	(15)

Total	81,171	121,374	230,339

19. Taxation

Cayman Islands

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance or estate duty. There are no other taxes likely to be material to the Group levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

British Virgin Islands

          The Company's subsidiaries incorporated in the British Virgin Islands are not subject to income or capital gains tax under the current laws of the British Virgin Islands. In addition, payment

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Taxation (Continued)

of dividends by the British Virgin Islands subsidiaries to their respective shareholders who are not resident in the British Virgin Islands, if any, is not subject to withholding tax in the British Virgin Islands.

Hong Kong

          Under the current Hong Kong Inland Revenue Ordinance, the Group's subsidiaries in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

China

          On March 16, 2007, the National People's Congress of PRC enacted a new Corporate Income Tax Law ("new CIT law"), under which Foreign Investment Enterprises ("FIEs") and domestic companies would be subject to corporate income tax at a uniform rate of 25%. The new CIT law became effective on January 1, 2008. Under the new CIT law, preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as "high and new technology enterprises".

          Beike Zhaofang has been entitled to an exemption from income tax for the first two years and 50% reduction for the next three years from its first profitable year as a "software enterprise". It also qualified as a "high and new technology enterprise" and has a preferential income tax rate of 15% from 2016 to 2018. The privileges cannot be applied simultaneously. Beike Zhaofang applied the privilege of "software enterprise" and was exempted from income tax in 2016 and 2017, and had a preferential income tax rate of 12.5% in 2018 and 2019.

          Certain enterprises benefit from a preferential tax rate of 15% under the EIT Law if they are located in applicable PRC regions as specified in the Catalogue of Encouraged Industries in Western Regions (initially effective through the end of 2010 and further extended to 2020), or the Western Regions Catalogue, subject to certain general restrictions described in the EIT Law and the related regulations. Four, three and three entities in the Group in 2017, 2018 and 2019, respectively, were qualified as the enterprises within the Catalogue of Encouraged Industry in the Western Region and had a 15% preferential income tax rate.

          The Group's other PRC subsidiaries, consolidated VIEs (inclusive of VIEs' subsidiaries) are subject to the statutory income tax rate of 25%.

          According to the relevant laws and regulations in the PRC, enterprises engaging in research and development activities were entitled to claim 150% of their research and development expenses so incurred as tax deductible expenses when determining their assessable profits for that year (the "R&D Deduction"). The State Taxation Administration of the PRC announced in September 2018 that enterprises engaging in research and development activities would be entitled to claim 175% of their research and development expenses as R&D Deduction from January 1, 2018 to December 31, 2020.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Taxation (Continued)

          The components of loss before tax are as follows:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Loss before tax
Income (loss) from China operations	320,605	(143,492)	2,417,298
Loss from non-China operations	(458,943)	(355,573)	(3,693,062)

Total loss before tax	(138,338)	(499,065)	(1,275,764)

Income tax expense (benefit) from China operations
Current income tax expense	595,188	434,466	1,332,238
Deferred tax benefit	(203,012)	(514,851)	(438,661)

Income tax expense (benefit) from China operations	392,176	(80,385)	893,577
Income tax expense from non-China operations	7,107	9,001	10,786

Total income tax expense (benefit)	399,283	(71,384)	904,363

          The loss from non-China operation mainly resulted from share-based compensation and amortization of the advertising resources and consumption of other marketing and cloud services provided by Tencent.

          In 2017 and 2018, the Company's non-China operations record share-based compensation expenses amount to RMB475.8 million and RMB382.2 million, respectively and in 2019 the Company's non-China operations record (i) share-based compensation expenses amounting to RMB2,955.6 million, (ii) amortization of the advertising resources and consumption of other marketing and cloud services amounting to RMB563.6 million.

          The Income tax expense (benefit) applicable to China operations for each of the years ended December 31 2017, 2018 and 2019 differs from the amount computed by applying the PRC statutory income tax rate of 25% to income before income taxes due to the following:

	For the Year Ended December 31,

	2017		2018		2019

Statutory income tax rate	25.0%		25.0%		25.0%
Tax effect of preferential treatments	(88.0%	)	37.4%		(1.2%	)
Tax effect of permanent difference	43.1%		243.2%		(8.3%	)
Tax effect of R&D Deduction and others	(1.0%	)	23.4%		(2.7%	)
Change in valuation allowance	143.2%		(273.0%	)	24.2%

Effective tax rates	122.3%		56.0%		37.0%

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Taxation (Continued)

          The following table sets forth the effect of tax holiday related to China operations:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands, except per share amounts)
Tax holiday effect	281,963	53,722	31,394
Basic net income per share effect	0.21	0.04	0.02
Diluted net income per share effect	0.21	0.04	0.02

          The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities as of December 31, 2017, 2018 and 2019 are as follows:

	As of December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Deferred tax asset
Net operating loss carrying forward	746,335	1,320,158	1,476,412
Asset impairment	121,538	254,763	363,653
Deferred rental cost	59,886	61,596	75,374
Unrealized profits	—	271,717	333,064
Accrual expense	86,431	74,380	59,605
Others	7,322	15,537	9,418
Less: valuation allowance	(873,977)	(1,325,529)	(1,797,234)

Net deferred tax asset	147,535	672,622	520,292

Deferred tax liability
Fair value change of certain investments	(28,648)	(12,195)	(12,225)
Acquired intangible assets	(28,374)	(28,436)	(6,886)
Deferred revenue	(461,069)	(492,300)	(3,335)

Total deferred tax liability	(518,091)	(532,931)	(22,446)

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Taxation (Continued)

          The movements of the valuation allowance are as follows:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Balance at the beginning of the period	(490,560)	(873,977)	(1,325,529)
Additions	(560,710)	(659,237)	(995,557)
Reversals	177,293	207,685	523,852

Balance at the end of the period	(873,977)	(1,325,529)	(1,797,234)

          A valuation allowance is provided against deferred tax assets when the Group determines that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses. The statutory income tax rate of 25% or applicable preferential income tax rates were applied when calculating deferred tax assets.

          As of December 31, 2017, 2018 and 2019, the Group had net operating loss carryforwards of approximately RMB3,022.6 million, RMB5,345.3 million and RMB7,054.8 million, respectively, which arose from the Group's certain subsidiaries and consolidated VIEs (inclusive of VIEs' subsidiaries) established in the PRC. As of December 31, 2017, 2018 and 2019, deferred tax assets arose from the net operating loss carryforwards amounted to RMB746.0 million, RMB1,112.7 million and RMB1,475.6 million was provided for full valuation allowance, respectively, while the remaining RMB0.3 million, RMB207.5 million and RMB0.8 million is expected to be utilized prior to expiration considering future taxable income for respective entities. As of December 31, 2019, the net operating loss carryforwards of RMB7,054.8 million will expire in the years ending December 31, 2020 through 2024, respectively, if not utilized.

          The Company intends to indefinitely reinvest all the undistributed earnings of the Company's consolidated VIEs (inclusive of VIEs' subsidiaries) of the VIEs in China, and does not plan to have any of its PRC subsidiaries to distribute any dividend; therefore no withholding tax is expected to be incurred in the foreseeable future. Accordingly, no income tax is accrued on the undistributed earnings of the Company's consolidated VIEs (inclusive of VIEs' subsidiaries) as of December 31, 2017, 2018 and 2019. Although the Company's certain PRC subsidiaries have generated accumulated earnings as of December 31, 2019, they have not paid any dividends in the past and currently have no plans to pay any dividends. These PRC subsidiaries plan to reinvest their profits into the PRC operations.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Taxation (Continued)

Withholding tax on undistributed dividends

          The new CIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes.

          The new CIT law also imposes a withholding income tax of 10% on dividends distributed by an VIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an VIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the VIE). The Company did not record any dividend withholding tax on the retained earnings of its FIEs in the PRC, as the Company intends to reinvest all earnings in China to further expand its business in China, and its VIEs do not intend to declare dividends on the retained earnings to their immediate foreign holding companies.

20. Share-based compensation

          Compensation expenses recognized for share-based awards granted by the Company were as follows:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Included in general and administrative expenses	475,783	382,196	2,955,590

Total	475,783	382,196	2,955,590

Share-based compensation related to share options (a)	161,757	345,473	2,523,105
Share-based compensation related to preferred and ordinary shares (b)	314,026	36,723	432,485

Total	475,783	382,196	2,955,590

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-based compensation (Continued)

          There was no income tax benefit recognized in the consolidated statements of comprehensive loss for share-based compensation expenses and the Group did not capitalize any of the share-based compensation expenses as part of the cost of any assets in the years ended December 31, 2017, 2018 and 2019.

(a)    Share-based compensations related share options

Share Awards in 2016

          In January 2016, Beijing Lianjia, the Group's main operation entity in China prior to the Reorganization, granted certain number equity-settled share-based awards to a number of key management members with the purpose of providing incentives for their contribution to the Group. These share awards will vest over a period of four years of continuous service, with one fourth (1/4) of which vest on each anniversary of the grant date respectively. The options may be exercised at any time and are exercisable for a maximum period of 10 years after the date of grant.

          In connection with the Reorganization described in Note 1(b), in August 2018, the share awards granted by the Group in 2016 were cancelled and replaced by 100,000,000 of the Company's share options granted by the Company to these employees ("Modification Awards") under the 2018 Share Option Plan as mentioned below; terms and conditions of the Modification Awards were not changed. Concurrently, the unvested portion of the Modification Awards were all vested immediately upon the grant. Cancellation of an award accompanied by the grant of a replacement award in connection to the Reorganization is accounted for as a modification and any incremental compensation cost is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date. In relation to the Modification Awards, the Group recognized the portion of the incremental value on the grant date of the new awards. The incremental value was insignificant for the Group's financial statements. All Modification Awards were exercised in September 2018.

2018 Beijing Lianjia Plan

          On July 6, 2018, Beijing Lianjia, the Group's main operation entity in China prior to the Reorganization, adopted the "2018 Employee Share Option Scheme" (the "2018 Beijing Lianjia Plan"), an equity-settled share-based compensation Plan with the purpose of providing incentives and rewards to its employees, officers, directors or any other qualified persons. The maximum number of virtual shares that may be issued under the 2018 Beijing Lianjia Plan (including the share awards granted in 2016 as described above) shall be equivalent to approximately 14.01% of Beijing Lianjia's total equity interests. The share options granted under 2018 Beijing Lianjia Plan have a contractual term of ten years from the stated vesting commencement date, and are generally scheduled to be vested over four years of continuous service subject to one of the vesting schedules below according to each option agreement:

  •
  25% of the total granted share options are vested on the first, second, third and fourth anniversary of the stated vesting commencement date respectively;

  •
  50% of the total granted share options are vested on the second anniversary of the stated vesting commencement date, and the remaining of the awards are vested in equal installments on an annual basis over the remaining vesting period.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-based compensation (Continued)

          Under the 2018 Beijing Lianjia Plan, share options granted to the employees of the Group are only exercisable upon the occurrence of an initial public offering of the Group.

          Pursuant to the 2018 Beijing Lianjia Plan, certain number of share options with exercise price of US$0.00002 per share were granted to the employees of the Group. In connection with the Reorganization described in Note 1(b), in November 2019, all of the then outstanding share options granted under 2018 Beijing Lianjia Plan were cancelled and replaced by 32,428,930 share options granted by the Company to these employees under the 2018 Share Option Plan as mentioned below. As there was no additional economic benefit granted to or received from the employees in line with such exchange, the cancellation of the old award accompanied by the grant of a replacement award in connection to the Reorganization is not considered a modification to the awards, and no incremental value was recognized.

2018 Share Option Plan

          On August 20, 2018, the Company adopted the "Pre-IPO Share Option Scheme" (the "2018 Share Option Plan"), an equity-settled share-based compensation Plan with the purpose of providing incentives and rewards to its employees, officers, directors or any other qualified persons. The maximum number of shares that may be issued under the 2018 Share Option Plan shall be 350,225,435 Class A Ordinary Shares of the Company on December 28, 2018. Pursuant to the 2018 Share Option Plan, 12,797,150 share options have been granted to employees of the Group as of December 31, 2019, which have a contractual term of ten years from the stated vesting commencement date, and are generally scheduled to be vested over four years of continuous service subject to vesting schedules similar to 2018 Beijing Lianjia Plan according to each option agreement. Under the 2018 Share Option Plan, share options granted to employees of the Group are only exercisable upon the occurrence of an initial public offering of the Company.

          Pursuant to the 2018 Share Option Plan, the Company has granted 95,193,795 share options with exercise price of US$0.00002 per share to certain senior management members, which are all vested immediately upon the grant, and the related share based compensation costs were recognized on the grant date based on the fair value on the same date. All of the 95,193,795 share options granted under 2018 Share Option Plan were exercised immediately after vesting on November 29, 2019.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-based compensation (Continued)

          The following table summarizes activities of the Company's share options under the Share Awards in 2016, 2018 Beijing Lianjia Plan and 2018 Share Option Plan as converted to the number of ordinary shares of the Company:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

		US$	In Years	US$ (in thousands)
Outstanding as of December 31, 2016	100,000,000	0.00002	9.09	153,609

Outstanding as of December 31, 2017	100,000,000	0.00002	8.09	211,325

Granted	25,575,420	0.00002
Exercised	(100,000,000)	0.00002
Forfeited	(1,023,710)	0.00002

Outstanding as of December 31, 2018	24,551,710	0.00002	8.65	74,499

Granted	114,844,455	0.00002
Exercised	(95,193,795)	0.00002
Forfeited	(5,779,200)	0.00002

Outstanding as of December 31, 2019	38,423,170	0.00002	8.12	144,869

Vested and exercisable as of December 31, 2017	25,000,000	0.00002	8.09	211,325
Vested and exercisable as of December 31, 2018	—	—	—	—
Vested and exercisable as of December 31, 2019	—	—	—	—

          The weighted-average grant date fair value for options granted under the Company's 2016, 2018 and 2019 Plans during the years ended December 31, 2018 and 2019 was US$2.81 and US$3.68, respectively, computed using the binomial option pricing model.

          The total share-based compensation expenses recognized for share options during the years ended December 31, 2017, 2018 and 2019 was RMB162 million, RMB345 million and RMB2,523 million, respectively.

          The fair value of each option granted under the Company's Share Awards in 2016, 2018 Beijing Lianjia Plan and 2018 Share Option Plan during 2017, 2018 and 2019 was estimated on the

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-based compensation (Continued)

date of each grant using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	For the Year Ended December 31,

	2018	2019

Exercise price	US$0.00002	US$0.00002
Fair value of ordinary shares (US$)	2.73 ~ 3.03	3.04 ~ 3.77
Expected volatility	50.6% ~ 51.5%	50.8% ~ 52.6%
Excepted term (in years)	10	10
Expected dividend yield	0%	0%
Risk-free interest rate	3.4% ~ 3.7%	2.3% ~ 3.5%

          Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

          As of December 31, 2019, there was RMB802 million of unrecognized compensation expense related to the share options granted to the Group's employees with a performance condition of an IPO, out of which, unrecognized compensation expenses of RMB353 million related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

(b)    Share-based compensation related to preferred and ordinary shares

          Compensation expenses related to preferred shares and ordinary shares were as follows:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB
	(in thousands)
Share-based compensation at re-designation of ordinary shares to preferred shares(i)	314,026	36,723	—
Share-based compensation at transfer of ordinary shares from employees to investors(ii)	—	—	323,199
Share-based compensation at repurchase of ordinary shares(ii)	—	—	46,048
Share-based compensation at repurchase of deemed issued shares(iii)	—	—	63,238

Total	314,026	36,723	432,485

(i)
For the detail, please refer to Note 22.

(ii)
For the detail, please refer to Note 21.

(iii)
For the detail, please refer to Note 24.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Ordinary shares

          On July 6, 2018, the Company was incorporated as a limited liability company with authorized share capital of US$50,000 divided into 2,500,000,000 ordinary shares of par value US$0.00002 each. Upon its incorporation, 437,700 and 20,700 ordinary shares were issued to Mr. Zuo Hui and Shan Yigang, respectively.

          On September 4, 2018, 971,577,300 and 57,829,300 ordinary shares were issued to Mr. Zuo Hui and Shan Yigang , respectively. Concurrently, certain executive officers of the Company exercised their vested stock options to acquire 100,000,000 ordinary shares of the Company.

          On December 28, 2018, in connection with the Reorganization, the Company increased its authorized share capital to US$500,000 divided into 25,000,000,000 shares comprising of:

  (i)
  21,250,000,000 Class A Ordinary Shares at par value of US$0.00002 each;

  (ii)
  1,250,000,000 Class B Ordinary Shares at par value of US$0.00002 each;

  (iii)
  750,000,000 Series B Preferred Shares at par value of US$0.00002 each;

  (iv)
  750,000,000 Series C Preferred Shares at par value of US$0.00002 each;

  (v)
  1,000,000,000 Series D Preferred Shares at par value of US$0.00002 each.

          On that same date, ordinary shares held by Mr. Zuo Hui and Shan Yigang were reduced to 933,289,250 Classed B Ordinary Shares and 52,649,160 Class A Ordinary Shares, respectively, and other ordinary shares were all re-designated as Class A Ordinary Shares. The Company issued another 289,034,485 Class A Ordinary Shares to other ordinary shareholders as part of the Reorganization to swap their equity interests in Beijing Lianjia and Yiju Taihe with the shareholding interests in the Company.

          On November 29, 2019, the Company authorized 750,000,000 Series D+ Preferred Shares at par value of US$0.00002 each, and reduced the authorized number of Class A Ordinary Shares to 20,500,000,000 shares.

          Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for conversion and voting rights. Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to ten votes. The Class B Ordinary Shares shall only be held by the Founder, his wholly owned holding entities, or any trust or other entity established for bona fide estate planning purposes for the benefit of or on behalf of him or his Immediate Family Member (together, the "Permitted Class B Holders"). If any Class B Ordinary Shares are transferred to a shareholder other than the Permitted Class B Holders, or if the Founder ceases to be an employee of any Group, such Class B Ordinary Shares shall automatically and immediately be converted into an equal number of Class A Ordinary Shares. Under no circumstances shall any preferred shares other than preferred shares that may be owned by the Founder or any Permitted Class B Holder be convertible into the Class B Ordinary Shares.

          On June 17, 2019, the Company repurchased 8,806,005 Class A Ordinary Shares held by Golden Fortitude Enterprises Limited, which was controlled by a director of the Company, at a consideration of US$33.5 million (RMB231 million). The difference between the repurchase price and fair value of the ordinary shares at the time of the repurchase amounting to US$6.7 million (RMB46 million) was recorded as compensation expenses. The repurchased ordinary shares were recorded as treasury shares at the fair value of ordinary shares. On November 29, 2019, the

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Ordinary shares (Continued)

treasury shares were reissued as Class A Ordinary Shares to one investor at a consideration of US$36.8 million (RMB259 million). The reissuance gain was recorded as additional paid-in capital.

          On November 29, 2019, 112,215,315 Class A Ordinary Shares of the Company held by certain directors and employees of the Group were transferred to two investors, at a total consideration of US$469.1 million (RMB3,298 million). The Company did not receive any proceeds from this transaction. The Company considered that such transfer, in substance, was the same as a repurchase and cancellation of the ordinary shares and simultaneously an issuance of the ordinary shares. Therefore the difference between the purchase price and fair value of US$46.0 million (RMB323.2 million), was recorded as share based compensation expenses.

          On November 29, 2019, certain senior management members of the Company exercised their vested stock options to acquire 95,193,795 Class A Ordinary Shares of the Company.

          As of December 31, 2017, 2018 and 2019, after giving effect to the Reorganization and the share subdivision and on an as if basis, the Company had issued and outstanding ordinary shares of 1,299,972,880, 1,374,972,895, and 1,470,166,690, respectively.

22. Preferred shares

          The following table summarizes the issuances of convertible redeemable preferred shares as of December 31, 2019:

Name	Issuance date	Issuance price per share	Number of shares

		US$
Series B Preferred Shares	February to December 2016	2.48	402,891,265
Series C Preferred Shares	May to October 2017, and October 2018	3.13	477,780,220
Series D Preferred Shares	December 2018 to April 2019, August and November 2019	3.80	430,835,530
Series D+ Preferred Shares	November to December 2019	4.56	310,879,155

          The major rights, preferences and privileges of the Preferred Shares are as follows:

(a)
Dividends rights

          Each Preferred Share shall have the right to receive non-cumulative dividends, pari passu with ordinary shares, on an as-converted basis, when, as and if declared by the Board.

(b)
Conversion rights

Optional Conversion:

          Unless converted earlier pursuant to Automatic Conversion as described below, any preferred share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Shares, without the payment of any additional consideration (provided that, if any preferred share has not been fully paid in accordance with the terms of issue thereof prior to such conversion, the ordinary share(s) so converted shall remain subject to the payment requirements in

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Preferred shares (Continued)

accordance with the terms of issue of the preferred share), into fully-paid and non-assessable Class A Ordinary Shares based on the Conversion Price.

Automatic Conversion:

          Each preferred share shall automatically be converted, based on the Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares upon the consummation of a Qualified Initial Public Offering ("Qualified IPO") as defined in the Memorandum and Articles of Association.

          The initial conversion ratio of preferred shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) share subdivisions, combinations or consolidations of equity securities, share dividends and similar events, or (ii) issuance or deemed issuance of new securities for a consideration per ordinary share received by the Company (net of any selling concessions, discounts or commissions) less than the conversion price with respect to any preferred share in effect immediately prior to such issue or deemed issue.

(c)
Redemption rights

          Upon the occurrence of any Redemption Event as described below, the Company shall, at the written request of any holder of the preferred shares, redeem all or any of the issued and outstanding preferred shares held and as elected by such holder of the preferred shares, out of funds legally available therefor, at the price per share equal to the aggregate of (x) the applicable Original Issue Price as set forth in the Investor Rights Agreement and (y) an amount that would give such shareholder a simple non-compounded interest of eight percent (8%) per annum on the applicable Original Issue Price, calculated from the applicable Original Issue Date as set forth in the Investor Rights Agreement up until the date of receipt by such shareholder of the full redemption amount thereof.

          Before December 28, 2018, for Series B and C Preferred Shares, "Redemption Event" means the occurrence of any of the followings events: (i) the Company fails to complete a Qualified IPO within five (5) years following the issuance date of Series B and C Preferred Shares; or (ii) a majority of the Key Persons as set forth in the Investor Rights Agreement have ceased to be employed by any Group Company. On December 28, 2018, the Redemption Event was modified and for all preferred shares. "Redemption Event" means the occurrence of either of the followings events: (i) the Company fails to complete a Qualified IPO by December 28, 2023; or (ii) a majority of the Key Persons as set forth in the Investor Rights Agreement have ceased to be employed by any Group Company.

(d)
Liquidation preferences

          In the event of any liquidation, dissolution or winding up of the Company, or any Deemed Liquidation Event, distributions to the Shareholders shall be made in the following manner, after satisfaction of all creditors' claims and claims that may be mandated by law:

          Holders of preferred shares of later series have preference to the distribution of assets or funds over holders of preferred shares of earlier series and holders of ordinary shares. The amount of the preference is the greater of (x) the aggregate of (i) the respective applicable Original Issue Price, (ii) any dividends declared and unpaid with respect to respective applicable Preferred Share,

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Preferred shares (Continued)

and (iii) an amount that would give such holder of respective applicable preferred shares a simple non-compounded interest of five percent (5%) per annum on the respective applicable Original Issue Price, calculated from the respective applicable Original Issue Date up until the date of receipt by the holder of the full liquidation preference amount thereof, and (y) the amount such respective applicable preferred shares would have received, with respect to each respective applicable Preferred Share, had that respective applicable preferred share been converted into ordinary shares immediately prior to the consummation of the liquidation event.

          Deemed Liquidation Event includes: (i) any transaction or series of transactions, whether by merger, consolidation, amalgamation, sale or issuance of equity, scheme of arrangement or otherwise, which results in a change in control of the Company; (ii) a disposition of all or substantially all of the assets of the Group as a whole; (iii) any termination or amendment of any VIE Contractual Agreements for any reason resulting in the Company losing control over any VIEs, or the financial results of any VIE incapable of being consolidated into the financial results of the Company; or (iv) a sale or exclusive licensing of all or substantially all of the intellectual property of the Group as a whole.

(e)
Voting rights

          Each preferred share shall be entitled to such number of vote(s) equal to the number of ordinary shares to which such preferred share is then convertible. The holders of preferred shares and the holders of ordinary shares shall vote together on an as-converted basis and not as a separate class.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Preferred shares (Continued)

          The Company's preferred shares activities for the years ended December 31, 2017, 2018 and 2019 are summarized as below:

	Series B Shares		Series C Shares		Series D Shares		Series D+ Shares		Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
	(in thousands, except for shares)
Balance as of December 31, 2016	402,891,265	7,124,974	—	—	—	—	—	—	402,891,265	7,124,974
Issuance of Series C Preferred Shares, net of issuance cost	—	—	406,197,585	8,730,000	—	—	—	—	406,197,585	8,730,000
Re-designation of Series C Preferred Shares from ordinary shares	—	—	40,712,820	875,000	—	—	—	—	40,712,820	875,000
Re-designation of Series C Preferred Shares from Series B Preferred Shares	(5,869,830)	(108,354)	5,869,830	126,151	—	—	—	—	—	17,797
Accretion on convertible redeemable preferred shares to redemption value	—	491,643	—	358,009	—	—	—	—	—	849,652

Balance as of December 31, 2017	397,021,435	7,508,263	452,780,235	10,089,160	—	—	—	—	849,801,670	17,597,423
Issuance of Series D Preferred shares, net of issuance cost	—	—	—	—	204,342,105	5,330,187	—	—	204,342,105	5,330,187
Re-designation of Series C Preferred Shares from ordinary shares	—	—	24,999,985	656,234	—	—	—	—	24,999,985	656,234
Repurchase of Series B and C Preferred Shares	(98,537,675)	(1,989,902)	(7,212,045)	(168,742)	—	—	—	—	(105,749,720)	(2,158,644)
Accretion on convertible redeemable preferred shares to redemption value	—	521,255	—	711,853	—	4,001	—	—	—	1,237,109

Balance as of December 31, 2018	298,483,760	6,039,616	470,568,175	11,288,505	204,342,105	5,334,188	—	—	973,394,040	22,662,309
Issuance of Series D and Series D+ Preferred Shares, net of issuance cost	—	—	—	—	226,493,425	5,909,282	310,879,155	9,934,776	537,372,580	15,844,058
Accretion on convertible redeemable preferred shares to redemption value	—	366,440	—	829,746	—	587,753	—	82,589	—	1,866,528

Balance as of December 31, 2019	298,483,760	6,406,056	470,568,175	12,118,251	430,835,530	11,831,223	310,879,155	10,017,365	1,510,766,620	40,372,895

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Preferred shares (Continued)

The key transaction of Preferred Shares

          Prior to the Reorganization and the incorporation of the Company, the Group's business was carried out under Beijing Lianjia and Yiju Taihe. Preferred shares were issued by Beijing Lianjia and Yiju Taihe in the form of equity interests with preference and redemption rights, and were recorded in the "Mezzanine equity" at the respective periods.

          In 2010 and 2015, the Group issued a total of 32,868,815 Series A Convertible Redeemable Preferred Shares ("Series A Preferred Shares") to an investor. In 2016, the Group issued 156,740,580 Series B Convertible Redeemable Preferred Shares ("Series B Preferred Shares") for an aggregated cash consideration of RMB2,670 million. In addition, 213,281,870 ordinary shares held by the Founder were re-designated to Series B Preferred Shares, which were then transferred to certain new investors for a total consideration of RMB3,633 million; all Series A Preferred Shares were re-designated to Series B Preferred Shares, which were then transferred to certain new investors for a total consideration of RMB560 million. The Company did not receive any proceeds from these transfers.

          In 2017, the Group issued 406,197,585 Series C Convertible Redeemable Preferred Shares ("Series C Preferred Shares") for an aggregated cash consideration of RMB8,730 million. In addition, 40,712,820 ordinary shares held by the Founder and certain employees of the Group were re-designated to Series C Preferred Shares, which were then transferred to certain new investors for a total consideration of RMB875 million; 5,869,830 Series B Preferred Shares held by an investor were re-designated to Series C Preferred Shares, which were then transferred to certain new investors for a total consideration of RMB126 million. The Company did not receive any proceeds from these transfers.

          In October 2018, 24,999,985 ordinary shares held by the Founder were re-designated to Series C Preferred Shares, which were then transferred to a new investor for a total consideration of RMB656 million. The Company did not receive any proceeds from the transaction.

          The Company considered that such re-designation, in substance, was the same as a repurchase and cancellation of the former ordinary shares or preferred shares, and simultaneously an issuance of the preferred shares. Therefore the Company recorded 1) the difference between the fair value and the par value of the ordinary shares against additional paid-in capital or by increasing accumulated deficit once additional paid-in capital has been exhausted; 2) the difference between the fair value and the carrying amount of the former preferred shares against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital or by increasing the accumulated deficit once additional paid-in capital has been exhausted; and 3) difference between the fair value of the newly issued preferred shares and the former ordinary shares or preferred shares as i) share based compensation expenses when the selling shareholders were directors or employees of the Group, or ii) deemed distribution to shareholders when the selling shareholders were third-party investor, against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital or by increasing the accumulated deficit once additional paid-in capital has been exhausted. During the years ended December 31, 2017, 2018 and 2019, RMB314 million, RMB36.7 million and nil share based compensations expenses, and RMB17.8 million, RMB118.9 million and nil deemed dividends to preferred shareholders were recognized in connection with the re-designation.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Preferred shares (Continued)

          Before the Reorganization, in December 2018, the Group repurchased 98,537,675 Series B Preferred Shares and 7,212,045 Series C Preferred Shares held by certain investors at consideration of RMB2,537 million and RMB184 million, respectively. The difference between the repurchase price and the carrying amount of the Series B and Series C Preferred Shares amounted to RMB562 million, and was accounted for as deemed dividends to the preferred shareholders. As of 31 December, 2018, RMB306 million was paid to related investors, and the remaining consideration of RMB2,415 million was payable to the preferred shareholders .

          In connection with the Reorganization discussed in Note 1, in December 2018, the Company issued 298,483,760 series B Preferred Shares and 470,568,175 Series C Preferred Shares in exchange for the Series B and Series C preferred shareholders' interests in Beijing Lianjia and Yiju Taihe as above mentioned, respectively. Thereafter, the Series B and Series C preferred shareholders' equity interests were legally converted into Series B and Series C Preferred Shares of the Company.

          In December 2018, the Company issued 204,342,105 Series D Preferred Shares to certain investors with a total cash and in-kind consideration amounted to US$776.5 million (RMB5,330 million).

          From January to August 2019, the Company issued 121,230,265 Series D Preferred Shares to certain investors with total cash consideration amounted to US$461 million (RMB3,108 million).

          In November 2019, the Company issued 105,263,160 series D Preferred Shares to certain investors with total cash consideration amounted to US$400 million (RMB2,801 million).

          In November to December 2019, the Company issued 310,879,155 Series D+ Preferred Shares to certain investors with total cash consideration amounted to US$1,418 million (RMB9,935 million).

          The Series B, Series C, Series D and Series D+ Preferred Shares are collectively referred to as the "Preferred Shares". All series of Preferred Shares have the same par value of US$0.00002 per share.

Accounting for Preferred Shares

          The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets as they are contingently redeemable at the options of the holders. The Company records accretion on the Preferred Shares, where applicable, to the redemption value from the issuance dates to the earliest redemption dates. The accretion calculated using the effective interest method, is recorded against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. The accretion of Preferred Shares was RMB850 million, RMB1,237 million and RMB1,866 million for the year ended December 31 2017, 2018 and 2019, respectively. Each issuance of the Preferred Shares is recognized at the respective issue price at the date of issuance net of issuance costs. The issuance costs for Preferred Shares was nil for the years presented.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Preferred shares (Continued)

          The Company determined that the embedded conversion features and the redemption features do not require bifurcation as they either are clearly and closely related to the Preferred Shares s or do not meet the definition of a derivative.

          The Company has determined that there was no beneficial conversion feature attributable to any of the Preferred Shares because the initial effective conversion price of these Preferred Shares were higher than the fair value of the Company's ordinary shares determined by the Company with the assistance from an independent valuation firm.

Modification of Preferred Shares

          The Company assesses whether an amendment to the terms of its Preferred Shares is an extinguishment or a modification using the fair value model. When Preferred Shares are extinguished, the difference between the fair value of the consideration transferred to the convertible preferred shareholders and the carrying amount of the convertible preferred shares (net of issuance costs) is treated as deemed dividends to preferred shareholders. The Company considers that a significant change in fair value after the change of the terms to be substantive and thus triggers extinguishment. A change in fair value, which is not significant immediately after the change of the terms is considered non-substantive and thus is subject to modification accounting. When the Preferred Shares are modified, the Company evaluates whether there is a transfer of value between ordinary shareholders and preferred shareholders as a result of the modification and therefore, should be recorded as a reduction of, or increase to, accumulated deficit as a deemed dividend. When value is transferred from preferred shareholders to ordinary shareholders, the value is recorded as an increase to accumulated deficit while charges against additional paid-in capital.

          In connection with the issuance of Series D Preferred Shares in 2018, the earliest redemption date of the Series B and Series C Preferred Shares was changed from the (5) year anniversary of the issuance dates of Series B and Series C Preferred Shares to December 28, 2023, to be in line with the earliest redemption date of the Series D Preferred Shares. In addition, the strike price of the Series B and Series C Preferred Shares was changed from RMB to US$, and therefore, the strike price for the conversion feature, redemption feature and liquidation preference is considered modified to US$ accordingly. From both quantitative and qualitative perspectives, the Company assessed the impact of the above modification and concluded that the amended represents a modification rather than extinguishment of the Preferred Shares, and the impact of the modification is immaterial.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Fair Value measurement

          The following table sets forth the financial instruments, measured at fair value, by level within the fair value hierarchy on recurring basis as of December 31, 2017, 2018 and 2019:

		Fair value measurement at reporting date using

	December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

	RMB	RMB	RMB	RMB

	(in thousands)
Long-term time deposits(i)	1,198	—	1,198	—
Restricted cash, current	2,980,144	—	2,980,144	—
Short-term investments	7,587,433	—	7,587,433	—
Long-term investments accounted for at fair values(i)
Listed equity securities	161,221	161,221	—	—
Unlisted equity securities	72,441	—	—	72,441
Convertible notes accounted for under the fair value option(i)	49,090	—	—	49,090

Total	10,851,527	161,221	10,568,775	121,531

Liabilities
Guarantee liabilities(ii)	40,186	—	—	40,186
Payables to limited partners(ii)	258,247	—	—	258,247

Total	298,433	—	—	298,433

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Fair Value measurement (Continued)

		Fair value measurement at reporting date using

	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

	RMB	RMB	RMB	RMB

	(in thousands)
Long-term time deposits(i)	1,204	—	1,204	—
Restricted cash, current	3,516,594	—	3,516,594	—
Non-current restricted cash	127,955	—	127,955	—
Short-term investments	2,523,199	—	2,523,199	—
Long-term investments accounted for at fair values(i)
Listed equity securities	128,705	128,705	—	—
Unlisted equity securities	72,724	—	—	72,724
Convertible notes accounted for under the fair value option(i)	49,778	—	—	49,778

Total	6,420,159	128,705	6,168,952	122,502

Liabilities

Guarantee liabilities(ii)	31,758			31,758

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Fair Value measurement (Continued)

		Fair value measurement at reporting date using

	December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

	RMB	RMB	RMB	RMB

	(in thousands)
Bank time deposits (maturing within 3 months)(iii)	1,328,231	—	1,328,231	—
Long-term time deposits(i)	215,000	—	215,000	—
Restricted cash, current	7,380,341	—	7,380,341	—
Non-current restricted cash	230,903	—	230,903	—
Short-term investments	1,844,595	—	1,844,595	—
Contingently returnable consideration in relation to an acquisition(iv)	53,349	—	—	53,349
Long-term investments accounted for at fair values(i)
Listed equity securities	93,377	93,377	—	—
Unlisted equity securities	208,955	—	—	208,955
Wealth management products	1,246,430	—	1,246,430	—
Loan receivables under fair value option	29,834	—	—	29,834

Total	12,631,015	93,377	12,245,500	292,138

Liabilities
Guarantee liabilities(ii)	50,343	—	—	50,343
Mandatorily redeemable non-controlling interest in relation to an acquisition(v)	780,937	—	—	780,937
Contingent consideration in relation to an acquisition(iv)	88,138	—	—	88,138
Foreign exchange options(vi)	9,691	—	9,691	—

Total	929,109	—	9,691	919,418

(i)
Included in long-term investments on the Company's consolidated balance sheets.

(ii)
Included in accrued expenses and other current liabilities on the Company's consolidated balance sheets.

(iii)
Included in cash and cash equivalents on the Company's consolidated balance sheets.

(iv)
Included in other non-current assets and other non-current liabilities on the Company's consolidated balance sheets; please refer to Note 24 for more details.

(v)
Included in accrued expenses and other current liabilities on the Company's consolidated balance sheets; please refer to Note 24 for more details.

(vi)
Included in other non-current liabilities on the Company's consolidated balance sheets.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Fair Value measurement (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

          When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Company uses to measure the fair value of assets that the Company reports in its consolidated balance sheets at fair value on a recurring basis.

          Bank time deposits and restricted cash.    Bank time deposits and restricted cash are valued based on the prevailing interest rates in the market, and accordingly, the Company classifies the valuation techniques that use these inputs as Level 2.

          Short-term investments.    Short-term investment represents interest-bearing deposit placed with financial institution, which is restricted to withdrawal and use. The investment is issued by commercial bank in the PRC with a variable interest rate. To estimate the fair value, the Company uses the expected return provided by the bank. As there are no quoted prices in active markets for the investment at the reporting date, the Company classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

          Convertible notes and loan receivables accounted for under the fair value option.    The fair value of the convertible notes and loan receivables was estimated by using valuation models such as the binomial model with unobservable inputs including risk-free interest rate and expected volatility (Level 3).

          Unlisted equity securities.    The fair value of the investee is estimated by applying the discounted cash flow approach and the guideline public company approach. For discounted cash flow approach, major factors considered include historical financial results and assumptions including future growth rates, an estimate of weighted average cost of capital, effective tax rates. The guideline public company approach relies on publicly available market data of comparable companies and uses comparative valuation multiples of the investee's revenue. The Group classifies the valuation techniques that use these inputs as Level 3.

          Wealth management products.    Wealth management products are financial products issued by commercial bank or asset management company and the fair value is provided by the commercial bank and the asset management company using alternative pricing sources and models utilizing market observable inputs, and accordingly the Group classifies the valuation techniques that use these inputs as Level 2.

          Mandatorily redeemable non-controlling interest in relation to an acquisition.    The mandatorily redeemable non-controlling interest will be settled by a variable number of newly issued ordinary shares and is classified as liabilities (Note 24). The valuation of this liability is performed based on the fair value of the Company's equity value estimated by applying the discounted cash flow approach, and with unobservable inputs including the probability of each scenario to determine the number of shares to be issued, and accordingly the Group classifies the valuation techniques that use these inputs as Level 3.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Fair Value measurement (Continued)

          Contingent Consideration.    The valuation of contingent consideration is performed using an expected cash flow method with unobservable inputs including the probability to achieve the contingencies, which is assessed by the Group, in connection with the contingent consideration arrangements. Accordingly the Group classifies the valuation techniques that use these inputs as Level 3.

          Payables to limited partners.    The Group served as the general partner in a limited partnership with an investor in 2016 for an effective period of 3 years. The investor's benefit sharing is calculated based on a pre-determined ratio with a minimum proceeds guarantee of 7%. Therefore, the limited partnership was consolidated by the Group, and the amount payable to the investor, including principal and variable interest, was accounted for under fair value, based on unobservable inputs including profits from the new home transaction services involved, thus the Group classifies the valuation techniques that use these inputs as Level 3. The limited partnership was liquidated in 2018.

          Foreign exchange options.    Foreign exchange options are financial products issued by commercial bank linked to the forward exchange rate. Fair value is provided by the commercial bank using alternative pricing sources and models utilizing market observable inputs, and accordingly the Group classifies the valuation techniques that use these inputs as Level 2.

          Guarantee liabilities.    For the off-balance sheet loans funded by certain third-party commercial banks and external individuals, the Group accounts for financial guarantee provided to the commercial banks or external individuals at fair value. Subsequent to initial recognition, the repurchase obligations are measured at the greater of the amount determined based on ASC 460 and the amount determined based on ASC 450-"Contingencies". In accordance with ASC 450, a contingent liability was determined based on historical default rates, representing the obligation to make future payouts, measured using the guidance in ASC 450. The ASC 450 contingent component is determined on a loan by loan basis, but considers the actual and expected performance of the pool when estimating the contingent liability. The Group classifies the valuation techniques that use these inputs as Level 3.

          The followings are other financial instruments not measured at fair value in the consolidated balance sheets, but for which the fair value is estimated for disclosure purposes.

          Short-term receivables and payables.    Accounts receivable, financing receivables and prepayments and other current assets are financial assets with carrying values that approximate fair value due to their short-term nature. Accounts payable, accrued expenses and other current liabilities and contract liabilities, are financial liabilities with carrying values that approximate fair value due to their short-term nature. The Group classifies the valuation techniques that use these inputs as Level 2 fair value measurement.

          Short-term borrowings and long-term borrowings.    Interest rates under the borrowing agreements with the lending parties were determined based on the prevailing interest rates in the market. The carrying value of short-term borrowing and long-term borrowings approximates to fair value. The Group classifies the valuation techniques that use these inputs as Level 2 fair value measurement.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Fair Value measurement (Continued)

          Non-current receivables and payables.    Non-current assets including financing receivables and rental deposits are financial assets with carrying value that approximate fair value due to the impact of discounting is immaterial. Non-current funding debt and other non-current liabilities are financial liabilities with carrying value that approximate fair value due to the impact of discounting is immaterial.

Assets Measured at Fair Value on a Non-Recurring Basis

          For those investments without readily determinable fair value, the Company measures them at fair value when observable price changes are identified or impairment charge were recognized. The fair values of the Company's privately held investments as disclosed are determined based on the discounted cash flow model using the discount curve of market interest rates or based on the similar transaction price in the market directly. The Company classifies the valuation techniques on those investments that use similar identifiable transaction prices as Level 2 of fair value measurements.

          Non-financial assets.    The Company's non-financial assets, such as intangible assets, goodwill and property and equipment, would be measured at fair value only if they were determined to be impaired.

          The Company reviews the long-lived assets and certain identifiable intangible assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. No impairment was recognized on the acquired intangible assets based on management's assessment for the years ended December 31, 2017, 2018 and 2019.

24. Business Combinations

          The Group accounts for business combinations using the acquisition method of accounting, which requires the acquisition cost be allocated to the assets and liabilities of the Company acquired, including separately identifiable intangible assets, based on their estimated fair values. The Group made estimates and judgments in determining the fair value of acquired assets and liabilities, with the assistance of an independent valuation firm and management's experience with similar assets and liabilities. In performing the purchase price allocation, the Group considered the analyses of historical financial performance and estimates of future performance of these companies acquired. Other than these acquisitions mentioned, other acquisition is immaterial for the years ended December 31, 2017, 2018 and 2019.

Acquisition of Eall

          On April 20, 2018, the Group acquired 100% equity interests of Eall, a private company that is a SaaS cloud service provider for the real estate agency service industry. Total consideration for this acquisition consisted of deemed issued shares, which is a right to receive 4,933,010 ordinary shares of the Company valued at RMB76.8 million upon completion of certain events and RMB401.0 million in cash. On August 12, 2019, the right to receive shares was replaced by a cash payment agreement with a cash consideration of RMB140.0 million. The difference between the cash consideration and the fair value of deemed issue shares which amounted to RMB63.2 million

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Business Combinations (Continued)

was recorded as compensation expenses as the ordinary shareholders of Eall were employees of the Group.

          The acquisition was accounted for as a business combination and the operation results of Eall and its subsidiaries from the acquisition date have been included in the Group's consolidated financial statements. The Group estimated the fair value of acquired assets and liabilities with the assistance of an independent valuation firm. Consideration for Eall was allocated on the acquisition date based on the fair value of the assets acquired and the liabilities assumed as follows:

Amounts

RMB

(in thousands)
Net assets acquired	39,996
Identifiable intangible assets
SaaS system	12,730
Customer relationships	2,950
Non-competition agreement	2,740
Goodwill	424,051
Deferred tax liabilities	(4,605)

Total	477,862

Total purchase price is comprised of:
Cash consideration	401,026
Fair value of deemed issued shares	76,836

Total	477,862

          The total cash consideration of RMB401.0 million less cash acquired of RMB42.2 million resulted in a net cash outlay of RMB358.8 million at the acquisition date. The excess of purchase price over net tangible assets and identifiable intangible assets acquired were recorded as goodwill. Goodwill primarily represents the expected synergies expected from the combined operations of Eall and the Group, the assembled workforce and their knowledge and experience in the real estate industry of SaaS cloud service business in the PRC. The goodwill is not expected to be deductible for tax purposes. The fair value of deemed issue shares was classified as equity and recorded in additional paid-in capital. No subsequent purchase price adjustment has been made. Total identifiable intangible assets included SaaS system of RMB12.7 million with estimated useful life of 4 years, customer relationships of RMB2.9 million with estimated useful life of 3 years and non-competition agreement of RMB2.7 million with estimated useful life of 2.8 years.

          The acquisitions above did not have a material impact on the Group's consolidated financial statements, and, therefore, pro forma disclosures have not been presented.

Acquisition of Zhonghuan

          On July 12, 2019, the Group acquired 62% of the ordinary shares (the "Phase I Transaction") issued by Zhonghuan, a real estate agency company in central China. Pursuant to the acquisition agreement, the Group was obligated to purchase, and the selling shareholders were also obligated to sell the remaining 38% ordinary shares (the "Phase II Transaction") of Zhonghuan after certain

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Business Combinations (Continued)

administrative procedures. The acquisition of Phase I and Phase II Shares are considered bundled transactions negotiated and entered into together as a package. Total consideration for the acquisition of Phase I shares consisted of RMB931.0 million in cash, and acquisition of Phase II shares consisted of RMB194.0 million in cash and an obligation to issue Class A Ordinary Shares to the selling shareholders of Zhonghuan with value equal to RMB716.4 million and the per share price used to calculate the number of shares would be i) the Series D+ Preferred Shares issuance price if the Company has initiated Series D+ Preferred Shares financing before the end of December 31, 2019, or ii) otherwise, the Series D Preferred Share issuance price which was US$3.8. Therefore, the obligation to issue variable number of shares with a value equal to a fixed amount is considered a mandatorily redeemable non-controlling interest and classified as a liability measured at fair value, and changes in fair value are reflected in earnings. As of December 31, 2019, the Series D+ Preferred Shares financing has been completed, thus the number of shares to be issued shall be determined based on a per share price of US$4.56 and the Company is to issue 22,315,135 Class A Ordinary Shares to the selling shareholders of Zhonghuan.

          The acquisition had been accounted for as a business combination and the results of operations of Zhonghuan and its subsidiaries from the acquisition date have been included in the Group's consolidated financial statements from August 1, 2019. The Group estimated the fair value of acquired assets and liabilities with the assistance of an independent valuation firm.

          Consideration for Zhonghuan was allocated on the acquisition date based on the fair value of the assets acquired and the liabilities assumed as follows:

Amounts

RMB

(in thousands)
Net assets acquired(i)	114,849
Identifiable intangible assets(ii)
License	316,800
Trademark and domain name	28,600
Software	41,700
Goodwill(iii)	1,343,556
Non-controlling interests(iv)	(124,807)
Deferred tax liabilities	(80,505)

Total	1,640,193

Total purchase price is comprised of:
Cash consideration	930,999
Fair value of mandatorily redeemable non-controlling interest including cash of RMB193,982 and fair value of the obligation to issue ordinary shares of RMB482,671	676,653
Fair value of contingent consideration including contingently returnable consideration from seller of RMB(17,349) and contingent consideration payable to seller of RMB49,890(v)	32,541

Total	1,640,193

(i)
Net assets acquired primarily included cash, cash equivalents of RMB163 million as of the date of acquisition

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Business Combinations (Continued)

(ii)
Acquired amortizable intangible assets had estimated amortization periods not exceeding 7 years and a weighted-average amortization period of 3.7 years.

(iii)
The excess of purchase price over net tangible assets and identifiable intangible assets acquired were recorded as goodwill. Goodwill primarily represents the expected synergies from combining the Zhonghuan's resources and experiences in real estate industry in central PRC with the Group's current business. The goodwill is not expected to be deductible for tax purposes.

(iv)
Non-controlling interests were the interests allocated to the minority shareholders of subsidiaries of Zhonghuan. Fair value of the non-controlling interests was estimated with reference to the purchase price per share as of the acquisition date, adjusted for a discount for control premium.

(v)
The Group has a right to receive back a certain number of issued shares or certain amount cash from the seller according to the Earn-Out arrangement. Based on the premise that the Earn-Out arrangement is met, the Group has the obligation to pay contingent consideration when certain conditions occur. The contingently returnable consideration from seller and the contingent compensation to seller are measured at fair value through earnings with the assistance of an independent valuation firm. The amounts were RMB17 million and RMB50 million as of the acquisition date, and are recorded in other non-current assets and other non-current liabilities, respectively.

          All the cash consideration for acquisition of Phase I Shares has been settled as of December 31, 2019. No subsequent purchase price adjustment has been made. The acquisitions above did not have a material impact on the Group's consolidated financial statements, and, therefore, pro forma disclosures have not been presented.

25. Segment information

(a)
Description of segments

          The Group's organizational structure is based on a number of factors that CODM uses to evaluate, view and run its business operations which include, but are not limited to, customer base, homogeneity of services and technology. The Group's operating segments are based on this organizational structure and information reviewed by the Group's CODM to evaluate the operating segment results.

          Prior to the Reorganization, the Group had one reportable segment. Concurrent with the Reorganization, effective from 2019, the Group changed its internal organizational structure and separated its businesses into three segments, which were existing home transaction services, new home transaction services and emerging and other services, in light of the significant growth in new home transaction services business and emerging and other services business. Later in the first quarter of 2020, the Group further updated the financial measures provided to the CODM. This change in segment reporting aligns with the manner in which the Group's CODM currently receives and uses financial information to allocate resources and evaluate the performance of reporting segments. This change in segment presentation does not affect consolidated balance sheets, consolidated statements of comprehensive loss or consolidated statements of cash flows. The Group retrospectively revised prior period segment information, to conform to current period presentation.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Segment information (Continued)

          The Group now operates its businesses in three segments: existing home transaction services, new home transaction services and emerging and other services. The following summary describes the operations in each of the Group's reportable segment:

            (1)     Existing home transaction services: The existing home transaction segment provides services in existing home market include i) agency services to sales or leases of existing homes, either through acting as the principal agent or a participating agent in collaboration with the principal agents; ii) platform and franchise services to brokerage firms on Beike platform who provide agency services in existing home market; iii) Other transaction services, such as transaction closing service through the Group's transaction center.

            (2)     New home transaction services: The new home transaction business segment provides new home transaction services in new home market. New home transaction services refer to agency services provided to real estate developers to facilitate sales of new properties developed by the real estate developers to property buyers. The Group signs the new home transaction services contracts with the sales companies of the developers and then mobilize all agents registered with the platform to fulfil such contracts.

            (3)     Emerging and other services: Emerging and other services include financial service business and other newly developed businesses.

          Commission and compensation include compensation to agents and sales professionals who are the Group's employees or contractors and split commission to brokerage firms who signs channel sale agency service agreements with the Group. Commission and compensation in existing home market are mainly to those who are the Group's employees or contractors. Commission and compensation in new home market are mainly to brokerage firms who sign channel sale agency service agreements with the Group.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Segment information (Continued)

(b)
Segments data

          The following tables present summary information by segment:

	For the Year Ended December 31,

	2017	2018	2019

	RMB	RMB	RMB

	(in thousands)
Net revenues:
Existing home transaction services	18,461,231	20,154,642	24,568,508
New home transaction services	6,419,251	7,471,924	20,273,860
Emerging and other services	625,216	1,019,933	1,172,538

Total	25,505,698	28,646,499	46,014,906

Commission and compensation:
Existing home transaction services	(12,825,899)	(12,422,796)	(15,014,264)
New home transaction services	(3,552,988)	(4,444,102)	(15,355,160)
Emerging and other services	(217,576)	(293,851)	(229,401)

Total	(16,596,463)	(17,160,749)	(30,598,825)

Contribution:
Existing home transaction services	5,635,332	7,731,846	9,554,244
New home transaction services	2,866,263	3,027,822	4,918,700
Emerging and other services	407,640	726,082	943,137

Total	8,909,235	11,485,750	15,416,081

Unallocated cost and expenses:
Cost related to stores(i)	(3,543,781)	(3,400,545)	(3,078,672)
Other operating costs(ii)	(597,397)	(1,215,229)	(1,069,365)
Sales and marketing expenses	(998,575)	(2,489,692)	(3,105,899)
General and administrative expenses	(4,281,571)	(4,927,367)	(8,376,531)
Research and development expenses	(251,802)	(670,922)	(1,571,154)

Total unallocated cost and expenses	(9,673,126)	(12,703,755)	(17,201,621)

Contribution less unallocated cost and expenses	(763,891)	(1,218,005)	(1,785,540)
Total other income (expense), net(iii)	625,553	718,940	509,776

Loss before tax	(138,338)	(499,065)	(1,275,764)

(i)
Cost related to stores includes operating lease cost, short-term lease cost, and other operating costs related to Lianjia service stores, which are not allocated to segments.

(ii)
Other operating costs mainly include cost related to human resource and training costs incurred for internal agents and sales professionals, operating taxes and surcharges, funding cost, provision for credit losses of financing receivables, and operating defaults and compensation, which are not allocated to segments.

(iii)
Total other income (expense) mainly includes net interest income, share of results of equity investees, fair value changes in investments, foreign currency exchange gain (loss) and other income, which are not allocated to segments.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Net loss per share

          Basic net loss per share is the amount of net loss attributable to each share of ordinary shares outstanding during the reporting period. Diluted net loss per share is the amount of net loss attributable to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares. The obligation to issue ordinary shares in relation to the acquisition of Zhonghuan has an anti-dilutive impact on the net loss per share which were 10,515,625 shares on a weighted average basis are excluded from the calculation of diluted net loss per share for the year ended December 31, 2019. For the years ended December 31, 2017, 2018 and 2019, the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series D+ Preferred Shares convertible into ordinary shares that were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company were 642,280,501 shares, 855,287,934 shares and 1,098,514,498 shares on a weighted average basis.

          The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	For the Year Ended December 31,

	2017	2018	2019

	(RMB in thousands, except for share and per share data)
Basic loss per share calculation:
Numerator:
Net loss attributable to KE Holdings Inc.	(574,430)	(467,824)	(2,183,546)
Accretion on Series B Preferred Shares to redemption value	(491,643)	(521,255)	(366,440)
Accretion on Series C Preferred Shares to redemption value	(358,009)	(711,853)	(829,746)
Accretion on Series D Preferred Shares to redemption value	—	(4,001)	(587,753)
Accretion on Series D+ Preferred Shares to redemption value	—	—	(82,589)
Deemed dividends to Series B preferred shareholders	(17,797)	(562,138)	—
Deemed dividends to Series C preferred shareholders	—	(118,934)	—

Net loss attributable to KE Holdings Inc.'s ordinary shareholders	(1,441,879)	(2,386,005)	(4,050,074)

Denominator:
Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	1,345,194,322	1,362,565,880	1,378,235,522

Net loss per share attributable to ordinary shareholders:
—Basic	(1.07)	(1.75)	(2.94)
—Diluted	(1.07)	(1.75)	(2.94)

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Related party transactions

          Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities.

          During the years ended December 31, 2017, 2018 and 2019, other than disclosed elsewhere, the Group had the following material related party transactions:

Related Party	Relationship with the Group
Ziroom Inc. and its subsidiaries ("Ziroom")	A Group controlled by Mr. Zuo Hui
Yuanjing Mingde Management Consulting Co., Ltd. ("Yuanjing Mingde")	A Group controlled by Mr. Zuo Hui
Vanlian (Beijing) Decoration Co., Ltd. ("Vanlian")	An affiliate company of the Group
IFM Investments Limited ("IFM")	An affiliate company of the Group
Mr. Zuo Hui	Controlling shareholder of the Group
Brokerage firms	Firms that the Group has significant influence in

          (i)      The Group entered into the following transactions with related parties:

	For the Year Ended December 31,
	2017	2018	2019
	RMB	RMB	RMB
	(in thousands)
Revenues from related parties
Agency services provided to Ziroom	268,784	354,247	281,769
Online marketing services provided to Ziroom	—	628	19,269
Agency services provided to Yuanjing Mingde	27,422	2,105	11,365
Agency services provided to Vanlian	1,423	4,731	2,610
Online marketing services provided to Vanlian	—	276	913
Platform services provided to IFM	—	—	6,942
Commission support services provided to brokerage firms	—	—	58,194
Platform and franchise services provided to brokerage firms	—	80	4,541

Total	297,629	362,067	385,603

          Agency services refer to services to facilitate home sales or leases. A certain percentage of commission was recognised upon the completion of contracts between referred customers and the related parties stated above.

          Online marketing services mainly refer to the technical support, marketing and promotion services provided to the above related parties to promote their own services and products.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Related party transactions (Continued)

          Platform services refer to the fees the Group charged for using the Group's ACN and SaaS system. Franchise services refer to the fees the Group charges for using the Group's Deyou brand.

	For the Year Ended December 31,
	2018	2019
	RMB	RMB
	(in thousands)
Services provided by related parties
Services from Ziroom	4,604	482
Services from Yuanjing Mingde	—	850
Services from IFM	—	2,776
Services from brokerage firms	515	101,312
Others	43	2,970

Total	5,162	108,390

          Services provided by related parties mainly refer to customer referrals from related parties.

	For the Year Ended December 31,
	2017	2018	2019
	RMB	RMB	RMB
	(in thousands)
Other income
Interest income from loans provided to Ziroom	—	1,822	7,825
Interest income from loans provided to Yuanjing Mingde	—	58,709	215,158
Interest income from loans provided to IFM	—	1,227	3,993
Interest income from loans provided to Vanlian	218	20	—

Total	218	61,778	226,976

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Related party transactions (Continued)

          (ii)     As of December 31, 2017, 2018 and 2019, the Group had the following balances with related parties:

	As of December 31,
	2017	2018	2019
	RMB	RMB	RMB
	(in thousands)
Amounts due from related parties
Ziroom
Commission receivables from Ziroom	201,474	263,677	272,156
Other receivables from Ziroom	336,075	338,571	337,586

Total	537,549	602,248	609,742

Yuanjing Mingde
Commission receivables from Yuanjing Mingde	19,373	4,475	3,014
Interest receivable from Yuanjing Mingde	—	29,601	134,900
Other receivables from Yuanjing Mingde	—	3,421	2,700

Total	19,373	37,497	140,614

Vanlian
Commission receivables from Vanlian	1,497	2,927	6,289
Other receivables from Vanlian	37,172	37,000	—

Total	38,669	39,927	6,289

IFM
Prepayment for investment in IFM	—	40,000	—
Interest receivables from IFM	—	1,227	5,220
Accounts receivable from IFM	—	—	57

Total	—	41,227	5,277

Brokerage firms	—	1,022	5,574
Others	107,067	318,820	159,810

Total	702,658	1,040,741	927,306

Amounts due to related parties
Ziroom	85,973	104,393	123,149
Yuanjing Mingde	—	3,931	5,384
Vanlian	—	—	100
IFM	—	—	46,280
Mr. Zuo Hui	1,000	116,886	1,094
Brokerage firms	—	653	86,867
Others	—	39	785

Total	86,973	225,902	263,659

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Related party transactions (Continued)

	As of December 31,
	2017	2018	2019
	RMB	RMB	RMB
	(in thousands)
Prepayment for investment in IFM	—	40,000	—

          The Group converted the prepayment into investment in 2019 and holds 37.6% equity interest in IFM. The amounts advanced to IFM were unsecured and non-interest bearing. The investment prepayment to IFM as of December 31, 2017, 2018 and 2019 were nil, RMB40 million and nil, respectively and presented as prepayments, receivables and other assets in the consolidated balance sheets.

	As of December 31,
	2017	2018	2019
	RMB	RMB	RMB
	(in thousands)
Loan receivables from related parties
Short-term loans to Yuanjing Mingde	—	115,792	1,900,000
Short-term loans to Vanlian	5,000	—	—
Short-term loans IFM	—	—	20,000
Short-term loans to others	—	—	9,076
Long-term loans to Yuanjing Mingde	—	1,900,000	—
Long-term loans to others	4,500	4,500	—

Total	9,500	2,020,292	1,929,076

          (i)      In June 2018, the Group entered into a one month RMB1.5 billion loan agreement with Yuanjing Mingde at a fixed borrowing rate of 10%. Yuanjing Mingde repaid RMB1.2 billion in August 2018, and extended the maturity date of the remaining RMB0.3 billion to August 31, 2018, with a fixed borrowing rate of 12%. On August 31, 2018, Yuanjing Mingde repaid RMB0.18 billion, and extended the maturity date of remaining balance to December 26, 2019 with Mr. Zuo Hui's deposit as guarantee.

          In November 2018, the Group entered into a 6-month RMB1.9 billion loan agreement with Yuanjing Mingde at a fixed borrowing rate of 10%. The agreement has been renewed with July 15, 2020 as the new maturity date and the borrowing rate has increase to 12%.

          In relation to the loans provided to the related parties stated above, the Group charged the related parties based on fair market interest rate, and cash flows resulted from the loans were presented within investing activities in the consolidated statements of cash flows.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Commitments and contingencies

As of December 31,
2019
RMB
(in thousands)
Purchase of property and equipment.	4,530
Purchase of services	2,241
Investment commitments(i)	10,935
Operating leases commitments(ii)	557,294

Total	575,000

Amounts
RMB
(in thousands)
No later than 1 year	200,367
Later than 1 year and no later than 3 years	267,244
Later than 3 years and no later than 5 years	94,340
More than 5 years	13,049

Total	575,000

          (i)      Investment commitments obligations primarily relate to capital contributions obligation under certain arrangements, the payment is due in one year.

          (ii)     Operating leases commitments represent the Group's obligations for leasing premises.

Funding Debt Obligations

          The expected repayment amount of the funding debt obligations are as follows:

	Less than 1 year	1 - 2 years	2 - 3 years	More than 3 years	Total
	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Funding debt obligations
Consolidated trusts	2,291,723	7,500	—	—	2,299,223
Interest payments	8,731	55	—	—	8,786

Total funding debt obligations	2,300,454	7,555	—	—	2,308,009

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. Unaudited pro forma loss per share

          Immediately prior to the completion of a planned qualified public offering of the Company, the convertible redeemable preferred shares of the Company shall be converted automatically into ordinary shares on a one-for-one basis.

          The unaudited pro-forma balance sheet as of December 31, 2019 presents an adjusted financial position as if the convertible redeemable preferred shares had been converted into ordinary shares as of December 31, 2019 at the conversion ratio of one for one.

          Unaudited pro-forma basic and diluted net loss per share were computed to give effect to the automatic conversion of the Series B, Series C, Series D and Series D+ Preferred Shares using the "if converted" method as though the conversion and reclassification had occurred as of the beginning of the year or the original date of issuance, if later.

For the Year Ended December 31,2019

RMB

(in thousands, except for share and per share data) (unaudited)
Numerator:
Net loss attributable to ordinary shareholders	(4,050,074)
Reversal of preferred shares redemption value accretion	1,866,528

Pro-forma net loss attributable to the Company's ordinary shareholders — basic and diluted	(2,183,546)

Denominator:
Weighted-average number of ordinary shares	1,378,235,522
Pro-forma effect of the conversion of preferred shares	1,098,514,498

Denominator for pro-forma basic calculation	2,476,750,020

Pro forma net loss per share — basic and diluted
—Basic	(0.88)

—Diluted	(0.88)

          The effects of all outstanding share options with a performance condition of an IPO and the related share-based compensation expenses were excluded from the computation of diluted pro-forma net loss per share for the year ended December 31, 2019.

30. Statutory reserves and restricted net assets

          Pursuant to laws applicable to entities incorporated in the PRC, the Group's subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a company's registered capital, the other fund

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. Statutory reserves and restricted net assets (Continued)

appropriations are at the subsidiaries' discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. During the years ended December 31, 2017, 2018 and 2019, appropriations to the statutory reserve have been made by the Group, which was RMB57.5 million, RMB30.2 million, and RMB79.1 million, respectively.

          In addition, due to restrictions on the distribution of share capital from the Group's PRC subsidiaries and also as a result of these entities' unreserved accumulated losses, total restrictions placed on the distribution of the Group's PRC subsidiaries' net assets was RMB8.8 billion as of December 31, 2019.

          The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), "General Notes to Financial Statements" and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

          For the purpose of presenting parent only financial information, the Company records its investments in its subsidiaries under the equity method of accounting. Such investments are presented on the separate condensed balance sheets of the Company as "Investment in subsidiaries and VIEs" and the loss of the subsidiaries is presented as "share of loss of subsidiaries and VIEs". Certain information and footnote disclosures generally included in financial statements prepared in accordance with US GAAP have been condensed and omitted.

          The Company became parent company of the Group upon the completion of the Reorganization on December 28, 2018. The statements of comprehensive loss of the parent company from December 28, 2018 to December 31, 2018 were not material. The following disclosures present the financial positions of the parent company as of December 31, 2018 and 2019, the operation results for the year ended December 31, 2019, and the statements of cash flows for the year ended December 31, 2018 and 2019. The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2018 and 2019.

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. Statutory reserves and restricted net assets (Continued)

Condensed balance sheets of the parent company

	As of December 31,
	2018	2019
	RMB	RMB
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	2,515,377	12,525,274
Amounts due from subsidiaries and VIEs	—	69,763
Prepaid expenses and other current assets	—	25,679
Non-current assets:	—	—
Investment in subsidiaries and VIEs	9,587,416	16,630,877
Intangible assets, net	—	2,075,420
Other non-current assets	2,745,280	145,806

Total assets	14,848,073	31,472,819

LIABILITIES
Current liabilities
Accrued expenses and other current liabilities	—	24,430

TOTAL LIABILITIES	—	24,430

MEZZANINE EQUITY
Series B convertible redeemable preferred shares (US$0.00002 par value; 750,000,000 shares authorized as of December 31, 2018 and 2019, respectively; 298,483,760 and 298,483,760 issued and outstanding with redemption value of 6,039,616 and 6,406,056 as of December 31, 2018 and 2019, respectively)	6,039,616	6,406,056
Series C convertible redeemable preferred shares (US$0.00002 par value; 750,000,000 shares authorized as of December 31, 2018 and 2019, respectively; 470,568,175 and 470,568,175 issued and outstanding with redemption value of 11,288,505 and 12,118,251 as of December 31, 2018 and 2019, respectively)	11,288,505	12,118,251
Series D convertible redeemable preferred shares (US$0.00002 par value; 1,000,000,000 shares authorized as of December 31, 2018 and 2019, respectively; 276,381,580 and 430,835,530 issued and outstanding with redemption value of 5,334,188 and 11,831,223 as of December 31, 2018 and 2019, respectively)	5,334,188	11,831,223
Series D+ convertible redeemable preferred shares (US$0.00002 par value; nil and 750,000,000 shares authorized as of December 31, 2018 and 2019, respectively; nil and 310,879,155 issued and outstanding with redemption value of nil and 10,017,365 as of December 31, 2018 and 2019, respectively)	—	10,017,365

TOTAL MEZZANINE EQUITY	22,662,309	40,372,895

SHAREHODERS' DEFICIT
Ordinary Shares (US$0.00002 par value;21,250,000,000 and 20,500,000,000 Class A Ordinary Shares authorized as of December 31, 2018 and 2019, respectively; 1,250,000,000 Class B Ordinary Shares authorized as of December 31, 2018 and 2019, respectively; 441,998,645 and 584,865,410 Class A Ordinary Shares issued and outstanding as of December 31, 2018 and 2019, respectively; 933,289,250 and 885,301,280 Class B Ordinary Shares issued and outstanding as of December 31, 2018 and 2019, respectively)	189	202
Additional paid-in capital	—	2,533,889
Accumulated other comprehensive income (loss)	(134)	63,308
Accumulated deficit	(7,814,291)	(11,521,905)

Total shareholders' deficit	(7,814,236)	(8,924,506)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT	14,848,073	31,472,819

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. Statutory reserves and restricted net assets (Continued)

Condensed statements of comprehensive loss of the parent company

For the Year Ended December 31, 2019

RMB

(in thousands)
Sales and marketing expenses	(500,040)
General and administrative expenses	(18,981)
Research and development expenses	(65,927)
Interest income, net	36,063
Share of loss of subsidiaries and VIEs	(1,588,194)
Foreign currency exchange loss, net	(46,467)

Loss before income tax expense	(2,183,546)
Income tax expenses	—

Net loss	(2,183,546)
Accretion on convertible redeemable preferred shares to redemption value	(1,866,528)

Net loss attributable to KE Holdings Inc.'s ordinary shareholders	(4,050,074)

Net loss	(2,183,546)
Other comprehensive income
Currency translation adjustments	63,442

Total comprehensive loss	(2,120,104)
Accretion on convertible redeemable preferred shares to redemption value	(1,866,528)

Total comprehensive loss attributable to KE Holdings Inc.'s ordinary shareholders	(3,986,632)

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. Statutory reserves and restricted net assets (Continued)

Condensed statements of cash flows of the parent company

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2019

	RMB	RMB

	(in thousands)
Net cash provided by operating activities	15	9,224
Net cash used in investing activities	(68,895)	(15,719,863)
Net cash provided by financing activities	2,584,907	25,763,789
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(650)	(43,253)

Net increase in cash, cash equivalents and restricted cash	2,515,377	10,009,897
Cash, cash equivalents and restricted cash at beginning of the year	—	2,515,377

Cash, cash equivalents and restricted cash at end of the year	2,515,377	12,525,274

31. Subsequent events

          The Group evaluated subsequent events from December 31, 2019 through April 24, 2020, which is the date the consolidated financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements other than as discussed below.

          The current COVID-19 pandemic has already adversely affected many aspects of the Group's business. Many of the brokerage stores on the platform, as well as the transaction support centers, underwent temporary closure in early 2020 as part of China's nationwide efforts to contain the spread of the novel coronavirus. The Group, the real estate agents on their platform, and their business partners are still recovering from the general shutdown and delay in the commencement of operations in China. Even though the business is currently operational, the operating efficiency and capacity are still adversely affected by the COVID-19 pandemic mainly due to insufficient workforce as a result of temporary travel restrictions in China, a lack of willingness of housing customers to visit and purchase property and the necessity to comply with disease control protocols in their facilities.

          Due to concerns or fear of the spread of the disease, there had been noticeable reduction of in-person visits of housing customers to brokerage stores and properties. The pandemic also resulted further delays in payment, as the business of many of the real estate developers with outstanding trade receivable balances with the Group was suspended in early 2020. The global spread of COVID-19 pandemic in major countries of the world may also result in global economic distress, and the extent to which it may affect the Group's results of operations will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict.

          During the three months ended March 31, 2020, the Company granted 47,400,955 share options to employees of the Group pursuant to the 2018 Share Option Plan at an exercise price of

KE Holdings Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. Subsequent events (Continued)

US$0.00002 per share, which are only exercisable upon the occurrence of an initial public offering of the Group.

          On April 10, 2020, the Group entered into share purchase agreements with selling shareholders of Zhonghuan, pursuant to which the Group agreed to issue 22,315,135 Class A Ordinary Shares to the selling shareholders of Zhonghuan to settle the mandatorily redeemable non-controlling interest mentioned in Note 24. The shares were issued on April 13, 2020.

Subsequent events (unaudited)

          In June 2020, Yuanjing Mingde repaid RMB1.9 billion loan principal and RMB174 million interest. The remaining RMB58 million interest were repaid in July 2020.

          During the three months ended June 30, 2020, the Company granted 30,713,400 share options to employees and 165,070 share options to consultants of the Group, pursuant to the 2018 Share Option Plan; in July 2020, the Company granted 18,118,665 share options to employees of the Group pursuant to the 2018 Share Option Plan. These options were at an exercise price of US$0.00002 per share, which are only exercisable upon the occurrence of an initial public offering of the Group.

          In July 2020, the Company adopted a 2020 Global Share Incentive Plan (the "2020 Share Incentive Plan"), pursuant to which the maximum number of shares of the Company available for issuance pursuant to all awards under the 2020 Share Incentive Plan (the "Award Pool") shall initially be 80,000,000 shares, plus an annual increase on the first day of each fiscal year of the Company during the ten-year term of this Plan commencing with the fiscal year beginning January 1, 2021, by an amount equal to the lesser of (i) 1.0% of the total number of shares issued and outstanding on the last day of the immediately preceding fiscal year, and (ii) such number of shares as may be determined by the Board, the size of the Award Pool to be equitably adjusted in the event of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, consolidation or similar transactions.

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,	As of March 31,		As of March 31,
	2019	2020		2020
	RMB	RMB	US$ Note 2.6	RMB	US$ Note 2.6
				Pro forma
ASSETS
Current assets:
Cash and cash equivalents	24,319,332	15,538,844	2,194,504	15,538,844	2,194,504
Restricted cash	7,380,341	6,276,621	886,428	6,276,621	886,428
Short-term investments	1,844,595	7,709,598	1,088,803	7,709,598	1,088,803
Short-term financing receivables, net of allowance for credit losses of RMB92,223 and RMB117,240 as of December 31, 2019 and March 31, 2020, respectively	2,125,621	1,372,428	193,824	1,372,428	193,824
Accounts receivable, net of allowance for credit losses of RMB460,962 and RMB522,389 as of December 31, 2019 and March 31, 2020, respectively	8,093,219	7,302,843	1,031,358	7,302,843	1,031,358
Amounts due from related parties	927,306	1,148,941	162,261	1,148,941	162,261
Loan receivables from related parties	1,929,076	1,943,895	274,530	1,943,895	274,530
Prepayments, receivables and other assets	5,292,996	5,087,227	718,455	5,087,227	718,455

Total current assets	51,912,486	46,380,397	6,550,163	46,380,397	6,550,163

Non-current assets
Property and equipment, net	1,134,228	1,117,637	157,840	1,117,637	157,840
Right-of-use assets	5,625,015	5,582,632	788,418	5,582,632	788,418
Long-term financing receivables, net of allowance for credit losses of RMB847 and RMB35,847 as of December 31, 2019 and March 31, 2020, respectively	265,868	196,567	27,761	196,567	27,761
Long-term investments, net	2,333,745	2,347,955	331,595	2,347,955	331,595
Intangible assets, net	2,560,442	2,433,454	343,669	2,433,454	343,669
Goodwill	2,477,075	2,477,075	349,831	2,477,075	349,831
Non-current restricted cash	230,903	82,650	11,672	82,650	11,672
Other non-current assets	725,550	622,158	87,865	622,158	87,865

Total non-current assets	15,352,826	14,860,128	2,098,651	14,860,128	2,098,651

TOTAL ASSETS	67,265,312	61,240,525	8,648,814	61,240,525	8,648,814

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,	As of March 31,		As of March 31,
	2019	2020		2020
	RMB	RMB	US$ Note 2.6	RMB	US$ Note 2.6
				Pro forma
LIABILITIES
Current liabilities
Accounts payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB120,892 and RMB178,087 as of December 31, 2019 and March 31, 2020, respectively)	4,212,705	3,404,198	480,765	3,404,198	480,765
Amounts due to related parties (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB104,957 and RMB105,955 as of December 31, 2019 and March 31, 2020, respectively)	263,659	242,936	34,309	242,936	34,309
Employee compensation and welfare payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB1,587,750 and RMB803,050 as of December 31, 2019 and March 31, 2020, respectively)	9,113,011	6,026,303	851,077	6,026,303	851,077
Customer deposits payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB3,173,825 and RMB3,554,436 as of December 31, 2019 and March 31, 2020, respectively)	4,382,803	5,116,675	722,613	5,116,675	722,613
Income taxes payable (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB206,334 and RMB46,017 as of December 31, 2019 and March 31, 2020, respectively)	994,815	204,908	28,939	204,908	28,939
Short-term borrowings (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB720,000 and RMB420,000 as of December 31, 2019 and March 31, 2020, respectively)	720,000	420,000	59,315	420,000	59,315
Long term borrowings current portion	—	116,550	16,460	116,550	16,460
Lease liabilities current portion (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB98,260 and RMB54,691 as of December 31, 2019 and March 31, 2020, respectively)	2,222,745	2,306,871	325,792	2,306,871	325,792
Short-term funding debt (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB2,291,723 and RMB1,651,294 as of December 31, 2019 and March 31, 2020, respectively)	2,291,723	1,651,294	233,207	1,651,294	233,207
Contract liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB49,191 and RMB39,112 as of December 31, 2019 and March 31, 2020, respectively)	593,373	616,695	87,094	616,695	87,094
Accrued expenses and other current liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB205,337 and RMB146,824 as of December 31, 2019 and March 31, 2020, respectively)	3,002,841	2,770,557	391,277	2,770,557	391,277

Total current liabilities	27,797,675	22,876,987	3,230,848	22,876,987	3,230,848

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,	As of March 31,		As of March 31,
	2019	2020		2020
	RMB	RMB	US$ Note 2.6	RMB	US$ Note 2.6
				Pro forma
Non-current liabilities
Deferred tax liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB49,524 and RMB49,524 as of December 31, 2019 and March 31, 2020, respectively)	22,446	22,446	3,170	22,446	3,170
Lease liabilities non-current portion (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB101,727 and RMB26,496 as of December 31, 2019 and March 31, 2020, respectively)	2,914,240	2,877,517	406,384	2,877,517	406,384
Long-term borrowings	4,890,030	4,886,322	690,080	4,886,322	690,080
Long-term funding debt (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB7,500 and RMB7,500 as of December 31, 2019 and March 31, 2020, respectively)	7,500	7,500	1,059	7,500	1,059
Other non-current liabilities	97,829	185,053	26,134	185,053	26,134

Total non-current liabilities	7,932,045	7,978,838	1,126,827	7,978,838	1,126,827

TOTAL LIABILITIES	35,729,720	30,855,825	4,357,675	30,855,825	4,357,675

Commitments and contingencies (Note 25)
MEZZANINE EQUITY
Series B convertible redeemable preferred shares (US$0.00002 par value; 750,000,000 shares authorized, 298,483,760 issued and outstanding with redemption value of 6,406,056 and 6,501,921 as of December 31, 2019 and March 31, 2020; no shares issued and outstanding, pro forma)	6,406,056	6,501,921	918,247	—	—
Series C convertible redeemable preferred shares (US$0.00002 par value; 750,000,000 shares authorized, 470,568,175 issued and outstanding with redemption value of 12,118,251 and 12,337,091 as of December 31, 2019 and March 31, 2020; no shares issued and outstanding, pro forma)	12,118,251	12,337,091	1,742,330	—	—
Series D convertible redeemable preferred shares (US$0.00002 par value; 1,000,000,000 shares authorized, 430,835,530 issued and outstanding with redemption value of 11,831,223 and 12,036,316 as of December 31, 2019 and March 31, 2020; no shares issued and outstanding, pro forma)	11,831,223	12,036,316	1,699,853	—	—
Series D+ convertible redeemable preferred shares (US$0.00002 par value; 750,000,000 shares authorized, 310,879,155 issued and outstanding with redemption value of 10,017,365 and 10,190,870 as of December 31, 2019 and March 31, 2020; no shares issued and outstanding, pro forma)	10,017,365	10,190,870	1,439,225	—	—

TOTAL MEZZANINE EQUITY	40,372,895	41,066,198	5,799,655	—	—

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,	As of March 31,		As of March 31,
	2019	2020		2020
	RMB	RMB	US$ Note 2.6	RMB	US$ Note 2.6
				Pro forma
SHAREHOLDERS' EQUITY (DEFICIT)
KE Holdings Inc. shareholders' equity (deficit):
Ordinary shares(US$0.00002 par value; 20,500,000,000 Class A ordinary shares and 1,250,000,000 Class B ordinary shares authorized, 584,865,410 Class A ordinary shares and 885,301,280 Class B ordinary shares issued and outstanding as of December 31, 2019 and March 31, 2020; 2,980,933,310 shares (including 2,095,632,030 Class A and 885,301,280 Class B) issued and outstanding as of March 31, 2020, pro forma)	202	202	29	416	59
Additional paid-in capital	2,533,889	1,840,586	259,940	42,906,570	6,059,565
Statutory reserves	253,732	254,012	35,873	254,012	35,873
Accumulated other comprehensive income	63,308	234,320	33,092	234,320	33,092
Accumulated deficit	(11,775,637)	(13,095,084)	(1,849,379)	(13,095,084)	(1,849,379)

Total KE Holdings Inc. shareholders' equity (deficit)	(8,924,506)	(10,765,964)	(1,520,445)	30,300,234	4,279,210
Non-controlling interests	87,203	84,466	11,929	84,466	11,929
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	(8,837,303)	(10,681,498)	(1,508,516)	30,384,700	4,291,139

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY (DEFICIT)	67,265,312	61,240,525	8,648,814	61,240,525	8,648,814

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Three Months Ended March 31,

	2019	2020	2020

	RMB	RMB	US$ (Note 2.6)

Net revenues:
Existing home transaction services (including revenue from related parties of RMB74,807 and RMB26,877 for the three months ended March 31, 2019 and 2020, respectively)	6,019,381	3,375,332	476,688
New home transaction services (including revenue from related parties of RMB4,513 and RMB7,393 for the three months ended March 31, 2019 and 2020, respectively)	1,964,521	3,452,735	487,619
Emerging and other services (including revenue from related parties of RMB1,009 and RMB98 for the three months ended March 31, 2019 and 2020, respectively)	175,855	291,692	41,195

Total net revenues	8,159,757	7,119,759	1,005,502

Cost of revenues:
Commission-split	(542,255)	(2,140,436)	(302,287)
Commission and compensation-internal	(4,644,561)	(3,554,617)	(502,008)
Cost related to stores	(738,267)	(717,662)	(101,353)
Others (including cost from related parties of RMB26,035 and RMB27,156 for the three months ended March 31, 2019 and 2020, respectively)	(134,699)	(205,512)	(29,024)

Total cost of revenues	(6,059,782)	(6,618,227)	(934,672)

Gross profit	2,099,975	501,532	70,830

Operating expenses:
Sales and marketing expenses	(634,031)	(577,095)	(81,501)
General and administrative expenses	(1,054,310)	(1,105,029)	(156,060)
Research and development expenses	(312,050)	(450,761)	(63,660)

Total operating expenses	(2,000,391)	(2,132,885)	(301,221)

Income (loss) from operations	99,584	(1,631,353)	(230,391)

Interest income, net (including interest income from related parties of RMB54,247 and RMB56,608 for the three months ended March 31, 2019 and 2020, respectively)	55,361	78,209	11,045
Share of results of equity investees	4,132	(3,090)	(436)
Fair value changes in investments, net	55,244	(104,195)	(14,715)
Foreign currency exchange gain	7,007	5,491	775
Other income, net	35,333	274,690	38,794

Income (loss) before income tax expense	256,661	(1,380,248)	(194,928)
Income tax benefit (expense)	(90,901)	148,861	21,023

Net income (loss)	165,760	(1,231,387)	(173,905)
Less: net loss attributable to non-controlling interests shareholders	(584)	(2,737)	(387)

Net income (loss) attributable to KE Holdings Inc.	166,344	(1,228,650)	(173,518)
Accretion on convertible redeemable preferred shares to redemption value	(402,411)	(693,303)	(97,913)

Net loss attributable to KE Holdings Inc.'s ordinary shareholders	(236,067)	(1,921,953)	(271,431)

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Three Months Ended March 31,

	2019	2020	2020

	RMB	RMB	US$ (Note 2.6)

Net income (loss)	165,760	(1,231,387)	(173,905)
Other comprehensive income (loss)
Currency translation adjustments	(137,500)	171,012	24,152

Total other comprehensive income (loss)	(137,500)	171,012	24,152

Total comprehensive income (loss)	28,260	(1,060,375)	(149,753)

Less: Comprehensive loss attributable to non-controlling interests shareholders	(584)	(2,737)	(387)

Comprehensive income (loss) attributable to KE Holdings Inc.	28,844	(1,057,638)	(149,366)
Accretion on convertible redeemable preferred shares to redemption value	(402,411)	(693,303)	(97,913)

Comprehensive loss attributable to KE Holdings Inc.'s ordinary shareholders	(373,567)	(1,750,941)	(247,279)

Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	1,379,905,905	1,470,166,690	1,470,166,690
Net loss per share attributable to ordinary shareholders
— Basic	(0.17)	(1.31)	(0.18)
— Diluted	(0.17)	(1.31)	(0.18)
Share-based compensation expenses included in:
Cost of revenues	—	—	—
Sales and marketing expenses	—	—	—
General and administrative expenses	—	—	—
Research and development expenses	—	—	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KE Holdings Inc.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Attributable to owners of KE Holdings Inc.

			Additional Paid-in	Statutory	Accumulated Other Comprehensive	Accumulated		Non- controlling	Total
	Ordinary Shares		Capital	Reserves	Income (Loss)	Deficit	Total	Interests	Deficit

	Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balance at January 1, 2019	1,374,972,895	189	—	174,645	(134)	(7,988,936)	(7,814,236)	10,467	(7,803,769)
Net income (loss)	—	—	—	—	—	166,344	166,344	(584)	165,760
Accretion on convertible redeemable preferred shares to redemption value (Note 20)	—	—	—	—	—	(402,411)	(402,411)	—	(402,411)
Currency translation adjustments	—	—	—	—	(137,500)	—	(137,500)	—	(137,500)

Balance at March 31, 2019	1,374,972,895	189	—	174,645	(137,634)	(8,225,003)	(8,187,803)	9,883	(8,177,920)

Balance at December 31, 2019	1,470,166,690	202	2,533,889	253,732	63,308	(11,775,637)	(8,924,506)	87,203	(8,837,303)
Change in accounting standard (Note 2.1(a))	—	—	—	—	—	(90,517)	(90,517)	—	(90,517)

Balance at January 1, 2020	1,470,166,690	202	2,533,889	253,732	63,308	(11,866,154)	(9,015,023)	87,203	(8,927,820)
Net loss	—	—	—	—	—	(1,228,650)	(1,228,650)	(2,737)	(1,231,387)
Accretion on convertible redeemable preferred shares to redemption value (Note 20)	—	—	(693,303)	—	—	—	(693,303)	—	(693,303)
Appropriation to statutory reserves	—	—	—	280	—	(280)	—	—	—
Currency translation adjustments	—	—	—	—	171,012	—	171,012	—	171,012

Balance at March 31, 2020	1,470,166,690	202	1,840,586	254,012	234,320	(13,095,084)	(10,765,964)	84,466	(10,681,498)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Three Months Ended March 31,

	2019	2020	2020

	RMB	RMB	US$ (Note 2.6)

Cash flows from operating activities:
Net income (loss)	165,760	(1,231,387)	(173,905)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	137,176	114,364	16,151
Amortization of intangible assets	17,445	157,481	22,241
Net impairment losses (reversal) on financial assets	(31,805)	71,987	10,167
Provision of credit losses (reversal) for financing receivables	1,975	(882)	(125)
Share of results of equity investees	(4,132)	3,090	436
Fair value changes in investments	(55,244)	104,195	14,715
Realized gain on short-term investments	(3,430)	(20,993)	(2,965)
Foreign currency exchange gain	(7,007)	(5,491)	(775)
Loss (gain) on disposal of property, equipment and intangible assets	1,492	(114)	(16)
Changes in assets and liabilities:
Accounts receivable	(1,039,529)	719,861	101,664
Amounts due from related parties	(74,927)	(221,635)	(31,301)
Prepayments, receivables and other assets	(274,737)	176,520	24,929
Right-of-use assets	78,136	42,383	5,986
Other non-current assets	25,453	150,311	21,228
Accounts payable	(151,741)	(808,507)	(114,183)
Amounts due to related parties	(74,982)	(20,723)	(2,927)
Employee compensation and welfare payable	(955,344)	(3,086,708)	(435,928)
Customer deposits payable	1,343,222	733,872	103,643
Contract liabilities	129,323	23,322	3,294
Lease liabilities	(72,417)	47,403	6,695
Accrued expenses and other current liabilities	(79,225)	(247,543)	(34,960)
Income taxes payable	(76,397)	(789,907)	(111,556)
Other liabilities	2	—	—

Net cash used in operating activities	(1,000,933)	(4,089,101)	(577,492)

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Three Months Ended March 31,

	2019	2020	2020

	RMB	RMB	US$ (Note 2.6)

Cash flows from investing activities:
Purchases of short-term investments	(1,512,499)	(9,561,630)	(1,350,360)
Maturities of short-term investments	1,647,939	3,781,388	534,034
Purchases of property, equipment and intangible assets	(116,312)	(149,136)	(21,062)
Proceeds from disposal of property, equipment and intangible assets	7,329	11,478	1,621
Financing receivables originated	(2,054,503)	(4,062,089)	(573,677)
Collections of financing receivables principal	2,066,105	4,824,566	681,359
Purchases of long-term investments	(26,240)	(6,121)	(864)
Loans to related parties	(360,000)	(21,119)	(2,983)
Repayments of loans from related parties	—	6,300	890

Net cash used in investing activities	(348,181)	(5,176,363)	(731,042)

Cash flows from financing activities:
Proceeds from issuance of preferred shares	749,293	—	—
Proceeds from short-term borrowings	2,710,000	—	—
Repayments of short-term borrowings	—	(300,000)	(42,368)
Proceeds from long-term borrowings	—	42,040	5,937
Proceeds from funding debt	251,473	842,231	118,946
Repayments of funding debt	(318,850)	(1,482,660)	(209,392)
Reinjection of capital from preferred shareholders in connection with the Reorganization (Note 1)	3,007,105	—	—
Repatriation of capital to preferred shareholders to facilitate the Reorganization (Note 1)	(50,000)	—	—
Repurchases of preferred shares	(2,414,607)	—	—

Net cash provided by (used in) financing activities	3,934,414	(898,389)	(126,877)

Effect of exchange rate change on cash, cash equivalents and restricted cash	(94,336)	131,392	18,556

Net increase (decrease) in cash and cash equivalents and restricted cash	2,490,964	(10,032,461)	(1,416,855)

KE Holdings Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the Three Months Ended March 31,

	2019	2020	2020

	RMB	RMB	US$ (Note 2.6)

Cash, cash equivalents and restricted cash at the beginning of the period
Including:
Cash and cash equivalents at the beginning of the period	9,115,649	24,319,332	3,434,546
Restricted cash at the beginning of the period	3,516,594	7,380,341	1,042,303
Non-current restricted cash at the beginning of the period	127,955	230,903	32,610

Total	12,760,198	31,930,576	4,509,459

Cash, cash equivalents and restricted cash at the end of the period
Including:
Cash and cash equivalents at the end of the period	7,967,522	15,538,844	2,194,504
Restricted cash at the end of the period	7,155,685	6,276,621	886,428
Non-current restricted cash at the end of the period	127,955	82,650	11,672

Total	15,251,162	21,898,115	3,092,604

Supplemental disclosures:
Right-of-use assets obtained in exchange for new operating lease liabilities	(755,529)	(849,335)	(119,949)
Non-cash investing and financing activities
Accretions of convertible redeemable preferred shares	402,411	693,303	97,913
Changes in accounts payable related to property and equipment addition	(1,304)	(48,866)	(6,901)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

(a)    Principle activities and subsidiaries

          KE Holdings Inc. ("the Company") was incorporated in the Cayman Islands on July 6, 2018 under the Cayman Islands Companies Law as an exempted company with limited liability. The Company through its consolidated subsidiaries, variable interest entities (the "VIE"s) and the subsidiaries of the VIEs (collectively, the "Group"), is principally engaged in operating a leading integrated online and offline platform for housing transactions and services in the People's Republic of China (the "PRC" or "China").

          As of March 31, 2020, the details of the Company's major subsidiaries, consolidated VIEs (inclusive of the VIEs' subsidiaries) are as follows:

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of direct or indirect economic ownership

Subsidiaries
Beike Group (Cayman) Limited	August 6, 2018	Cayman Island	100%
Beike Group (BVI) Limited	July 12, 2018	British Virgin Islands	100%
Sharehome HK International Limited	December 16, 2016	Hong Kong	100%
Beike (Tianjin) Investment Co., Ltd. ("Beike Tianjin")	September 29, 2018	PRC	100%
Jinbei (Tianjin) Technology Co., Ltd. ("Jinbei Technology")	August 22, 2018	PRC	100%
Beike Jinke (Tianjin) Technology Co., Ltd. ("Beike Jinke")	October 30, 2018	PRC	100%
Lianjia (Tianjin) Enterprise Management Co., Ltd. ("Lianjia Enterprise Management")	August 13, 2018	PRC	100%
Beijing Lianjia Zhidi Real Estate Brokerage Co., Ltd. ("Lianjia Zhidi")	June 25, 2008	PRC	100%
Beijing Fangyuan Real Estate Consulting Services Co., Ltd.	October 24, 2016	PRC	100%
Beijing Lianjia Gaoce Real Estate Brokerage Co., Ltd.	September 20, 2016	PRC	100%
Deyou Real Estate Agency Co., Ltd. ("Deyou Real Estate Agency")	December 30, 2015	PRC	100%
Shanghai Deyou Property Consulting Co., Ltd.	December 30, 2015	PRC	100%
Shenzhen Lianjia Real Estate Brokerage Co., Ltd.	December 23, 2015	PRC	100%
Shenzhen Fangjianghu Technology Co., Ltd.	August 25, 2016	PRC	100%
Sichuan Lianjia Real Estate Brokerage Co., Ltd.	December 31, 2015	PRC	100%
Chengdu Fangjianghu Information Technology Co., Ltd.	April 12, 2016	PRC	100%
Tianjin Lianjia Baoye Real Estate Agency Co., Ltd.	May 20, 2008	PRC	100%
Tianjin Lianjia Fangjianghu Technology Co., Ltd.	September 23, 2016	PRC	100%
Zhengzhou Fangjianghu Information Technology Co., Ltd.	August 28, 2017	PRC	100%
Beike Zhaofang (Beijing) Technology Co., Ltd. ("Beike Zhaofang")	August 3, 2015	PRC	100%
Beike Technology Co., Ltd.	June 28, 2017	PRC	100%
Consolidated VIEs
Beijing Lianjia Real Estate Brokerage Co., Ltd. ("Beijing Lianjia")	September 30, 2001	PRC	100%
Beijing Yiju Taihe Technology Co., Ltd. ("Yiju Taihe")	July 23, 2010	PRC	100%
Tianjin Xiaowu Information & Technology Co., Ltd. ("Tianjin Xiaowu")	November 14, 2017	PRC	100%
Subsidiaries of VIEs
Beijing Zhongrongxin Financing Guarantee Co., Ltd.	July 25, 2008	PRC	100%
Beijing Ehomepay Technologies Co., Ltd.	August 8, 2013	PRC	100%

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

(b)    History and reorganization of the Group

          The Group commenced operations in the PRC in 2001 through Beijing Lianjia, which was established in September 2001 by Mr. Zuo Hui (the "Founder" and chairman of the board of directors). Beijing Lianjia and its subsidiaries developed various businesses over time and expanded nationwide in China. During January 2017, the Group restructured Yiju Taihe, which was originally a subsidiary of Beijing Lianjia and operated financial service businesses, to mirror the holding structure substantially identical to that of Beijing Lianjia. In November 2017, the Group incorporated Tianjin Xiaowu, to conduct operations related to value-added telecommunication services. The Founder is the ultimate controlling party of the Group as he has held majority voting power over the Group throughout the Group's history.

          Along with the launch of the Group's Beike platform, the Company was incorporated in the Cayman Islands in July 2018 as the Group's holding company to facilitate offshore financing.

          On December 28, 2018, the Company completed a series of reorganization transactions (the "Reorganization"), through which most of the original subsidiaries of Beijing Lianjia have become the subsidiaries of the Company's wholly-owned PRC subsidiaries (collectively, "WFOEs"), and the Company obtained control over Beijing Lianjia, Yiju Taihe and Tianjin Xiaowu through contractual arrangements. In connection with the Reorganization, most of the shareholders of Beijing Lianjia and Yiju Taihe or such shareholders' affiliates subscribed for ordinary shares, Series B and C convertible redeemable preferred shares of the Company as applicable, substantially in proportion to their previous respective equity interests in Beijing Lianjia and Yiju Taihe prior to the Reorganization. To effect the Reorganization, the Group returned onshore capital of RMB3,000 million and RMB6,931 million to preferred shareholder in 2018 and 2019, respectively. Such capital was reinjected to the Group offshore in 2019. During the three months ended March 31, 2020, certain subsidiaries of Yiju Taihe operating businesses that do not restrict foreign ownership became the subsidiaries of the WFOEs.

          The Reorganization is accounted for as a common control transaction because the Founder has control over the Group before and after the Reorganization.

          On July 22, 2020, the Company effected a 5-for-1 share subdivision, following which each of the Company's issued and unissued ordinary shares and preferred shares was subdivided into five ordinary shares and preferred shares, respectively. Upon the subdivision, the number of shares reserved for issuance under the Company's existing share incentive plans and the number of shares to be issued under the options and other awards granted by the Company pursuant to the existing share incentive plans were adjusted to reflect the subdivision. All applicable share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the 5-for-1 share subdivision.

          There was no change in the basis of presentation of the financial statements resulting from these Reorganization transactions. The assets and liabilities have been stated at historical carrying amounts. The financial statements are prepared as of the corporate structure of the Group had been in existence since inception of the Group.

KE Holdings Inc.

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1. Organization (Continued)

(c)    VIE Companies (excluding the consolidated trusts as discussed in Note 2.9)

          Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services, finance business and certain other businesses, the Group operates its platforms and other restricted businesses in the PRC through certain PRC domestic companies, whose equity interests are held by certain management members of the Group ("Nominee Shareholders"). The Group obtained control over these PRC domestic companies by entering into a series of contractual arrangements with these PRC domestic companies and their respective Nominee Shareholders. These contractual agreements include powers of attorney, exclusive business cooperation agreements, exclusive option agreements, equity pledge agreements and spousal consent letters. These contractual agreements can be extended at the Group's relevant PRC subsidiaries' options prior to the expiration dates. Management concludes that these PRC domestic companies are VIEs of the Group, of which the Group is the ultimate primary beneficiary. As such, the Group consolidated the financial results of these PRC domestic companies and their subsidiaries in the Group's consolidated financial statements.

          The following is a summary of the contractual agreements (collectively, "Contractual Agreements") that the Group, through its subsidiaries, entered into with the VIEs and their Nominee Shareholders:

i)
Contractual Agreements with VIEs

Power of Attorney

          Pursuant to the power of attorney agreements among the WFOEs, the VIEs and their respective Nominee Shareholders, each Nominee Shareholder of the VIEs irrevocably undertakes to appoint the WFOE, or a PRC citizen designated by the WFOE as the attorney-in-fact to exercise all of the rights as a shareholder of the VIEs, including, but not limited to, the right to convene and attend shareholders' meeting, vote on any resolution that requires a shareholder vote, such as appoint or remove directors and other senior management, and other voting rights pursuant to the then-effective articles of association (subject to the amendments) of the VIEs. Each power of attorney agreement is irrevocable and remains in effect as long as the Nominee Shareholder continues to be a shareholder of the VIEs.

Exclusive Business Cooperation Agreements

          Pursuant to the exclusive business cooperation agreements among the WFOEs and the VIEs, respectively, the WFOEs have the exclusive right to provide the VIEs with services related to, among other things, comprehensive technical support, professional training, consulting services and marketing and promotional services. Without prior written consent of the WFOEs, the VIEs agree not to directly or indirectly accept the same or any similar services provided by any others regarding the matters ascribed by the exclusive business cooperation agreements. The VIEs agree to pay the WFOEs services fees, which will be determined by the WFOEs. The WFOEs have the exclusive ownership of intellectual property rights created as a result of the performance of the agreements. The agreements will remain effective except that the WFOEs are entitled to terminate the agreements in writing.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

Exclusive Option Agreements

          Pursuant to the exclusive option agreements among the WFOEs, the VIEs and their respective Nominee Shareholders, the Nominee Shareholders of the VIEs irrevocably grant the respective WFOEs an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in the VIEs (except for 3.03% of Beijing Lianjia's equity interests pledged to a third party as of December 31, 2018, while the pledge was removed in December 2019 and all equity interests were subject to the exclusive option agreements).The purchase price with respect to the equity interests in Tianjin Xiaowu shall be the amount of paid-in capital or the lowest price permitted by applicable PRC law, and the purchase price with respect to the equity interests in other VIEs shall be the higher of RMB1 or the lowest price permitted by applicable PRC law. The shareholders of the VIEs further undertake to pay to the WFOEs any dividends and other distributions they receive in relation to the equity interests they held in the VIEs, to the extent permitted by PRC law. The shareholders of the VIEs undertake that, without prior written consent of the WFOEs, they will not create any pledge or encumbrance on their equity interests in the VIEs, approve any transfer or in any manner disposal of their equity interests, or any disposition of any assets of the VIEs (other than limited exceptions). The shareholders of each of the VIEs agree, among other things, without prior written consent of the WFOEs, not to cause the relevant VIEs to merge with any other entities, increase or decrease its registered capital, declare or distribute dividends, amend its articles of association, enter into any material contract (other than those occurring in the ordinary course of business), appoint or remove its directors, supervisors or other management, be liquidated or dissolved (unless mandated by PRC laws), lend or borrow money (except for payables incurred in the ordinary course of business other than through loans) or undertake any actions that may adversely affect the VIEs' operating status and asset value. These agreements will remain effective till all of the equity interests of the relevant VIEs have been transferred to the WFOEs and/or its designated person. Jinbei Technology has unilateral right to terminate the agreement with Tianjin Xiaowu.

Equity Pledge Agreements

          Pursuant to the equity pledge agreements among the WFOEs, the VIEs and their respective Nominee Shareholders, the Nominee Shareholders of the VIEs pledged all of their respective equity interests in the VIEs to the WFOEs as security for performance of the obligations of the VIEs and their Nominee Shareholders under the exclusive business cooperation agreements, the power of attorney agreements, the exclusive option agreements and the equity pledge agreements, except for 3.03% of Beijing Lianjia's equity interests pledged to a third party as of December 31, 2018, while the pledge was removed in December 2019 and all equity interests were subject to the equity pledge agreements. The Nominee Shareholders of the VIEs also undertake that, during the term of the equity pledge agreements, unless otherwise approved by the WFOEs in writing, they will not transfer the pledged equity interests or create or allow any new pledge or other encumbrance on the pledged equity interests. As of the date of this report, the Group have registered all such equity pledges with the local branch of the State Administration for Market Regulation in accordance with PRC laws to perfect their respective equity pledges. After the completion of the equity pledge registrations, in the event of a breach by the VIEs or its shareholders of contractual obligations

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1. Organization (Continued)

under these agreements, the WFOEs, as pledgee, will have the right to dispose of the pledged equity interests in the VIEs.

Spousal Consent Letters

          Pursuant to the spousal consent letters, each of the spouses of the applicable individual Nominee Shareholders of the VIEs unconditionally and irrevocably agrees that the equity interest in the VIEs held by and registered in the name of his or her respective spouse will be disposed of pursuant to the relevant exclusive business cooperation agreements, equity pledge agreements, the exclusive option agreements and the power of attorney agreements, without his or her consent. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by her respective spouses. In addition, in the event that any of them obtains any equity interest in the VIEs held by their respective spouses for any reason, such spouses agree to be bound by similar obligations and agreed to enter into similar contractual arrangements.

ii)
Risks in relation to VIE structure

          Part of the Group's business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. The Company has concluded that (i) the ownership structure of the VIEs is not in violation of any existing PRC law or regulation in any material respect; and (ii) each of the VIE Contractual Agreements is valid, legally binding and enforceable to each party of such agreements and will not result in any violation of PRC laws or regulations currently in effect. However, uncertainties in the PRC legal system could cause the relevant regulatory authorities to find the current VIE Contractual Agreements and businesses to be in violation of any existing or future PRC laws or regulations.

          On March 15, 2019, the National People's Congress adopted the Foreign Investment Law of the PRC, which became effective on January 1, 2020, together with their implementation rules and ancillary regulations. The Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, but it contains a catch-all provision under the definition of "foreign investment", which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. It is unclear that whether the Group's corporate structure will be seen as violating the foreign investment rules as the Group are currently leveraging the contractual arrangements to operate certain businesses in which foreign investors are prohibited from or restricted to investing. If variable interest entities fall within the definition of foreign investment entities, the Group's ability to use the contractual arrangements with its VIE and the Group's ability to conduct business through the VIEs could be severely limited.

          In addition, if the Group's corporate structure and the contractual arrangements with the VIEs through which the Group conducts its business in the PRC were found to be in violation of any existing or future PRC laws and regulations, the Group's relevant PRC regulatory authorities could:

  •
  revoke or refuse to grant or renew the Group's business and operating licenses;

  •
  restrict or prohibit related party transactions between the wholly owned subsidiary of the Group and the VIEs;

KE Holdings Inc.

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1. Organization (Continued)

  •
  impose fines, confiscate income or other requirements which the Group may find difficult or impossible to comply with;

  •
  require the Group to alter, discontinue or restrict its operations;

  •
  restrict or prohibit the Group's ability to finance its operations, and;

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

          The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the Group's businesses. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIEs or the right to receive its economic benefits, the Group would no longer be able to consolidate the VIEs. The management believes that the likelihood for the Group to lose such ability is remote based on current facts and circumstances. However, the interpretation and implementation of the laws and regulations in the PRC and their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

Summary of Financial Information of the Group's VIEs

          In accordance with VIE Contractual Agreements, the Company (1) could exercise all shareholder's rights of the VIEs and has power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company was considered as ultimate primary beneficiary of the VIEs and had consolidated the VIEs' financial results of operations, assets and liabilities in the Company's unaudited interim condensed consolidated financial statements. Therefore, the Company considers that there are no assets in the VIEs that can be used only to settle obligations of the VIEs, except for the registered capital of the VIEs amounting to approximately RMB1.9 billion and RMB1.8 billion as of December 31, 2019 and March 31, 2020, as well as certain non-distributable statutory reserves amounting to approximately RMB61.2 million and RMB61.7 million as of December 31, 2019 and March 31, 2020. As the VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIEs. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

KE Holdings Inc.

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1. Organization (Continued)

          The following table set forth the assets, liabilities, results of operations and changes in cash, cash equivalents and restricted cash of the consolidated VIEs (inclusive of the VIEs' subsidiaries) taken as a whole, which were included in the Group's unaudited interim condensed consolidated financial statements with intercompany transactions eliminated. The VIE Contractual Arrangements were effected upon the completion of the Reorganization on December 28, 2018. The following disclosures present the financial positions of the businesses that currently constitute the VIE entities

KE Holdings Inc.

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1. Organization (Continued)

as of December 31, 2019 and March 31, 2020 and the operation results for the three months ended March 31, 2019 and 2020:

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Cash and cash equivalents	3,569,728	5,476,018
Restricted cash	3,792,659	4,319,607
Short-term investments	1,821,946	1,212,701
Short-term financing receivables, net	2,125,621	990,102
Accounts receivable, net	78,480	79,316
Amounts due from related parties	664,078	431,188
Loan receivables from related parties	1,924,500	1,921,800
Prepayments, receivables and other assets	718,610	882,904
Amounts due from non-VIE subsidiaries	18,089,207	18,984,566

Total current assets	32,784,829	34,298,202

Property and equipment, net	163,450	158,625
Right-of-use assets	219,632	119,986
Long-term financing receivables, net	265,868	133,531
Long-term investments, net	306,874	301,010
Intangible assets, net	58,262	54,713
Goodwill	7,522	7,522
Non-current restricted cash	131,574	82,650
Other non-current assets	8,045	17,917

Total non-current assets	1,161,227	875,954

Total assets	33,946,056	35,174,156

Accounts payable	120,892	178,087
Amounts due to related parties	104,957	105,955
Employee compensation and welfare payable	1,587,750	803,050
Customer deposits payable	3,173,825	3,554,436
Income taxes payable	206,334	46,017
Short-term borrowings	720,000	420,000
Lease liabilities current portion	98,260	54,691
Short-term funding debt	2,291,723	1,651,294
Contract liabilities	49,191	39,112
Accrued expenses and other current liabilities	205,337	146,824
Amounts due to non-VIE subsidiaries	20,487,070	22,726,994

Total current liabilities	29,045,339	29,726,460

Deferred tax liabilities	49,524	49,524
Lease liabilities non-current portion	101,727	26,496
Long-term funding debt	7,500	7,500

Total non-current liabilities	158,751	83,520

Total liabilities	29,204,090	29,809,980

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization (Continued)

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Total net revenues	2,889,117	230,229
Net income	365,173	57,079
Net cash provided by operating activities	717,014	2,308,557
Net cash provided by (used in) investing activities	(12,427)	1,016,187
Net cash used in financing activities	(1,631,485)	(940,429)
Net increase (decrease) in cash, cash equivalents and restricted cash	(926,898)	2,384,315

(d)    Impact of COVID-19

          The current COVID-19 pandemic has already adversely affected many aspects of the Group's business. Many of the brokerage stores on the platform, as well as the transaction support centers, underwent temporary closure in early 2020 as part of China's nationwide efforts to contain the spread of the novel coronavirus. Due to concerns or fear of the spread of the disease, there had been noticeable reduction of in-person visits of housing customers to brokerage stores and properties. The pandemic also resulted further delays in payment, as the business of many of the real estate developers with outstanding trade receivable balances with the Group was suspended in early 2020. The global spread of COVID-19 pandemic in major countries of the world may also result in global economic distress, and the extent to which it may affect the Group's results of operations will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict.

          The Group has assessed various accounting estimates and other matters, including credit losses for financial assets, goodwill and other long-lived assets, long-term investments, share-based compensation, valuation allowances for deferred tax assets and revenue recognition. Based on current assessment of these estimates, as the Group, the real estate agents on their platform, and their business partners are recovering from the general shutdown, the Group concluded that, although the COVID-19 outbreak had adversely affected the Group's business in the first quarter of 2020, there would be no material impact on the Group's long-term forecast, and the Group did not identify any impairments related to its goodwill and other long-lived assets at March 31, 2020. While the adverse impact from COVID-19 is currently expected to be temporary, there is uncertainty around the duration of these disruptions and the possibility of other adverse effects on the Group's business, and the Group will continue to monitor for potential credit risk as the impact of the COVID-19 pandemic evolves.

          As part of Chinese government's effort to ease the burden of businesses affected by COVID-19, the Ministry of Human Resources and Social Security, the Ministry of Finance and the State Taxation Administration temporarily reduced or exempted payments to the government-mandated employee welfare benefit plans since February 2020. For the three months ended March 31, 2020, the Group recognized government grants related to the above support program of approximately RMB190.8 million, net-off employee benefits in related cost and expenses, in the

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1. Organization (Continued)

consolidated statements of comprehensive income (loss). It is uncertain whether such government support program will continue in the future.

2. Significant accounting policies

2.1
(a) Impact of newly adopted accounting pronouncement

          In 2016, the FASB issued ASU No. 2016-13, "Financial Instruments — Credit Losses (Topic 326)," which replaces the existing incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss ("CECL") methodology. The Company adopted Topic 326 using a modified retrospective method for all financial assets measured at amortized cost and liabilities for guarantee arrangements. Results for reporting periods beginning after January 1, 2020 are presented under Topic 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The Company recorded a decrease to retained earnings, net of tax, of RMB91 million as of January 1, 2020 for the cumulative effect of adopting Topic 326. The Company assesses all financial assets subject to credit losses quarterly and establish a reserve to reflect the net amount expected to be collected. The credit loss reserve is based on an assessment of historical collection activity, the nature of the receivable, the current business environment and forecasts that may affect the customers' ability to pay.

          In August 2018, the FASB issued ASU 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement." The ASU is part of the FASB's disclosure framework project to improve the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information required by generally accepted accounting principles. The ASU modifies disclosure requirements on fair value measurements in Topic 820. The Company adopted ASU 2018-13 effective January 1, 2020. ASU 2018-13 did not have a material impact on disclosures in the Group's consolidated financial statements.

          In August 2018, the FASB issued ASU 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement ("CCA") That Is a Service Contract. This update amends the current guidance that exists for CCAs by providing explicit accounting for implementation costs of a hosting arrangement that is a service contract. The amendments effectively align the accounting for implementation costs for hosting arrangements, regardless of whether they convey a license to the hosted software. Thus, a hosting arrangement that is a service contract will follow the guidance in ASC 350-40 — "Intangibles — Goodwill and other, Internal-use software", to determine which implementation costs to capitalize or expense. This new standard is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company adopted the new standard effective January 1, 2020 on a prospective basis. The adoption of the new standard did not have a material impact on the Company's condensed consolidated financial statements.

2.1
(b) Recent issued accounting pronouncements not yet adopted

          In December 2019, the FASB issued ASU 2019-12, "Simplifying the Accounting for Income Taxes" to remove specific exceptions to the general principles in Topic 740 and to simplify accounting for income taxes. The standard is effective for public companies for fiscal years, and

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2. Significant accounting policies (Continued)

interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

          In January 2020, the FASB issued ASU 2020-01, "Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815," which clarifies the interaction of the accounting for equity investments under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

          In March 2020, FASB issued ASU No. 2020-04, "Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting", which provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments are effective for all entities beginning on March 12, 2020, and the Company may elect to apply the amendments prospectively through December 31, 2022. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

2.2
Basis of preparation

          The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the unaudited interim condensed consolidated financial statements and accompanying notes include all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the Company's financial position as of December 31, 2019 and March 31, 2020, and results of operations and cash flows for the three months ended March 31, 2019 and 2020. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2017, 2018 and 2019, and related notes included in the Company's audited consolidated financial statements. The financial information as of December 31, 2019 presented in the unaudited interim condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2019. Significant accounting policies followed by the Group in the preparation of its accompanying unaudited interim condensed consolidated financial statements are summarized below.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3
Basis of consolidation

          The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIEs (inclusive of the VIEs' subsidiaries) for which the Company is the ultimate primary beneficiary.

          A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

          A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiaries is the primary beneficiary of the entity.

          All transactions and balances between the Company, its subsidiaries, consolidated VIEs (inclusive of VIEs' subsidiaries) have been eliminated upon consolidation. The results of subsidiaries and VIEs acquired or disposed of during the period are recorded in the consolidated statements of comprehensive income (loss) from the effective dates of acquisition or up to the effective dates of disposal, as appropriate.

2.4
Use of estimates

          The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting periods in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group's unaudited interim condensed consolidated financial statements include, but are not limited to, (i) revenue recognition, (ii) provision for credit losses of accounts receivable, financing receivables and other receivables, (iii) assessment for impairment of long-lived assets, intangible assets and goodwill, (iv) fair value of financial guarantee, (v) valuation and recognition of share-based compensation expenses, (vi) useful lives of property and equipment and intangible assets, (vii) fair value of short-term and long-term investments, and derivative instruments, (viii) fair value of ordinary shares and convertible redeemable preferred shares , (ix) liabilities related to employee welfare benefits and (x) provision for income tax and valuation allowance for deferred tax assets. Actual results could differ from those estimates, and as such, differences may be material to the unaudited interim condensed consolidated financial statements.

2.5
Foreign currencies and foreign currency translation

          The Group's reporting currency is Renminbi ("RMB"). The functional currency of the Company and its subsidiaries incorporated in the Cayman Islands, BVI and Hong Kong is United States dollars ("US$") and the functional currency of the PRC entities in the Group is RMB. The Company's subsidiaries with operations in other jurisdictions generally use their respective local currencies as their functional currencies.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

          Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in foreign currency exchange gain in the consolidated statements of comprehensive income (loss).

          The financial statements of the Group are translated from the functional currencies into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gain and loss are translated into RMB using the periodic average exchange rates. Translation differences are recorded currency translation adjustments as a component of other comprehensive income in the consolidated statements of comprehensive income (loss).

2.6
Convenience translation

          Translations of the consolidated balance sheets, the consolidated statements of comprehensive income (loss) and the consolidated statements of cash flows from RMB into US$ as of and for the three months ended March 31, 2020 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB7.0808, representing the index rates stipulated by the federal reserve board/ the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on March 31, 2020. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2020, or at any other rate.

2.7
Fair value measurements

          Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

          Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

    Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

    Level 2 — Other inputs that are directly or indirectly observable in the marketplace.

    Level 3 — Unobservable inputs which are supported by little or no market activity.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

          Accounting guidance also describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

          When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

2.8
Accounts receivable

          Accounts receivable represents those receivables derived in the ordinary course of business, net of allowance for credit losses, including receivable from real estate property sellers, buyers and agents from the platform. The Company assesses the accounts receivables quarterly and establish a reserve to reflect the net amount expected to be collected. The credit loss reserve is based on an assessment of historical collection activity, the nature of the receivable, the current business environment and forecasts that may affect the customers' ability to pay.

2.9
Financing receivables

          The Group generates financing receivables by providing personal credit loans to property buyers, tenants and other individual borrowers. The Group has the intent and the ability to hold such financing receivables for the foreseeable future or until maturity or payoff.

Financing receivables from consolidated Trusts

          The Group has entered into arrangements with consolidated trusts ("Trusts"), pursuant to which the Group invested in the financing receivables using funds from the consolidated Trusts. The Trusts are administered by third-party trust companies, which act as the trustees, with funds contributed by the Group and/or other third-party investors for the purposes of providing returns to the beneficiary of the Trusts. The Group has power to direct the activities of the Trusts and has the obligation to absorb losses or the right to receive benefits from the Trusts that could potentially be significant to the Trusts. As a result, the Trusts are considered consolidated VIEs of the Group under ASC 810 — "Consolidation".

          Therefore the loans funded by the consolidated Trusts are recorded as the Group's financing receivables. The proceeds received from the third-party investors are recognized as funding debts. Cash received via consolidated Trusts that has not yet been distributed is recorded as restricted cash.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

Financing receivables from micro-loan platforms

          The Group also offers micro loans to borrowers via micro-loan platforms. The loans offered mainly include: 1) installment loans for home improvements to property owners, 2) loans provided to external small property agents, 3) loans provided to other individuals. As the Group undertakes substantially all the risks and rewards, the micro loans are recognized as financing receivables on the consolidated balance sheets.

Measurement of financing receivables

          Financing receivables are measured at amortized cost and reported on the consolidated balance sheets at outstanding principal adjusted for any write-offs and the allowance for credit losses.

Allowance of credit losses

          The allowance for credit losses reflects the Group's estimated probable expected losses. The Group assesses allowance for credit losses, mainly based on the past collection experience as well as consideration of current and future economic conditions and changes in the Group's customer collection trends. The provision for credit losses represents an estimate of the losses expected to be incurred from the Group's finance receivable portfolio. The Group uses projected risk parameters (i.e. probability of default ("PD") and loss given default ("LGD") (severity)) to estimate the allowance of different segmentations, driven primarily by business type, on a collective basis. This projected risk parameters are primarily based upon historical loss experience adjusted for judgments about the probable effects of relevant observable data including current and future economic conditions as well as external historical loan performance trends, recovery rates, credit quality indicators.

          The Group considers all available information in quarterly assessments of the adequacy of the allowance. The Group believes the estimates, including any qualitative adjustments, are reasonable and have considered all reasonably available information about past events, current conditions, and reasonable and supportable forecasts of future events and economic conditions.

Accrued interest receivable

          Accrued interest income on financing receivables is calculated based on the effective interest rate of the loan and recorded as interest income as earned. When a financing receivable reaches 1 day past due, it is placed on non-accrual status, and the Group stops accruing interest of the financing receivables as of such date. The accrued but unpaid interest as of such date is not reversed. The Group assesses the collectability of accrued interest together with the unpaid principal amount and provides reserves if warranted Interest income for non-accrual financing receivables is recognized on a cash basis. Cash receipt of non-accrual financing receivables would be first applied to any unpaid principal, late payment fees, if any, before recognizing interest income. The Group does not resume accrual of interest after a loan has been placed on non-accrual basis.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.10
Derivative instruments

          Derivative instruments are measured at fair value and recognized as either assets or liabilities on the consolidated balance sheets in either current or non-current other assets or accrued expenses and other current liabilities or other long-term liabilities depending upon maturity and commitment. Changes in the fair value of derivatives are either recognized periodically in the consolidated income (loss) statements or in other comprehensive income (loss) depending on the use of the derivatives and whether they qualify for hedge accounting. The Company selectively uses financial instruments to manage market risk associated with exposure to fluctuations in interest rates and foreign currency rates. These financial exposures are monitored and managed by the Company as an integral part of its risk management program. The Company does not engage in derivative instruments for speculative or trading purposes. The Company derivative instruments are not qualified for hedge accounting, thus changes in fair value are recognized in fair value changes in investments, net in the consolidated statements of comprehensive income (loss). The cash flows of derivative financial instruments are classified in the same category as the cash flows from the items subject to the economic hedging relationships. The estimated fair value of the derivatives is determined based on relevant market information. These estimates are calculated with reference to the market rates using industry standard valuation techniques.

2.11
Intangible assets, net

          Intangible assets mainly include those acquired through business combinations and purchased intangible assets. Intangible assets acquired through business combinations are recognized as assets separate from goodwill if they satisfy either the "contractual-legal" or "separability" criterion. Intangible assets arising from business combinations are recognized and measured at fair value upon acquisition. Purchased intangible assets are initially recognized and measured at cost upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives based upon the usage of the asset, which is approximated using a straight-line method as follows:

• Software	3 - 10 years
• Trademarks and domain name	3 - 5 years
• Customer relationships	3 - 5 years
• Non-competition agreement	3 - 5 years
• Advertising resources	5 years
• Licence	6 - 10 years

          Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amounts by which the carrying amounts of the assets exceed the fair values of the assets.

          No impairment charges of intangible assets were recognized for the three months ended March 31, 2019 and 2020.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.12
Goodwill

          Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in a business combination.

          Goodwill is not depreciated or amortized but is tested for impairment on an annual basis, and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company early adopted ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, and in accordance with the FASB, a company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of each reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The judgment in estimating the fair value of reporting units includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. The Group performs goodwill impairment testing at the reporting unit level on December 31 annually, and between annual tests whenever a triggering event occurs. No impairment of goodwill was recognized for the three months ended March 31, 2019 and 2020.

2.13
Revenue recognition

          The Group adopted ASC 606-"Revenue from Contracts with Customers" for all periods presented. According to ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group's customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, after considering reductions by estimates for refund allowances, price concession, discount and Value Added Tax ("VAT").

Existing home transaction services:

          The Group generates revenue from existing home transaction services primarily by earning commissions from housing customers for sales or leases transactions facilitated by the Group's own Lianjia brand where the Group acts as the principal agent, or splits of commissions with other brokerage firms acting as the principal agents in cooperation with the Group to complete transactions. In these transactions, the principal agent signs a housing agency service contract with housing customers and is responsible for fulfilling the obligations to provide the agency services under the contract. The Beike platform requires platform agreements to be signed by all brokerage

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

firms registered with the platform. The platform agreements establish a cooperative relationship between the principal agent and all participating brokerage firms, which allows the principal agent to combine and control services provided by the participating agent. The platform agreements also set the principal agent's role and responsibility for overall agency services and a fee allocation structure for various standard cooperating roles of agency services. For each successful transaction completed through the platform, the platform will calculate commissions for each participating agent in accordance with the platform agreements and settle them through the platform's payment system.

          When the Group signs the housing agency service contracts with housing customers and splits commissions with other brokerage firms who cooperate with the Group to complete the housing transactions in accordance with the platform agreement, the Group is considered to be the principal agent as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the agency services pursuant to the housing agency service contracts it signed with the housing customers. Accordingly, the Group accounts for the commissions from these agency service contracts on a gross basis, with any commissions paid to other brokerage firms recorded as a cost of revenue.

          When other brokerage firms on Beike platform sign the housing agency service contracts with housing customers and split commissions with the Group in accordance with platform agreement for cooperation services by the Group to complete the housing transactions, the Group is considered as a participating agent who provides services to the principal agents as the Group is not the primary obligor for the agency service contract and does not have the right to determine the service price. Accordingly, the Group accounts for the commissions from these agency service contracts on a net basis which is the split commission.

          For agency commissions earned by the Group, either as the principal agent or participating agent, after deducting estimated potential refunds due to a terminated transaction, the Group recognizes them as revenues when the performance obligations are satisfied at the time the housing customers sign the housing sale and purchase agreements or the lease agreements.

          The Group also generates revenue from existing home transaction services by earning (i) platform service fees from real estate brokerage firms on the Beike platform as a percentage of the transaction commissions earned on the platform for using the Group's ACN and SaaS system, (ii) franchise fees from brokerage firms as a percentage of the transaction commissions earned under the Group's franchise brands such as Deyou brand, and (iii) other service fees for various services offered by Beike platform, such as transaction closing service through the Group's transaction center.

          For platform service and franchise fees, the Group recognizes the estimated fees that it expects to receive as revenues when the Group obtains the right to payment at the time the housing customers sign the housing sale and purchase agreements or the lease agreements.

          For other service fees, the Group recognizes them as revenues when the services are provided.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

New home transaction services:

          The Group generates revenues from new home transaction services principally by earning sales commissions from real estate developers for new home sales facilitated by the Group. The Group signs new home agency service contracts with real estate developers in where the terms and conditions for sales commission earned are defined. The Group recognizes sales commissions as revenues when the confirmations that terms and conditions for commissions earned are met are received from real estate developers or upon cash receipts of service fees if collection of the commissions are not considered probable at that time.

          The Group subcontracts with other brokerage firms to fulfil its agency services contracts with the real estate developers and splits commissions with these brokerage firms. The Group is considered as the principal agent for the agency service contracts signed with the developers as it has the right to determine the service price and to define the service performance obligations, it has control over the services provided by the other brokerage firms and it is fully responsible for fulfilling agency services pursuant to the new home agency service contracts signed with the real estate developers. Accordingly, the Group accounts for such agency service contracts on a gross basis and recognizes split commissions to collaborating brokerage firms as cost of revenues.

Emerging and other services:

          The Group generates revenues from emerging and other services such as financial services and home renovation services. Service fees for emerging and other services are generally recognized as revenues when services are provided.

Practical Expedients

          The Group has used the following practical expedients as allowed under ASC 606:

(i)
The effect of a significant financing component has not been adjusted for contracts when the Group expects, at contract inception, that the period between when the Group transfers a promised good or service to the customer will be one year or less.

(ii)
Also, the Group expenses the costs to obtain a contract as incurred when the expected amortization period is one year or less.

Contract Balances

          Timing of revenue recognition may differ from the timing of invoicing to customers. For certain services, customers are required to pay before the services are delivered. The Group recognizes a contract asset or a contract liability in the consolidated balance sheets, depending on the relationship between the Group's performance and the customer's payment.

          The Group classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Group recognizes an accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and if

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

it has the unconditional right to receive consideration. The Group does not have any capitalized contract cost. No contract assets were identified as of December 31, 2019 and March 31, 2020.

          Contract liabilities are recognized if the Group receives consideration in advance of performance, which is mainly in relation to the existing home transaction services, new home transaction services and emerging and other services. The Group expects to recognize a significant majority of this balance as revenue over the next 12 months, and the remainder thereafter. The contract liabilities of the Group as of December 31, 2019 and March 31, 2020 are listed in the table below.

	As of
	December 31, 2019	March 31, 2020
	RMB	RMB
	(in thousands)
Contract liabilities:
Existing home transaction services	136,498	125,592
New home transaction services	334,429	376,068
Emerging and other services	122,446	115,035

Total	593,373	616,695

2.14
Advertising expenses

          For the three months ended March 31, 2019 and 2020, advertising expenses recognized in the consolidated statements of comprehensive income (loss) were RMB288.0 million and RMB254.3 million, respectively.

2.15
Income taxes

Income tax

          Current income tax is recorded in accordance with the laws of the relevant tax jurisdictions.

          The Group applies the assets and liabilities method of income taxes in accordance of ASC 740 — "Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are provided based on temporary differences arising between the tax bases of assets and liabilities and financial statements, using enacted tax rates that will be in effect in the period in which the differences are expected to reverse.

          Deferred tax assets are recognized to the extent that such assets are more-likely-than-not to be realized. In making such a determination, the Group considers all positive and negative evidence, including results of recent operations and expected reversals of taxable income. Valuation allowances are established to offset deferred tax assets if it is considered more-likely-than-not that amount of the deferred tax assets will not be realized.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

Uncertain tax positions

          The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying the two-step approach to determine the amount of the benefit to be recorded. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more-likely-than-not that the position will be sustained, including resolution of related appeals or litigation processes. If the tax positions meet the "more likely than not" recognition threshold, the second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. The Group classifies interest and penalties related to income tax matters, if any, as income tax expense.

          The Group did not have any significant interest or penalties associated with tax positions for the three months ended March 31, 2019 and 2020. The Group did not have any significant unrecognized uncertain tax positions for the three months ended March 31, 2019 and 2020.

2.16
Employee benefits

          Full-time employees of the Group in mainland China are entitled to staff welfare benefits including pension, work-related injury benefits, maternity insurances, medical insurances, unemployment benefits and housing fund plans through a PRC government-mandated defined contribution plan. Chinese labor regulations require that the Group makes payments to the government for these benefits based on a certain percentage of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond making the required contributions.

          Historically, the contributions made by the Group for employees might have been insufficient under the PRC laws and regulations, for which the Group made provisions based on its best estimates considering general administrative practice, historical precedent cases, legal advice and other factors. The provisions made are to be reversed if a) the potential exposures that the provisions were made for do not occur for a period of time and b) the Group believes that the probability that such exposures would materialize in the future is remote based on most recent developments. The balances of the provisions are included in employee compensation and welfare payable. The net impact of additions and reversals of the provisions was an increase or (decrease) in employee welfare benefit expenses of (RMB47.9) million and RMB23.1 million for the three months ended March 31, 2019 and 2020, respectively. Currently, the Group is implementing a remediation plan to reduce the possibility of non-compliance of relevant law and regulations for employee welfare benefits. The total amounts of such employee welfare benefit expenses, including the provision's net impact, were approximately RMB467.5 million and RMB373.4 million for the three months ended March 31, 2019 and 2020, respectively.

2.17
Net loss per share

          Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretion on convertible redeemable preferred shares to redemption value and deemed dividends to a preferred shareholder, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

not allocated to other participating securities if based on their contractual terms they are not obligated to share in the loss.

          Diluted loss per share is computed using the weighted average number of additional ordinary shares that would had been outstanding assuming the conversion of all dilutive potential ordinary shares.

2.18
Segment reporting

          Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker ("CODM"). The chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as a management committee including chief executive officer, chief financial officer and two chief operational officers.

          The group operates in three operating segments: (i) Existing home transaction services; (ii) New home transaction services; (iii) Emerging and other services, and the segment information is set out in Note 22.

2.19
Concentration and risks

Concentration of customers and suppliers

          There are no customers or suppliers from whom revenues or purchases individually represent greater than 10% of the total revenues or the total purchases of the Group for the three months ended March 31, 2019 and 2020.

Concentration of credit risk

          Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable, other receivables, short-term investments, long-term investments and financing receivables. As of December 31, 2019 and March 31, 2020, all of the Group's cash and cash equivalents, restricted cash and short-term investments were held by major financial institutions located in the PRC, Hong Kong, the USA, Japan and Australia, which the management believes are of high credit quality. On May 1, 2015, China's new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in China are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Group's accounts, as its aggregate deposits are much higher than the compensation limit. However, the Group believes that the risk of failure of any of these PRC banks is remote. Bank failure is uncommon in China and the Group believes that those Chinese banks that hold the Group's cash and cash equivalents, restricted cash and short-term investments are financially sound based on public available information.

          Accounts receivable, other receivables and long-term investments are typically unsecured and are mainly derived from the ordinary course of business in the PRC. The risk with respect to these financial instruments is mitigated by credit evaluations the Group performs on its customers and its

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

ongoing monitoring processes of outstanding balances. The risk with respect to the financing receivables and off-balance sheet guarantees are mitigated by credit evaluations the Group performs on its borrowers and the Group's ongoing monitoring controls for the outstanding balances. As of December 31, 2019 and March 31, 2020, only one customer's total receivable amounting to RMB3,148 million and RMB2,969 million is considered to subject to concentration credit risk.

Currency convertibility risk

          The PRC government imposes controls on the convertibility of RMB into foreign currencies. The Group's cash and cash equivalents, restricted cash and short-term investments denominated in RMB that are subject to such government controls amounted to RMB17.0 billion as of March 31, 2020. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of China (the "PBOC"). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

Foreign currency exchange rate risk

          In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated by more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably, and in recent years RMB has depreciated significantly against US$. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

3. Short-term Investments

	As of
	December 31, 2019	March 31, 2020
	RMB	RMB
	(in thousands)
Short-term investments:
Bank time deposits	1,225	3,277
Wealth management products	1,843,370	7,706,321

Total	1,844,595	7,709,598

          Bank time deposits are time deposits with original maturities of longer than three months but less than one year or the long-term bank deposit with maturity date within one year.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Short-term Investments (Continued)

          The Company's wealth management products are issued by multiple financial institutions, which are mainly money market funds and structural deposits containing a variable interest rate. To estimate the fair value of short-term investments, the Company refers to the quoted rate of return provided by financial institutions at the end of each year using discounted cash flow method. The Company classifies the valuation techniques that use these inputs as level 2 of fair value measurement. The weighted average interest rate for the wealth management products is 3.59% for the quarter ended March 31, 2020. The Group elects to measure the investment in wealth management products at fair value with the fair value changes recorded in fair value changes in investments, net in the consolidated statements of comprehensive income (loss).

4. Prepayments, receivables and other assets

	As of
	December 31, 2019	March 31, 2020
	RMB	RMB
	(in thousands)
Current:
Advances to suppliers	254,534	369,694
Deposits paid to new home developers	3,311,371	3,027,492
Prepaid rental and other deposits	439,775	526,128
Staff advances	247,353	255,519
Receivables from escrow account	18,982	17,989
Interest receivables	93,950	31,737
VAT-input deductible	608,958	532,179
Others	318,073	326,489

Total	5,292,996	5,087,227

Non-current:
Prepayment for advertising resources (i)	145,806	—
Deferred tax asset (Note 17)	520,292	530,164
Others	59,452	91,994

Total	725,550	622,158

(i)
Prepayment for advertising resources

          In December 2018, the Group and Tencent Holdings Limited and its subsidiaries ("Tencent") entered into a business cooperation agreement (the "BCA") pursuant to which Tencent would provide the Group a) certain advertising resources; and b) certain marketing and cloud services, as part of the consideration for Series D Preferred Shares issued to Tencent. The prepayment for advertising resources, marketing and cloud services was charged to expense on an actual consumption basis. The prepayment was included in other non-current assets as of December 31, 2019 and subsequently reclassified to current assets as of March 31, 2020 as the Management expected that the remaining prepayments would be consumed within one year.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Accounts receivable, net

          Accounts receivable, net consists of the following:

	As of
	December 31, 2019	March 31, 2020
	RMB	RMB
	(in thousands)
New home transaction services	7,838,045	7,151,286
Existing home transaction services	604,191	640,721
Emerging and other services	111,945	33,225

Accounts receivable	8,554,181	7,825,232
Allowance for credit losses	(460,962)	(522,389)

Accounts receivable, net	8,093,219	7,302,843

          The movement in the allowance for credit losses were as follows:

	For the Three Months Ended March 31,
	2019	2020
	RMB	RMB
	(in thousands)
Balance at the beginning of the period	(207,245)	(460,962)
Additions	(17,601)	(70,515)
Write-offs	—	9,088

Balance at the end of the period	(224,846)	(522,389)

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Financing receivables, net

          Financing receivables, net as of December 31, 2019 and March 31, 2020 consisted of the followings:

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Short-term:
Financing receivables from consolidated Trusts	1,915,721	1,147,959
Financing receivables from micro-loan platforms	302,123	341,709

Total short-term financing receivables	2,217,844	1,489,668
Allowance for credit losses	(92,223)	(117,240)

Total short-term financing receivables, net	2,125,621	1,372,428

Long-term:
Financing receivables from consolidated Trusts	28,565	24,659
Financing receivables from micro-loan platforms	238,150	207,755

Total long-term financing receivables	266,715	232,414
Allowance for credit losses	(847)	(35,847)

Total long-term financing receivables, net	265,868	196,567

          These balances represent short-term and long-term financing receivables are personal credit loans to home buyers and tenants, and to other individual borrowers.

          The following table summarizes the balances of financing receivables by due date as of December 31, 2019 and March 31, 2020:

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Due in months
0 - 12	2,217,844	1,489,668
13 - 24	102,274	85,634
25 - 36	164,441	146,780

Total financing receivables	2,484,559	1,722,082

Finance Receivables — Allowance for Credit Losses and Credit Quality

          Consistent with the adoption of ASU 2016-13 effective January 1, 2020 (refer to note 2.1 (a) Impact of newly adopted accounting pronouncement), the allowance for credit losses is determined

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Financing receivables, net (Continued)

principally based on the past collection experience as well as consideration of current and future economic conditions and changes in the Group's customer collection trends. All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond the Group's control. Primarily as a result of the macroeconomic and market turmoil caused by COVID-19, the management updated the CECL model based on the continuously monitoring result and took the latest available information into consideration. The major assumption i.e. the projected one year PD was updated accordingly, which resulted in the allowance for credit losses increased to 8.86% of gross finance receivables (net of unearned income) at March 31, 2020 from 6.20% at December 31, 2019.

          Amounts disclosed below for the three months ended and at March 31, 2020 reflect the adoption of ASU 2016-13 in January 2020. Amounts disclosed below for comparable periods in 2019 reflect superseded guidance.

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Beginning balance prior to ASC 326	—	(93,070)
Impact of adoption of ASC 326	—	(60,899)
Beginning balance	(54,645)	(153,969)
Provisions	(1,975)	882
Write-offs	—	—

Ending balance	(56,620)	(153,087)

          The Group evaluates expected credit losses of financial receivables on a collective basis based on the type of borrowers and delinquency pattern:

Type of borrowers:

          Property transaction related business: This segmentation includes financing receivables generated by property transaction business. The allowance for credit loss rate in this category is 8.50% as of March 31, 2020.

          Non-property transaction related business: This segmentation mainly includes consumer loans. The allowance for credit loss rate in this category is 10.13% as of March 31, 2020.

Delinquency:

          Based on the past due days, the Company separates the contracts into 5 groups including current, 1-29 days past due, 30-89 days past due, 90-179 days past due and over 180 days past due. The delinquency rate was 7.62% and 16.32% as at December 31, 2019 and March 31, 2020 respectively.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Financing receivables, net (Continued)

          Credit quality indicators are updated quarterly, and the credit quality of any given customer can change during the life of the portfolio.

          Financing receivables portfolio based on customer type, origination year and delinquency are as follows:

	1 - 29 Days Past Due	30 - 59 Days Past Due	60 - 89 Days Past Due	90 - 179 Days Past Due	180 days or greater Past Due	Total Past Due	Current	Total

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Property transaction related business	34,825	17,797	9,386	10,355	114,322	186,685	1,882,360	2,069,045
Non-property transaction related business	51	10	2	106	2,381	2,550	412,964	415,514

December 31, 2019	34,876	17,807	9,388	10,461	116,703	189,235	2,295,324	2,484,559

Property transaction related business
2017	—	—	—	—	6,653	6,653	—	6,653
2018	—	—	—	—	94,739	94,739	—	94,739
2019	13,885	43,804	34,548	24,280	23,374	139,891	42,942	182,833
2020	29,210	9,472	—	—	—	38,682	1,023,460	1,062,142

Total	43,095	53,276	34,548	24,280	124,766	279,965	1,066,402	1,346,367

Non-property transaction related business
2017	—	—	—	—	—	—	959	959
2018	5	—	8	—	369	382	43,408	43,790
2019	310	159	86	31	118	704	271,434	272,138
2020	—	—	—	—	—	—	58,828	58,828

Total	315	159	94	31	487	1,086	374,629	375,715

March 31, 2020	43,410	53,435	34,642	24,311	125,253	281,051	1,441,031	1,722,082

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Property and equipment, net

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Office building	424,508	424,508
Vehicles	29,199	29,000
Computer equipment	716,833	738,566
Furniture and office equipment	313,915	317,954
Leasehold improvement	1,687,359	1,742,281
Construction in progress	122,343	122,143

	3,294,157	3,374,452
Less: accumulated depreciation and impairment	(2,159,929)	(2,256,815)

Net book value	1,134,228	1,117,637

          Depreciation expenses recognized for the three months ended March 31, 2019 and 2020 amounted to RMB137.2 million and RMB114.4 million, respectively.

8. Intangible assets, net

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Software	157,041	153,721
Trademarks and domain name	161,417	165,021
Customer relationships	35,642	35,642
Non-competition agreement	122,480	122,480
Advertising resources (Note 4)	2,441,670	2,479,785
Licence	340,413	340,413

Total	3,258,663	3,297,062

Less: accumulated amortization	(644,931)	(810,318)
Less: accumulated impairment	(53,290)	(53,290)

Net book value	2,560,442	2,433,454

          Amortization expenses recognized for the three months ended March 31, 2019 and 2020 amounted to RMB17 million and RMB157 million, respectively.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-term investments, net

          The following sets forth the changes in the Group's long-term investments:

	Investments in equity method investees	Investments accounted for at fair values	Equity investments measured under measurement alternative and NAV practical expedient	Long-term time deposits	Total

	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Balance at January 1, 2019	93,314	251,207	72,744	1,204	418,469
Investments made	26,240	—	—	—	26,240
Income (loss) from investment	4,132	—	—	—	4,132
Fair value change through earnings	—	42,165	6,476	—	48,641
Transfer to short-term investments	—	—	—	(1,204)	(1,204)

Balance at March 31, 2019	123,686	293,372	79,220	—	496,278

Balance at January 1, 2020	395,926	1,578,596	144,223	215,000	2,333,745
Investments made	3,440	—	2,681	—	6,121
Income (loss) from investment	(3,090)	—	—	—	(3,090)
Investment impairment	—	—	(9,000)	—	(9,000)
Exchange adjustments	—	16,335	—	—	16,335
Fair value change through earnings	—	134	2,232	1,478	3,844

Balance at March 31, 2020	396,276	1,595,065	140,136	216,478	2,347,955

Investments in equity method investees

          The Group's investments accounted for under the equity method totaled RMB395.9 million and RMB396.3 million as of December 31, 2019 and March 31, 2020, respectively. The Group applies the equity method of accounting to account for its equity investments, in common stock or in-substance common stock, over which it has significant influence but does not own a majority equity interest or otherwise control.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-term investments, net (Continued)

Investments accounted for at fair values

          Investments accounted for at fair values include (i) marketable equity securities, which are publicly traded stocks or funds measured at fair value and (ii) unlisted equity securities or debt securities which uses significant unobservable inputs to measure the fair value on recurring basis, (iii) long-term loan receivables accounted for under the fair value option method of accounting, and (iv) investments in wealth management products with maturity date in over one year, which are financial instruments with variable interest rates or principal not-guaranteed with certain financial institutions and are measured at fair value in accordance with ASC 825-"Financial Instruments".

          The following table shows the carrying amount and fair value of investments accounted for at fair value:

	Cost basis	Gross unrealized gains	Gross unrealized losses	Exchange adjustments	Fair value

	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Marketable securities	200,000	—	(118,837)	—	81,163
Unlisted equity securities	203,154	735	—	—	203,889
Loan receivables measured at fair value	29,834	—	(1,844)	—	27,990
Wealth management product	1,246,430	19,258	—	16,335	1,282,023

March 31, 2020	1,679,418	19,993	(120,681)	16,335	1,595,065

Marketable securities	200,000	—	(106,623)	—	93,377
Unlisted equity securities	203,154	5,801	—	—	208,955
Loan receivables measured at fair value	29,834	—	—	—	29,834
Wealth management product	1,246,430	—	—	—	1,246,430

December 31, 2019	1,679,418	5,801	(106,623)	—	1,578,596

Equity investments measured under measurement alternative and NAV practical expedient

          Equity investments without readily determinable fair values include investments in private equity funds accounted for under NAV practical expedient, and investments in private companies accounted for under measurement alternative.

          Investments in private equity generally are not redeemable due to the closed-ended nature of these funds. Investment in private equity funds over which the Group does not have the ability to exercise significant influence are accounted for under the NAV practical expedient. As of December 31, 2019 and March 31, 2020, the carrying amount of the Group's investment in private equity fund was approximately RMB68.1 million and RMB70.4 million, respectively. During the three months ended March 31, 2019 and 2020, fair value changes recognized for this equity investment were RMB6.5 million and RMB2.3 million, respectively. Investments in the private equity fund is subject to a lock-up period of 8 years which restricts investor from withdrawing from the fund during the investment period.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-term investments, net (Continued)

          As of December 31, 2019 and March 31, 2020, investments accounted for under measurement alternative were RMB76.1 million and RMB69.7 million, respectively. There was no upward adjustment identified by the management for the three months ended March 31, 2019 and 2020. Because certain investees' operation metrics and financial performance did not meet the expectations, the Group recorded RMB9.0 million impairments for an investment accounted for under the measurement alternative method for the three months ended March 31, 2020. The impairment was recorded in "Fair value changes in investments, net" in the Group's unaudited interim condensed consolidated statements of comprehensive income (loss). Also, the Company classifies the valuation techniques on those investments that use similar identifiable transaction prices as Level 2 of fair value measurements.

Long-term time deposits

          Long-term time deposits represent time deposits placed with banks with original maturities more than one year and those matured date within one year will be reclassified to short-term investments. As of December 31, 2019 and March 31, 2020, there were time deposits denominated in RMB amounting to approximately RMB215 million and RMB216.5 million with maturity date in May 2024, respectively.

10. Goodwill

          For the three months ended March 31, 2019 and 2020, the changes in the carrying value of goodwill by segment are as follows:

	Existing home transaction services	New home transaction services	Emerging and other services	Total

	RMB	RMB	RMB	RMB

	(in thousands)
Balance as of January 1, 2019	848,732	286,302	—	1,135,034

Balance as of March 31, 2019	848,732	286,302	—	1,135,034

Goodwill	1,305,371	461,496	—	1,766,867
Accumulated impairment loss	(456,639)	(175,194)	—	(631,833)
Balance as of January 1, 2020	2,174,580	286,302	16,193	2,477,075

Balance as of March 31, 2020	2,174,580	286,302	16,193	2,477,075

Goodwill	2,631,219	461,496	16,193	3,108,908
Accumulated impairment loss	(456,639)	(175,194)	—	(631,833)

          The management performed a qualitative analysis by taking into consideration the macroeconomics, overall financial performance, industry and market conditions. Based on the assessment, the Group concluded that the adverse impact from COVID-19 is currently expected to be temporary and there would be no material impact on the Group's long-term forecast, and

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Goodwill (Continued)

determined that it was not necessary to perform a quantitative goodwill impairment test, and no impairment of goodwill were recognized as of March 31, 2020. The Group will continue to monitor and evaluate the fair value of goodwill for each reporting unit, and should facts and circumstances change, a non-cash impairment charge could be recorded in the future.
11. Borrowings

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Current portion:
Short-term borrowings(i)	720,000	420,000
Long term borrowings current portion(ii)	—	116,550

Non-current portion:
Long-term borrowings(iii)	4,890,030	4,886,322

Total	5,610,030	5,422,872

(i)
Short-term borrowings as of March 31, 2020 consisted of several bank loans denominated in RMB. All of these bank borrowings were repayable within one year and were fully guaranteed by Mr Zuo Hui. The interest rate for the outstanding borrowings is approximately 4.35% as of March 31, 2020.

(ii)
In February 2018, the Group entered into a 35-month US$16.45 million (RMB116.6 million) facility agreement with a bank. The facilities were priced at 170 basis points over LIBOR. By the end of December 31, 2018, the facility was fully drawn down, and the borrowings will be due in February 2021. A cash security deposit of RMB131.6 million was provided by the Group to facilitate the borrowing at the end of March 31, 2020.

(iii)
In October 2019, Sharehome HK International Limited entered into a 3-year US$675 million (RMB4,782.4 million) revolving credit facilities agreement with a group of 10 arrangers. The debt issuance costs of US$5.56 million (RMB39.4 million) were presented as a direct deduction from the principal amount of the facility in the condensed consolidated balance sheets. By the end of March 31, 2020, the facility was fully drawn down, and the borrowings will be due in 2022. The effective interest rate for the facility was 3.29% as of March 31, 2020.

The revolving credit facilities agreement requires Sharehome HK International Limited to meet certain annually financial covenants calculated from the fiscal year most recently ended, including: (i) a net leverage ratio, which requires that at the end of each fiscal year the ratio of (a) total net debt to (b) EBITDA, may not exceed 1.50 to 1.00; and (ii) an interest coverage ratio, which requires that at the end of each fiscal year the ratio of EBITDA to interest expense, as defined in the Amended Credit Agreement, may not be less than 6.00 to 1.00. The Company was in compliance with all covenants as of March 31, 2020.

In October 2019, the Group entered into a 5.5-year RMB156 million facility agreement with a bank at a fixed borrowing rate of 4.9%. To facilitate this borrowing, an equity investment and a real estate property have been mortgaged. By the end of March 31, 2020, RMB144.82 million of the facility was drawn down, RMB102.78 million will be due in 2025, and RMB42.04 million will be due in 2026.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Borrowings (Continued)

          As of March 31, 2020, the borrowings will be due according to the following schedule:

Principal amount

RMB

(in thousands)
Within 1 year	536,550
Between 1 to 2 years	—
Between 2 to 3 years	4,741,502
Between 3 to 4 years	—
Between 4 to 5 years	—
Beyond 5 years	144,820

Total	5,422,872

12. Accounts payable

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Payable related to new home transaction business	3,528,331	2,836,561
Payable for advertising fees	365,379	354,793
Payable for internet service fees	80,064	67,132
Payable for leasehold improvements	59,107	39,440
Others	179,824	106,272

Total	4,212,705	3,404,198

13. Accrued expenses and other current liabilities

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Payable related to escrow accounts services	425,858	406,968
Other tax payables	390,952	112,541
Deposit related to franchise services	728,994	751,429
Payable related to business combination	780,937	790,324
Deferred guarantee revenue	50,343	49,876
Others	625,757	659,419

Total	3,002,841	2,770,557

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Funding Debts

          The following table summarized the Group's outstanding funding debts:

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Short-term:
Loan payables to investors of consolidated Trusts	2,291,723	1,651,294

Total short-term funding debt	2,291,723	1,651,294

Long-term:
Loan payables to investors of consolidated Trusts	7,500	7,500

Total long-term funding debt	7,500	7,500

          The following table summarizes the remaining contractual maturity dates of the Group's funding debts and associated interest payments as of March 31, 2020:

	Less than 1 year	1 - 2 years	2 - 3 years	More than 3 years	Total

	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Loan payables to investors of consolidated Trusts	1,651,294	7,500	—	—	1,658,794

Total funding debts	1,651,294	7,500	—	—	1,658,794

Interest payments	60,606	1,242	—	—	61,848

Total interest payments	60,606	1,242	—	—	61,848

          For the three months ended March 31, 2019 and 2020, terms of most funding debts borrowed by the Group from investors of certain consolidated trusts ranged from 30 days to 25 months. Since most of trusts allowed borrower's repayment to reinvest in issuing new loans, the terms of funding debts are not matched with the terms of the corresponding financial receivables.

          The funding debts had a weighted average interest rate of 7.87% and 8.63% for the three months ended March 31, 2019 and 2020, respectively.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Other income, net

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Investment income, net	3,430	20,993
Government grants	18,797	261,497
Net gain (loss) on disposal of property and equipment and intangible assets	(1,492)	114
Others	14,598	(7,914)

Total	35,333	274,690

16. Interest Income, net

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Interest income	87,386	131,186
Interest expense	(26,783)	(50,113)
Bank charges	(5,238)	(2,491)
Others	(4)	(373)

Total	55,361	78,209

17. Taxation

          For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the guidance on accounting for income taxes in an interim period.

          As the year progresses, the Group refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Taxation (Continued)

          The following table summarizes the China operations' income tax expenses and effective tax rates for the three months ended March 31, 2019 and 2020:

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands, except for tax rate)
Income (loss) before income tax	237,014	(1,161,233)
Income tax expense (benefit)	87,695	(151,436)
Effective tax rate	37.0%	13.0%

          The change of effective tax rate in 2020 is primarily resulted from the increase in valuation allowance associated with the losses occurred in different entities due to impact of COVID-19.

          As of December 31, 2019 and March 31, 2020, net deferred tax assets were RMB520.3 million and RMB530.2 million, the increase of net deferred tax assets is mainly due to the tax impact of initial adoption of ASU No. 2016-13.

18. Share-based compensation

          Compensation expenses recognized for share-based awards granted by the Company were nil for the three months ended March 31, 2019 and 2020. There was no income tax benefit recognized in the consolidated statements of comprehensive income (loss) for share-based compensation expenses and the Group did not capitalize any of the share-based compensation expenses as part of the cost of any assets in the three months ended March 31, 2019 and 2020.

Share-based compensations related to share options

2018 Beijing Lianjia Plan

          On July 6, 2018, Beijing Lianjia, the Group's main operation entity in China prior to the Reorganization, adopted the "2018 Employee Share Option Scheme" (the "2018 Beijing Lianjia Plan"), an equity-settled share-based compensation Plan with the purpose of providing incentives and rewards to its employees, officers, directors or any other qualified persons. The maximum number of virtual shares that may be issued under the 2018 Beijing Lianjia Plan (including the share awards granted in 2016 as described above) shall be equivalent to approximately 14.01% of Beijing Lianjia's total equity interests. The share options granted under 2018 Beijing Lianjia Plan have a contractual term of ten years from the stated vesting commencement date, and are generally scheduled to be vested over four years of continuous service subject to one of the vesting schedules below according to each option agreement:

  •
  25% of the total granted share options are vested on the first, second, third and fourth anniversary of the stated vesting commencement date respectively;

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Share-based compensation (Continued)

  •
  50% of the total granted share options are vested on the second anniversary of the stated vesting commencement date, and the remaining of the awards are vested in equal installments on an annual basis over the remaining vesting period.

          Under the 2018 Beijing Lianjia Plan, share options granted to the employees of the Group are only exercisable upon the occurrence of an initial public offering of the Group.

          Pursuant to the 2018 Beijing Lianjia Plan, certain number of share options with exercise price of US$0.00002 per share were granted to the employees of the Group. In connection with the Reorganization described in Note 1(b), in November 2019, all of the then outstanding share options granted under 2018 Beijing Lianjia Plan were cancelled and replaced by 32,428,930 share options granted by the Company to these employees under the 2018 Share Option Plan as mentioned below. As there was no additional economic benefit granted to or received from the employees in line with such exchange, the cancellation of the old award accompanied by the grant of a replacement award in connection to the Reorganization is not considered a modification to the awards, and no incremental value was recognized.

2018 Share Option Plan

          On August 20, 2018, the Company adopted the "Pre-IPO Share Option Scheme" (the "2018 Share Option Plan"), an equity-settled share-based compensation Plan with the purpose of providing incentives and rewards to its employees, officers, directors or any other qualified persons. The maximum number of shares that may be issued under the 2018 Share Option Plan shall be 350,225,435 Class A Ordinary Shares of the Company on December 28, 2018. Pursuant to the 2018 Share Option Plan, 12,797,150 share options have been granted to employees of the Group as of December 31, 2019, which have a contractual term of ten years from the stated vesting commencement date, and are generally scheduled to be vested over four years of continuous service subject to vesting schedules similar to 2018 Beijing Lianjia Plan according to each option agreement. Under the 2018 Share Option Plan, share options granted to employees of the Group are only exercisable upon the occurrence of an initial public offering of the Company.

          Pursuant to the 2018 Share Option Plan, the Company has granted 95,193,795 share options with exercise price of US$0.00002 per share to certain senior management members, which are all vested immediately upon the grant, and the related share based compensation costs were recognized on the grant date based on the fair value on the same date. All of the 95,193,795 share options granted under 2018 Share Option Plan were exercised immediately after vesting on November 29, 2019.

          For the three months ended of March 31, 2020, pursuant to 2018 Share Option Plan, the Company further granted 47,400,955 share options with exercise price of US$0.00002 per share which have a contractual term of ten years from the stated vesting commencement date, and are generally scheduled to be vested over three to five years of continuous service subject to vesting schedules similar to 2018 Beijing Lianjia Plan according to each option agreement. Under the 2018 Share Option Plan, share options granted to employees of the Group are only exercisable upon the occurrence of an initial public offering of the Company.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Share-based compensation (Continued)

          The following table summarizes activities of the Company's share options under 2018 Beijing Lianjia Plan and 2018 Share Option Plan as converted to the number of ordinary shares of the Company:

	Number of options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value

		US$	In Years	US$ (in thousands)
Outstanding as of January 1, 2019	24,551,710	0.00002	8.65	74,499
Granted	4,135,695	0.00002
Exercised	—	0.00002
Forfeited	(1,133,590)	0.00002

Outstanding as of March 31, 2019	27,553,815	0.00002	8.54	83,813

Outstanding as of January 1, 2020	38,423,170	0.00002	8.12	144,869
Granted	47,400,955	0.00002
Exercised	—	0.00002
Forfeited	(1,460,430)	0.00002

Outstanding as of March 31, 2020	84,363,695	0.00002	8.53	318,202

Vested and exercisable as of March 31, 2019	—	—	—	—
Vested and exercisable as of March 31, 2020	—	—	—	—

          The weighted-average grant date fair value for options granted under the 2018 Beijing Lianjia Plan and 2018 Share Option Plan during the three months ended March 31, 2019 and 2020 was US$3.04 and US$3.77, respectively, computed using the binomial option pricing model.

          The total share-based compensation expenses recognized for share options during the three months ended March 31, 2019 and 2020 was nil.

          The fair value of each option granted under the Company's Share Awards in 2018 Beijing Lianjia Plan and 2018 Share Option Plan for the three months ended March 31, 2019 and 2020 was

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Share-based compensation (Continued)

estimated on the date of each grant using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	For the Three Months Ended March 31,

	2019	2020

Exercise price	US$0.00002	US$0.00002
Fair value of ordinary shares (US$)	3.04	3.77
Expected volatility	51.4% ~ 52.6%	51.8%
Excepted term (in years)	10	10
Expected dividend yield	0%	0%
Risk-free interest rate	3.5%	1.3%

          Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

          As of March 31, 2020, there were RMB2,037.3 million of unrecognized compensation expenses related to the share options granted to the Group's employees with a performance condition of an IPO, out of which, unrecognized compensation expenses of RMB673.4 million related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

19. Ordinary shares

          On July 6, 2018, the Company was incorporated as a limited liability company with authorized share capital of US$50,000 divided into 2,500,000,000 ordinary shares of par value US$0.00002 each.

          On December 28, 2018, in connection with the Reorganization, the Company increased its authorized share capital to US$500,000 divided into 25,000,000,000 shares comprising of:

  (i)
  21,250,000,000 Class A Ordinary Shares at par value of US$0.00002 each;

  (ii)
  1,250,000,000 Class B Ordinary Shares at par value of US$0.00002 each;

  (iii)
  750,000,000 Series B Preferred Shares at par value of US$0.00002 each;

  (iv)
  750,000,000 Series C Preferred Shares at par value of US$0.00002 each;

  (v)
  1,000,000,000 Series D Preferred Shares at par value of US$0.00002 each.

          On November 29, 2019, the Company authorized 750,000,000 Series D+ Preferred Shares at par value of US$0.00002 each, and reduced the authorized number of Class A Ordinary Shares to 20,500,000,000 shares.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Ordinary shares (Continued)

          Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for conversion and voting rights. Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to ten votes. The Class B Ordinary Shares shall only be held by the Founder, his wholly owned holding entities, or any trust or other entity established for bona fide estate planning purposes for the benefit of or on behalf of him or his Immediate Family Member (together, the "Permitted Class B Holders"). If any Class B Ordinary Shares are transferred to a shareholder other than the Permitted Class B Holders, or if the Founder ceases to be an employee of any Group, such Class B Ordinary Shares shall automatically and immediately be converted into an equal number of Class A Ordinary Shares. Under no circumstances shall any preferred shares other than preferred shares that may be owned by the Founder or any Permitted Class B Holder be convertible into the Class B Ordinary Shares.

          As of December 31, 2019 and March 31, 2020, after giving effect to the share subdivision and on an as if basis, the Company had issued and outstanding 1,470,166,690 and 1,470,166,690 ordinary shares, respectively.

20. Preferred shares

          The following table summarizes the issuances of convertible redeemable preferred shares as of March 31, 2020:

Name	Issuance date	Issuance price per share	Number of shares

		US$
Series B Preferred Shares	February to December 2016	2.48	402,891,265
Series C Preferred Shares	May to October 2017, and October 2018	3.13	477,780,220
Series D Preferred Shares	December 2018 to April 2019, August and November 2019	3.80	430,835,530
Series D+ Preferred Shares	November to December 2019	4.56	310,879,155

          The major rights, preferences and privileges of the Preferred Shares are as follows:

(a)
Dividends rights

          Each Preferred Share shall have the right to receive non-cumulative dividends, pari passu with ordinary shares, on an as-converted basis, when, as and if declared by the Board.

(b)
Conversion rights

Optional Conversion:

          Unless converted earlier pursuant to Automatic Conversion as described below, any preferred share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Shares, without the payment of any additional consideration (provided that, if any preferred share has not been fully paid in accordance with the terms of issue thereof prior to such conversion, the ordinary share(s) so converted shall remain subject to the payment requirements in

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Preferred shares (Continued)

accordance with the terms of issue of the preferred share), into fully-paid and non-assessable Class A Ordinary Shares based on the Conversion Price.

Automatic Conversion:

          Each preferred share shall automatically be converted, based on the Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares upon the consummation of a Qualified Initial Public Offering ("Qualified IPO") as defined in the Memorandum and Articles of Association.

          The initial conversion ratio of preferred shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) share subdivisions, combinations or consolidations of equity securities, share dividends and similar events, or (ii) issuance or deemed issuance of new securities for a consideration per ordinary share received by the Company (net of any selling concessions, discounts or commissions) less than the conversion price with respect to any preferred share in effect immediately prior to such issue or deemed issue.

(c)
Redemption rights

          Upon the occurrence of any Redemption Event as described below, the Company shall redeem, at the written request of any holder of the preferred shares, all or any of the issued and outstanding preferred shares held and as elected by such holder of the preferred shares, out of funds legally available therefor, at the price per share equal to the aggregate of (x) the applicable Original Issue Price as set forth in the Investor Rights Agreement and (y) an amount that would give such shareholder a simple non-compounded interest of eight percent (8%) per annum on the applicable Original Issue Price, calculated from the applicable Original Issue Date as set forth in the Investor Rights Agreement up until the date of receipt by such shareholder of the full redemption amount thereof.

          Before December 28, 2018, for Series B and C Preferred Shares, "Redemption Event" means the occurrence of any of the followings events: (i) the Company fails to complete a Qualified IPO within five (5) years following the issuance date of Series B and C Preferred Shares; or (ii) a majority of the Key Persons as set forth in the Investor Rights Agreement have ceased to be employed by any Group Company. On December 28, 2018, the Redemption Event was modified and for all preferred shares, "Redemption Event" means the occurrence of any of the followings events: (i) the Company fails to complete a Qualified IPO by December 28, 2023; or (ii) a majority of the Key Persons as set forth in the Investor Rights Agreement have ceased to be employed by any Group Company.

(d)
Liquidation preferences

          In the event of any liquidation, dissolution or winding up of the Company, or any Deemed Liquidation Event, distributions to the Shareholders shall be made in the following manner, after satisfaction of all creditors' claims and claims that may be mandated by law:

          Holders of preferred shares of later series have preference to the distribution of assets or funds over holders of preferred shares of earlier series and holders of ordinary shares. The amount of the preference is the greater of (x) the aggregate of (i) the respective applicable Original Issue

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Preferred shares (Continued)

Price, (ii) any dividends declared and unpaid with respect to respective applicable Preferred Share, and (iii) an amount that would give such holder of respective applicable preferred shares a simple non-compounded interest of five percent (5%) per annum on the respective applicable Original Issue Price, calculated from the respective applicable Original Issue Date up until the date of receipt by the holder of the full liquidation preference amount thereof, and (y) the amount such respective applicable preferred shares would have received, with respect to each respective applicable Preferred Share, had that respective applicable preferred share been converted into ordinary shares immediately prior to the consummation of the liquidation event.

          Deemed Liquidation Event includes: (i) any transaction or series of transactions, whether by merger, consolidation, amalgamation, sale or issuance of equity, scheme of arrangement or otherwise, which results in a change in control of the Company; (ii) a disposition of all or substantially all of the assets of the Group as a whole; (iii) any termination or amendment of any VIE Contractual Agreements for any reason resulting in the Company losing control over any VIEs, or the financial results of any VIE incapable of being consolidated into the financial results of the Company; or (iv) a sale or exclusive licensing of all or substantially all of the intellectual property of the Group as a whole.

(e)
Voting rights

          Each preferred share shall be entitled to such number of vote(s) equal to the number of ordinary shares to which such preferred share is then convertible. The holders of preferred shares and the holders of ordinary shares shall vote together on an as-converted basis and not as a separate class.

          The Company's preferred shares activities for the three months ended March 31, 2019 and 2020 are summarized as below:

	Series B Shares		Series C Shares		Series D Shares		Series D+ Shares		Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
	(in thousands, except for shares)
Balance as of January 1, 2019	298,483,760	6,039,616	470,568,175	11,288,505	204,342,105	5,334,188	—	—	973,394,040	22,662,309
Issuance of Series D Preferred Shares, net of issuance cost	—	—	—	—	29,315,790	749,293	—	—	29,315,790	749,293
Accretion on convertible redeemable preferred shares to redemption value	—	86,424	—	194,719	—	121,268	—	—	—	402,411

Balance as of March 31, 2019	298,483,760	6,126,040	470,568,175	11,483,224	233,657,895	6,204,749	—	—	1,002,709,830	23,814,013

Balance as of January 1, 2020	298,483,760	6,406,056	470,568,175	12,118,251	430,835,530	11,831,223	310,879,155	10,017,365	1,510,766,620	40,372,895
Accretion on convertible redeemable preferred shares to redemption value	—	95,865	—	218,840	—	205,093	—	173,505	—	693,303

Balance as of March 31, 2020	298,483,760	6,501,921	470,568,175	12,337,091	430,835,530	12,036,316	310,879,155	10,190,870	1,510,766,620	41,066,198

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Preferred shares (Continued)

Accounting for Preferred Shares

          The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets as they are contingently redeemable at the options of the holders. The Company records accretion on the Preferred Shares, where applicable, to the redemption value from the issuance dates to the earliest redemption dates. The accretion calculated using the effective interest method, is recorded against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. The accretion of Preferred Shares was RMB402 million and RMB693 million for the three months ended March 31, 2019, and 2020, respectively. Each issuance of the Preferred Shares is recognized at the respective issue price at the date of issuance net of issuance costs. The issuance costs for Preferred Shares was nil for the years presented.

          The Company determined that the embedded conversion features and the redemption features do not require bifurcation as they either are clearly and closely related to the Preferred Shares or do not meet the definition of a derivative.

          The Company has determined that there was no beneficial conversion feature attributable to any of the Preferred Shares because the initial effective conversion price of these Preferred Shares were higher than the fair value of the Company's ordinary shares determined by the Company with the assistance from an independent valuation firm.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Fair Value measurement

          The following table sets forth the financial instruments, measured at fair value, by level within the fair value hierarchy on recurring basis as of December 31, 2019 and March 31, 2020:

		Fair value measurement at reporting date using

	December 31, 2019	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)

	RMB	RMB	RMB	RMB

	(in thousands)
Bank time deposits (maturing within 3 months)(i)	1,328,231	—	1,328,231	—
Long-term time deposits(ii)	215,000	—	215,000	—
Restricted cash, current	7,380,341	—	7,380,341	—
Non-current restricted cash	230,903	—	230,903	—
Short-term investments	1,844,595	—	1,844,595	—
Contingently returnable consideration in relation to an acquisition(iii)	53,349	—	—	53,349
Long-term investments accounted for at fair values(ii)
Listed equity securities	93,377	93,377	—	—
Unlisted equity securities	208,955	—	—	208,955
Wealth management products	1,246,430	—	1,246,430	—
Loan receivables under fair value option	29,834	—	—	29,834

Total	12,631,015	93,377	12,245,500	292,138

Liabilities
Mandatorily redeemable non-controlling interest in relation to an acquisition(iv)	780,937	—	—	780,937
Contingent consideration in relation to an acquisition(v)	88,138	—	—	88,138
Foreign exchange options(v)	9,691	—	9,691	—

Total	878,766	—	9,691	869,075

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Fair Value measurement (Continued)

		Fair value measurement at reporting date using

	March 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)

	RMB	RMB	RMB	RMB

	(in thousands)
Bank time deposits (maturing within 3 months)(i)	1,993,969	—	1,993,969	—
Long-term time deposits(ii)	216,478	—	216,478	—
Restricted cash, current	6,276,621	—	6,276,621	—
Non-current restricted cash	82,650	—	82,650	—
Short-term investments	7,709,598	—	7,709,598	—
Contingently returnable consideration in relation to an acquisition(iii)	90,396	—	—	90,396
Long-term investments accounted for at fair values(ii)
Listed equity securities	81,163	81,163	—	—
Unlisted equity securities	203,889	—	—	203,889
Wealth management products	1,282,023	—	1,282,023	—
Loan receivables under fair value option	27,990	—	—	27,990

Total	17,964,777	81,163	17,561,339	322,275

Liabilities
Mandatorily redeemable non-controlling interest in relation to an acquisition(iv)	790,324	—	—	790,324
Contingent consideration in relation to an acquisition(v)	97,919	—	—	97,919
Foreign exchange options(iv)	36,514	—	36,514	—
Interest rate swap(v)	87,134	—	87,134	—

Total	1,011,891	—	123,648	888,243

(i)
Included in cash and cash equivalents on the Company's unaudited interim condensed consolidated balance sheets;

(ii)
Included in long-term investments on the Company's unaudited interim condensed consolidated balance sheets;

(iii)
Included in other non-current assets on the Company's unaudited interim condensed consolidated balance sheets;

(iv)
Included in accrued expenses and other current liabilities on the Company's unaudited interim condensed consolidated balance sheets;

(v)
Included in other non-current liabilities on the Company's unaudited interim condensed consolidated balance sheets.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Fair Value measurement (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

          When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Company uses to measure the fair value of assets that the Company reports in its consolidated balance sheets at fair value on a recurring basis.

          Bank time deposits and restricted cash.    Bank time deposits and restricted cash are valued based on the prevailing interest rates in the market, and accordingly, the Company classifies the valuation techniques that use these inputs as Level 2.

          Short-term investments.    Short-term investment represents interest-bearing deposit placed with financial institution, which is restricted to withdrawal and use. The investment is issued by commercial bank in the PRC with a variable interest rate. To estimate the fair value, the Company uses the expected return provided by the bank. As there are no quoted prices in active markets for the investment at the reporting date, the Company classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

          Convertible notes and loan receivables accounted for under the fair value option.    The fair value of the convertible notes and loan receivables was estimated by using valuation models such as the binomial model with unobservable inputs including risk-free interest rate and expected volatility (Level 3).

          Unlisted equity securities.    The fair value of the investee is estimated by applying the discounted cash flow approach and the guideline public company approach. For discounted cash flow approach, major factors considered include historical financial results and assumptions including future growth rates, an estimate of weighted average cost of capital, effective tax rates. The guideline public company approach relies on publicly available market data of comparable companies and uses comparative valuation multiples of the investee's revenue. The Group classifies the valuation techniques that use these inputs as Level 3.

          Wealth management products.    Wealth management products are financial products issued by commercial bank or asset management company and the fair value is provided by the commercial bank and the asset management company using alternative pricing sources and models utilizing market observable inputs, and accordingly the Group classifies the valuation techniques that use these inputs as Level 2.

          Mandatorily redeemable non-controlling interest in relation to an acquisition.    The mandatorily redeemable non-controlling interest will be settled by a variable number of ordinary shares newly issued by the Company and is classified as liabilities. The valuation of this liability is performed based on the fair value of the Company's equity value estimated by applying the discounted cash flow approach, and with unobservable inputs including the probability of each scenario to determine the number of shares to be issued, and accordingly the Group classifies the valuation techniques that use these inputs as Level 3.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Fair Value measurement (Continued)

          The following table presents quantitative information about the significant unobservable inputs as of December 31, 2019 and March 31, 2020:

Unobservable Input	As of December 31, 2019	As of March 31, 2020
Discount rates	18.0%	19.0%
Volatility	54.0%	51.1%
Discount for lack of marketability	10.0%	10.0%

          Contingent Consideration.    The valuation of contingent consideration is performed using an expected cash flow method with unobservable inputs including the probability to achieve the contingencies, which is assessed by the Group, in connection with the contingent consideration arrangements. Accordingly the Group classifies the valuation techniques that use these inputs as Level 3.

          Foreign exchange options.    Foreign exchange options are financial products issued by commercial bank linked to the forward exchange rate. Fair value is provided by the commercial bank using alternative pricing sources and models utilizing market observable inputs, and accordingly the Group classifies the valuation techniques that use these inputs as Level 2.

          Interest rate swap.    Interest rate swap are financial products issued by commercial bank to swap floating interest payments related to certain borrowings for fixed interest payments to hedge the interest rate risk. Fair value is provided by the commercial bank using alternative pricing sources and models utilizing market observable inputs, and accordingly the Group classifies the valuation techniques that use these inputs as Level 2.

          The followings are other financial instruments not measured at fair value in the consolidated balance sheets, but for which the fair value is estimated for disclosure purposes.

          Short-term receivables and payables.    Accounts receivable, financing receivables and prepayments and other current assets are financial assets with carrying values that approximate fair value due to their short-term nature. Accounts payable, accrued expenses and other current liabilities and contract liabilities, are financial liabilities with carrying values that approximate fair value due to their short-term nature. The Group classifies the valuation techniques that use these inputs as Level 2 fair value measurement.

          Short-term borrowings and long-term borrowings.    Interest rates under the borrowing agreements with the lending parties were determined based on the prevailing interest rates in the market. The carrying value of short-term borrowings and long-term borrowings approximates to fair value. The Group classifies the valuation techniques that use these inputs as Level 2 fair value measurement.

          Non-current receivables and payables.    Non-current assets including financing receivables and rental deposits are financial assets with carrying value that approximate fair value due to the impact of discounting is immaterial. Non-current funding debt and other non-current liabilities are financial

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Fair Value measurement (Continued)

liabilities with carrying value that approximate fair value due to the impact of discounting is immaterial.

Assets Measured at Fair Value on a Non-Recurring Basis

          Investments without readily determinable fair value.    For those investments without readily determinable fair value, the Company measures them at fair value when observable price changes are identified or impairment charge were recognized. The fair values of the Company's privately held investments as disclosed are determined based on the discounted cash flow model using the discount curve of market interest rates or based on the similar transaction price in the market directly. The Company classifies the valuation techniques on those investments that use similar identifiable transaction prices as Level 2 of fair value measurements.

          Non-financial assets.    The Company's non-financial assets, such as intangible assets, goodwill and property and equipment, would be measured at fair value only if they were determined to be impaired.

          The Company reviews the long-lived assets and certain identifiable intangible assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. No impairment was recognized on the acquired intangible assets based on management's assessment for the three months ended March 31, 2019 and 2020.

22. Segment information

(a)
Description of segments

          The Group's organizational structure is based on a number of factors that CODM uses to evaluate, view and run its business operations which include, but are not limited to, customer base, homogeneity of services and technology. The Group's operating segments are based on this organizational structure and information reviewed by the Group's CODM to evaluate the operating segment results.

          Prior to the Reorganization, the Group had one reportable segment. Concurrent with the Reorganization, effective from 2019, the Group changed its internal organizational structure and separated its businesses into three segments, which were existing home transaction services, new home transaction services and emerging and other services, in light of the significant growth in new home transaction services business and emerging and other services business. Later in the first quarter of 2020, the Group further updated the financial measures provided to the CODM. This change in segment reporting aligns with the manner in which the Group's CODM currently receives and uses financial information to allocate resources and evaluate the performance of reporting segments. This change in segment presentation does not affect consolidated balance sheets, consolidated statements of comprehensive income (loss) or consolidated statements of cash flows. The Group retrospectively revised prior period segment information, to conform to current period presentation.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Segment information (Continued)

          The Group now operates its businesses in three segments: existing home transaction services, new home transaction services and emerging and other services. The following summary describes the operations in each of the Group's reportable segment:

            (1)     Existing home transaction services: The existing home transaction segment provides services in existing home market include i) agency services to sales or leases of existing homes, either through acting as the principal agent or a participating agent in collaboration with the principal agents; ii) platform and franchise services to brokerage firms on Beike platform who provide agency services in existing home market; iii) Other transaction services, such as transaction closing service through the Group's transaction center.

            (2)     New home transaction services: The new home transaction business segment provides new home transaction services in new home market. New home transaction services refer to agency services provided to real estate developers to facilitate sales of new properties developed by the real estate developers to property buyers. The Group signs the new home transaction services contracts with the sales companies of the developers and then mobilize all agents registered with the platform to fulfil such contracts.

            (3)     Emerging and other services: Emerging and other services include financial service business and other newly developed businesses.

          Commission and compensation include compensation to agents and sales professionals who are the Group's employees or contractors and split commission to brokerage firms who signs channel sale agency service agreements with the Group. Commission and compensation in existing home market are mainly to those who are the Group's employees or contractors. Commissions and compensation in new home market are mainly to brokerage firms who sign channel sale agency service agreements with the Group.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Segment information (Continued)

(b)
Segments data

          The following tables present summary information by segment:

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Net revenues:
Existing home transaction services	6,019,381	3,375,332
New home transaction services	1,964,521	3,452,735
Emerging and other services	175,855	291,692

Total	8,159,757	7,119,759

Commission and compensation:
Existing home transaction services	(3,795,053)	(2,826,721)
New home transaction services	(1,346,956)	(2,823,128)
Emerging and other services	(44,807)	(45,204)

Total	(5,186,816)	(5,695,053)

Contribution:
Existing home transaction services	2,224,328	548,611
New home transaction services	617,565	629,607
Emerging and other services	131,048	246,488

Total	2,972,941	1,424,706

Unallocated cost and expenses:
Cost related to stores(i)	(738,267)	(717,662)
Other operating costs(ii)	(134,699)	(205,512)
Sales and marketing expenses	(634,031)	(577,095)
General and administrative expenses	(1,054,310)	(1,105,029)
Research and development expenses	(312,050)	(450,761)

Total unallocated cost and expenses	(2,873,357)	(3,056,059)

Contribution less unallocated cost and expenses	99,584	(1,631,353)
Total other income, net(iii)	157,077	251,105

Income (loss) before income tax expense	256,661	(1,380,248)

(i)
Cost related to stores includes operating lease cost, short-term lease cost, and other operating costs related to Lianjia service stores, which are not allocated to segments.

(ii)
Other operating costs mainly include cost related to human resource and training costs incurred for internal agents and sales professionals, operating taxes and surcharges, funding cost, provision for credit losses of financing receivables, and operating defaults and compensation, which are not allocated to segments.

(iii)
Total other income mainly includes net interest income, share of results of equity investees, fair value changes in investments, foreign currency exchange gain and other income, which are not allocated to segments.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Net loss per share

          Basic net loss per share is the amount of net loss attributable to each share of ordinary shares outstanding during the reporting period. Diluted net loss per share is the amount of net loss attributable to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares. The obligation to issue 22,315,135 ordinary shares in relation to the acquisition of Nanchang Zhonghuan Hulian Information Co., Ltd. ("Zhonghuan") has an anti-dilutive impact on the net loss per share are excluded from the calculation of diluted net loss per share for the three month ended March 31, 2020. 992,827,374 and 1,510,766,620 preferred shares on a weighted average basis were excluded from the computation of diluted net loss per share for the three months ended March 31, 2019 and 2020 because of their anti-dilutive effect.

          The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	For the Three Months Ended March 31,

	2019	2020

	(RMB in thousands, except share and per share data)
Basic loss per share calculation:
Numerator:
Net income (loss) attributable to KE Holdings Inc.	166,344	(1,228,650)
Accretion on Series B Preferred Shares to redemption value	(86,424)	(95,865)
Accretion on Series C Preferred Shares to redemption value	(194,719)	(218,840)
Accretion on Series D Preferred Shares to redemption value	(121,268)	(205,093)
Accretion on Series D+ Preferred Shares to redemption value	—	(173,505)

Net loss attributable to KE Holdings Inc.'s ordinary shareholders	(236,067)	(1,921,953)

Denominator:
Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	1,379,905,905	1,470,166,690

Net loss per share attributable to ordinary shareholders:
—Basic	(0.17)	(1.31)
—Diluted	(0.17)	(1.31)

24. Related party transactions

          Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Related party transactions (Continued)

          During the three months ended March 31, 2019 and 2020, other than disclosed elsewhere, the Group had the following material related party transactions:

Related Party	Relationship with the Group
Ziroom Inc. and its subsidiaries ("Ziroom")	A Group controlled by Mr. Zuo Hui
Yuanjing Mingde Management Consulting Co., Ltd. ("Yuanjing Mingde")	A Group controlled by Mr. Zuo Hui
Vanlian (Beijing) Decoration Co., Ltd. ("Vanlian")	An affiliate company of the Group
IFM Investments Limited ("IFM")	An affiliate company of the Group
Mr. Zuo Hui	Controlling shareholder of the Group
Brokerage firms	Firms that the Group has significant influence in
(i)
The Group entered into the following transactions with related parties:

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Revenues from related parties
Agency services provided to Ziroom	57,893	16,086
Online marketing services provided to Ziroom	1,583	3,839
Agency services provided to Yuanjing Mingde	4,434	2,140
Agency services provided to Vanlian	583	1,077
Online marketing services provided to Vanlian	153	45
Platform services provided to IFM	—	1,552
Commission support services provided to brokerage firms	14,548	9,571
Platform and franchise services provided to brokerage firms	1,135	58

Total	80,329	34,368

          Agency services refer to services to facilitate home sales or leases. A certain percentage of commission was recognised upon the completion of contracts between referred customers and the related parties stated above.

          Online marketing services mainly refer to the technical support, marketing and promotion services provided to the above related parties to promote their own services and products.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Related party transactions (Continued)

          Platform services refer to the fees the Group charged for using the Group's ACN and SaaS system. Franchise services refer to the fees the Group charges for using the Group's Deyou brand.

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Services provided by related parties
Services from Ziroom	—	92
Services from Yuanjing Mingde	629	1,494
Services from IFM	—	1,232
Services from brokerage firms	25,328	23,460
Others	78	878

Total	26,035	27,156

          Services provided by related parties mainly refer to customer referrals from related parties.

	For the Three Months Ended March 31,

	2019	2020

	RMB	RMB

	(in thousands)
Other income
Interest income from loans provided to Ziroom	4,985	—
Interest income from loans provided to Yuanjing Mingde	47,917	53,774
Interest income from loans provided to IFM	1,345	600
Interest income from loans provided to executive directors	—	1,800
Interest income from loans provided to others	—	434

Total	54,247	56,608

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Related party transactions (Continued)

(ii)
As of December 31, 2019 and March 31, 2020, the Group had the following balances with related parties:

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Amounts due from related parties
Ziroom	609,742	505,082
Yuanjing Mingde	140,614	195,264
Vanlian	6,289	7,478
IFM	5,277	5,840
Brokerage firms	5,574	12,759
Executive directors	93,338	358,343
Others	66,472	64,175

Total	927,306	1,148,941

Amounts due to related parties
Ziroom	123,149	121,928
Yuanjing Mingde	5,384	3,905
Vanlian	100	100
IFM	46,280	17,306
Mr. Zuo Hui	1,094	1,094
Brokerage firms	86,867	98,481
Others	785	122

Total	263,659	242,936

	As of

	December 31, 2019	March 31, 2020

	RMB	RMB

	(in thousands)
Loan receivables from related parties
Short-term loans to Yuanjing Mingde(a)	1,900,000	1,900,000
Short-term loans IFM	20,000	20,000
Short-term loans to others	4,576	16,848
Short-term loans to executive directors	4,500	—
Long-term loans to others	—	7,047

Total	1,929,076	1,943,895

(a)
In November 2018, the Group entered into a 6-month RMB1.9 billion loan agreement with Yuanjing Mingde at a fixed borrowing rate of 10%. The agreement has been renewed with July 15, 2020 as the new maturity date and the borrowing rate has increased to 12%.

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Related party transactions (Continued)

          In relation to the loans provided to the related parties stated above, the Group charged the related parties based on fair market interest rate, and cash flows resulted from the loans were presented within investing activities in the consolidated statements of cash flows.

25. Commitments and contingencies

As of March 31,

2020

RMB

(in thousands)
Purchase of property and equipment.	3,682
Purchase of services	991
Investment commitments(i)	1,196
Operating leases commitments(ii)	583,541

Total	589,410

Amounts

RMB

(in thousands)
No later than 1 year	259,044
Later than 1 year and no later than 3 years	266,975
Later than 3 years and no later than 5 years	58,554
More than 5 years	4,837

Total	589,410

(i)
Investment commitments obligations primarily relate to capital contributions obligation under certain arrangements, the payment is due in one year.

(ii)
Operating leases commitments represent the Group's obligations for leasing premises.

Funding Debt Obligations

          The expected repayment amount of the funding debt obligations are as follows:

	Less than 1 year	1 - 2 years	2 - 3 years	More than 3 years	Total

	RMB	RMB	RMB	RMB	RMB

	(in thousands)
Funding debts obligations
Consolidated trusts	1,651,294	7,500	—	—	1,658,794
Interest payments	60,606	1,242	—	—	61,848

Total funding debts obligations	1,711,900	8,742	—	—	1,720,642

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Unaudited pro forma loss per share

          Immediately prior to the completion of a planned qualified public offering of the Company, the convertible redeemable preferred shares of the Company shall be converted automatically into ordinary shares on a one-for-one basis.

          The unaudited pro-forma balance sheet as of March 31, 2020 presents an adjusted financial position as if the convertible redeemable preferred shares had been converted into ordinary shares as of March 31, 2020 at the conversion ratio of one for one.

          Unaudited pro-forma basic and diluted net loss per share were computed to give effect to the automatic conversion of the Series B, Series C, Series D and Series D+ Preferred Shares using the "if converted" method as though the conversion and reclassification had occurred as of the beginning of the year or the original date of issuance, if later.

For the Three Months Ended March 31, 2020

RMB

(in thousands, except for shares, per share data)
(unaudited)
Numerator:
Net loss attributable to ordinary shareholders	(1,921,953)
Reversal of preferred shares redemption value accretion	693,303

Pro-forma net loss attributable to the Company's ordinary shareholders — basic and diluted	(1,228,650)

Denominator:
Weighted-average number of ordinary shares	1,470,166,690
Pro-forma effect of the conversion of preferred shares	1,510,766,620

Denominator for pro-forma basic calculation	2,980,933,310

Pro forma net loss per share — basic and diluted
—Basic	(0.41)

—Diluted	(0.41)

          The effects of all outstanding share options with a performance condition of an IPO and the related share-based compensation expenses were excluded from the computation of diluted pro-forma net loss per share for the three months ended March 31, 2020.

27. Subsequent events

          On April 10, 2020, the Group entered into share purchase agreements with selling shareholders of Zhonghuan, pursuant to which the Group agreed to issue 22,315,135 Class A Ordinary Shares to the selling shareholders of Zhonghuan to settle the mandatorily redeemable

KE Holdings Inc.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Subsequent events (Continued)

non-controlling interest as a part of consideration for acquisition of Zhonghuan. The shares were issued on April 13, 2020.

          In June 2020, Yuanjing Mingde repaid RMB1.9 billion loan principal and RMB174 million interest. The remaining RMB58 million interest were repaid in July 2020.

          During the three months ended June 30, 2020, the Company granted 30,713,400 share options to employees and 165,070 share options to consultants of the Group, pursuant to the 2018 Share Option Plan; in July 2020, the Company granted 18,118,665 share options to employees of the Group pursuant to the 2018 Share Option Plan. These options were at an exercise price of US$0.00002 per share, which are only exercisable upon the occurrence of an initial public offering of the Group.

          In July 2020, the Company adopted a 2020 Global Share Incentive Plan (the "2020 Share Incentive Plan"), pursuant to which the maximum number of shares of the Company available for issuance pursuant to all awards under the 2020 Share Incentive Plan (the "Award Pool") shall initially be 80,000,000 shares, plus an annual increase on the first day of each fiscal year of the Company during the ten-year term of this Plan commencing with the fiscal year beginning January 1, 2021, by an amount equal to the lesser of (i) 1.0% of the total number of shares issued and outstanding on the last day of the immediately preceding fiscal year, and (ii) such number of shares as may be determined by the Board, the size of the Award Pool to be equitably adjusted in the event of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, consolidation or similar transactions.

          The Group has evaluated subsequent events through July 24, 2020, which is the date the unaudited interim condensed consolidated financial statements are available to be issued, with no other material events or transactions identified that should have been recorded or disclosed in the unaudited interim condensed consolidated financial statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

          The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

          Pursuant to the indemnification agreements, the form of which will be filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

          The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

          During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration	Securities Registration Exemptions

Class A Ordinary Shares
Harneys Fiduciary (Cayman) Limited	July 6, 2018	5	US$0.0001	Section 4(a)(2) of the Securities Act(1)
Clover Rich Limited	July 6, 2018	20,700	US$0.4	Section 4(a)(2) of the Securities Act(1)
Clover Rich Limited	September 4, 2018	57,829,300	US$1,156.6	Section 4(a)(2) of the Securities Act(1)
New Eminence International Limited	September 6, 2018	100,000,000	US$2,000	Section 4(a)(2) of the Securities Act(1)

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration	Securities Registration Exemptions

Advance Harmony Holdings Limited	December 28, 2018	7,967,300	US$159.3	Section 4(a)(2) of the Securities Act(1)
Blossom South Limited	December 28, 2018	26,837,840	US$536.8	Section 4(a)(2) of the Securities Act(1)
Bright Auspicious Holdings Limited	December 28, 2018	25,411,130	US$508.2	Section 4(a)(2) of the Securities Act(1)
Golden Commitment Limited	December 28, 2018	180,096,110	US$3,601.9	Section 4(a)(2) of the Securities Act(1)
Golden Fortitude Enterprises Limited	December 28, 2018	10,455,830	US$209.1	Section 4(a)(2) of the Securities Act(1)
Emerald Joy Limited	December 28, 2018	33,449,750	US$669.0	Section 4(a)(2) of the Securities Act(1)
Eminent Hover Limited	December 28, 2018	3,930,825	US$78.6	Section 4(a)(2) of the Securities Act(1)
Flame Harmony Limited	December 28, 2018	885,700	US$17.7	Section 4(a)(2) of the Securities Act(1)
GainWell Investment Corp.	November 29, 2019	95,193,795	US$1,903.9	Section 4(a)(2) of the Securities Act(1)
Shimeng Limited	April 13, 2020	509,915	US$2,325,213	Section 4(a)(2) of the Securities Act or Regulation S(2)
Shengpu Limited	April 13, 2020	11,252,055	US$51,309,379	Section 4(a)(2) of the Securities Act or Regulation S(2)
Minggui Limited	April 13, 2020	10,553,165	US$48,122,440	Section 4(a)(2) of the Securities Act or Regulation S(2)
Fu Rui Business Management (BVI) Limited	April 16, 2020	187,175	US$711,258	Section 4(a)(2) of the Securities Act or Regulation S(2)
Yuan Sheng Business Management (BVI) Limited	April 17, 2020	149,740	US$569,006	Section 4(a)(2) of the Securities Act or Regulation S(2)
Shing Lee International Limited	July 20, 2020	60,852,775	US$1,217.1	Section 4(a)(2) of the Securities Act(1)
Class B Ordinary Shares
Propitious Global Holdings Limited	July 6, 2018	437,695	US$8.8	Section 4(a)(2) of the Securities Act(1)
	September 4, 2018	971,577,300	US$19,431.5
Series C Preferred shares
Trinity Investment Holdings Ltd.	May 20, 2019	2,326,445	RMB50,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Golden Shell (BVI) Company Limited	October 14, 2019	139,586,795	RMB3,000,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Series D Preferred shares
Tencent Mobility Limited	December 28, 2018	131,578,945	US$500,000,000 (including cash and in-kind contribution)	Section 4(a)(2) of the Securities Act or Regulation S(2)
Parallel Galaxy Investment Limited	December 28, 2018	78,947,370	US$300,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration	Securities Registration Exemptions

Huaxing Growth Capital III, L.P.	December 28, 2018	3,947,370	US$15,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Knight Ray Limited	December 28, 2018	26,315,790	US$100,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
H Capital V, L.P.	December 28, 2018	5,844,735	US$22,210,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
H Capital XM, L.P.	December 28, 2018	7,313,160	US$27,790,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Haixia Tiger L.P.	December 28, 2018	1,381,580	US$5,250,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
HH SPR-IX Holdings Limited	December 28, 2018	21,052,630	US$80,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Perseus Technology Investment Limited	January 30, 2019	3,157,895	US$12,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Levee Venture Ltd.	January 30, 2019	10,526,315	US$40,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Villa Shell I Limited	April 2, 2019	1,296,055	US$4,925,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Redview Capital Investment I Limited	April 10, 2019	7,894,735	US$30,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
CGVC Company Limited	April 30, 2019	13,157,895	US$50,000,000	Section 4(a)(2) of the Securities Act or Regulation S(2)
Star Cavity Limited	August 8, 2019	4,210,525	US$15,999,995	Section 4(a)(2) of the Securities Act or Regulation S(2)
PA Golden Shell Limited Partnership	August 8, 2019	8,947,370	US$34,000,006	Section 4(a)(2) of the Securities Act or Regulation S(2)
SVF II Shell Subco (Singapore) Pte. Ltd.	November 15, 2019	105,263,160	US$400,000,008	Section 4(a)(2) of the Securities Act or Regulation S(2)
Series D+ Preferred Shares
SVF II Shell Subco (Singapore) Pte. Ltd.	November 15, 2019	208,333,335	US$950,000,007.60	Section 4(a)(2) of the Securities Act or Regulation S(2)
SC GGF III Holdco, Ltd.	November 18, 2019	32,894,735	US$149,999,991.60	Section 4(a)(2) of the Securities Act or Regulation S(2)
SCC Growth V Holdco P, Ltd.	November 19, 2019	11,085,245	US$50,548,717.20	Section 4(a)(2) of the Securities Act or Regulation S(2)
HH PDII Holdings Limited	November 20, 2019	22,216,645	US$101,307,901,20	Section 4(a)(2) of the Securities Act or Regulation S(2)

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration	Securities Registration Exemptions

Parallel Stellar Investment Limited	November 29, 2019	11,337,500	US$51,699,000.00	Section 4(a)(2) of the Securities Act or Regulation S(2)
Tencent Mobility Limited	November 29, 2019	25,011,695	US$114,053,329.20	Section 4(a)(2) of the Securities Act or Regulation S(2)
Options
Certain directors, officers and
employees	various dates	Options to purchase 324,958,500 ordinary shares	Past and future services provided by these individuals to us	Section 4(a)(2) of the Securities Act(1) or Regulation S(2)

(1)
To our knowledge, each of these recipients of our securities acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through their relationships with us, to information about us prior to their acquisition of our securities.

(2)
To our knowledge, each of these investors was, at the time of each acquisition, either purchasing the securities outside the United States in compliance with Regulation S under the Securities Act or an "accredited investor" as defined under Rule 501 of the Securities Act, and each of them acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof. Each of these investors regularly invests in securities of companies in the development stage and has represented to us that it had such knowledge and experience in financial or business matters that it was capable of evaluating the merits and risks of its investment in our securities.

ITEM 8.    EXHIBITS

          See Exhibit Index beginning on page II-6 of this registration statement.

          The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

          We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

ITEM 9.    UNDERTAKINGS.

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

            (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

KE Holdings Inc.

Exhibit Index

Exhibit Number		Description of Document

1.1	*	Form of Underwriting Agreement

3.1		Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2		Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

3.3		Second Amended and Restated Investor Rights Agreement dated November 29, 2019

4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	*	Registrant's Specimen Certificate for Class A Ordinary Shares

4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder

5.1		Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the class A ordinary shares being registered and certain Cayman Islands tax matters

8.1		Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2		Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1		2018 Share Option Plan

10.2		2020 Share Incentive Plan

10.3		Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4		Form of Employment Agreement between the Registrant and its executive officers

10.5		English translation of the executed form of the Powers of Attorney granted by each shareholder of our VIEs, as currently in effect, and a schedule of all executed Powers of Attorney adopting the same form

10.6		English translation of executed form of the Spousal Consent Letter granted by the spouse of each individual shareholder of our VIEs, as currently in effect, and a schedule of all executed Spousal Consent Letters adopting the same form

10.7		English translation of the Equity Pledge Interest Agreement among Beike Tianjin, Beijing Lianjia and shareholders of Beijing Lianjia dated March 1, 2020

10.8		English translation of the Equity Pledge Interest Agreement among Jinbei Technology, Tianjin Xiaowu and shareholders of Tianjin Xiaowu dated December 28, 2018

10.9		English translation of the Equity Pledge Interest Agreement among Beike Jinke, Yiju Taihe and shareholders of Yiju Taihe dated April 27, 2020

10.10		English translation of the Exclusive Business Cooperation Agreement between Beike Tianjin and Beijing Lianjia dated December 28, 2018

Exhibit Number		Description of Document

10.11		English translation of the Exclusive Business Cooperation Agreement between Jinbei Technology and Tianjin Xiaowu dated December 28, 2018

10.12		English translation of the Exclusive Business Cooperation Agreement between Beike Jinke and Yiju Taihe dated December 28, 2018

10.13		English translation of the Exclusive Option Agreement among Beike Tianjin, Beijing Lianjia and shareholders of Beijing Lianjia dated March 1, 2020

10.14		English translation of the Exclusive Option Agreement among Jinbei Technology, Tianjin Xiaowu and shareholders of Tianjin Xiaowu dated December 28, 2018

10.15		English translation of the Exclusive Option Agreement among Beike Jinke, Yiju Taihe and shareholders of Yiju Taihe dated April 27, 2020

10.16	(1)	English translation of the Business Cooperation Agreement by and among Tencent, the Registrant and other parties named therein dated December 28, 2018

21.1		Principal Subsidiaries of the Registrant

23.1		Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2		Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3		Form of Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4		Consent of CHEN Xiaohong

24.1		Powers of Attorney (included on signature page)

99.1		Code of Business Conduct and Ethics of the Registrant

99.2		Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3		Consent of China Insights Industry Consultancy Limited

*
To be filed by amendment.

(1)
Portions of this exhibit have been omitted in reliance of the revised Item 601 of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted portions upon request by the Securities and Exchange Commission.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 24, 2020.

KE Holdings Inc.
By:	/s/ ZUO Hui
	Name:	ZUO Hui
	Title:	Chairman of the Board of Directors

 POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints each of ZUO Hui and XU Tao as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on July 24, 2020.

Signature	Title

/s/ ZUO Hui ZUO Hui	Chairman of the Board of Directors
/s/ PENG Yongdong PENG Yongdong	Executive Director and Chief Executive Officer (Principal Executive Officer)
/s/ SHAN Yigang SHAN Yigang	Executive Director
/s/ XU Tao XU Tao	Executive Director and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ XU Wangang XU Wangang	Executive Director and Chief Operating Officer
/s/ BAO Fan BAO Fan	Director

Signature	Title

/s/ GAO Xi GAO Xi	Director
/s/ HUANG Liming HUANG Liming	Director
/s/ KONG Ling Xin KONG Ling Xin	Director
/s/ LI Zhaohui LI Zhaohui	Director
/s/ TAO Hongbing TAO Hongbing	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

          Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KE Holdings Inc. has signed this registration statement or amendment thereto in New York on July 24, 2020.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President